    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             CINGULAR WIRELESS LLC
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             4812                            74-2955068
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                             ---------------------
                           5565 GLENRIDGE CONNECTOR,
                               ATLANTA, GA 30342
                                 (404) 236-6000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                CAROL L. TACKER
                 VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL,
                CORPORATE SECRETARY AND CHIEF COMPLIANCE OFFICER
                             CINGULAR WIRELESS LLC
                            5565 GLENRIDGE CONNECTOR
                             ATLANTA, GEORGIA 30342
                                 (404) 236-6030
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                            JOHN T. BOSTELMAN, ESQ.
                            WILLIAM G. FARRAR, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                         NEW YORK, NEW YORK 10004-2498
                                 (212) 558-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED             PROPOSED
     TITLE OF EACH CLASS OF                                 MAXIMUM              MAXIMUM
           SECURITIES                AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
        TO BE REGISTERED            REGISTERED(1)           PER UNIT        OFFERING PRICE(1)   REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
5.625% Senior Notes Due 2006....     $500,000,000             100%             $500,000,000
6.50% Senior Notes Due 2011.....     $750,000,000             100%             $750,000,000           $184,000
7.125% Senior Notes Due 2031....     $750,000,000             100%             $750,000,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Determined solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act.
(2) Represents aggregate registration fee for all classes.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 24, 2002
PROSPECTUS

                            (CINGULAR WIRELESS LOGO)

                               OFFER TO EXCHANGE

                   $500,000,000 5.625% Senior Notes Due 2006;
                 $750,000,000 6.50% Senior Notes Due 2011; and
                   $750,000,000 7.125% Senior Notes Due 2031
         (which have been registered under the Securities Act of 1933)

                          FOR ANY AND ALL OUTSTANDING

                         5.625% Senior Notes Due 2006;
                        6.50% Senior Notes Due 2011; and
                          7.125% Senior Notes Due 2031
       (which have not been registered under the Securities Act of 1933)
--------------------------------------------------------------------------------
                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON            , 2002 UNLESS EXTENDED
--------------------------------------------------------------------------------

                          TERMS OF THE EXCHANGE OFFER

- The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions currently applicable to the old notes do not apply to the new notes.

- We will accept all old notes that noteholders properly tender and do not withdraw before the expiration of the exchange offer.

- Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

- You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange.

- Like the old notes, the new notes will be unsecured.

- The exchange offer is not conditioned on the tender of any minimum principal amount of old notes.

- We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where these old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution".
                          ---------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.
                          ---------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                The date of this prospectus is           , 2002.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE ON THE COVER OF THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    i
Prospectus Summary..........................................    1
Risk Factors................................................   11
Disclosure Regarding Forward-Looking Statements.............   24
Our Organizational Structure................................   25
Use of Proceeds.............................................   27
Capitalization..............................................   28
Ratios of Earnings to Fixed Charges.........................   29
Unaudited Pro Forma Financial Information...................   30
Selected Historical Financial Information...................   39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   45
Industry Overview...........................................   70
Business....................................................   75
Management..................................................   99
Certain Relationships and Related Party Transactions........  105
Description of Financing Arrangements.......................  114
The Exchange Offer..........................................  116
Description of the New Notes................................  125
Plan of Distribution........................................  142
Validity of the New Notes...................................  143
Experts.....................................................  143
Index to Financial Statements...............................  F-1

    In this prospectus:

    - "Cingular Wireless", "we", "us" and "our" refer to Cingular Wireless LLC and, unless the context indicates otherwise, its subsidiaries; and

    - the population data, unless we indicate otherwise, is based upon U.S. Census 2000 data by county mapped to FCC license area definitions.

                      WHERE YOU CAN FIND MORE INFORMATION

    In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

    Following completion of the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

                            5565 Glenridge Connector
                             Atlanta, Georgia 30342
                          Attention: Cynthia R. Irons
                           Telephone: (404) 236-6202

    IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO
LATER THAN          , 2002, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE
EXCHANGE OFFER ON          , 2002.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to exchange your notes. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, the pro forma financial information and the consolidated financial statements and the notes thereto.

                                BUSINESS SUMMARY

     OVERVIEW. We are the second largest provider of advanced mobile wireless voice and data communications services in the United States, based on the number of wireless subscribers, revenues and earnings before interest, taxes, depreciation and amortization, or "EBITDA". EBITDA is defined as operating income plus depreciation and amortization and provision for asset impairment. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. We were formed by the combination of the U.S. wireless communications operations of SBC Communications Inc. and BellSouth Corporation, two of the largest providers of voice and data services. On a pro forma basis, we had:

     - over 21 million wireless subscribers in over 220 metropolitan areas as of September 30, 2001;

     - revenues of $12.6 billion for 2000 and $10.6 billion for the nine months ended September 30, 2001;

     - EBITDA of $3.9 billion for 2000 and $3.5 billion for the nine months ended September 30, 2001;

     - continued growth -- 13% in subscribers, revenue and EBITDA for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000; and

     - net customer additions of 1.7 million for the nine months ended September 30, 2001.

     We offer advanced wireless voice and data communications services across an extensive U.S. service territory, which we refer to as our "footprint", and operate one of the largest digital wireless networks in the United States.

     - We have access to licenses to provide cellular wireless communications services over an 850 MHz network and personal communications services, or "PCS", over a 1900 MHz network covering an aggregate population of approximately 231 million, which we refer to as "POPs", or approximately 81% of the U.S. population, including in 45 of the 50 largest U.S. metropolitan areas.

     - We provide cellular or PCS services in 42 of the 50 largest U.S. metropolitan areas.

     - 100% of our cellular and PCS networks utilize digital technology.

     - At September 30, 2001, 84% of our cellular and PCS customers were using digital service and, in September 2001, 95% of our cellular and PCS minutes of use were digital.

     With over one million data customers, we are a U.S. industry leader in providing advanced wireless data services and are well-positioned to capitalize on the projected rapid growth in demand for wireless data transmission, e-mail, Internet access and interactive messaging. We:

     - provided advanced data services to approximately 700,000 customers as of September 30, 2001, including 4,500 companies, of which 216 are Fortune 500 companies, the U.S. Congress and the Department of Defense, over our separate 900 MHz "Mobitex" network, which covers over 90% of the U.S. metropolitan population, including the top 50 largest U.S. metropolitan areas;

     - provided wireless Internet, short messaging and other data services over our cellular and PCS networks to over 300,000 subscribers at September 30, 2001;

     - are deploying high-speed digital General Packet Radio Service, or "GPRS", throughout our cellular and PCS networks, and have recently introduced this service in our Washington state, Las Vegas, eastern Tennessee, coastal Georgia and Carolinas markets; and

     - have established relationships with leading data services, equipment and Internet companies, including AOL Time Warner, Palm, Research in Motion and Sun Microsystems.

     COMPETITIVE STRENGTHS. We believe that the following competitive strengths will help us achieve our goal of becoming the premier nationwide provider of advanced wireless voice and data services in the United States:

     - our large scale and national scope, which allow us to realize substantial economies and to compete effectively;

     - our extensive distribution channels, which include nearly 1,200 company-operated stores and kiosks, approximately 6,500 authorized agent locations, about 20,000 national retail points of distribution, including distribution for prepaid services, and approximately 2,200 direct business-to-business salespeople, as well as our access to the distribution capabilities of SBC and BellSouth;

     - our leading position in the wireless data services business, which we believe will help us capitalize on the anticipated growth in demand for advanced value-added wireless data services;

     - our proven management team, which has extensive operational experience in the communications industry;

     - our unique access to the largest overlap between affiliated wireless and wireline service areas and our ability to offer customers bundled communications services due to our relationships with SBC and BellSouth;

     - our innovative and efficient use of capital, as evidenced by our jointly-controlled venture with VoiceStream Wireless which allows us to share network infrastructures while independently marketing our services in the California, Nevada and New York City markets and which will allow us to enter the New York City market by the middle of 2002; and

     - our strong credit profile, which we believe will provide us access to the capital markets.

     BUSINESS STRATEGY. Our goal is to be the premier nationwide provider of advanced wireless voice and data services in the United States. To accomplish this goal, we intend to:

     - expand our existing footprint and our network capacity by obtaining access to additional spectrum, primarily through FCC auctions, spectrum exchanges and purchases, mergers and acquisitions, joint ventures and alliances;

     - continue to promote the Cingular brand, to expand and take advantage of our existing distribution capabilities and to cross-sell our products and services;

     - capture economies through our large scale and national scope, allowing us to further realize the significant revenue and cost synergies offered by the formation of our company;

     - capitalize on our expertise in wireless data technology, applications, marketing and operations to drive the development and use of advanced wireless data applications over multiple communications devices; and

     - increase the capacity, speed and functionality of our cellular and PCS networks by:

        - deploying GPRS data technology in California, which we expect to complete in the first half of 2002 and which completes the deployment of GPRS in our markets that use Global System for Mobile Communication technology, or "GSM";

        - overlaying GSM voice and GPRS data technology on our existing Time Division Multiple Access, or "TDMA", network, beginning in early 2002;

        - upgrading our GPRS markets to a third generation, or "3G", technology known as Enhanced Data Rates for Global Evolution, or "EDGE", beginning in 2003, when software is expected to be available, and completing our deployment of this technology in early 2004; and

        - deploying GSM/GPRS and, when available, EDGE technology in all of our newly licensed areas.

     INDUSTRY OVERVIEW. The wireless communications industry has experienced significant growth in recent years and is expected to continue to grow at a rapid rate. Domestic cellular, enhanced specialized mobile radio and PCS providers experienced combined compound annual growth rates of 32% in total subscribers and 25% in total service revenues over the seven-year period from 1993 to 2000. We believe this growth has resulted from a number of trends that we expect to continue, including:

     - ongoing growth in market penetration due to greater demand for wireless services;

     - larger "bundles" of included minutes in pricing plans resulting in lower per-minute prices, mass market adoption and increased usage of wireless services;

     - growing popularity of national and regional pricing plans, which simplify customer choice and eliminate roaming and long-distance charges;

     - predominant use of digital service, which offers extended battery life, improved voice quality, greater call security, lower per-minute costs and additional value-added services; and

     - increasing use of wireless data applications such as short messaging service, e-mail and Internet access.

     According to Paul Kagan Associates, Inc., the U.S. wireless communications industry is projected to generate over $157 billion in annual revenues by 2005, reflecting a compound annual growth rate of 20% from 2000 to 2005. Aggregate U.S. wireless penetration rates are projected to increase from 39% in 2000 to 72% by year-end 2005. Wireless data services are expected to contribute $15 billion of total wireless communications revenues by 2005, representing a 92% compound annual growth rate from 2000 to 2005.

                            ORGANIZATIONAL STRUCTURE

     CINGULAR WIRELESS LLC. Cingular Wireless LLC is a Delaware limited liability company formed in April 2000 whose members are certain SBC and BellSouth subsidiaries, and Cingular Wireless Corporation, our manager. Our operations are conducted through various subsidiaries and partnerships. In October 2000, SBC and BellSouth contributed to us substantially all of their U.S. wireless voice and data businesses, including the wireless businesses they conducted as BellSouth Mobility, BellSouth Mobility DCS, Cellular One, BellSouth Wireless Data, Southwestern Bell Wireless, Pacific Bell Wireless, Nevada Bell Wireless, Ameritech Wireless, SNET Wireless and SBC Wireless. In addition, Houston Cellular was contributed to us in January 2001, and Cellular One (Puerto
Rico) was contributed to us in September 2001. SBC received a 60% and BellSouth received a 40% economic interest in us for their contributions. SBC and BellSouth have equal representation on the board of directors of our manager, Cingular Wireless Corporation. Substantially all important decisions are required to be approved by a strategic review committee of the board of directors of our manager.

     CINGULAR WIRELESS CORPORATION. Cingular Wireless Corporation is a Delaware corporation formed in April 2000 that acts as our manager and controls our management and operations. Cingular Wireless Corporation has no material assets of its own other than a nominal limited liability company membership interest in us. SBC and BellSouth each own one share of super-voting Class B common stock of Cingular Wireless Corporation through which they together have the right to control its board of directors. Cingular Wireless Corporation's charter also authorizes the issuance of shares of its Class A common stock. No shares of Class A common stock are currently outstanding. When issued, shares of Class A common stock will entitle each holder to one vote per share. Even if shares of Class A common stock are issued, SBC and BellSouth can continue to control Cingular Wireless Corporation's board of directors through their ownership of the Class B common stock. Cingular Wireless Corporation is required to contribute to us the net proceeds of any sales by it of Class A common stock.

     The following chart outlines our organizational structure:

                                    (CHART)

     NONE OF SBC, BELLSOUTH, OUR MANAGER OR ANY OF OUR OR THEIR SUBSIDIARIES IS AN OBLIGOR ON THE NEW NOTES.

     OUR PRINCIPAL OWNERS.

     SBC. SBC Communications Inc. provides local and long distance phone service, data communications, paging, high-speed Internet access and messaging and communications equipment, as well as directory advertising and publishing. As of September 30, 2001, SBC reported assets of $95.7 billion and revenues for the nine months then ended of $34.0 billion.

     BellSouth. BellSouth Corporation provides domestic local and limited long distance wireline and international wireless communications, as well as advertising and directory publishing services and products. Its communications services include data services, web design and hosting, Internet access, e-commerce and other services to residences, businesses and institutions of all sizes. As of September 30, 2001, BellSouth reported assets of $52.2 billion and revenues for the nine months then ended of $17.9 billion.

     These amounts are unaudited and include the interests of SBC and BellSouth in us.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD
NOTES......................  The old notes were issued on December 12, 2001 in a transaction not requiring registration under the Securities Act.

THE EXCHANGE OFFER; NEW
NOTES......................  We are offering to exchange $2,000,000,000 aggregate principal amount of new notes that have been registered under the Securities Act for a like principal amount of old notes of the same tenor that noteholders properly tender and do not withdraw before the expiration date. The new notes may be exchanged only in minimum denominations of $1,000 and integral multiples thereof, although holders of old notes in certificated form may exchange their old notes for new notes only in minimum denominations of $250,000 and integral multiples of $1,000. All new notes will be represented by global notes deposited with a custodian for, and registered in the name of, The Depository Trust Company, or "DTC". We will issue the new notes on or promptly after the expiration date. See "The Exchange Offer".

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on         , 2002 unless extended.
                             If extended, the term "expiration date" will mean the latest date and time to which the exchange offer is extended. We will accept for exchange any and all old notes which are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

RESALE OF NEW NOTES........  Based on interpretive letters written by the staff of the SEC to companies other than us, we believe that, subject to certain exceptions, the new notes may generally be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                             - acquire the new notes in the ordinary course of
                               your business;

                             - do not have an arrangement or understanding with
                               any person to participate in a distribution of the new notes;

                             - are not an affiliate of ours within the meaning
                               of Rule 405 under the Securities Act; and

                             - are not a broker-dealer that acquired the old
                               notes directly from us.

                             If our belief is inaccurate as to any holders, such holders of new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act may incur liability under that Act. We will not assume or indemnify holders against this liability.

                             If you are a broker-dealer that purchased old notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell new notes. We have agreed under a registration rights agreement relating to the old notes to allow you to use this prospectus for this purpose for a period of 180 days after the consummation of the exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER......................  We may terminate the exchange offer before the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to:

                             - any legal or governmental actions;

                             - any new law, statute, rule or regulation; or

                             - any interpretation by the staff of the SEC of any
                               existing law, statute, rule or regulation.

TENDER PROCEDURES --
BENEFICIAL OWNER...........  If you are a beneficial owner of old notes and wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                             You should follow the instructions received from your broker or nominee with respect to tendering procedures and contact your broker or nominee directly.

TENDER PROCEDURES --
REGISTERED HOLDERS AND DTC
PARTICIPANTS...............  If you are a registered holder of old notes and you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus. If you are a participant in DTC and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent an agent's message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal, or instruct DTC to send an agent's message, together with your old notes in book-entry form, if you are a participant in DTC, and any other required documentation to Bank One Trust Company, N.A., as exchange agent.

GUARANTEED DELIVERY
PROCEDURES.................  If you are a holder of old notes and you wish to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. See "The Exchange Offer -- Procedures for Tendering -- Registered Holders and DTC Participants -- Registered Holders".

WITHDRAWAL RIGHTS..........  You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES......  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration of the exchange offer.

EXCHANGE AGENT.............  Bank One Trust Company, N.A.

EFFECT ON HOLDERS OF OLD
NOTES......................  Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further exchange or registration rights with respect to the old notes, with limited exceptions. Any market for old notes that are not exchanged could be adversely affected by the consummation of this exchange offer.

                                 THE NEW NOTES

ISSUER.....................  The new notes will be the obligations of Cingular
                             Wireless LLC.

THE NEW NOTES..............  - $500,000,000 of 5.625% senior notes due December
                               15, 2006;

                             - $750,000,000 of 6.50% senior notes due December
                               15, 2011; and

                             - $750,000,000 of 7.125% senior notes due December
                               15, 2031,

                             all of which have been registered under the Securities Act.

INTEREST PAYMENT DATES.....  June 15 and December 15, commencing June 15, 2002.

OPTIONAL REDEMPTION........  The new notes are redeemable at any time, in whole or in part, at redemption prices equal to their principal amount plus any "make-whole premium" and any accrued and unpaid interest.

RANKING....................  Like the old notes, the new notes will be our unsecured obligations and will rank equally with all of our unsecured and unsubordinated obligations and senior to all subordinated debt. The new notes will effectively rank junior to any of our secured debt. In addition, the new notes will effectively rank junior to all liabilities of our subsidiaries, including secured debt and trade payables. As of September 30, 2001, on a pro forma basis:

                             - we and our subsidiaries had $919 million of
                               secured debt, including $907 million of capital lease obligations;

                             - our subsidiaries had $3.5 billion of unsecured
                               liabilities;

                             - we had $1.1 billion of unsecured unsubordinated
                               debt; and

                             - we and our subsidiaries had an aggregate of $9.7
                               billion of unsecured subordinated loans from SBC and BellSouth, which are subordinated to the extent described elsewhere in this prospectus, but which mature before the new notes.

FURTHER ISSUES.............  We may create and issue further 2006 notes, 2011 notes and 2031 notes ranking equally and ratably with the new notes of that series in all respects, so that those further notes would be consolidated and form a single series with the new notes of that series and would have the same terms as to status, redemption or otherwise as the new notes of that series.

TRUSTEE....................  Bank One Trust Company, N.A.

                             ---------------------

     The address of our principal executive office is 5565 Glenridge Connector, Atlanta, Georgia 30342. Our phone number is (404) 236-6000.

            SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents summary unaudited pro forma consolidated financial and operating data of Cingular Wireless LLC. The data presented in this table are derived from the pro forma financial statements and related notes which are included elsewhere in this prospectus. You should read "Unaudited Pro Forma Financial Information" for a further discussion of the financial data summarized herein. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations". The summary pro forma financial data set forth below for the nine months ended September 30, 2001 may not be indicative of results for the full year.

                                                                                PRO FORMA
                                                           ----------------------------------------------------
                                                            YEAR ENDED    NINE MONTHS ENDED   NINE MONTHS ENDED
                                                           DECEMBER 31,     SEPTEMBER 30,       SEPTEMBER 30,
                                                               2000             2000*               2001
                                                           ------------   -----------------   -----------------
                                                               (DOLLARS IN MILLIONS, EXCEPT OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues......................................     $11,612           $8,622              $ 9,852
  Equipment sales.......................................       1,032              777                  781
                                                             -------           ------              -------
         Total operating revenues.......................      12,644            9,399               10,633
Operating expenses:
  Cost of service and equipment.........................       3,930            2,887                3,315
  Selling, general and administrative...................       4,790            3,441                3,861
  Depreciation and amortization.........................       1,867            1,403                1,476
                                                             -------           ------              -------
         Total operating expenses.......................      10,587            7,731                8,652
                                                             -------           ------              -------
Operating income........................................       2,057            1,668                1,981
Other income (expense):
  Interest expense......................................        (866)            (648)                (636)
  Minority interest in consolidated partnerships........        (134)            (105)                 (93)
  Equity in net income of affiliates, net...............          15               11                    2
  Other, net............................................           1               (8)                 136
                                                             -------           ------              -------
         Total other income (expense)...................        (984)            (750)                (591)
Income (loss) before provision for income taxes and
  cumulative effect of accounting changes...............       1,073              918                1,390
                                                             -------           ------              -------
Provision for income taxes..............................           1                1                    2
                                                             -------           ------              -------
Income (loss) before cumulative effect of accounting
  changes...............................................       1,072              917                1,388
Cumulative effect of accounting changes, net of
  tax...................................................          --               --                   --
                                                             -------           ------              -------
         Net income (loss)..............................     $ 1,072           $  917              $ 1,388
                                                             =======           ======              =======
OPERATING DATA:
  Licensed POPs (in millions) (end of period)(1)........         197              197                  217(7)
  Cellular/PCS subscribers (in millions) (end of
    period)(2)..........................................        19.7             18.9                 21.3
  Cellular/PCS subscriber churn(3)......................         2.7%             2.6%                 2.8%
  Average cellular/PCS revenue per subscriber unit
    (ARPU)(4)...........................................     $ 53.19           $53.85              $ 52.02
  EBITDA (in millions)(5)...............................     $ 3,924           $3,071              $ 3,457
  EBITDA margin(6)......................................        33.8%            35.6%                35.1%

                                                                    AS OF SEPTEMBER 30, 2001
                                                              ------------------------------------
                                                                             PRO FORMA AS ADJUSTED
                                                                                 FOR THE SALE
                                                              PRO FORMA          OF OLD NOTES
                                                              ---------      ---------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $   211              $ 1,101
  Property, plant and equipment, net........................     9,004                9,004
  Total assets..............................................    20,813               21,703
  Total debt................................................    11,762               12,685
  Total members' capital....................................     5,544                5,544

---------------

                                                       (Notes on following page)

 * The column entitled "Pro Forma -- Nine Months Ended September 30, 2000" represents the combined historical results of operations for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the period ended October 2, 2000, giving pro forma effect for that period to the transactions affecting the nine month period ended September 30, 2000 described in the notes to our unaudited pro forma financial statements for the year ended December 31, 2000 included under "Unaudited Pro Forma Financial Information" as if they had occurred on January 1, 2000.

 (1) Licensed POPs refers to the number of people residing in areas where we have licenses to provide cellular or PCS service.
 (2) Cellular/PCS subscribers include customers served through reseller agreements.
 (3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (5) EBITDA is defined as operating income plus depreciation and amortization and provision for asset impairment. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (6) EBITDA margin is defined as EBITDA divided by service revenues.
 (7) Excludes (i) 28 million POPs associated with 45 licenses for which Salmon PCS LLC was the winning bidder in the January 2001 FCC auction and which the FCC granted to it in October 2001 and 34 licenses that are still pending and (ii) two million POPs covered by the Salt Lake City and Provo licenses that we acquired in November 2001. See "Business -- Our
     Network -- Salmon PCS" below for additional information regarding these licenses.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this prospectus. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected, which could result in a loss or a decrease in the value of your new notes.

RISKS RELATED TO OUR BUSINESS

     WE FACE SUBSTANTIAL COMPETITION IN ALL ASPECTS OF OUR BUSINESS, WHICH COULD CAUSE REDUCED PRICING AND HAVE ADVERSE EFFECTS ON OUR RESULTS OF OPERATIONS, INCLUDING REDUCED PROFITABILITY. There is substantial and increasing competition in all aspects of the wireless communications industry. We compete for customers based principally on our service offerings, price, call quality, coverage area and customer service. Our competitors are principally large providers of cellular, PCS and other wireless communications services, but we also compete with smaller companies, as well as dispatch mobile telephone companies, resellers and wireline telephone service providers. Some of our competitors may have greater financial, technical, marketing, distribution and other resources than we do. In addition, some of the other large providers have more extensive coverage areas than we do. Some of the indirect retailers who sell our services also sell our competitors' services. Moreover, we may experience significant competition from companies that provide similar services using other communications technologies and services. While some of these technologies and services are now operational, others are being developed or may be developed in the future.

     Our ability to compete successfully will depend in part on our marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies of competitors. As a result of competition, we have in the past and may in the future be required to:

     - reduce prices for our services and products;

     - restructure our service packages to provide more services without increasing prices;

     - upgrade our network infrastructure and the handsets we offer;

     - increase our advertising, promotional spending, commissions and other customer acquisition costs; and

     - increase our costs to retain customers.

As a result, our revenues, margins and average revenue per subscriber may decrease, and our cost to acquire and retain customers may increase.

     Consolidation, alliances and business ventures may increase competition. The wireless communications industry has been experiencing significant consolidation and the formation of alliances and business ventures and we expect that this trend will continue. This trend may create additional large, well-capitalized competitors with substantial financial, technical, marketing, distribution and other resources to compete with our product and service offerings. Competitors with more complete nationwide footprints may be able to offer nationwide services and plans more economically due to less dependence on roaming arrangements. In addition, global combinations of wireless carriers -- such as the alliance between AT&T Wireless and NTT DoCoMo Inc. of Japan, the joint venture between Sprint and Virgin Group, Verizon Wireless, which is a joint venture between Verizon and Vodafone plc, and mergers and acquisitions, such as the acquisition of VoiceStream Wireless by Deutsche Telekom -- give domestic competitors better access to international technologies, marketing expertise and strategies, cost synergies and sources of capital. Other large, national wireless carriers have affiliations with a number of smaller, regional wireless carriers that offer wireless services under a national brand, thereby expanding the national carriers' perceived national scope. In addition, we have created a venture with VoiceStream to share network infrastructure to offer our respective branded services. This venture will allow us to enter the New York City market by the middle of 2002, more quickly than if we constructed our own network. The venture will also allow VoiceStream to enter the California and

Nevada markets more quickly as our competitor. We may enter into other network-sharing ventures, which would increase competition in our existing markets.

     FCC regulations promote robust competition. Under current FCC rules, six or more PCS licensees, two cellular licensees and one or more enhanced specialized mobile radio licensees may operate in each geographic area. This structure has resulted in the presence of multiple competitors in our markets and makes it challenging for us to attract new customers and retain existing ones. We provide cellular or PCS services in 42 of the 50 largest U.S. metropolitan areas and experience robust competition in these markets. Future rules, changes to existing rules, such as the recently announced phasing-out of spectrum caps, and spectrum allocations or re-allocations may increase the number of wireless licensees in an area or result in consolidations of carriers into larger, national carriers with better competitive resources.

     A FAILURE TO OBTAIN ACCESS TO ADDITIONAL RADIO FREQUENCY SPECTRUM OR IMPLEMENT A MORE SPECTRALLY EFFICIENT TECHNOLOGY MAY LIMIT OUR ABILITY TO EXPAND THE GEOGRAPHIC REACH OF CINGULAR-BRANDED PRODUCTS AND SERVICES, INCREASE OUR CUSTOMER BASE IN AREAS WE CURRENTLY SERVE AND MEET THE ANTICIPATED DEMAND FOR VERY HIGH SPEED THIRD GENERATION WIRELESS SERVICES. Without additional spectrum or a technology that more efficiently utilizes existing spectrum, we may be unable to continue to significantly expand our business in our largest metropolitan markets and will be unable to support 3G services beyond EDGE. Our current technology migration plan, in addition to providing 3G data services through EDGE, provides for higher capacity per megahertz of spectrum compared to TDMA, thus significantly extending our ability to continue to grow in these markets within the existing spectrum allocation. Failure to execute this migration will endanger our ability to grow. Additional spectrum will still be required in order to:

     - expand the geographic coverage of our cellular and PCS networks to include markets we do not currently serve; and

     - meet the anticipated demand for very high speed 3G wireless data services beyond EDGE, such as Universal Mobile Telecommunications System, or "UMTS".

     To expand our operations, we will seek to obtain access to additional cellular and PCS spectrum in FCC auctions, through exchanges and acquisitions and through other means. However, each of these strategies involves risks, as described in more detail below. In addition, for at least the next year FCC regulations will continue to limit or "cap" the amount of spectrum that any licensee may hold in a particular market, which may limit our ability to acquire spectrum to meet our needs. See "Business -- Regulatory Environment -- Two-way Voice and Data Services" for a further discussion of FCC regulation of the division of spectrum and associated limitations with respect to spectrum ownership. If we are unable to either directly or indirectly obtain access to additional spectrum, we may be precluded from operating in new markets, expanding our service offerings and the number of subscribers to our service in existing markets or providing 3G wireless services beyond EDGE, any of which could limit our ability to compete effectively and materially adversely affect our operating results.

     Our ability to obtain access to additional radio frequency spectrum through FCC auctions is subject to various uncertainties. One of the primary means to obtain access to additional spectrum for our cellular and PCS networks is through participation in FCC auctions. In January 2001, the FCC concluded the auction of 422 spectrum licenses in the PCS "C" and "F" blocks in the 1900 MHz band, which had been won by companies, including NextWave Telecom, Inc. and Urban Communicators, Inc., in 1996 and 1997 auctions but were cancelled as a result of their failure to pay for those licenses. These companies are in bankruptcy. Although we did not participate in the 2001 auction, Salmon PCS, in which we have a non-controlling equity interest, did participate and was the winning bidder for 79 licenses covering 77 markets in the United States. 45 of those licenses have been granted to Salmon. Four licenses previously awarded to Urban and 30 licenses previously awarded to NextWave, including licenses covering Los Angeles, Boston, Washington, D.C., Houston, Dallas, Minneapolis, Baltimore and Atlanta, remain subject to significant legal and regulatory proceedings challenging the auction results that could result in Salmon not obtaining any of these 34 licenses for which it was the winning bidder. If Salmon is not granted these licenses, it could have a significant adverse impact on Salmon's and our plans for Cingular-branded services in key markets and could adversely affect the quality of service in existing Cingular markets if wireless communications demand continues to increase. See "Business -- Our Network -- Salmon PCS" for more information on our interest in Salmon and "Business -- Regulatory Environment" for additional information regarding the licensed radio frequency spectrum and the regulatory environment in which we operate.

     The FCC has announced that it will auction spectrum in the 700 MHz band in June 2002. While the current spectrum cap limitation does not apply to the 700 MHz spectrum, the ongoing operational rights of UHF TV broadcasters that currently use the spectrum may limit the usefulness and cost-effectiveness of the 700 MHz spectrum. We may choose not to participate in this auction or may not be successful in winning any of these licenses, and we cannot assure you that we could efficiently use any licenses in the 700 MHz spectrum if we were successful in winning any of these licenses.

     We may not be successful in acquiring additional spectrum from private parties. We may seek to acquire spectrum in the secondary market, primarily through spectrum exchanges with and purchases from other wireless providers, acquisitions and joint ventures. However, there can be no assurance that we will continue to obtain access to the use of additional spectrum from these sources on acceptable terms or at all. Therefore, we cannot assure you that we will be successful in obtaining all of the additional spectrum needed to expand our geographic coverage or meet the growing needs of our business.

     WE COULD LOSE CUSTOMERS AND OUR FINANCIAL RESULTS COULD BE NEGATIVELY AFFECTED AS A RESULT OF OUR NETWORK UPGRADE PROJECT. There are three principal existing digital technologies for mobile wireless voice communications, and they are not currently compatible with each other. Our networks are equipped with two of these digital transmission technologies:

     - TDMA is used in our digital cellular markets and in some contiguous PCS markets, covering approximately 72% of our POPs and 82% of our customers, and

     - GSM is used in our PCS markets in California, Nevada, Washington state, eastern Tennessee, coastal Georgia and the Carolinas, covering approximately 28% of our POPs and 18% of our customers.

We have recently decided to deploy high speed GPRS data technology throughout our network and add GSM voice technology in our TDMA markets, as discussed under "Business -- Digital Technology -- Technology Upgrade Strategy", and we plan to begin upgrading our GPRS data network with EDGE software in early 2003 and continuing into 2004. The deployment of these technologies and the planned upgrade to EDGE present the following risks.

     We may encounter obstacles in implementing our GSM/GPRS/EDGE technology upgrades. As with any large-scale technology upgrade, a number of factors beyond our control may result in delays to a timely, orderly and cost-effective transition. We depend on suppliers to deliver the required hardware and software on schedule and according to specifications and on skilled personnel from such suppliers and contractors being available to assist us in the installation work. At the same time that we are upgrading our network, AT&T Wireless and VoiceStream Wireless are installing their GSM-based networks, which could strain the resources we need for this project. Furthermore, significant components we need to complete our upgrades, such as EDGE software, are not yet commercially available and may delay our implementation dates if not produced and delivered as anticipated.

     As we overlay our TDMA networks with GSM technology, there is a risk that we may lose customers. We will devote increasing amounts of our spectrum to GSM service as we add that technology. As that spectrum is dedicated to GSM, our remaining TDMA customers may experience difficulties in using our services. Furthermore, as we market GSM service, we may implement practices, such as pricing GSM products and services at more attractive levels than TDMA products and services, which could drive these customers to competitors instead of to our GSM offerings. We have experienced similar difficulties in our efforts to sell TDMA digital service to our analog customers. In addition, as we and other TDMA wireless carriers overlay and focus on GSM, we believe that manufacturers' support for the TDMA technology through research and development could be reduced and that the cost of TDMA equipment could increase relative to GSM equipment because of decreased economies of scale. We expect to operate our TDMA network for about eight to ten years, but we may choose not to upgrade that network with the same robust features that are provided on our competitors' networks, and the cost structure for our TDMA offerings might increase, which ultimately could result in increased churn of existing TDMA customers and reduced profitability.

     Handsets that will operate on both TDMA and GSM networks will not be commercially available for several months, may be more expensive than current handsets and may have operational inefficiencies, all of which could impede our GSM service offerings and could lead to increased churn. Our plans depend heavily on the deployment of new dual mode TDMA/GSM handsets, referred to as "GAIT" phones. These phones are intended to allow our TDMA customers to use GSM service with the same handset without losing the ability to roam on our existing TDMA and analog networks, thereby allowing us to allocate more of our limited spectrum from TDMA to GSM service and save roaming expenses. Although GAIT phones are under development, they are not expected to be commercially available until the first quarter of 2002, and they may be more expensive than current handsets, which could require a higher handset subsidy to retain customers or move traffic to our GSM network. Because GAIT phones will be required by only a limited number of carriers to support both TDMA and GSM networks, they may not be produced in sufficient quantities when needed, and their limited use may be insufficient to achieve high economies of scale. These handsets will be new products that may take longer to develop than projected, and they may have operational inefficiencies or sub-optimal features that may discourage customer use. If these handsets are not economical or commercially available for some time or at all, we may experience increased churn.

     EDGE could quickly become obsolete and/or not commercially accepted. Several wireless providers have announced that they will introduce 3G wireless services in the United States in the next few years. While we expect that 3G services will combine the attributes of faster speed, greater data capability, smaller handset size, better portability and greater functionality, the technologies that will carry these services have not yet been launched commercially, and we cannot assure you that these technologies will in fact be developed or deployed. We believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovations. There is a risk that the technology we have chosen could delay our ability to eventually offer robust 3G services and that EDGE could become obsolete, receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

     WE ARE COMMITTING A SUBSTANTIAL AMOUNT OF CAPITAL TO UPGRADE OUR CELLULAR AND PCS NETWORKS TO OFFER ADVANCED DATA SERVICES BUT THERE CAN BE NO ASSURANCE THAT WIDESPREAD DEMAND FOR THESE SERVICES WILL DEVELOP. While demand for our advanced data services is growing, wide market acceptability of these services is constrained by:

     - slower network speeds in areas where we have not installed GPRS technology to enable packet-switched data;

     -  limited popular applications for data service; and

     - limited choice in handsets with features and functionality desired by customers.

     We do not expect that there will be widespread demand for advanced wireless data services in the near future and there can be no assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment or at all. See "-- Our business expansion will require substantial additional capital" for additional information regarding our future capital expenditures.

     WE DO NOT CONTROL SALMON, AND ITS DECISIONS OR OUR DISAGREEMENT WITH ITS MANAGEMENT MAY IMPEDE THE AVAILABILITY OF OR INCREASE THE COST OF PROVIDING CINGULAR-BRANDED SERVICES IN THE AREAS COVERED BY ITS LICENSES. Management control of Salmon is vested in Crowley Digital Wireless, LLC under the terms of Salmon's limited liability company agreement. Crowley Digital appoints three of the five members of Salmon's management committee. Although material business decisions of Salmon, including business transactions that are not in the ordinary course of Salmon's business, fundamental changes in Salmon's structure and major expenditures, require the concurrence of the two management committee members appointed by us, we do not have the power or right to determine many significant business decisions, such as Salmon's budget. Crowley Digital may make decisions regarding the business operation of Salmon that would make it difficult to offer integrated Cingular-branded services at a reasonable cost. Furthermore, disagreements with Crowley Digital may create delays and expense and adversely affect our profits.

     Salmon has decided to hire us to manage its network, subject to Salmon's oversight and control, and to offer its services under the Cingular brand. However, it can terminate us as manager. Termination of us as manager by Salmon could have a significant adverse impact on our plans to establish Cingular as a nationwide brand.

     OUR NETWORK-SHARING VENTURE WITH VOICESTREAM MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY IN THE COVERED TERRITORIES. Our network infrastructure in California and Nevada has been contributed to the new venture with VoiceStream and will now be used by us and VoiceStream. The network in California is currently experiencing high traffic volumes. If the combined demand for service for the joint venture far exceeds the network capacity, temporary degradation of service and loss of customers may result until capacity is increased. In addition, decisions about deployment of network infrastructure in the future are generally subject to mutual agreement. This could result in coverage and capacity decisions that are different from those we would reach on our own, which could cause loss of customers, or a failure to attract customers because of coverage or other factors that we cannot address independently. We may also experience other disagreements with VoiceStream over the operation of the venture, and VoiceStream may encounter financial difficulties, which could jeopardize a fully-financed and smooth operation of our venture. For more information on the venture see "Business -- Our Network -- Transactions with VoiceStream Wireless".

     THE INTEGRATION OF THE DATA SERVICES OPERATIONS OVER OUR 900 MHZ MOBITEX AND OUR CELLULAR AND PCS NETWORKS MAY PROVE DIFFICULT AND WE MAY NOT BE ABLE TO ACHIEVE OPERATIONAL SYNERGIES. We recently determined to integrate the operations of our data offerings across our 900 MHz Mobitex network and data offerings over our cellular and PCS network. Although we believe we can achieve greater efficiencies by combining these operations, the services and applications and customer equipment used by these networks are different. Furthermore, the technology, suppliers and distribution arrangements are different, and we may not be able to achieve synergies from combining our data services operations.

     OUR BUSINESS EXPANSION WILL REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL. The operation of our business and the upgrading and expansion of our network will require substantial amounts of capital:

     - we may require substantial capital for, among other uses, acquisitions of systems, spectrum licenses, build-out of associated infrastructure, additional system development and upgrades and network capacity expansion to accommodate continued growth in wireless services;

     - we have provided financing for Salmon to acquire 45 licenses it won at the FCC auction, and upon Salmon's request, we will provide, through secured loans and equity contributions, substantially all of the remaining amounts that Salmon PCS may need to purchase the 34 other licenses for which it was the high bidder in the 1900 MHz auction, if the FCC ultimately grants those licenses to Salmon;

     - Salmon PCS will need substantial capital to construct networks in its newly licensed areas and support its operations until it can generate positive free cash flow. We have committed to provide, upon Salmon's request, substantial additional secured debt capital to finance build-out and operations;

     - we estimate that we will require substantial funds for network construction to add GSM, GPRS and EDGE technology to our TDMA cellular and PCS systems;

     - we will provide funding to our infrastructure venture with VoiceStream to increase capacity in the existing California, Nevada and New York City markets; and

     - we will be required to make significant distributions and payments to SBC and BellSouth under our limited liability company agreement. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Distributions" and "Description of Financing Arrangements -- Financing Arrangements with Members".

The actual amount of capital required may vary materially from our current estimates. Unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors may also require additional funds.

     As a result of the cash needs described above, we may need to incur significant amounts of additional debt and to raise additional equity. We may not be able to obtain additional funds on satisfactory terms or at all from the capital markets, from other sources or from SBC or BellSouth, neither of which has any obligation to provide us additional funding. The failure to obtain financing could result in, among other things:

     - the delay or abandonment of our development and expansion plans;

     - the failure to meet regulatory build-out requirements or to continue to provide service in all or portions of some of our markets;

     - the failure to timely and efficiently overlay our cellular and PCS networks with a GSM/GPRS/EDGE standard;

     - delayed 3G services to meet customer demand; or

     - the inability to expand our network,

any of which could result in slower business growth and loss of competitive position. For more information relating to our access to capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     Incurring substantial amounts of additional debt could result in a decrease in our credit ratings, which would increase our cost of borrowing.

     OUR DATA SERVICES MAY BE A RELATIVELY SMALL PART OF OUR TOTAL BUSINESS FOR SOME TIME. Our data services are growing, but because they are such a small component of our total business it will be many years, if ever, before they comprise a substantial portion of our operations. The data services we offer through our 900 MHz Mobitex data network differ from advanced data services provided over cellular and PCS networks. Therefore our experience with this data service may not provide us with any marketing or operational advantages over our competitors, some of whom have provided Internet access and other data applications over their cellular and PCS networks earlier than we have. We expect robust competition to develop among multiple carriers offering high-speed packet-switched data services using various technologies, including cellular and PCS.

     ACQUISITIONS MAY BE COSTLY AND TIME-CONSUMING TO INTEGRATE. One element of our strategy is to expand the geographic coverage of our network, which we may implement through obtaining access to additional spectrum through FCC auctions, spectrum exchanges with or purchases from other wireless providers, acquiring wireless carriers or forming joint ventures or alliances with the existing businesses of other wireless providers. These efforts may require substantial additional financing. In addition, we may encounter difficulties in integrating existing operations that we may acquire into our own operations because of different technologies, services or service offerings. These transactions could prove costly or time-consuming and could divert our management's attention from operating our business.

     FAILURE OF CERTAIN OF OUR KEY SUPPLIERS TO DELIVER EQUIPMENT AND SERVICES COULD ADVERSELY AFFECT US. We depend upon various key suppliers to provide us with equipment and services that we need to continue our network upgrade and operate our business. Some of these suppliers are experiencing financial and business difficulties, and if these suppliers fail to provide equipment or service to us on a timely basis, we may be unable to provide services to our customers in a competitive manner. If we are unable to obtain the hardware and software we need to build out licensed territories, our licenses may be at risk of revocation for failure to satisfy the requirements contained in our FCC licenses regarding the construction of our networks.

     Switch and cell site equipment infrastructure. Our primary TDMA switch and cell site equipment infrastructure suppliers are Ericsson, Lucent and Nortel. Generally, when using TDMA technology, a given market can only use cell site equipment provided by the supplier of the switch serving that particular market. As a result, in the short term, where we use TDMA technology, our existing suppliers can exercise
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

considerable market power and pose financial and operational risks to us. We have acted to mitigate these risks by establishing supply contracts with vendors on acceptable terms, but we cannot assure you that these contracts will be renewed or extended on the same terms upon expiration. However, where we use GSM, we are less dependent on specific vendors, as this technology does not require us to use the same provider for cell sites and switches.

     Ericsson is the only manufacturer that builds switches and cell sites for our 900 MHz Mobitex data network, and a failure of this supply source would have a material adverse effect on our ability to maintain, upgrade and expand this network.

     Tower sites. We also rely on tower site management firms, including Crown Castle International Corp. and SpectraSite Holdings, Inc., as lessors or managers of many of the tower sites upon which our operations depend. These same firms are under contract to obtain real estate and tower locations and build towers for the continued expansion of our network and many of our competitors' networks, so that they have potentially conflicting interests. If the financial status of these firms, their relationship with us or their delivery or timing of satisfactory services deteriorates, it could be detrimental to our business and operations. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Tower Transactions".

     Handsets and accessories. Handset and accessory sales to customers are a significant part of our business. We have commitments to purchase these products from a number of manufacturers, including Nokia, Ericsson, Motorola and Siemens. We may experience disruption in the supply of handsets. A key component of all wireless handsets is the chipset, which contains the "intelligence" of the handset. Additionally, there are a number of other components common to wireless handsets provided by various electronic component manufacturers that we do not deal with directly. Disruption of the supply of chipsets to a number of our core suppliers or a shortage of common components to a number of suppliers could ultimately have a material adverse effect on our revenue and financial performance.

     Research in Motion is the manufacturer of the wireless interactive messaging devices used in conjunction with over 900 MHz Mobitex data network. If these devices were no longer available, were available only at an increased cost or their production and distribution were interrupted for an extended period of time, we could lose revenue from existing or potential data customers.

     DIFFICULTIES INTEGRATING THE COMPANIES THAT FORM OUR BUSINESS COULD ADVERSELY AFFECT US IN MANY WAYS. As the joint venture of the domestic wireless units of SBC and BellSouth, the continuing integration of network, information, customer care, billing and financial systems of our predecessor units is critical to achieving our financial goals. Prior to our formation, these wireless units had their own management teams, wireless networks, operational and technical groups, marketing and distribution channels and information, billing and other systems. The integration of these units involves significant effort, and there is a risk that the process could be more costly and time-consuming than planned and could delay the introduction of productivity enhancements and measurement tools. In addition, we may not be able to maximize cost savings and the quality of our customer care may be negatively impacted from time to time. Our inability to realize cost savings or other benefits on a timely basis could have a material adverse effect on our operating results and financial condition.

     THE ABILITY TO HIRE AND RETAIN QUALIFIED PERSONNEL AND THE POTENTIAL IMPACT OF UNIONIZATION AND ORGANIZING ACTIVITIES COULD ADVERSELY AFFECT OUR COSTS AND RESULTS OF OPERATIONS. Our results of operations could be adversely affected if we are unable to recruit and retain qualified employees, as our success depends in large part upon our ability to attract and retain highly skilled, knowledgeable and qualified managerial, professional, technical, sales, and customer support personnel.

     We expect organizing activities to increase and therefore cannot predict the impact of unionization and organizing activities on our costs and operating results. All of our businesses, excluding ventures, are subject to various agreements with the Communications Workers of America. These agreements contain provisions requiring us to maintain neutrality if the union conducts an organizing campaign and requiring us to allow employees to vote to unionize by presenting authorization cards rather than participating in a more difficult secret ballot process conducted by the National Labor Relations Board. In an effort to gain recognition in the areas not already covered by a contract, union activity may increase. We believe that no other national wireless provider currently employs a unionized workforce to any significant extent. Most of our contracts contain "no strike" clauses that prohibit any work stoppage during the life of the agreement. The contracts expire on a staggered, regional basis, thereby reducing the likelihood of a national shutdown due to a strike. At the expiration of the regional agreements, a work stoppage could prevent us from providing service to our customers in the area covered by the expired contract and possibly result in customer loss and a reduction in revenue. For more information on employment-related matters see "Business -- Employees" and "Management", below.

     IF THE FAVORABLE ROAMING ARRANGEMENTS THAT WE RELY ON ARE UNAVAILABLE IN THE FUTURE, IT MAY MAKE OUR SERVICES LESS ATTRACTIVE OR LESS PROFITABLE. Wireless system operators often agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas, in a practice called "roaming". We believe that the ability to provide national service to our customers is critical to maintaining our competitive position. Since our network does not cover the entire United States, and since our subscribers cannot currently access our entire network due to the different technologies that we use, we must enter into roaming agreements with other providers to permit our subscribers to use their networks. We pay those other providers roaming charges, but competitive conditions may prevent us from charging our customers for that service. We have roaming agreements with a variety of providers, including AT&T Wireless, Verizon Wireless and VoiceStream Wireless, to provide our subscribers with roaming capabilities in areas of the United States where our own network currently does not provide adequate coverage. We may not be able to obtain or maintain roaming agreements with other providers on as favorable terms, or at all, and as a result, our services may become less profitable or the coverage area or pricing we offer relative to our competitors may not be as attractive.

     THE HISTORICAL FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS MAY BE OF LIMITED RELEVANCE. As a recently formed joint venture, we have limited historical financial information to present to you. The historical financial information for periods prior to October 2000 included in this prospectus includes the results of operations of the wireless operations of SBC and BellSouth. Although the pro forma financial information in this prospectus gives effect to the formation of our joint venture as if it had occurred at the beginning of each period presented, it does not represent what our results of operations, financial position and cash flows would have been if we had been a stand-alone entity during the periods presented or what our future results of operations, financial position and cash flows will be.

     EXCHANGES BY OUR MEMBERS OF THEIR RESPECTIVE INTERESTS IN US FOR THE CLASS A COMMON STOCK OF OUR MANAGER MAY CAUSE US TO DISTRIBUTE MORE CASH TO OUR MEMBERS TO COVER THEIR TAX LIABILITIES, WHICH WOULD OTHERWISE BE AVAILABLE FOR OTHER BUSINESS USES. Each of SBC and BellSouth has the right to exchange some or all of its interests in us for the Class A common stock of our manager. If 50% or more of the units in us are exchanged for stock or otherwise transferred within a 12-month period, we will be deemed to terminate for federal income tax purposes. This deemed termination would defer our tax depreciation and, possibly, amortization deductions and thus accelerate our allocations of taxable income to our members. Because we are required to distribute cash to our members to cover taxes due on their taxable income from us, a deemed termination would increase the tax distributions required to be made by us and thus reduce the cash available to us for other needs, including capital expenditures and operating cash needs. This reduction in available cash could have an adverse impact on our business.

RISKS RELATED TO OUR INDUSTRY

     WE MAY BE ADVERSELY AFFECTED BY THE SIGNIFICANT CHANGES THAT WE EXPECT THE WIRELESS COMMUNICATIONS INDUSTRY TO UNDERGO. The wireless communications industry is experiencing significant changes. These include the continuation of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new services, evolution to 3G standards and changes in end-user needs and preferences. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications services or alternative services superior to those available from us. Accordingly, there can be no assurance that technological changes will not materially adversely affect us.

     NEW SPECTRUM AVAILABLE THROUGH GOVERNMENT AUCTIONS WILL LIKELY BE IN A FREQUENCY BAND DIFFERENT FROM OUR CURRENT FREQUENCY BANDS, AND IF WE ACQUIRE SPECTRUM IN A NEW FREQUENCY BAND, GREATER INEFFICIENCIES AND COSTS MAY RESULT. Our network currently consists of infrastructure that provides communications over cellular (850 MHz) and PCS (1900 MHz) frequencies. It is likely that new spectrum available through government auctions will be in another frequency band. Handsets that utilize spectrum in multiple frequencies are currently under development but they may cost more than currently available handsets. Also, there are operational inefficiencies and added costs required to accommodate such disparate spectrum, and we may lose customers if we must upgrade them to new handsets to permit seamless roaming over new multi-frequency networks.

     A HIGH RATE OF CHURN WOULD NEGATIVELY IMPACT OUR BUSINESS. Wireless communications services providers, including us, experience varying rates of lost customers, referred to as "churn". We believe that customers change a wireless provider for the following reasons: service offerings, price, call quality, coverage area and customer service. A high rate of churn would adversely affect our results of operations because of loss of revenue and because the cost of adding a new subscriber, which generally includes a commission expense and/or a handset subsidy, is a significant factor in income and profitability for us and other participants in the wireless industry. We intend to incur significant expenses to improve subscriber retention and reduce churn. We may also be required to subsidize product upgrades and/or reduce pricing to match competitors' initiatives and to retain customers.

     OUR INDUSTRY MAY BE SIGNIFICANTLY AFFECTED BY THE ECONOMIC SLOWDOWN. The economies of the United States and many other nations are suffering from a significant economic slowdown, and wireless companies, including us, have experienced lower net subscriber additions. Because of the relatively short period of time that today's wireless communications services have been available, our industry has not operated through a period of prolonged economic slowdown. There can be no assurance that such a slowdown will not continue to materially adversely affect the industry and its participants, including us and companies that provide research and development and infrastructure equipment and handsets. The depth and length of the slowdown may be exacerbated and prolonged as a result of recent terrorist activities and threats. Effects of these factors may include higher churn, slower customer growth and less revenue.

     CONCERN ABOUT ALLEGED HEALTH RISKS RELATING TO RADIO FREQUENCY ENERGY MAY HARM OUR PROSPECTS. A number of studies have been conducted to examine health effects of wireless phone use, and some persons have construed some of the studies as indicating that wireless phone use causes adverse health effects. Some media reports have also suggested that radio frequency energy from wireless handsets, accessories and cell sites may be associated with various health problems, including cancer. In addition, lawsuits have been filed against us and other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. Some of these lawsuits allege other related claims, including negligence, strict liability, conspiracy and the misrepresentation of or failure to disclose these alleged health risks. If consumers' health concerns over radio frequency energy increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. Additional studies of radio frequency energy are ongoing and new studies are anticipated. Any negative findings in these studies, even if outweighed by different findings in other studies, could increase the risks described above. In addition, an adverse outcome or settlement in the existing and/or any further litigation against us or any other provider of wireless services could have a material adverse effect on our results of operations, financial condition and/or prospects. See "Business -- Legal Proceedings".

     STATE AND LOCAL LEGISLATION REGARDING WIRELESS PHONE USE WHILE DRIVING MAY ADVERSELY AFFECT US. Many states and municipalities have proposed, and several, including New York state, have enacted, legislation that requires the use of a hands-free accessory while driving an automobile, which may discourage use and could decrease our revenues from customers who now use their phones when driving. Such legislation, if adopted

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

and enforced in the areas we serve, may reduce sales, usage and revenues. In addition, allegations that using wireless phones while driving may impair drivers' attention in certain circumstances may lead to potential litigation relating to traffic accidents, which could adversely affect our results of operations.

     OUR OPERATIONS ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION, WHICH CAN SIGNIFICANTLY INCREASE OUR COSTS. The adoption of new regulations or changes in existing regulations by the federal, state and local regulatory agencies that have jurisdiction over our operations could significantly increase our costs as a result of having to change our operations, network and systems to comply and as a result of possible penalties in the event of non-compliance or missing compliance deadlines. To a significant degree, we are dependent on manufacturers to develop and supply the necessary hardware and software solutions. The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, certain state and local regulatory agencies. In addition, the FCC, together with the Federal Aviation Administration, regulates tower marking and lighting, and other government agencies periodically consider various mandates on the wireless industry. We are also subject to various environmental protection and health and safety laws and regulations, including limits on radio frequency energy from wireless handsets and towers. Any of these agencies having jurisdiction over our business could adopt new regulations or change existing regulations or take other actions that could increase the cost of our operations and adversely affect our business. For example, the FCC has issued orders requiring broadband wireless carriers to provide network- or handset-based E-911 location identification and to provide their customers with the right to keep their wireless telephone numbers when they change carriers, which will impose significant costs to develop and deploy new technology and may increase churn by easing the process of switching providers. For more information about recent government regulation that we are subject to, see "Business -- Regulatory Environment -- Recent Regulatory Developments".

     The FCC and the states are increasingly looking to the wireless industry to fund various initiatives, including federal and state universal service programs, telephone number administration, services for the hearing-impaired and emergency 911 networks. In addition, many states have imposed significant taxes on the wireless industry and have adopted or are considering adoption of regulatory requirements on customer billing and other matters. These initiatives are imposing increasing costs on us and other wireless carriers and may otherwise adversely affect our business. In addition, failure to comply with regulatory requirements could result in sanctions, including revocation or forfeiture of a license, fines or other penalties. See "Business -- Regulatory Environment" for a more detailed description of the regulatory environment affecting us.

     A NUMBER OF OUR FCC LICENSES TO PROVIDE WIRELESS SERVICES ARE SUBJECT TO RENEWAL, GENERALLY SOME EACH YEAR, UPON THE EXPIRATION OF THE 10-YEAR PERIOD FOR WHICH THEY ARE GRANTED, AND POTENTIAL REVOCATION IN THE EVENT THAT WE VIOLATE PROVISIONS OF THE COMMUNICATIONS ACT OF 1934, AS AMENDED, OR THE FCC'S RULES. A number of our licenses are subject to renewal, generally some each year, and we cannot assure you that the FCC will renew them. In addition, FCC rules require all wireless licensees to meet specified build-out requirements, and failure to comply with these and other requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines by the FCC. If any of our licenses are revoked, we would not be able to provide service in that area unless we contract to resell wireless services of another provider or enter into roaming agreements. The data business we conduct over our 900 MHz Mobitex network could be significantly adversely affected by the loss of 900 MHz licenses. Neither we nor any other carrier operates an identical network over which our customers could roam with their current 900 MHz Mobitex network equipment. Also, it may be disruptive to our customers and our businesses to migrate our Mobitex customers to our cellular and PCS data services because even though we should be able to provide the same or similar services, we would need to make available substitute terminal equipment that would operate over our 850 and 1900 MHz networks. Furthermore, because the coverage of these networks is different from that of our 900 MHz network, our customers might not be able to obtain service in the areas where they now receive Cingular service, and we might not choose to offer such service or to modify our networks to provide comparable coverage. As a result of any of these effects, we could lose customers and revenues. For additional information about our compliance with FCC build-out regulations see "Business -- Regulatory Environment".

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

     EQUIPMENT FAILURE AND DISASTERS MAY ADVERSELY AFFECT OUR OPERATIONS. A major equipment failure or a disaster that affects our mobile telephone switching offices, microwave links, third-party owned long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which our subscribers roam could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

     THE RESTRICTED SUPPLY OF NEW TELEPHONE NUMBERS COULD LIMIT OR DELAY OUR GROWTH. The supply of new telephone numbers in some areas of the United States is near exhaustion due, in large part, to competitive wireline carriers having obtained large blocks of numbers and rapidly growing customer demand for additional numbers for wireless handsets and pagers as well as for second voice lines, Internet access and private branch exchange systems, or private telephone networks used within enterprises. Many states have imposed restrictions on carriers' access to additional numbers, creating shortages and delay in obtaining needed number resources. The FCC and state public service commissions have implemented several processes to address this problem, but we cannot assure you that they will solve the problem promptly or at all, or that the solution will not have other adverse consequences. If we are unable to obtain a sufficient supply of new telephone numbers, our ability to increase our subscriber base would be adversely affected.

RISKS RELATED TO OUR ARRANGEMENTS WITH SBC AND BELLSOUTH

     SBC AND BELLSOUTH MAY TRANSFER THEIR CONTROLLING INTERESTS IN US AND CEASE TO BE SUBJECT TO CERTAIN OBLIGATIONS THAT BENEFIT US, INCLUDING EXCLUSIVITY PROVISIONS. Under our limited liability company agreement and the stockholders' agreement among our manager, SBC and BellSouth, each of SBC and BellSouth will cease to be subject to many of the restrictions imposed on them in the limited liability company agreement that benefit and protect us, such as restrictions on competition and acquisitions of other wireless businesses, once their respective ownership interests fall below 10%. Although both SBC and BellSouth are subject to a number of transfer restrictions, as described under "Certain Relationships and Related Party Transactions -- Our Limited Liability Company
Agreement -- Transfers of LLC Units and Common Stock", each of them may, under the circumstances described in our limited liability company agreement, sell its interests in us and its common stock in our manager to third parties, subject to a right of first refusal of the respective other party, or spin-off or split-off its interests in us or its stock in our manager to its shareholders. In addition, we may lose any competitive advantage we currently gain from our resale and agency relationships with SBC and BellSouth.

     SBC and BellSouth may compete with us. SBC and BellSouth have agreed in our limited liability company agreement to engage in the provision of U.S. mobile wireless voice and data services only through us and our subsidiaries, but the agreement is subject to significant exceptions, including an exception that permits them to market and sell fixed wireless voice and fixed wireless data services and to market and sell wireless services in areas in which we, our subsidiaries or Salmon are not providing services pursuant to FCC licenses. SBC and BellSouth are permitted to resell our services under their own brand names outside their service territories. After specified future dates, they will also be permitted to resell our services under their own brand names inside their service areas. See "Certain Relationships and Related Party Transactions -- Resale Agreements".

     If BellSouth or SBC terminates its wireless agency agreement on or after October 2, 2003, as described under "Certain Relationships and Related Party Transactions -- Wireless Agency Agreements", it may resell our wireless services in its respective service territories.

     THE ARRANGEMENTS THAT WE HAVE WITH SBC AND BELLSOUTH WERE ESTABLISHED BY SBC AND BELLSOUTH, AND MAY NOT BE AS ADVANTAGEOUS AS SIMILAR AGREEMENTS NEGOTIATED WITH UNAFFILIATED THIRD PARTIES. We have entered into various agreements with SBC and BellSouth and their respective affiliates that are material to the conduct of our business, and we may enter into additional agreements with them in the future. For example, we have entered into resale and agency agreements with SBC and BellSouth that include pricing and other terms. Although we believe that these agreements, as a whole, are as advantageous to us as those that could otherwise be obtained, we have no independent verification that these agreements are as advantageous as similar agreements negotiated with unaffiliated third parties. See "Certain Relationships and Related Party Transactions".

     UNDER THE TERMS OF AGREEMENTS WITH SBC AND BELLSOUTH, THE SCOPE OF OUR POTENTIAL BUSINESS IS LIMITED, WHICH COULD HURT THE GROWTH OF OUR BUSINESS. We have agreed with SBC and BellSouth that, without their consent, we may not enter into any business other than the U.S. mobile wireless voice and data business. These restrictions could limit our ability to grow our business through initiatives such as expansion into international markets and acquisitions of wireless providers that are also engaged in other businesses outside of our permitted activities. These restrictions may also preclude us from pursuing other attractive related or unrelated business opportunities. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement".

     SBC AND BELLSOUTH CONTROL ALL IMPORTANT DECISIONS AFFECTING OUR GOVERNANCE AND OUR OPERATIONS AND MAY HAVE CONFLICTS OF INTEREST WITH US, OR FAIL TO AGREE ON IMPORTANT MATTERS. Conflicts of interest may arise between us and SBC and BellSouth when we are faced with decisions that could have different implications for us and SBC or BellSouth, including technology decisions, financial budgets, repayment of member loans, potential acquisitions of businesses, potential competition, the issuance or disposition of securities, the election of new directors of our manager, the payment of distributions by us, labor relations policies, regulatory and legal positions and other matters. Because SBC and BellSouth control us, these conflicts could be resolved in a manner adverse to us.

     In addition, circumstances may occur in which the interests of SBC and BellSouth could be in conflict with your interests as a noteholder. In particular, SBC and BellSouth may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment even though such transactions may involve risks to you as noteholders.

     Under the terms of our limited liability company agreement, our management is exclusively vested in our manager, whose powers are subject to the terms of its amended and restated certificate of incorporation. Our manager will have control over all of our affairs and decision-making, will be responsible for all operational and administrative decisions and the day-to-day management of our affairs and cannot be removed as manager without the consent of all of our members. Both the board of directors and the strategic review committee of our manager are currently comprised of four directors: two elected by SBC and two elected by BellSouth. Currently the only stockholders of our manager are SBC and BellSouth. Substantially all important decisions of our manager must be approved by its strategic review committee, including, in particular, certain issuances of equity and the incurrence of debt either by us or our manager. It is possible that the committee may be deadlocked regarding matters that are very important to us and although deadlocks are to be resolved by the chief executive officers of SBC and BellSouth, if they cannot agree, inaction may result, which could, among other things, result in us losing important opportunities. In addition, situations where competition between us and SBC or BellSouth or between SBC and BellSouth or disputes between SBC and BellSouth over Cingular joint venture matters may have adverse consequences for us. Moreover, the goals of SBC and BellSouth may not only differ between themselves, but may also be inconsistent with our goals. Therefore, we may not always be able to use our resources in the best interest of advancing our business. For more information on our governance, including the strategic review committee, you should read "Our Organizational Structure -- Cingular Wireless Corporation and Cingular Wireless LLC".

RISKS RELATED TO THE EXCHANGE OFFER AND TO THE MARKET FOR THE NEW NOTES

     IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS. Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will, except in very limited circumstances, not have any further rights to have their old notes exchanged for new notes or registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer and you may be unable to sell your old notes.

     LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS OLD NOTES. Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer". Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

     IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED. A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

     THERE HAS NOT BEEN, AND THERE MAY NOT BE, A PUBLIC MARKET FOR THE NEW NOTES. There has been no market for the new notes prior to this offering. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. The liquidity of, and trading markets for, the new notes may also be adversely affected by general economic conditions and by our financial performance.

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

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", and in "Unaudited Pro Forma Financial Information" and the related notes thereto. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We expressly disclaim any obligation, and do not intend, to update any of the forward-looking statements contained in this prospectus.

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

                          OUR ORGANIZATIONAL STRUCTURE

FORMATION OF THE JOINT VENTURE

     Our full legal name is Cingular Wireless LLC. We are a Delaware limited liability company formed in April 2000 by SBC and BellSouth as the operating company for their U.S. wireless communications joint venture. The parties formed the joint venture in April 2000 and agreed to contribute their U.S. wireless communications businesses to us. In October 2000, SBC and BellSouth contributed substantially all of their U.S. wireless assets in exchange for an approximate 60% and 40% ownership interest in us, or "units", respectively, as well as for one share of our manager's Class B common stock each. SBC and BellSouth have joint voting control of our operations by virtue of the stockholders' agreement with respect to Cingular Wireless Corporation, our manager, and their ownership of high-vote Class B common stock. In January 2001, we began doing business under the "Cingular" brand name. Our members are certain SBC and BellSouth entities and our manager.

BACKGROUND

     Our formation has brought together the operations of the well-recognized U.S. wireless businesses conducted by SBC and BellSouth -- BellSouth Mobility, BellSouth Mobility DCS, Cellular One*, Houston Cellular, BellSouth Wireless Data, Southwestern Bell Wireless, Pacific Bell Wireless, Nevada Bell Wireless, Ameritech Wireless, SNET Wireless and SBC Wireless. As a result of the combination of these carriers, we are the second largest wireless communications service provider in the United States, serving more than 21 million customers in 38 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands as of September 30, 2001.

CINGULAR WIRELESS CORPORATION AND CINGULAR WIRELESS LLC

     MANAGEMENT AND GOVERNANCE. Cingular Wireless Corporation is a holding company with no material assets of its own other than two units representing a 0.0000001% interest in us. Its main purpose is to act as our manager and thereby control our management and operations. Our manager can delegate tasks to our officers, who are appointed by its board of directors. All of our principal officers must be the same individuals as our manager's corresponding officers.

     Our manager has two classes of common stock:

     - the Class A common stock, par value $0.01 per share, which will entitle the holder to one vote per share and will generally have voting rights identical to those of holders of Class B common stock, except for the low-vote structure and the differences in the right to vote for directors described below; and

     - the Class B common stock, par value $0.01 per share, which entitles its holder to ten votes for each underlying unit in us.

     Of the two outstanding shares of Class B common stock, one share is held by SBC and the other share is held by BellSouth. Our manager also has six billion shares of Class A common stock authorized, none of which are currently outstanding. In addition, our manager has one billion authorized shares of preferred stock, issuable in one or more series. However, no series has been designated and no shares are currently outstanding.

     Our manager has two classes of directors corresponding to its two classes of common stock. Each class of stock votes separately as a class for the election of directors. Currently Class B stockholders are entitled to elect four directors, of which two are elected by SBC and two are elected by BellSouth. Class B stockholders vote together as a class to elect their directors and have agreed to act unanimously in electing directors. If there is an initial public offering of Class A common stock, Class A stockholders will be entitled to elect

---------------

* The Cellular One trademark and name were not exclusively used by SBC, and other wireless operators also used, and continue to use, this brand.

three independent directors. Pursuant to the stockholders' agreement, SBC, BellSouth and our manager have agreed that one of the independent directors shall be nominated by SBC, one by BellSouth and, within 12 months following the closing of such offering, one by our manager's board of directors. At all times, as long as any shares of Class B common stock remain outstanding, the Class B common stockholders will be entitled to control the manager's board of directors, even if only one of SBC or BellSouth holds Class B common stock. Our manager is required to contribute to us the net proceeds from any sales of Class A common stock, including in an initial public offering, which will increase its ownership interests in us.

     STRATEGIC REVIEW COMMITTEE. Substantially all important decisions made by our manager are subject to the affirmative vote of at least two-thirds of the strategic review committee of its board of directors, as well as a majority of its board of directors. These decisions include approval of a business plan, appointment of executive officers, capital calls, declaration of dividends, purchases of new technology, public stock offerings, changes to the manager's certificate of incorporation and by-laws and many others. The committee is composed of two directors elected by each of SBC and BellSouth for so long as each remains a holder of Class B common stock of the manager and holds 10% or more of the sum of

     (1) the total number of our units outstanding (excluding units owned by our manager); and

     (2) shares of our manager's Class A and Class B common stock outstanding (excluding any treasury shares).

At present, the committee is composed of the individuals who constitute our manager's board of directors. Deadlocks between the Class B directors of SBC and those of BellSouth will be resolved by the chief executive officers of SBC and BellSouth. Upon an underwritten public offering of shares of Class A common stock, our manager's board will appoint one Class A director as an additional member of the strategic review committee. SBC and BellSouth have agreed in a stockholders' agreement to vote their Class B common stock in favor of any matter approved by the strategic review committee.

     LIMITED LIABILITY COMPANY AGREEMENT. SBC, BellSouth and our manager are parties to a limited liability company agreement, which governs us and certain relationships among SBC, BellSouth and our manager. The limited liability company agreement provides that neither SBC nor BellSouth will, for as long as it holds at least 10% of our total equity securities and holds any Class B common stock of our manager, engage in the wireless business in which we or Salmon is engaged in the United States, including the U.S. Virgin Islands and Puerto Rico, except through us, with limited exceptions as described in more detail under "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement". In addition, we have agreed that, in the markets in which SBC or BellSouth is the incumbent local exchange carrier, we will generally use and, when we sell bundled services including wireline communications services, sell only the communications services of SBC or BellSouth, as the case may be, or their controlled subsidiaries. The limited liability company agreement also provides that neither SBC nor BellSouth is permitted to transfer its interests in us, subject to limited exceptions, including transfers in widely distributed public sales or other distributions.

     CONVERSION OF CLASS B COMMON STOCK AND EXCHANGE OF UNITS. The shares of our manager's Class B common stock are convertible into shares of our manager's Class A common stock, at the option of the holder, at any time on a one-for-one basis. In addition, units in us will be exchangeable, at the option of the holder, for an equal number of shares of our manager's Class A common stock, at any time. In the event that either SBC or BellSouth wants to transfer its shares of Class B common stock, it would be required to convert its shares into Class A common stock, including in the event that SBC or BellSouth wants to sell its shares in a public offering, except for certain of the transfers permitted under the transfer restriction exceptions in the limited liability company agreement. In the event that either SBC's or BellSouth's, or their permitted transferees', total outstanding equity interests in us and our manager become less than 10% of the sum of

     (1) the total number of units outstanding (excluding units owned by our manager); and

     (2) shares of our manager's common stock outstanding (excluding any treasury shares), then that party must convert its remaining shares of Class B common stock into shares of Class A common stock and its Class B directors must resign from our manager's board of directors and the strategic review committee. You should read "Risk Factors -- Risks Related to Our Arrangements with SBC and BellSouth" and "Certain Relationships and Related Party Transactions" for additional information about our structure and the risks posed by the structure and for more information on permitted transfers and conversion and exchange rights.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy some of our obligations under the registration rights agreement pertaining to the old notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In exchange for issuing the new notes as described in this prospectus, we will receive an equal principal amount of old notes, which will be canceled.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2001, pro forma as of September 30, 2001 and pro forma as adjusted to reflect the receipt of net proceeds of $1,967 million from the sale of the old notes (after discounts and commissions and estimated offering expenses) and the application of these proceeds. The capitalization table should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                                                         PRO FORMA
                                                                          PRO FORMA     AS ADJUSTED
                                                                        SEPTEMBER 30,   FOR THE SALE
                                                              ACTUAL       2001(3)      OF OLD NOTES
                                                              -------   -------------   ------------
                                                                          (IN MILLIONS)
Cash and cash equivalents...................................  $   211      $   211        $ 1,101
                                                              =======      =======        =======
Short-term debt, excluding current portion of long-term
  debt:
  Commercial paper borrowings(1)............................  $ 1,380      $ 1,077        $    --
  Other short-term debt.....................................       --           --             --
                                                              -------      -------        -------
          Total short-term debt.............................    1,380        1,077             --
                                                              -------      -------        -------
Long-term debt, including current portion:
  Old Notes.................................................       --           --          2,000
  Subordinated member loans(2)..............................    9,699        9,699          9,699
  Other long-term debt......................................      986          986            986
                                                              -------      -------        -------
          Total long-term debt..............................   10,685       10,685         12,685
                                                              -------      -------        -------
Members' capital............................................    5,780        5,544          5,544
                                                              -------      -------        -------
          Total capitalization..............................  $17,845      $17,306        $18,229
                                                              =======      =======        =======

---------------

(1) Approximately $50 million of commercial paper borrowings were outstanding as of January 18, 2002. We have entered into a $3 billion unsecured 364-day revolving bank credit facility to back repayment of our commercial paper borrowings. The facility expires on November 18, 2002. No borrowings under the facility are outstanding at the date of this prospectus. For more information concerning our credit facility, you should read "Description of Financing Arrangements -- Bank Credit Facility".
(2) Subordinated member loans represent amounts owed by us and our operating entities to SBC, BellSouth and their subsidiaries. These lenders have agreed that their rights to receive payments from us following our default on senior debt are subordinate to the rights of senior debt. However, the subordinated member loans will mature before the old notes and the new notes offered in the exchange offer. Senior debt consists of these notes, our commercial paper notes and any outstanding debt under our bank credit facility. It also includes any additional debt we may designate as senior in the future, subject to the approval of SBC and BellSouth. We may prepay the subordinated loans or refinance them with senior debt (other than with proceeds from our bank credit facility or senior loans from SBC or BellSouth) at any time if we are not in default under senior debt. See "Description of Financing Arrangements -- Financing Arrangements with Members -- Member Loans".
(3) Gives effect to pro forma adjustments described in the notes to our unaudited pro forma consolidated balance sheet as of September 30, 2001 included under "Unaudited Pro Forma Financial Information".

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

   NINE MONTHS          PERIOD FROM
      ENDED          APRIL 24, 2000 --      YEAR ENDED
SEPTEMBER 30, 2001   DECEMBER 31, 2000   DECEMBER 31, 2000
------------------   -----------------   -----------------
     (ACTUAL)            (ACTUAL)           (PRO FORMA)
       2.97                1.49                2.09

     For the nine months ended September 30, 2001 and the period from April 24, 2000, the date of our formation, to December 31, 2000, the ratios reflect our actual ratio of earnings to fixed charges. For the year ended December 31, 2000, the ratios reflect the combination of the wireless businesses of SBC and BellSouth on the basis described in the notes to our unaudited pro forma consolidated statement of operations under "Unaudited Pro Forma Financial Information". We have accounted for our formation using the historical cost basis of our predecessors, the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group.

     For the purpose of calculating these ratios, earnings consist of income before income taxes, extraordinary gain (loss), cumulative effect of accounting changes and fixed charges. Fixed charges include interest expense, capitalized interest and the portion of rent expense representing interest.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 give effect to the formation of our company, Cingular Wireless LLC, as though it were formed on January 1, 2000. Cingular was formed in connection with the combination of the wireless businesses of SBC and BellSouth. That combination has been accounted for under joint venture accounting rules, whereby the carryover book basis of the underlying assets and liabilities have been recorded on Cingular's books. The majority of our operations are conducted in limited liability companies and, as a result, federal and state income taxes are payable by our members, SBC, BellSouth and our manager -- Cingular Wireless Corporation.

     In addition, the pro forma statements of operations and balance sheet as of September 30, 2001 give effect to the transactions and the other adjustments described in the notes to our unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 that follow, as if they occurred on the first day of the relevant period, and balance sheet as of September 30, 2001, as if they occurred on that day.

     The unaudited pro forma financial statements do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above occurred on the dates indicated or to project our results of operations for any future period or date. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial statements of Cingular should be read in conjunction with our audited financial statements and the audited financial statements of SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group and the other financial and operating information appearing elsewhere in this prospectus.

     Pro forma adjustments for various acquisitions are applied to the historical statements of operations to account for such acquisitions under the purchase method of accounting. The purchase prices have been allocated to the assets and liabilities of the acquisitions using an estimate of their respective fair values, with the remainder being allocated to specific identifiable intangible assets and goodwill. The allocations reflected in the unaudited pro forma financial information are preliminary and subject to revision, which we believe will not be material.

     The unaudited pro forma financial information has not been adjusted to give effect to the sale of the old notes or the exchange of the new notes described on the cover of this prospectus. In addition, it does not give effect to cost savings that we expect to achieve as a result of the integration of the combined companies or the cost of integration that will be incurred after the periods presented.

                             CINGULAR WIRELESS LLC

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                             (1)
                                                                          ACQUIRED
                                                                         PROPERTIES     PRO FORMA
                                                              CINGULAR   ADJUSTMENTS   CONSOLIDATED
                                                              --------   -----------   ------------
                                                                          (IN MILLIONS)
Operating revenues:
  Service revenues..........................................  $ 9,705       $ 147        $ 9,852
  Equipment sales...........................................      768          13            781
                                                              -------       -----        -------
          Total operating revenues..........................   10,473         160         10,633
                                                              -------       -----        -------
Operating expenses:
  Cost of service and equipment.............................    3,270          45          3,315
  Selling, general and administrative.......................    3,782          79          3,861
  Depreciation and amortization.............................    1,422          54          1,476
                                                              -------       -----        -------
          Total operating expenses..........................    8,474         178          8,652
                                                              -------       -----        -------
Operating income............................................    1,999         (18)         1,981
                                                              -------       -----        -------
Other income (expense):
  Interest expense..........................................     (610)        (26)          (636)
  Minority interest in consolidated partnerships............     (103)         10            (93)
  Equity in net income of affiliates, net...................        2          --              2
  Other, net................................................      134           2            136
                                                              -------       -----        -------
          Total other income (expense)......................     (577)        (14)          (591)
                                                              -------       -----        -------
Income before provision for income taxes....................    1,422         (32)         1,390
                                                              -------       -----        -------
Provision for income taxes..................................        6          (4)             2
                                                              -------       -----        -------
          Net income........................................  $ 1,416       $ (28)       $ 1,388
                                                              =======       =====        =======

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                             (DOLLARS IN MILLIONS)

(1) ACQUIRED PROPERTIES ADJUSTMENTS. Adjustments have been made to include the results of operations of the following acquisition transactions from January 1, 2001 through September 30, 2001:

   - In February 2000, the SBC Domestic Wireless Group acquired interests in the Houma-Thibodeaux, Louisiana cellular partnership and a Michigan wireless business in what we refer to as the "Houma-Thibodeaux Transaction". Pro forma adjustments have been made to reflect operating results for the Michigan wireless operation prior to its contribution to Cingular Wireless on March 31, 2001.

   - In August 1999, the SBC Domestic Wireless Group acquired Cellular Communications of Puerto Rico, Inc., or CCPR, in what we refer to as the "Puerto Rico Transaction", valued at $827, including the assumption of approximately $370 in debt. In October 1999, following approval by the FCC, the SBC Domestic Wireless Group sold 50% of its investment in CCPR to Telefonos de Mexico. Subsequent to this, the SBC Domestic Wireless Group retained a controlling 50% interest in CCPR. The SBC Domestic Wireless Group's investment in CCPR was accounted for as a purchase, and therefore results of operations for the period prior to acquisition and the associated purchase accounting adjustments have been included as a pro forma adjustment in the consolidated financial statements. The SBC Domestic Wireless Group's allocation of the purchase price in excess of the tangible net assets of CCPR was to record $108 to customer lists, $502 to licenses, and $309 to goodwill, all of which are being amortized using the straight line method over 5, 40 and 20 years, respectively. Because CCPR was contributed to our operating company effective September 1, 2001, a pro forma adjustment has been made to incorporate operating results for CCPR for the eight months ended August 31, 2001.

   - In May 2001, SBC purchased a 10% indirect minority interest in the Washington/Baltimore wireless business currently held by affiliates of Vivendi Universal ("Vivendi") for $151, which they contributed to us, along with a small minority interest in our Washington/Baltimore operations previously held by an SBC affiliate, in what we refer to as the "Vivendi Transaction". Simultaneous with this transaction, we reimbursed SBC the $151 that SBC paid to Vivendi in the Vivendi Transaction. As a result of this transaction, we hold a 100% interest in the Washington/Baltimore metropolitan statistical area.

     The Houma-Thibodeaux Transaction, the Puerto Rico Transaction and the Vivendi Transaction are referred to as the "2001 Transactions".

                             CINGULAR WIRELESS LLC

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                                                    BELLSOUTH
                                                                                    DOMESTIC
                                                                    SBC DOMESTIC    WIRELESS        (1)           (2)
                                                    CINGULAR       WIRELESS GROUP     GROUP      ACQUIRED      EXCLUDED
                                                ----------------   --------------   ---------   PROPERTIES    PROPERTIES
                                                4/24/00-12/31/00         1/1/00-10/2/00         ADJUSTMENTS   ADJUSTMENTS
                                                ----------------   --------------------------   -----------   -----------
                                                                              (IN MILLIONS)
Operating revenues:
 Service revenues.............................       $2,814            $5,582        $2,873        $650         $ (259)
 Equipment sales..............................          241               518           229          52             (8)
                                                     ------            ------        ------        ----         ------
       Total operating revenues...............        3,055             6,100         3,102         702           (267)
                                                     ------            ------        ------        ----         ------
Operating expenses:
 Cost of service and equipment................          974             1,739         1,094         272           (106)
 Selling, general and administrative..........        1,279             2,238         1,138         244           (106)
 Depreciation and amortization................          421               835           491         185            (44)
                                                     ------            ------        ------        ----         ------
       Total operating expenses...............        2,674             4,812         2,723         701           (256)
                                                     ------            ------        ------        ----         ------
Operating income..............................          381             1,288           379           1            (11)
                                                     ------            ------        ------        ----         ------
Other income (expense):
 Interest expense.............................         (231)             (267)         (291)        (59)             9
 Minority interest in consolidated
   partnerships...............................          (32)             (133)           (8)         35             --
 Equity in net income of affiliates, net......            3                 7           123          --           (114)
 Other income (expense), net..................            7                22            (9)         (6)           (13)
                                                     ------            ------        ------        ----         ------
       Total other income (expense)...........         (253)             (371)         (185)        (30)          (118)
                                                     ------            ------        ------        ----         ------
Income before provision for income taxes and
 extraordinary gain...........................          128               917           194         (29)          (129)
                                                     ------            ------        ------        ----         ------
Provision for income taxes....................            1               367            80          (6)           (51)
                                                     ------            ------        ------        ----         ------
Income before extraordinary gain..............          127               550           114         (23)           (78)
                                                     ------            ------        ------        ----         ------
Extraordinary gain on disposal, net of tax....           --                36            --          --            (36)
                                                     ------            ------        ------        ----         ------
       Net income.............................       $  127            $  586        $  114        $(23)        $ (114)
                                                     ======            ======        ======        ====         ======


                                                 FORMATION
                                                 AND OTHER         PRO FORMA
                                                ADJUSTMENTS       CONSOLIDATED
                                                -----------      --------------
                                                         (IN MILLIONS)
Operating revenues:
 Service revenues.............................    $  (48) (3)(4)    $11,612
 Equipment sales..............................        --              1,032
                                                  ------            -------
       Total operating revenues...............       (48)            12,644
                                                  ------            -------
Operating expenses:
 Cost of service and equipment................       (43) (4)         3,930
 Selling, general and administrative..........        (3) (3)         4,790
 Depreciation and amortization................       (21) (3)(5)      1,867
                                                  ------            -------
       Total operating expenses...............       (67)            10,587
                                                  ------            -------
Operating income..............................        19              2,057
                                                  ------            -------
Other income (expense):
 Interest expense.............................       (27) (3)(6)       (866)
 Minority interest in consolidated
   partnerships...............................         4(7)            (134)
 Equity in net income of affiliates, net......        (4) (7)            15
 Other income (expense), net..................        --                  1
                                                  ------            -------
       Total other income (expense)...........       (27)              (984)
                                                  ------            -------
Income before provision for income taxes and
 extraordinary gain...........................        (8)             1,073
                                                  ------            -------
Provision for income taxes....................      (390) (3)(5)          1
                                                  ------            -------
Income before extraordinary gain..............       382                 --
                                                  ------            -------
Extraordinary gain on disposal, net of tax....        --                 --
                                                  ------            -------
       Net income.............................    $  382            $ 1,072
                                                  ======            =======

Note: Cingular Wireless LLC was formed on April 24, 2000, whereas the SBC and
      BellSouth Domestic Wireless Groups were contributed to Cingular Wireless LLC on October 2, 2000. Revenues earned and expenses incurred prior to the contribution of our operations on October 2, 2000 were minimal.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

(1) ACQUIRED PROPERTIES ADJUSTMENTS. Adjustments have been made to include the results of operations of the following acquisition transactions from January 1, 2000 until their date of acquisition:

     - In August 2000, the SBC Domestic Wireless Group acquired GTE's wireless interests in various Washington and Texas markets for approximately $1,348 in what we refer to as the "GTE Transaction". The specific interests acquired include:

        - 100% of the Seattle, Spokane and Yakima, Washington wireless businesses;

        - 61.7% of the Austin, Texas wireless business;

        - 17% of the Dallas, Texas wireless business;

        - 30% of the San Antonio, Texas wireless business;

        - 100% of the Victoria, Texas wireless business; and

        - controlling and non-controlling interests in other Texas wireless businesses.

      Prior to this transaction, the SBC Domestic Wireless Group held majority interests in the Dallas and San Antonio wireless businesses. The acquisitions were accounted for under the purchase method. The purchase price includes $136 allocated to customer lists, $985 to licenses and $206 to goodwill, all of which are being amortized using the straight line method over 5, 40 and 20 years, respectively.

     - In September 2000, the BellSouth Domestic Wireless Group acquired the remaining 44.2% minority interest in the BellSouth Carolinas PCS partnership bringing its ownership to 100% in a transaction accounted for as a purchase in what we refer to as the "DCS Transaction". The adjustment represents additional amortization expense related to the acquired intangible assets and elimination of minority interest expense. The excess purchase price of $916 includes $75 for the customer lists, $715 for licenses and $126 for goodwill, all of which are being amortized using the straight-line method over 5, 40 and 20 years, respectively. Because the BellSouth Domestic Wireless Group owned the remaining controlling interest and therefore already consolidated the results of operations of the BellSouth Carolinas PCS partnership in its financial statements, the pro forma adjustments only affect minority interest and amortization expense.

     - In December 2000, BellSouth exercised its option to redeem the 55.6% partnership interest of AT&T Corp. in AB Cellular Holding, LLC by distributing to AT&T the Los Angeles area cellular business. As a result, BellSouth held assets of AB Cellular, which included 100% of the Houston-area cellular market and 87.35% of the Galveston, Texas area market previously owned by AB Cellular. In January 2001, BellSouth contributed these interests to us, along with over $1,163 in cash, in what we refer to as the "Houston Transaction". The pro forma adjustment represents 100% of the Houston and Galveston operating results, giving effect to their acquisition as of January 1, 2000, and includes an offset in interest expense giving effect to the acquisition of cash and repayment of debt from AB Cellular as of January 1, 2000.

     - In September 2000, the SBC Domestic Wireless Group acquired controlling stakes in certain Texas wireless businesses for $29 in what we refer to as the "Texas RSA Transaction". These acquisitions were also accounted for under the purchase method of accounting.

     - The Houma-Thibodeaux Transaction.

     - In January 2000, the SBC Domestic Wireless Group exchanged its 3% partnership interest in Bay Area Cellular for a 25% interest in the Buffalo, New York wireless business in a non-monetary transaction that we refer to as the "Buffalo Transaction", thereby bringing the SBC Domestic Wireless Group's interest in Buffalo to 100%. No cash was exchanged in the transaction. A pro forma

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 2000 -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

       adjustment has been made to eliminate the equity income recorded from the Bay Area Cellular investment and the minority interest in Buffalo for the period prior to the exchange.

     - The Puerto Rico Transaction for the period from October 3, 2000 to December 31, 2000. Puerto Rico was not contributed to Cingular at October 2, 2000; however, its results from January 1, 2000 through October 2, 2000 are included in the results of the SBC Domestic Wireless Group for that period.

     - The Vivendi Transaction.

     The table below summarizes the pro forma impacts of these transactions on selected line items of the statement of operations for the year ended December 31, 2000:

                                     GTE           DCS         HOUSTON     PUERTO RICO
                                 TRANSACTION   TRANSACTION   TRANSACTION   TRANSACTION   OTHER   TOTAL
                                 -----------   -----------   -----------   -----------   -----   -----
Total operating revenues.......     $134          $ --          $504           $57       $  7    $702
Operating income...............      (48)          (29)           82            (3)        (1)      1
Net income.....................      (54)          (61)          119            (3)       (24)    (23)

(2) EXCLUDED PROPERTIES ADJUSTMENTS. Adjustments have been made to exclude the results of operations of the following properties, which were disposed of or not contributed to us, from January 1, 2000 until their date of disposal or exclusion:

     - In accordance with FCC conditions to approve the formation of our company, certain overlapping wireless operations in Indianapolis, Indiana and New Orleans and Baton Rouge, Louisiana were required to be divested in what we refer to as the "Indianapolis Exclusion" and the "Radiofone Exclusion".

     - The paging assets and operations acquired in SBC's merger with Ameritech in October 1999 were not contributed to Cingular; accordingly, the associated results of operations have been removed as a pro forma adjustment in what we refer to as the "AIT Exclusion".

     - SBC has agreed to contribute interests in properties in Arkansas or a specified cash amount to us by December 31, 2009. Pending this future contribution, SBC has entered into a management agreement with our operating company to provide day-to-day management and operational responsibility for these properties. A pro forma adjustment has been made to remove the consolidated results of operations of these properties from the income statement and instead reflect a management fee to be paid to us until such contribution is made in what we refer to as the "Arkansas Exclusion".

     - In connection with BellSouth's exercise of its option to redeem AT&T's 55.6% partnership interest in AB Cellular in the Houston Transaction, an adjustment has been made to eliminate the BellSouth Domestic Wireless Group's equity in earnings of AB Cellular in what we refer to as the "Houston Adjustment".

     - In August 2000, the SBC Domestic Wireless Group sold a 2.2% interest in a Houston wireless business to AT&T for $19. SBC recorded a pretax gain of $13 from the sale, which has been removed as a pro forma adjustment in what we refer to as the "Houston Exclusion".

     - Landline long distance and local exchange operations in New York have been excluded from us in what we refer to as the "Landline Exclusion" and their associated results of operations have been removed as a pro forma adjustment.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 2000 -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     The table below summarizes the pro forma impacts of these excluded properties on selected line items of the statement of operations for the year ended December 31, 2000:

                         INDIANAPOLIS    RADIOFONE       AIT      ARKANSAS     HOUSTON
                          EXCLUSION      EXCLUSION    EXCLUSION   EXCLUSION   ADJUSTMENT   OTHER   TOTAL
                         ------------   -----------   ---------   ---------   ----------   -----   -----
Total operating
  revenues.............      $(49)         $(70)        $(98)       $(74)       $  --      $ 24    $(267)
Operating income.......         9             5          (29)        (21)          --        25      (11)
Net income.............        10             3          (17)        (13)         (67)      (30)    (114)

(3) In August 2000, SBC agreed to lease its existing network of approximately 3,900 cellular towers to SpectraSite Holdings, Inc. in connection with an agreement for SBC to sublease space on the towers from SpectraSite. Under the agreement, SBC also has expansion rights on the towers and a commitment from SpectraSite to build 800 new towers in future years. We account for this arrangement, which we refer to as the "Tower Transaction", as a capital lease.

    Pro forma impacts reflect the assumed transfer of 2,400 SBC-owned towers on January 1, 2000 and include the related loss of co-location revenues from the towers, a reduction in selling, general and administrative and depreciation expense, and an increase in interest expense and amortization expense. The annual interest rate associated with capital lease obligations is 8%.

(4) Represents elimination of roaming charges between the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group.

(5) Adjustment reflects our limited liability company status and the fact that income tax items generally flow through to our members, which are taxed at the member level pursuant to federal and state income tax laws. The deferred tax liabilities associated with previous non-taxable stock acquisitions and related goodwill were retained by SBC and BellSouth. Accordingly, the amortization expense associated with goodwill has been reversed.

(6) Adjustments to interest expense reflect increases or decreases in debt to achieve the targeted debt levels specified in the contribution and formation agreement as if such debt levels were outstanding at January 1, 2000 and throughout the period, and the application of a 7.5% annual interest rate charged on all affiliate debt balances. No pro forma adjustments have been made to interest expense on external debt.

(7) Represents elimination of equity income and minority interest associated with the Gary, Indiana wireless operation jointly owned by SBC and BellSouth but previously controlled and consolidated by the SBC Domestic Wireless Group.

                             CINGULAR WIRELESS LLC

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                                                                         PRO FORMA
                                                           CINGULAR      ADJUSTMENTS    CONSOLIDATED
                                                          -----------    -----------    ------------
                                                                    (DOLLARS IN MILLIONS)
                                               ASSETS
Current assets:
  Cash and cash equivalents...........................      $   211         $  --         $   211
  Accounts receivable, net of allowance for doubtful
     accounts.........................................        1,884            --           1,884
  Inventory...........................................          161            --             161
  Prepaid expenses and other current assets...........          451          (303)(1)         148
                                                            -------         -----         -------
          Total current assets........................        2,707            --           2,404
                                                            -------         -----         -------
Property, plant and equipment, net....................        9,004            --           9,004
                                                            -------         -----         -------
Intangible assets, net................................        8,765             1(2)        8,766
Investments in and advances to equity affiliates......          508            --             508
Other assets..........................................          127             4(2)          131
                                                            -------         -----         -------
  Total assets........................................      $21,111         $(298)        $20,813
                                                            =======         =====         =======

                                  LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Debt maturing within one year.......................      $ 1,424         $(303)(1)     $ 1,121
  Accounts payable and accrued liabilities............        2,421            91(2)        2,512
                                                            -------         -----         -------
          Total current liabilities...................        3,845          (212)          3,633
                                                            -------         -----         -------
Long-term debt:
  Due to affiliates...................................        9,699            --           9,699
  Other long-term debt................................          942            --             942
                                                            -------         -----         -------
          Total long-term debt........................       10,641            --          10,641
Other noncurrent liabilities:
  Deferred income taxes...............................          178            --             178
  Other noncurrent liabilities........................          149           150(2)          299
  Minority interest in consolidated partnerships......          518            --             518
Members' capital:
  Members' capital....................................        5,958          (236)(2)       5,722
  Receivable for property to be contributed...........         (178)           --            (178)
                                                            -------         -----         -------
  Total members' capital..............................        5,780          (236)          5,544
                                                            -------         -----         -------
  Total liabilities and members' capital..............      $21,111         $(298)        $20,813
                                                            =======         =====         =======

      NOTES TO UNAUDITED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001
                             (DOLLARS IN MILLIONS)

     The unaudited pro forma consolidated balance sheet as of September 30, 2001 gives effect to the following:

     (1) In connection with the contribution of CCPR to us by SBC effective September 1, 2001, we recorded an other current asset in the amount of $303, which represented a payment due from SBC in connection with the transaction. This adjustment gives pro forma effect to the payment from SBC, which was made in November 2001, as though it had been made on September 30, 2001, and the application of the proceeds to repay commercial paper borrowings.

     (2) The assumption of all payroll and benefit liabilities for individuals providing services to us. Services were being provided through leasing arrangements with affiliates of SBC and BellSouth at the balance sheet date. Subsequent to September 30, 2001, the employees of the respective leasing companies will be transferred to us along with their associated payroll and benefit liabilities.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                             CINGULAR WIRELESS LLC

     The following table presents selected historical consolidated financial and operating data of Cingular Wireless LLC from the date of its formation, April 24, 2000. The data presented in this table are derived from the historical financial statements and related notes which are included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2001 have been derived from our unaudited consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results set forth below for the nine months ended September 30, 2001 may not be indicative of results for the full year. The results for the period April 24, 2000 to December 31, 2000 presented below include the contributed SBC and BellSouth Domestic Wireless Groups' wireless assets and operations from October 2, 2000; there were no meaningful results of operations prior to that date. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                 PERIOD FROM          UNAUDITED
                                                               APRIL 24, 2000        NINE MONTHS
                                                               (INCEPTION) TO           ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                   (DOLLARS IN MILLIONS, EXCEPT
                                                                      OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................       $ 2,814             $ 9,705
  Equipment sales...........................................           241                 768
                                                                   -------             -------
          Total operating revenues..........................         3,055              10,473
Operating expenses:
  Cost of service and equipment.............................           974               3,270
  Selling, general and administrative.......................         1,279               3,782
  Depreciation and amortization.............................           421               1,422
                                                                   -------             -------
          Total operating expenses..........................         2,674               8,474
                                                                   -------             -------
Operating income............................................           381               1,999
Other income (expense):
  Interest expense..........................................          (231)               (610)
  Minority interest in consolidated partnerships............           (32)               (103)
  Equity in net income of affiliates, net...................             3                   2
  Other, net................................................             7                 134
                                                                   -------             -------
          Total other income (expenses).....................          (253)               (577)
                                                                   -------             -------
Income before provision for income taxes....................           128               1,422
Provision for income taxes..................................             1                   6
                                                                   -------             -------
          Net income........................................       $   127             $ 1,416
                                                                   =======             =======
CASH FLOW DATA:
  Net cash provided by operating activities.................       $ 1,062             $ 2,093
  Net cash used in investing activities.....................        (1,218)             (2,065)
  Net cash provided by (used in) financing activities.......           282                  57
  Capital expenditures......................................           959               1,688
OTHER OPERATING DATA:
  Licensed POPs (in millions) (end of period)(1)............           197                 217(8)
  Cellular/PCS subscribers (in millions) (end of
     period)(2).............................................          18.6                21.3
  Cellular/PCS subscriber churn(3)..........................           2.8%                2.8%
  Average cellular/PCS revenue per subscriber unit
     (ARPU)(4)..............................................       $ 51.14             $ 52.65
  EBITDA (in millions)(5)...................................       $   802             $ 3,421
  EBITDA margin(6)..........................................          28.5%               35.2%
  Ratio of earnings to fixed charges(7).....................          1.49                2.97

---------------

 (1) Licensed POPs refers to the number of people residing in areas where we have licenses to provide cellular or PCS service.
 (2) Cellular/PCS subscribers include customers served through reseller agreements.
 (3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (5) EBITDA is defined as operating income plus depreciation and amortization and provision for asset impairment. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (6) EBITDA margin is defined as EBITDA divided by service revenues.
 (7) See "Ratios of Earnings to Fixed Charges" above for a discussion of the calculation of this ratio.
 (8) Excludes (i) 28 million POPs associated with 45 licenses for which Salmon PCS LLC was the winning bidder in the January 2001 FCC auction and which the FCC granted to it in October 2001 and 34 licenses that are still pending and (ii) two million POPs covered by the Salt Lake City and Provo licenses we acquired in November 2001. See "Business -- Our
     Network -- Salmon PCS" below for additional information regarding our relationship with Salmon PCS LLC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                          SBC DOMESTIC WIRELESS GROUP

     The following table presents selected historical consolidated financial and operating data of the SBC Domestic Wireless Group. The statement of operations and cash flow data for the years ended December 31, 1998 and 1999 and the period ended October 2, 2000 are derived from the audited financial statements of the SBC Domestic Wireless Group included elsewhere in this prospectus. We derived the remaining financial data from the SBC Domestic Wireless Group's unaudited financial statements. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The historical financial information includes the results of operations and cash flows for the SBC Domestic Wireless Group for all periods, retroactively restated to reflect the mergers of SBC with the wireless businesses of Pacific Telesis Group (PAC), Southern New England Telecommunications Corporation (SNET) and Ameritech Corporation (Ameritech) as poolings of interests. Historical financial information also includes the results of operations and cash flows for acquisitions from their date of acquisition and includes the results of operations and cash flows from various disposed assets until their date of disposition. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Presentation of Financial Information" and the unaudited pro forma financial statements we have included elsewhere in this prospectus.

                                                                                                         PERIOD
                                                                   YEAR ENDED DECEMBER 31,               ENDED
                                                          ------------------------------------------   OCTOBER 2,
                                                           1996        1997       1998       1999         2000
                                                          -------   ----------   ------   ----------   ----------
                                                            (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues......................................  $ 4,619    $ 5,396     $5,961    $ 6,787      $ 5,582
  Equipment sales.......................................      309        481        546        589          518
                                                          -------    -------     ------    -------      -------
         Total operating revenues.......................    4,928      5,877      6,507      7,376        6,100
Operating expenses:
  Cost of service and equipment.........................    1,315      1,852      1,923      2,214        1,739
  Selling, general and administrative...................    2,102      2,530      2,689      2,870        2,238
  Depreciation and amortization.........................      589        754        816        990          835
                                                          -------    -------     ------    -------      -------
         Total operating expenses.......................    4,006      5,136      5,428      6,074        4,812
                                                          -------    -------     ------    -------      -------
Operating income........................................      922        741      1,079      1,302        1,288
Other income (expense):
  Interest expense......................................     (121)      (175)      (208)      (218)        (267)
  Minority interest.....................................     (138)      (156)      (210)      (207)        (133)
  Equity in net income of affiliates....................       22          9         25         42            7
  Other, net............................................       (4)        13        (23)        10           22
                                                          -------    -------     ------    -------      -------
         Total other income (expense)...................     (241)      (309)      (416)      (373)        (371)
                                                          -------    -------     ------    -------      -------
Income before provision for income taxes, extraordinary
  gain and cumulative effect of accounting changes......      681        432        663        929          917
Provision for income taxes..............................      269        169        275        373          367
                                                          -------    -------     ------    -------      -------
Income before extraordinary gain and cumulative effect
  of accounting changes.................................      412        263        388        556          550
Extraordinary gain on disposal, net of tax(1)(2)........       --         --         --      1,379           36
Cumulative effect of accounting changes, net of
  tax(3)................................................       --       (106)        --        (14)          --
                                                          -------    -------     ------    -------      -------
         Net income.....................................  $   412    $   157     $  388    $ 1,921      $   586
                                                          =======    =======     ======    =======      =======
CASH FLOW DATA:
  Net cash provided by operating activities(4)..........  $ 1,342    $ 1,340     $1,762    $ 1,861      $   620
  Net cash provided by (used in) investing activities...   (1,486)    (1,047)      (978)     1,268       (2,528)
  Net cash provided by (used in) financing activities...      143       (277)      (755)    (3,083)       1,965
  Capital expenditures..................................    1,184      1,066        978        988          704

                                                                                                         PERIOD
                                                                   YEAR ENDED DECEMBER 31,               ENDED
                                                          ------------------------------------------   OCTOBER 2,
                                                           1996        1997       1998       1999         2000
                                                          -------   ----------   ------   ----------   ----------
                                                            (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
OTHER OPERATING DATA:
  Cellular/PCS subscribers (in millions)(5).............      7.3        9.1       10.4       11.2         13.2
  Cellular/PCS subscriber churn(6)......................       NA        1.9%       2.1%       2.4%         2.6%
  Average revenue per subscriber unit (ARPU)(7).........  $ 58.99    $ 54.73     $51.11    $ 50.37      $ 51.23
  EBITDA (in millions)(8)...............................    1,511      1,495      1,895      2,292        2,123
  EBITDA margin(9)......................................     32.7%      27.7%      31.8%      33.8%        38.0%

---------------

 (1) In October 1999, SBC completed the required disposition, as a condition of the Ameritech merger, of 20 Midwestern cellular properties, including the competing cellular licenses in Chicago, Illinois, and St. Louis, Missouri and other markets. The SBC Domestic Wireless Group recorded an extraordinary gain of $1,379 on this sale, net of taxes of $960.
 (2) In September 2000, adjustments related to calculations of the 1999 gain on the required disposition of the 20 Midwestern cellular properties following the Ameritech merger referred to in note (1) above resulted in an additional extraordinary gain of $36, net of taxes of $24.
 (3) The SBC Domestic Wireless Group's results in 1999 include the effect of conforming the adoption date for postretirement accounting between SBC and Ameritech. This change was recorded in the third quarter of 1999, retroactive to January 1, 1999, as a cumulative effect of accounting change of $14, net of taxes of $9. Results in 1997 include the effect of conforming the accounting for sales commissions between SBC and PAC. This change was recorded in the second quarter of 1997, retroactive to January 1, 1997, as a cumulative effect of accounting change of $106, net of taxes of $66.
 (4) Net cash provided by operating activities for the period ended October 2, 2000 reflects a tax payment of $1,102 associated with the sale of the 20 Midwestern cellular properties referenced in note 1.
 (5) Subscribers include customers served through reseller agreements.
 (6) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (7) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (8) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (9) EBITDA margin is defined as EBITDA divided by service revenues. When adjusted for a $220 million charge recorded in 1999 by SBC in connection with the sale/leaseback of certain network assets, the EBITDA margin for 1999 would have been 37.0%.

                  SELECTED HISTORICAL FINANCIAL INFORMATION --
                       BELLSOUTH DOMESTIC WIRELESS GROUP

     The following table presents summary historical consolidated financial and operating data of the BellSouth Domestic Wireless Group. The statement of operations and cash flow data for the years ended December 31, 1998 and 1999 and the period ended October 2, 2000 are derived from the audited financial statements of the BellSouth Domestic Wireless Group included elsewhere in this prospectus. We derived the remaining financial data from the BellSouth Domestic Wireless Group's unaudited financial statements. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The historical financial information for the BellSouth Domestic Wireless Group includes the results of operations and cash flows for various significant acquisitions from their date of acquisition and includes the results of operations and cash flows from various disposed assets until their date of disposition. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Presentation of Financial Information" and the unaudited pro forma financial statements we have included elsewhere in this prospectus.

                                                                                                          PERIOD
                                                                     YEAR ENDED DECEMBER 31,               ENDED
                                                              --------------------------------------    OCTOBER 2,
                                                               1996       1997      1998      1999         2000
                                                              -------   --------   -------   -------   -------------
                                                                (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................  $2,359    $ 2,607    $2,839    $3,284       $ 2,873
  Equipment sales...........................................     144        228       214       289           229
                                                              ------    -------    ------    ------       -------
        Total operating revenues............................   2,503      2,835     3,053     3,573         3,102
Operating expenses:
  Cost of service and equipment.............................     753        845       992     1,237         1,094
  Selling, general and administrative.......................     921      1,105     1,256     1,446         1,138
  Depreciation and amortization.............................     326        457       560       677           491
  Provision for asset impairment(1).........................      --         --        --       320            --
                                                              ------    -------    ------    ------       -------
        Total operating expenses............................   2,000      2,407     2,808     3,680         2,723
                                                              ------    -------    ------    ------       -------
Operating income (loss).....................................     503        428       245      (107)          379
Other income (expense):
  Interest expense..........................................     (49)       (46)     (343)     (345)         (291)
  Minority interest.........................................     (66)       (10)       15        41            (8)
  Equity in net income of affiliates........................     124         50       168       145           123
  Other, net................................................      22         48        25       134            (9)
                                                              ------    -------    ------    ------       -------
        Total other income (expense)........................      31         42      (135)      (25)         (185)
                                                              ------    -------    ------    ------       -------
Income (loss) before provision for income taxes.............     534        470       110      (132)          194
Provision (benefit) for income taxes........................     224        190        64       (45)           80
                                                              ------    -------    ------    ------       -------
        Net income (loss)...................................  $  310    $   280    $   46    $  (87)      $   114
                                                              ======    =======    ======    ======       =======
CASH FLOW DATA:
  Net cash provided by operating activities.................  $  658    $   840    $  691    $  545       $   826
  Net cash used in investing activities.....................    (632)    (1,038)     (750)     (322)       (1,347)
  Net cash provided by (used in) financing activities.......      31        189       125      (295)          553
  Capital expenditures......................................     738        816       705       590           461
OTHER OPERATING DATA:
  Cellular/PCS subscribers (in millions)(2).................     3.2        3.7       4.5       4.9           5.7
  Cellular/PCS subscriber churn(3)..........................    1.89%      2.22%     2.32%     2.86%          2.5%
  Average revenue per subscriber unit (ARPU)(4).............  $69.42    $ 61.79    $58.42    $58.08       $ 58.47
  EBITDA (in millions)(5)...................................  $  829    $   885    $  805    $  890       $   870
  EBITDA margin(6)..........................................    35.1%      33.9%     28.4%     27.1%         30.3%

---------------

(1) Provision for asset impairment represents non-cash charges associated with disposals of infrastructure equipment in 14 wireless markets in the southeastern United States. This charge was recorded to write down these assets to their fair market value, as required under SFAS 121, and was estimated by discounting the expected future cash flows of these assets through the date of disposal. This equipment was replaced with new equipment.
(2) Subscribers include customers served through reseller agreements.
(3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
(4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
(5) EBITDA is defined as operating income plus depreciation and amortization and provision for asset impairment. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
(6) EBITDA margin is defined as EBITDA divided by service revenues.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a Delaware limited liability company formed on April 24, 2000, whose members are SBC, BellSouth, certain of their subsidiaries and partnerships and Cingular Wireless Corporation -- our manager. On October 2, 2000, SBC and BellSouth contributed to us substantially all of their U.S. wireless voice and data businesses.

     We are the second largest provider of advanced wireless voice and data communications services in the United States based on the number of wireless subscribers, revenues and EBITDA. We offer advanced wireless voice and data communications services across an extensive U.S. service territory, which we refer to as our "footprint", and operate one of the largest digital wireless networks in the United States.

     Our goal is to become the premier nationwide provider of advanced wireless and data services in the United States. See "Business -- Competitive Strengths" below.

OPERATING REVENUES

     Our operating revenues consist of revenues from the provision of wireless voice and data services and revenues from the sale of handsets and accessories. Service revenues, which we record when services are provided, include revenues from:

     - recurring monthly access charges;

     - airtime usage;

     - long distance charges;

     - charges for optional features and services such as voice mail, unlimited mobile-to-mobile calling, roadside assistance, caller ID and data services;

     - roaming charges we bill to our customers for their use of other carriers' networks; and

     - roaming charges we bill to other wireless service providers whose subscribers use our network.

     In total, service revenues have increased each year as our customer base has grown. Over the same period, average cellular/PCS revenue per subscriber unit, or "ARPU", has declined slightly, mainly due to the sale to new customers of, and migration of existing analog customers to, digital service. On average, digital subscribers choose plans with a higher monthly access charge than analog because they include a larger bundle of included minutes and more enhanced features than analog plans. The shift to digital rate plans has resulted in an increase in access fees, which have been offset by lower airtime usage revenues. The greater value to customers from lower per-minute prices has been a major contributor to subscriber and revenue growth. Furthermore, by migrating customers to digital services, we are able to offer more features and data services, such as "My Wireless Window(sm)" messaging and Internet services, which we believe will increase ARPU over time. The increase in local subscriber revenues that we have experienced has been partially offset by a decline in roaming and long distance revenues resulting primarily from the growth in the popularity of our Cingular Nation(sm) and Cingular Region(sm) calling plans, which have higher access rates but include roaming and long distance calls as local or home calls.

     Equipment sales include revenues from the sale of handsets and accessories to new and existing customers and to agents and other third-party distributors.

     Revenue from data services has not been material in any of the periods presented. We expect that revenues from wireless data services will increasingly contribute to operating revenues as a result of the increasing availability of GPRS across our network and the introduction of new data applications for business and consumer use, including access to e-mail, Internet content, mobile commerce and location-based services.

OPERATING EXPENSES

     Our operating expenses include:

     - cost of service and equipment;

     - selling, general and administrative expenses; and

     - depreciation and amortization.

     Cost of service and equipment includes the cost of carrying calls, maintaining our network and the cost of handsets and accessories. In addition to internal and contract labor and expenses to monitor, maintain and service our network, cost of service includes landline facilities expense, roaming charges and long distance expense for services provided by other telecommunications carriers.

     Some of our third party distributors purchase handsets and accessories from us, usually above cost. However, we generally sell handsets below cost to customers who purchase through direct sales channels, such as our company stores, as an inducement to customers who agree to one- or two-year subscription contracts or in connection with other promotions. As a result, revenues from equipment sales are more than offset by the related cost of equipment, resulting in a net subsidy to customers. In addition, we have actively focused on selling services to new customers and upgrading existing customers to digital handsets and service, which increase network capacity and lower our operating cost per minute. When first introduced, digital handsets were more expensive than analog phones, contributing to an increase in cost of equipment. As we expand our distribution channels and continue to grow, the number of handsets sold will continue to increase, which will result in a higher aggregate cost of equipment. However, the cost of handsets has declined, and, as one of the largest purchasers of handsets in the United States, we believe we will be able to purchase handsets at attractive volume-discounted rates.

     Selling, general and administrative expenses include all operating costs and expenses not included in the other operating cost and expense categories, such as:

     - distribution expenses, including the costs to maintain retail locations and the commissions paid to our own sales force as well as agents and other third party distributors;

     - compensation expenses for some of our leased employees, including salary and benefits; and

     - sales and marketing costs, including the costs of advertising and promotions; in 2001 this includes non-recurring costs related to our January 2001 brand launch.

     Depreciation and amortization expense includes expenses relating to the depreciation of property, plant and equipment and the amortization of goodwill and other intangibles, such as licenses and customer lists.

     As a combined entity, we believe that we can spread our fixed costs over a larger subscriber base, resulting in higher EBITDA and operating income. We also believe that our industry position enables us to negotiate roaming, long distance and local network connection fees and handset and network infrastructure purchase arrangements on favorable terms. In addition, as our network coverage area increases and our customers' use of digital handsets increases, we believe that our roaming expenses as a percentage of revenue will decline.

     The integration of our two predecessor operations also provides opportunities for cost savings. Prior to our formation as a joint venture, the SBC and BellSouth wireless units had their own management teams, wireless networks, operational and technical groups, marketing and distribution channels, and information, customer care, billing and other systems. We believe that our formation and the resulting combination of these businesses will generate significant synergies, which will increase revenues and lower our overall cost structure on a recurring basis. However, we expect to spend a significant amount on integration activities, and we cannot assure you that we will be able to realize any cost savings or other benefits anticipated from our joint venture. See "Risk Factors -- Risks Related to Our Business -- Difficulties integrating the companies that form our business could adversely affect us in many ways".

OTHER INCOME (EXPENSES)

     Minority interest. Minority interest reflects the share of operating income belonging to members or partners in our subsidiaries.

     Equity in net income (loss) of affiliates. In addition to the subsidiaries that we control and include in our consolidated financial statements, we have non-controlling equity investments in various entities:

     - In November 2000, we made an equity investment, and as of September 30, 2001 had a non-controlling 85% equity interest in Salmon. Because we do not control Salmon, we account for this investment using the equity method and record profits or losses in our income statement as equity in net income (loss) of affiliates. Crowley Digital LLC, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50 million. As a result, we will recognize 100% of Salmon's losses at such time as Crowley's capital contribution has been eliminated due to it being charged with its proportionate share of Salmon's losses. Until Salmon's networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses.

     - Also, in November 2001, we formed a jointly-controlled infrastructure venture with VoiceStream. The venture with VoiceStream is expected to commence operations in 2002. Because we do not independently control our venture with VoiceStream, we also account for this investment using the equity method. Our venture with VoiceStream is structured to generate operating losses equal to the depreciation and amortization on the assets that have been contributed to it.

As a result, we expect to record a significant equity in loss of affiliates over the next several years relating to our investment in Salmon and relating to VoiceStream once our infrastructure venture with it has commenced operations.

INCOME TAXES

     We are a limited liability company and therefore generally do not pay income taxes on our income. Instead, income taxes are generally the responsibility of our members. In addition, we have corporate subsidiaries that are taxpayers and will record income tax expense. We do not expect that this expense will be material in the future.

PRESENTATION OF FINANCIAL INFORMATION

     We were formed in 2000 and have limited historical results of operation prior to the contribution of the SBC and BellSouth Domestic Wireless Groups' assets on October 2, 2000. Therefore, for periods prior to October 2000 we present the historical results of operations of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group and discuss the results of operations of those businesses on a historical basis. We also present and discuss financial information for Cingular. For the nine months ended September 30, 2001, we present and discuss the unaudited pro forma consolidated statement of operations, which is included herein under "Unaudited Pro Forma Financial Information", along with the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2000, which is not included herein but is derived from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2000, which is included herein under "Unaudited Pro Forma Financial Information".

     We also present and discuss our unaudited historical consolidated financial results for the nine months ended September 30, 2001 compared to the unaudited combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the nine months ended September 30, 2000 and our historical consolidated financial results for the period April 24, 2000 (inception) through December 31, 2000 compared to the unaudited combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the quarter ended December 31, 1999.

     The SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group ceased operating as separate entities when their assets were contributed to us on October 2, 2000. As a result, their 2000 financial data present approximately nine months of results of operations. The table presented for discussion of each Group's operations displays results for the nine-month period ended September 30, 1999 to facilitate a comparison of results of operations for 2000 that cover the same time period.

CINGULAR WIRELESS LLC

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

     The pro forma results for Cingular Wireless LLC for the nine months ended September 30, 2001 and the nine months ended September 30, 2000 are included below. Our pro forma statement of operations for the nine months ended September 30, 2001 is included under "Unaudited Pro Forma Financial Information". Our pro forma statement of operations for the nine months ended September 30, 2000 represents the combined historical results of operations for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the period ended October 2, 2000, giving pro forma effect for that period to the transactions affecting the nine month period ended September 30, 2000 described in the notes to our unaudited pro forma financial statements for the year ended December 31, 2000 included under "Unaudited Pro Forma Financial Information" as if they had occurred on January 1, 2000.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------   % CHANGE
                                                               2000       2001    FROM 2000
                                                              ------     ------   ---------
                                                                  (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues..........................................  $8,622     $9,852       14.3
  Equipment sales...........................................     777        781        0.5
                                                              ------     ------    -------
          Total operating revenues..........................   9,399     10,633       13.1
Operating expenses:
  Cost of service and equipment.............................   2,887      3,315       14.8
  Selling, general and administrative.......................   3,441      3,861       12.2
  Depreciation and amortization.............................   1,403      1,476        5.2
                                                              ------     ------    -------
          Total operating expenses..........................   7,731      8,652       11.9
                                                              ------     ------    -------
Operating income............................................   1,668      1,981       18.8
                                                              ------     ------    -------
Other income (expense):
  Interest expense..........................................    (648)      (636)      (1.9)
  Minority interest in consolidated partnerships............    (105)       (93)     (11.4)
  Equity in net income of affiliates, net...................      11          2      (81.8)
  Other, net................................................      (8)       136         NA
                                                              ------     ------    -------
          Total other income (expense)......................    (750)      (591)     (21.2)
                                                              ------     ------    -------
Income before provision for income taxes....................     918      1,390       51.4
Provision for income taxes..................................       1          2         NA
                                                              ------     ------    -------
          Net income........................................  $  917     $1,388       51.4
                                                              ======     ======    =======
EBITDA......................................................  $3,071     $3,457       12.6
Cellular/PCS subscribers (in millions) (end of period)(1)...    18.9       21.3       12.8
Average cellular/PCS revenue per subscriber unit (ARPU) (in
  actual dollars)(2)........................................  $53.85     $52.02       (3.4)

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     CUSTOMER GROWTH

     Cellular and PCS customers grew to 21.3 million for the nine months ended September 30, 2001, an increase of 12.8% from the 18.9 million customers at September 30, 2000. Customer growth for the year ended December 31, 2000, compared to the year ended December 31, 1999, was 18.7%. The slower rate of growth for the 2001 period reflects the economic slowdown, higher penetration levels and increasing competition in all of our markets. In addition, the rate of customer growth reflects a cellular/PCS customer churn rate of 2.8% for the nine months ended September 30, 2001, compared to 2.6% for the comparable period in 2000. Factors contributing to these results include the following:

     - reducing the subsidy for handsets sold to prepaid customers;

     - shortening the expiration date of new prepaid cards to 90 days from 180 days from the date of issue;

     - increasing pricing for postpaid analog customers; and

     - removing from our count of resale customers those customers who were inactive for 60 days or longer.

These practices were implemented by us to migrate analog customers to digital service and improve the profitability of prepaid services. Primarily as a result of these practices, our net cellular/PCS customer additions declined 26.7% from
2.3 million for the nine months ended September 30, 2000 to 1.7 million for the comparable period in 2001. This decrease was mainly attributable to third quarter 2001 net customer additions of 95,000, an 86.9% decline from 723,000 in the third quarter of 2000. We expect net customer additions for the fourth quarter of 2001 to improve from the third quarter of 2001, although our transition efforts may result in continued high rates of churn over the near term.

     Our Mobitex data network customers increased to approximately 700,000 at September 30, 2001, a 52.2% increase from 460,000 customers at September 30, 2000. The rate of growth slowed during 2001 as net customer additions for the nine months ended September 30, 2001 of 124,000 declined from 239,000 for the comparable 2000 period. Most of these customers are business customers, and the decline in net additions reflects primarily the economic slowdown and removal of inactive customers from our customer base. This had a significant impact in the third quarter of 2001 with 8,000 net additions, compared to 80,000 in the third quarter of 2000. We had approximately 300,000 customers using our cellular and PCS data services at September 30, 2001. Most of these customers began subscribing to these services during 2001.

     OPERATING REVENUES

     Total operating revenues for the nine months ended September 30, 2001 were $10,633 million, an increase of $1,234 million, or 13.1%, from $9,399 million for the nine months ended September 30, 2000. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the nine months ended September 30, 2001 were $9,852 million, an increase of $1,230 million, or 14.3%, compared to $8,622 million for the nine months ended September 30, 2000. The increase was primarily driven by the 18.2% increase in average cellular/PCS subscribers versus the same period one year earlier, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. ARPU declined by $1.83 to $52.02, or 3.4%, from $53.85 in the nine months ended September 30, 2000 largely due to decreases in the revenue we received from other wireless carriers for their customers roaming on our network. Long distance revenue and the revenue we collect from our customers to cover the costs we incur when our customers roam on the networks of other wireless carriers also decreased slightly as a result of the introduction of regional and national calling plans, which have the effect of converting minutes of use from long distance and roaming revenues to local service revenues. Local service revenues for the nine months ended September 30, 2001 increased 19% over the nine months ended September 30, 2000, driven by a 38% increase in local minutes of use per customer, partially offset by lower per minute pricing.

     Equipment sales. Equipment sales for the nine months ended September 30, 2001 were $781 million, an increase of $4 million, or 0.5%, from $777 million for the nine months ended September 30, 2000. The relatively flat growth was primarily attributable to a modest increase in gross customer additions, mostly offset by declining retail prices for digital handsets.

     Total operating revenues from our Mobitex data network customers for the nine months ended September 30, 2001, which are included in the service revenues and equipment sales reported above, rose

$59 million from the nine months ended September 30, 2000, or 67.0%, to $147 million. This increase was primarily attributable to a 50.7% increase in subscribers from September 30, 2000 to September 30, 2001.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for the nine months ended September 30, 2001 was $3,315 million, an increase of $428 million, or 14.8%, from $2,887 million for the nine months ended September 30, 2000.

     Cost of service for the nine months ended September 30, 2001 was $2,060 million, an increase of $264 million, or 14.7%, compared to $1,796 million for the nine months ended September 30, 2000. This increase was largely attributable to an 18.2% increase in average number of subscribers and a 61% increase in system minutes of use, fueled by higher usage from digital rate plans with larger numbers of included minutes. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment for the nine months ended September 30, 2001 was $1,255 million, an increase of $164 million, or 15.0%, compared to $1,091 million for the nine months ended September 30, 2000. The increase was primarily due to an increase in handset purchases in order to accommodate subscriber growth and upgrades, coupled with a shift toward higher priced handsets.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2001 were $3,861 million, an increase of $420 million, or 12.2%, compared to $3,441 million for the nine months ended September 30, 2000. The increase over the prior year was attributable to higher customer acquisition costs from increased gross customer additions, expanded distribution channels, higher customer care costs and costs from efforts to integrate the business operations of our separate predecessor companies, including $200 million for our branding campaign, store signage replacements and consolidation of call centers, billing systems and other functions. These integration efforts are ongoing.

     Depreciation and amortization. Depreciation and amortization for the nine months ended September 30, 2001 was $1,476 million, an increase of $73 million, or 5.2%, compared to $1,403 million for the nine months ended September 30, 2000. This increase in expense was largely attributable to capital expenditures.

     INTEREST EXPENSE

     Interest expense for the nine months ended September 30, 2001 was $636 million, a decrease of $12 million, or 1.9%, compared to $648 million for the nine months ended September 30, 2000. The slight decrease in interest expense primarily resulted from declines in the average interest rate charged on external debt. On a pro forma basis, the average borrowings from affiliates of SBC and BellSouth and the related interest rate remained constant.

     OTHER, NET

     Other, net for the nine months ended September 30, 2001 was $136 million, an increase of $144 million, compared to $(8) million for the nine months ended September 30, 2000. The increase primarily reflects a $76 million gain associated with the distribution of assets to us at fair value following a partnership dissolution, $24 million in gains from the sale of partitioned properties and interest income on advances to Salmon PCS LLC.

CINGULAR WIRELESS LLC

CONSOLIDATED NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO COMBINED NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

     The historical consolidated financial results for Cingular Wireless LLC for the nine months ended September 30, 2001 and the combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the nine months ended September 30, 2000 are included below. In combining the historical results of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, inter-group transactions have been eliminated.

     Because of the various transactions described in the notes to our unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 under "Unaudited Pro Forma Financial Information", the comparisons between the two periods described below may not be meaningful.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------   % CHANGE
                                                               2000       2001    FROM 2000
                                                              ------     ------   ---------
                                                                  (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues..........................................  $8,412     $9,705      15.4
  Equipment sales...........................................     747        768       2.8
                                                              ------     ------    ------
          Total operating revenues..........................   9,159     10,474      14.4
Operating expenses:
  Cost of service and equipment.............................   2,790      3,270      17.2
  Selling, general and administrative.......................   3,376      3,783      12.1
  Depreciation and amortization.............................   1,326      1,422       7.2
                                                              ------     ------    ------
          Total operating expenses..........................   7,492      8,475      13.1
                                                              ------     ------    ------
Operating income............................................   1,667      1,999      19.9
                                                              ------     ------    ------
Other income (expense):
  Interest expense..........................................    (558)      (610)      9.3
  Minority interest in consolidated partnerships............    (137)      (103)    (24.8)
  Equity in net income of affiliates, net...................     126          2        NA
  Other, net................................................      13        134        NA
                                                              ------     ------    ------
          Total other income (expense)......................    (556)      (591)      6.3
                                                              ------     ------    ------
Income before provision for income taxes....................   1,111      1,422      28.0
Provision for income taxes..................................     447          6        NA
                                                              ------     ------    ------
          Net income........................................  $  664     $1,416     112.3
                                                              ======     ======    ======
EBITDA......................................................  $2,993     $3,421      14.3
Cellular/PCS subscribers (in millions) (end of period)(1)...    18.9       21.3      12.7
Average cellular/PCS revenue per subscriber unit (ARPU) (in
  actual dollars)(2)........................................  $52.60     $52.65       0.1

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

  CUSTOMER GROWTH

     Cellular and PCS customers grew to 21.3 million for the nine months ended September 30, 2001, an increase of 12.7% from the 18.9 million customers at September 30, 2000. Customer growth for the year ended December 31, 2000, compared to the year ended December 31, 1999, was 20.0%.The slower rate of growth for the 2001 period reflects the economic slowdown, higher penetration levels and increasing competition in all of our markets. In addition, the rate of customer growth reflects a cellular/PCS customer churn rate of 2.8% for the nine months ended September 30, 2001, compared to 2.6% for the comparable period in 2000. Factors contributing to these results include the following:

     - reducing the subsidy for handsets sold to prepaid customers;

     - shortening the expiration date of new prepaid cards to 90 days from 180 days from the date of issue;

     - increasing pricing for postpaid analog customers; and

     - removing from our count of resale customers those customers who were inactive for 60 days or longer.

These practices were implemented by us to migrate analog customers to digital service and improve the profitability of prepaid services. Primarily as a result of these practices, our net cellular/PCS customer additions declined 23.8% from
2.1 million for the nine months ended September 30, 2000 to 1.6 million for the comparable period in 2001. This decrease was mainly attributable to third quarter 2001 net customer additions of 93,000, a 86.5% decline from 688,000 in the third quarter of 2000. We expect net customer additions for the fourth quarter of 2001 to improve from the third quarter of 2001, although our transition efforts may result in continued high rates of churn over the near term.

     Our Mobitex data network customers increased to approximately 697,000 at September 30, 2001, a 50.7% increase from approximately 462,000 customers at September 30, 2000. The rate of growth slowed during 2001 as net customer additions of approximately 124,000 for the nine months ended September 30, 2001 declined from just over 239,000 for the comparable 2000 period. Most of these customers are business customers, and the decline in net additions reflects primarily the economic slowdown and removal of inactive customers from our customer base. This had a significant impact in the third quarter of 2001 with nearly 8,000 net additions, compared to approximately 80,000 in the third quarter of 2000. We had approximately 300,000 customers using our cellular and PCS data services as of September 30, 2001. Most of these customers began subscribing to these services during 2001.

     OPERATING REVENUES

     Total operating revenues for the nine months ended September 30, 2001 were $10,474 million, an increase of $1,315 million, or 14.4%, from $9,159 million for the nine months ended September 30, 2000. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the nine months ended September 30, 2001 were $9,705 million, an increase of $1,293 million, or 15.4%, compared to $8,412 million for the nine months ended September 30, 2000. The increase was primarily driven by the 21.7% increase in average cellular/PCS subscribers versus the same period one year earlier, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. ARPU increased by $0.05 to $52.65, or 0.1%, from $52.60 in the nine months ended September 30, 2000 largely due to a 48.2% increase in local minutes of use per customer, offset by lower per minute pricing. Also offsetting the increase attributable to usage were decreases in the revenue we received from other wireless carriers for their customers roaming on our network. Long distance revenue and the revenue we collect from our customers to cover the costs we incur when our customers roam on the networks of other wireless carriers also decreased slightly as a result of the introduction of regional and national calling plans, which have the effect of converting minutes of use from long distance and roaming revenues to local service revenues. Local service revenues for the nine months ended September 30, 2001 increased 21.2% over the nine months ended September 30, 2000.

     Equipment sales. Equipment sales for the nine months ended September 30, 2001 were $768 million, an increase of $21 million, or 2.8%, from $747 million for the nine months ended September 30, 2000. The growth was primarily attributable to a modest increase in gross customer additions, offset by declining retail prices for digital handsets.

     Total operating revenues from our Mobitex data network customers for the nine months ended September 30, 2001, which are included in the service revenues and equipment sales reported above, rose

$59 million from the nine months ended September 30, 2000, or 67%, to $147 million. This increase was primarily attributable to a 50.7% increase in subscribers from September 30, 2000 to September 30, 2001.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for the nine months ended September 30, 2001 was $3,270 million, an increase of $480 million, or 17.2%, from $2,790 million for the nine months ended September 30, 2000.

     Cost of service for the nine months ended September 30, 2001 was $2,043 million, an increase of $433 million, or 26.9%, compared to $1,610 million for the nine months ended September 30, 2000. This increase was largely attributable to a 48.2% increase in system minutes of use, fueled by a 21.7% increase in average number of subscribers and higher usage from digital rate plans with larger numbers of included minutes. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment for the nine months ended September 30, 2001 was $1,227 million, an increase of $47 million, or 4.0%, compared to $1,180 million for the nine months ended September 30, 2000. The increase was primarily due to an increase in handset purchases in order to accommodate subscriber growth and upgrades, coupled with a shift toward higher priced handsets.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2001 were $3,783 million, an increase of $407 million, or 12.1%, compared to $3,376 million for the nine months ended September 30, 2000. The increase over the prior year was attributable to higher customer acquisition costs from increased gross customer additions, expanded distribution channels, higher customer care costs and costs from efforts to integrate the business operations of our separate predecessor companies, including $200 million for our branding campaign, store signage replacements and consolidation of call centers, billing systems and other functions. These integration efforts are ongoing.

     Depreciation and amortization. Depreciation and amortization for the nine months ended September 30, 2001 was $1,422 million, an increase of $96 million, or 7.2%, compared to $1,326 million for the nine months ended September 30, 2000. This increase in expense was largely attributable to capital expenditures.

     INTEREST EXPENSE

     Interest expense for the nine months ended September 30, 2001 was $610 million, an increase of $52 million, or 9.3%, compared to $558 million for the nine months ended September 30, 2000. The increase in interest expense primarily resulted from increased levels of average debt.

     EQUITY IN NET INCOME OF AFFILIATES, NET

     Equity in net income of affiliates, net for the nine months ended September 30, 2001 was $2 million, a decline of $124 million, compared to $126 million for the nine months ended September 30, 2000. Equity in net income of affiliates, net for the nine months ended September 30, 2000 includes $102 million from BellSouth's interest in AB Cellular. In December 2000, the interest in AB Cellular was redeemed by BellSouth. Following the redemption, BellSouth contributed to Cingular in January 2001 its interests in the Houston and Galveston cellular operations, which are consolidated in our 2001 financial results.

     OTHER, NET

     Other, net for the nine months ended September 30, 2001 was $134 million, an increase of $121 million, compared to $13 million for the nine months ended September 30, 2000. The increase primarily reflects a $76 million gain associated with the distribution of assets to us at fair value following a partnership dissolution, $24 million in gains from the sale of partitioned properties and interest income on advances to Salmon PCS LLC.

CINGULAR WIRELESS LLC

CONSOLIDATED PERIOD ENDED DECEMBER 31, 2000 COMPARED TO COMBINED QUARTER ENDED DECEMBER 31, 1999 (UNAUDITED)

     The historical consolidated financial results for Cingular Wireless LLC for the period April 24, 2000 (inception) through December 31, 2000 and the unaudited combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the quarter ended December 31, 1999 are included below. In combining the historical results of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, inter-group transactions have been eliminated.

     The period April 24, 2000 through December 31, 2000 is essentially a three month period due to the contributions of operations that took place on October 2, 2000 and accordingly, the discussion is based upon comparison to the unaudited combined financial results for the quarter ended December 31, 1999.

     Because of the various transactions described in the notes to our unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 under "Unaudited Pro Forma Financial Information", the comparisons between the two periods described below may not be meaningful.

                                                               QUARTER         PERIOD
                                                                ENDED          ENDED
                                                             DECEMBER 31,   DECEMBER 31,      %
                                                                 1999           2000        CHANGE
                                                             ------------   ------------   --------
                                                                     (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues.........................................     $2,608         $2,814         7.9
  Equipment sales..........................................        221            241         9.0
                                                                ------         ------       -----
          Total operating revenues.........................      2,829          3,055         8.0
Operating expenses:
  Cost of service and equipment............................      1,159            974       (16.0)
  Selling, general and administrative......................      1,155          1,279        10.7
  Depreciation and amortization............................        483            421       (12.8)
                                                                ------         ------       -----
          Total operating expenses.........................      2,798          2,674        (4.4)
                                                                ------         ------       -----
Operating income...........................................         32            381          NA
                                                                ------         ------       -----
Other income (expense):
  Interest expense.........................................       (142)          (231)       62.7
  Minority interest in consolidated partnerships...........         (2)           (32)         NA
  Equity in net income of affiliates, net..................         54              3          NA
  Other, net...............................................        (18)             7          NA
                                                                ------         ------       -----
          Total other income (expense).....................       (108)          (253)      134.3
                                                                ------         ------       -----
Income (loss) before provision for income taxes............        (76)           128       268.4
Provision for income taxes.................................         24              1          NA
                                                                ------         ------       -----
          Net income (loss)................................     $  (52)        $  127       344.2
                                                                ======         ======       =====
EBITDA.....................................................     $  515         $  802        55.7
Cellular/PCS subscribers (in millions) (end of
  period)(1)...............................................       15.5           18.6        20.0
Average cellular/PCS revenue per subscriber unit (ARPU) (in
  actual dollars)(2).......................................     $54.75         $51.14        (6.6)

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscriber during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended December 31, 2000 were $3,055 million, an increase of $226 million, or 8.0%, from $2,829 million for the quarter ended December 31, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended December 31, 2000 were $2,814 million, an increase of $206 million, or 7.9%, compared to $2,608 million for the quarter ended December 31, 1999. The increase was primarily driven by the 19.6% increase in average cellular/PCS subscribers versus the same period one year earlier, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. ARPU declined by $3.61 to $51.14, or 6.6% from $54.75 in the quarter ended December 31, 1999 largely due to decreases in the revenue we received from other wireless carriers for their customers roaming on our network. Long distance revenue and the revenue we collect from our customers to cover the costs we incur when our customers roam on the networks of other wireless carriers also decreased slightly as a result of the introduction of regional and national calling plans, which have the effect of converting minutes of use from long distance and roaming revenues to local service revenues. Local service revenues for the period ended December 31, 2000 increased 21.0% over the quarter ended December 31, 1999, driven by a 35.6% increase in local minutes of use per customer, partially offset by lower per minute pricing.

     Equipment sales. Equipment sales for the period ended December 31, 2000 were $241 million, an increase of $20 million, or 9.0%, from $221 million for the quarter ended December 31, 1999. The growth was primarily attributable to the increase in gross customer additions, offset by declining retail prices for digital handsets.

     Total operating revenues from our Mobitex data network customers for the period ended December 31, 2000, which are included in the service revenues and equipment sales reported above, rose $18 million from the quarter ended December 31, 1999, or 81.8%, to $40 million. This increase was primarily attributable to a 156.9% increase in subscribers from December 31, 1999 to December 31, 2000.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for the period ended December 31, 2000 was $974 million, a decrease of $185 million, or 16.0%, from $1,159 million for the quarter ended December 31, 1999.

     Cost of service for the period ended December 31, 2000 was $582 million, a decrease of $210 million, or 26.5%, compared to $792 million for the quarter ended December 31, 1999. This decrease was largely attributable to a $220 million expense associated with the sale and leaseback of network assets recorded in the fourth quarter of 1999, offset by a 35.6% increase in system minutes of use, which was fueled by a 19.6% increase in average number of subscribers and higher usage from digital rate plans with larger numbers of included minutes. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment for the period ended December 31, 2000 was $392 million, an increase of $25 million, or 6.8%, compared to $367 million for the quarter ended December 31, 1999. The increase was primarily due to an increase in handset purchases in order to accommodate subscriber growth and upgrades, coupled with a shift toward higher priced handsets.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended December 31, 2000 were $1,279 million, an increase of $124 million, or 10.7%, compared to $1,155 million for the quarter ended December 31, 1999. The increase over the prior year was attributable to higher customer acquisition costs from increased gross customer additions, expanded distribution channels, higher customer care costs and costs from efforts to integrate the business operations of our separate predecessor companies, including branding, store signage replacements and consolidation of call centers, billing systems and other functions. These integration efforts were initiated in the fourth quarter of 2000 and continued throughout 2001.

     Depreciation and amortization. Depreciation and amortization for the period ended December 31, 2000 was $421 million, a decrease of $62 million, or 12.8%, compared to $483 million for the quarter ended December 31, 1999. This decrease was largely the result of an acceleration of depreciation expense in 1999 following the impairment of network assets in the southeastern United States that was recognized in the second quarter of 1999, and the depreciation of the remaining asset base over a shorter timeframe than was previously assumed.

     INTEREST EXPENSE

     Interest expense for the period ended December 31, 2000 was $231 million, an increase of $89 million, or 62.7%, compared to $142 million for the quarter ended December 31, 1999. The increase in interest expense primarily resulted from an increase in debt levels associated with a recapitalization of the business prior to formation of the Cingular joint venture, as well as an increase in debt related to the DCS minority buyout.

     MINORITY INTEREST

     Minority interest for the period ended December 31, 2000 was $(32) million, a decrease of $30 million compared to $(2) million for the quarter ended December 31, 1999. 1999 results include $11 million of minority interest income attributable to the BellSouth Carolinas PCS partnerships; a purchase of these minority interests occurred in September 2000. The remaining change largely reflects differences in partnership operating results.

     EQUITY IN NET INCOME OF AFFILIATES

     Equity in net income of affiliates for the period ended December 31, 2000 was $3 million, a decrease of $51 million compared to $54 million for the quarter ended December 31, 1999. Largely contributing to the decrease is the fact that BellSouth's 44.385% equity investment in AB Cellular, which held interests in the Houston and Los Angeles cellular operations, was not contributed to Cingular at the formation date of the venture in October 2000.

     OTHER, NET

     Other, net for the period ended December 31, 2000 was $7 million, an increase of $25 million compared to $(18) million for the quarter ended December 31, 1999. The largest contributors to this increase were $10 million in gains and losses associated with the sale of fixed assets, investments and partitioned properties as compared with the prior period.

SBC DOMESTIC WIRELESS GROUP

PERIOD ENDED OCTOBER 2, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     The historical financial results for the SBC Domestic Wireless Group for the period ended October 2, 2000 and the nine months ended September 30, 1999 are included below.

     The period ended October 2, 2000 is essentially a nine-month period and, accordingly, the discussion below is based upon a comparison to the unaudited financial results for the nine months ended September 30, 1999.

     Because of the various transactions described in the notes to our unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 under "Unaudited Pro Forma Financial Information", the comparisons between the two periods described below may not be meaningful.

                                                                  UNAUDITED        PERIOD ENDED
                                                              NINE MONTHS ENDED     OCTOBER 2,      %
                                                              SEPTEMBER 30, 1999       2000       CHANGE
                                                              ------------------   ------------   ------
                                                                        (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues..........................................        $5,107            $5,582         9.3
  Equipment sales...........................................           437               518        18.5
                                                                    ------            ------
        Total operating revenues............................         5,544             6,100        10.0
Operating expenses:
  Cost of service and equipment.............................         1,470             1,739        18.3
  Selling, general and administrative.......................         2,111             2,238         6.0
  Depreciation and amortization.............................           702               835        18.9
                                                                    ------            ------
        Total operating expenses............................         4,283             4,812        12.4
                                                                    ------            ------
        Operating income....................................         1,261             1,288         2.1
Other income (expense):
  Interest expense..........................................          (163)             (267)       63.8
  Minority interest.........................................          (180)             (133)      (26.1)
  Other, net................................................            34                29       (14.7)
                                                                    ------            ------
        Total other income (expense)........................          (309)             (371)       20.1
                                                                    ------            ------
  Income before provision for income taxes, extraordinary
    gain and cumulative effect of accounting changes........           952               917        (3.7)
Provision for income taxes..................................           377               367        (2.7)
                                                                    ------            ------
  Income before extraordinary gain and cumulative effect of
    accounting changes......................................           575               550        (4.3)
Extraordinary gain on disposal, net of tax..................            --                36          NA
Cumulative effect of accounting changes, net of tax.........           (14)               --          NA
                                                                    ------            ------
        Net Income..........................................        $  561            $  586         4.4
                                                                    ======            ======
EBITDA......................................................        $1,963            $2,123         8.2
Cellular/PCS subscribers (in millions) (end of period)(1)...          12.5              13.2         5.6
ARPU (cellular/PCS) (in actual dollars)(2)..................        $50.44            $51.23         1.6

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended October 2, 2000 were $6,100 million, an increase of $556 million, or 10.0%, compared to $5,544 million of operating revenues for the nine months ended September 30, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended October 2, 2000 were $5,582 million, an increase of $475 million, or 9.3%, compared to $5,107 million of service revenues for the nine months ended September 30, 1999 as a result of an increase in average subscribers of 0.9 million, or 8.0%, and an increase in ARPU of $.79. The growth rates of both revenues and average customers are affected by various acquisitions and dispositions. The ARPU increase from $50.44 in 1999 to $51.23 in 2000 is due, in part, to the addition of customers acquired in the Comcast Transaction and disposition of customers in overlapping Ameritech properties, who, on average, had lower ARPU than the acquired Comcast customers. In addition, higher ARPU PCS customers represented a greater proportion of the customer base in 2000 compared to 1999.

     Equipment sales. Equipment sales for the period ended October 2, 2000 were $518 million, an increase of $81 million, or 18.5%, compared to $437 million for the nine months ended September 30, 1999. This increase was primarily attributable to the 33.7% increase in gross customer additions.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for the period ended October 2, 2000 was $1,739 million, an increase of $269 million, or 18.3%, compared to $1,470 million for the nine months ended September 30, 1999.

     Cost of service of $1,037 million increased $168 million from $869 million for the nine months ended September 30, 1999, mainly due to an increase in local network, roaming and long distance costs. These costs increased 19.3% primarily due to higher average usage per customer and also due to growth in our customer base.

     For the same period, cost of equipment was $702 million, an increase of $101 million, or 16.8%, compared to $601 million for the nine months ended September 30, 1999. The increase in equipment purchases supported the 33.7% increase in gross customer additions and corresponding increase in equipment sales.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended October 2, 2000 were $2,238 million, an increase of $127 million, or 6.0%, compared to $2,111 million for the nine months ended September 30, 1999. The increase was mainly due to the increase in commissions related to the 33.7% increase in gross customer additions. The volume-related increases were partially offset by declining commission rates.

     Depreciation and amortization. Depreciation and amortization for the period ended October 2, 2000 was $835 million, an increase of $133 million, or 18.9%, compared to $702 million for the nine months ended September 30, 1999. This increase is primarily due to an increase in amortization of intangibles, including goodwill, resulting from the acquisition of the Philadelphia area properties in July 1999 and the acquisition of the Puerto Rico properties in August 1999.

     INTEREST EXPENSE

     Interest expense for the period ended October 2, 2000 was $267 million, an increase of $104 million, or 63.8%, compared to $163 million for the nine months ended September 30, 1999. The increase in interest expense primarily resulted from an increase in the average interest rate charged on affiliate loans, which increased to 9.5% in 2000 from less than 6.7% for the nine months ended September 30, 1999, combined with an increase in affiliate debt during 2000.

     MINORITY INTEREST

     Minority interest for the period ended October 2, 2000 was $133 million, a decrease of $47 million, or 26.1%, compared to $180 million for the nine months ended September 30, 1999. This decrease resulted primarily from the required October 1999 sale of properties with minority interests in Chicago, St. Louis and other areas, and the buyout of minority partners in other properties.

     PROVISION FOR INCOME TAXES

     The income tax provision for the period ended October 2, 2000 was $367 million, a decrease of $10 million, or 2.7%, compared to $377 million for the nine months ended September 30, 1999, as a result of lower income, mainly from the increase in interest expense.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Because of various transactions that took place during the periods described below, the comparisons between the two periods may not be meaningful.

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                                       %
                                                                  1998      1999     CHANGE
                                                                 ------    ------    ------
                                                                   (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues..........................................     $5,961    $6,787      13.9
  Equipment sales...........................................        546       589       7.9
                                                                 ------    ------
         Total operating revenues...........................      6,507     7,376      13.4
Operating expenses:
  Cost of service and equipment.............................      1,923     2,214      15.1
  Selling, general and administrative.......................      2,689     2,870       6.7
  Depreciation and amortization.............................        816       990      21.3
                                                                 ------    ------
         Total operating expenses...........................      5,428     6,074      11.9
                                                                 ------    ------
         Operating income...................................      1,079     1,302      20.7
Other income (expense):
  Interest expense..........................................       (208)     (218)      4.8
  Minority interest.........................................       (210)     (207)     (1.4)
  Other, net................................................          2        52        NA
                                                                 ------    ------
         Total other income (expense).......................       (416)     (373)    (10.3)
                                                                 ------    ------
  Income before provision for income taxes, extraordinary
    gain and cumulative effect of accounting changes........        663       929      40.1
Provision for income taxes..................................        275       373      35.6
                                                                 ------    ------
  Income before extraordinary gain and cumulative effect of
    accounting changes......................................        388       556      43.3
  Extraordinary gain on disposal, net of tax................         --     1,379        NA
  Cumulative effect of accounting changes, net of tax.......         --       (14)       NA
                                                                 ------    ------
Net Income..................................................     $  388    $1,921        NA
                                                                 ======    ======
EBITDA......................................................     $1,895    $2,292      20.9
Cellular/PCS subscribers (in millions) (end of period)(1)...       10.4      11.2       7.7
ARPU (cellular/PCS) (in actual dollars)(2)..................     $51.11    $50.37      (1.4)

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for 1999 were $7,376 million, an increase of $869 million, or 13.4%, compared to $6,507 million of operating revenues for 1998. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for 1999 were $6,787 million, an increase of $826 million, or 13.9%, compared to $5,961 million of service revenues for 1998. Service revenues increased mainly due to strong customer demand resulting in a 15.5% increase in average subscribers. Over the same period, ARPU declined slightly by 1.4%, from $51.11 in 1998 to $50.37 in 1999. Many high usage analog customers were among the first customers to change to digital service, which has lower average price per minute compared to analog service. The migration of these customers along with new customers subscribing to digital service with more attractive rate plans resulted in a reduction in ARPU.

     Equipment sales. Equipment sales for 1999 of $589 million increased $43 million, or 7.9%, from $546 million in 1998. This increase was primarily attributable to the increase in gross customer additions, partially offset by declining equipment pricing.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for 1999 was $2,214 million, an increase of $291 million, or 15.1%, compared to $1,923 million for 1998.

     Cost of service for 1999 was $1,385 million, an increase of $261 million, or 23.2%, compared to $1,124 million for 1998, primarily due to a $220 million charge related to the sale/leaseback of certain network assets in 1999.

     Cost of equipment for 1999 was $829 million, an increase of $30 million, or 3.8%, compared to $799 million for 1998. The higher volume of equipment purchases to accommodate subscriber growth was partly offset by a reduction in handset and accessory costs, due to greater purchasing power resulting from the Pacific Bell, SNET and Ameritech mergers.

     Selling, general and administrative expenses. Selling, general and administrative expenses for 1999 of $2,870 million increased $181 million, or 6.7%, compared to $2,689 million for 1998 mainly due to an increase in sales commissions from the 21% increase in gross customer additions.

     Depreciation and amortization. Depreciation and amortization for 1999 was $990 million, an increase of $174 million, or 21.3%, compared to $816 million for 1998. Amortization expense for intangible assets, including goodwill, increased significantly due to the acquisition of the Philadelphia area properties in July 1999 and the acquisition of the Puerto Rico properties in August 1999. As a result of those acquisitions, depreciation of property, plant and equipment also increased. The remainder of the increase in depreciation and amortization expense was primarily attributable to higher asset levels in 1999 due to the continued build-out of networks, particularly the PCS network in California.

     PROVISION FOR INCOME TAXES

     The income tax provision for 1999 was $373 million, an increase of $98 million, or 35.6%, compared to $275 million for 1998, as a result of higher income.

BELLSOUTH DOMESTIC WIRELESS GROUP

PERIOD ENDED OCTOBER 2, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     The historical financial results for the BellSouth Domestic Wireless Group for the period ended October 2, 2000 and the nine months ended September 30, 1999 are included below.

     The period ended October 2, 2000 is essentially a nine-month period and, accordingly, the discussion below is based upon a comparison to the unaudited financial results for the nine months ended September 30, 1999.

     Because of the various transactions described in the notes to our unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 under "Unaudited Pro Forma Financial Information", the comparisons between the two periods described below may not be meaningful.

                                                                UNAUDITED
                                                               NINE MONTHS
                                                                  ENDED       PERIOD ENDED
                                                              SEPTEMBER 30,    OCTOBER 2,      %
                                                                  1999            2000       CHANGE
                                                              -------------   ------------   ------
                                                                      (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues..........................................     $2,346          $2,873        22.5
  Equipment sales...........................................        220             229         4.1
                                                                 ------          ------
          Total operating revenues..........................      2,566           3,102        20.9
Operating expenses:
  Cost of service and equipment.............................        812           1,094        34.7
  Selling, general and administrative.......................      1,049           1,138         8.5
  Depreciation and amortization.............................        483             491         1.7
  Provision for asset impairment............................        320              --          NA
                                                                 ------          ------
          Total operating expenses..........................      2,664           2,723         2.2
                                                                 ------          ------
          Operating income..................................        (98)            379          NA
Other income (expense):
  Interest expense..........................................       (258)           (291)       12.8
  Minority interest.........................................         16              (8)         NA
  Other, net................................................        261             114       (56.3)
                                                                 ------          ------
          Total other income (expense)......................         19            (185)         NA
                                                                 ------          ------
  Income before provision for (benefit from) income taxes...        (79)            194          NA
  Provision for (benefit from) income taxes.................        (25)             80          NA
                                                                 ------          ------
  Net income (loss).........................................     $  (54)         $  114          NA
                                                                 ======          ======
EBITDA......................................................     $  705          $  870        23.4
Cellular/PCS subscribers (in millions) (end of period)(1)...        4.7             5.7        21.3
ARPU (cellular/PCS) (in actual dollars)(2)..................     $57.55          $58.47         1.6

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended October 2, 2000 were $3,102 million, an increase of $536 million, or 20.9%, compared to $2,566 million of operating revenues for the nine months ended September 30, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended October 2, 2000 of $2,873 million increased $527 million, or 22.5%, compared to $2,346 million for the nine months ended September 30, 1999. The increase was mainly due to the growth in the customer base, as average subscribers rose 15.2% to 4.6 million, and a 34.5% increase in average minutes of use per subscriber for the period ended October 2, 2000 compared to the nine months ended September 30, 1999. Higher usage per customer also contributed to an increase in ARPU to $58.47 for the period ended October 2, 2000, up $.92, or 1.6%, from the nine months ended September 30, 1999, partly offset by lower average per minute pricing.

     Equipment sales. Equipment sales for the period ended October 2, 2000 were $229 million, an increase of $9 million, or 4.1%, compared to $220 million for the nine months ended September 30, 1999. The increase in equipment sales resulted from a 24.5% increase in gross cellular/PCS customer additions, offset by aggressive price discounts on a per unit basis.

     OPERATING EXPENSES

     Cost of service and equipment. Cost of service and equipment for the period ended October 2, 2000 was $1,094 million, an increase of $282 million, or 34.7%, compared to $812 million for the nine months ended September 30, 1999.

     Cost of service for the period ended October 2, 2000 was $656 million, an increase of $184 million, or 39.0%, compared to $472 million for the nine months ended September 30, 1999. The increase in usage as well as growing popularity of single-rate plans were the major contributors to increases in local network, roaming and long distance costs. These increases were partially offset by reduced roaming rates negotiated with other carriers.

     Cost of equipment for the period ended October 2, 2000 was $438 million, an increase of $98 million, or 28.8%, over $340 million for the nine months ended September 30, 1999. The increase was partly due to the higher volume of gross sales. In addition, discounting of equipment pricing was used as an inducement to retain existing customers and migrate their service to digital from analog in order to lower future network costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended October 2, 2000 were $1,138 million, an increase of $89 million, or 8.5%, compared to $1,049 million for the nine months ended September 30, 1999. The increase was mainly due to sales and marketing costs associated with higher gross customer additions and increased customer care and billing costs to service a larger customer base.

     Depreciation and amortization. Depreciation and amortization for the period ended October 2, 2000 was $491 million, an increase of $8 million, or 1.7%, compared to $483 million for the nine months ended September 30, 1999. This increase was due to increased asset levels, partly offset by accelerated depreciation in 1999 related to the asset impairment.

     Provision for asset impairment. The $320 million provision for asset impairment was recorded by the BellSouth Domestic Wireless Group in 1999 in connection with the disposals of infrastructure equipment which was replaced by new infrastructure equipment in the southeastern United States.

     INTEREST EXPENSE

     Interest expense for the period ended October 2, 2000 was $291 million, an increase of $33 million, or 12.8%, compared to $258 million for the nine months ended September 30, 1999. The increase in interest expense resulted primarily from a combination of increases in rates and debt levels.

     OTHER, NET

     Other, net for the period ended October 2, 2000 was $114 million, a decrease of $147 million, or 56.3%, compared to $261 million for adjusted 1999, primarily as a result of $162 million in gains during 1999 from the disposal of interests in Richmond, Virginia; Bakersfield, California; Honolulu, Hawaii; and Dothan, Alabama.

     PROVISION FOR INCOME TAXES

     The income tax provision for the period ended October 2, 2000 was $80 million, an increase of $105 million from adjusted 1999, as a result of higher reported income.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Because of various transactions that took place during the periods described below, the comparisons between the two periods may not be meaningful.

                                                               YEAR ENDED
                                                              DECEMBER 31,       %
                                                              1998     1999    CHANGE
                                                             ------   ------   ------
                                                              (DOLLARS IN MILLIONS)
Operating revenues:
  Service revenues.........................................  $2,839   $3,284     15.7
  Equipment sales..........................................     214      289     35.0
                                                             ------   ------
          Total operating revenues.........................   3,053    3,573     17.0
Operating expenses:
  Cost of service and equipment............................     992    1,237     24.7
  Selling, general and administrative......................   1,256    1,446     15.1
  Depreciation and amortization............................     560      677     20.9
  Provision for asset impairment...........................      --      320       NA
                                                             ------   ------
          Total operating expenses.........................   2,808    3,680     31.1
                                                             ------   ------
          Operating income.................................     245     (107)      NA
Other income (expense):
  Interest expense.........................................    (343)    (345)     0.6
  Minority interest........................................      15       41       NA
  Other, net...............................................     193      279     44.6
                                                             ------   ------
          Total other income (expense).....................    (135)     (25)    81.5
                                                             ------   ------
  Income before provision for (benefit from) income
     taxes.................................................     110     (132)      NA
Provision for (benefit from) income taxes..................      64      (45)      NA
                                                             ------   ------
  Net income (loss)........................................  $   46   $  (87)      NA
                                                             ======   ======
EBITDA.....................................................  $  805   $  890     10.6
Cellular/PCS subscribers (in millions) (end of
  period)(1)...............................................     4.7      4.9      4.3
ARPU (cellular/PCS) (in actual dollars)(2).................  $58.42   $58.08     (0.6)

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for the year ended December 31, 1999 were $3,573 million, an increase of $520 million, or 17.0%, compared to $3,053 million for the year ended December 31, 1998.

     Service revenues. Service revenues for the year ended December 31, 1999 of $3,284 million increased $445 million, or 15.7%, compared to $2,839 million for the year ended December 31, 1998, primarily due to the growth in the customer base. Average subscribers increased 0.6 million, or 15.0%, while ARPU was relatively stable.

     Equipment sales. Equipment sales for the year ended December 31, 1999 were $289 million, an increase of $75 million, or 35.0%, compared to the year ended December 31, 1998. This increase was primarily attributable to a 19.4% increase in the number of gross cellular/PCS additions year over year, as well as upgrades related to the migration of existing analog customers to digital plans.

     OPERATING EXPENSES

     Cost of service and equipment for the year ended December 31, 1999 was $1,237 million, an increase of $245 million, or 24.7%, compared to $992 million for the year ended December 31, 1998.

     Cost of service for the year ended December 31, 1999 was $758 million, an increase of $149 million, or 24.5%, compared to $609 million for the year ended December 31, 1998. The increase resulted from an increase in local network costs over the previous year, driven by a significant growth in average usage per customer.

     Cost of equipment for the year ended December 31, 1999 was $479 million, an increase of $96 million, or 25.1%, compared to $383 million for the year ended December 31, 1998. The increase resulted primarily from the increase in gross customer additions.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1999 of $1,446 million increased $190 million, or 15.1%, compared to $1,256 million for the year ended December 31, 1998. The increase was mainly due to the increase in sales commissions related to the 19.4% growth in gross cellular/PCS customer additions as well as higher advertising, promotional and customer service expenses.

     Depreciation and amortization. Depreciation and amortization for the year ended December 31, 1999 was $677 million, an increase of $117 million, or 20.9%, compared to $560 million for the year ended December 31, 1998. This increase was mainly due to the asset impairment for network infrastructure in the southeastern United States, which resulted in accelerated depreciation of the impaired assets.

     INTEREST EXPENSE

     Interest expense for the year ended December 31, 1999 was $345 million, an increase of $2 million, or 0.6%, compared to the year ended December 31, 1998.

     MINORITY INTEREST

     Minority interest for the year ended December 31, 1999 was $41 million, an increase of $26 million, compared to the year ended December 31, 1998, due primarily to increased operating losses of BellSouth's PCS markets, which had substantial minority interest in 1999.

     INCOME TAXES

     The $45 million benefit from income taxes for the year ended December 31, 1999 was a reduction of $109 million from income tax expense of $64 million in the prior year, due to lower reported income largely attributable to the provision for asset impairment of $320 million.

LIQUIDITY AND CAPITAL RESOURCES

     We expect to have significant cash needs over the next several years, as described below.

     CAPITAL EXPENDITURES AND OTHER INVESTMENTS

     Network upgrades and expansion. The operation, upgrade and expansion of our networks will require substantial amounts of capital over the next several years. Capital expenditures totaled about $3.2 billion for 2001 primarily for the upgrade of our networks to provide additional capacity, coverage, and services, including GPRS services over our existing GSM networks, and for the expansion of our 900 MHz Mobitex data network. In addition, approximately $200 million in capital expenditures were contributed to the jointly controlled network infrastructure venture with VoiceStream. During 2002, we expect to spend $4.5 billion for ongoing capital expenditures and to begin overlaying our TDMA systems with GSM voice and GPRS/EDGE data technology. We expect to operate our existing TDMA network for about eight to ten years. As a result, we believe that the useful life that we have established for depreciation of our TDMA equipment will not need to be revised. We estimate that the capital cost of our network upgrade will range from $18 to $19 per POP. The upgrade project is expected to continue into 2004. These amounts do not include any equity contributions or secured loans to Salmon PCS LLC for license acquisitions, network construction or operations or any equity contributions with respect to our network sharing venture with VoiceStream. We are negotiating vendor contracts for the acquisition of handsets relating to, and have recently signed vendor contracts for the acquisition and installation of infrastructure for, our GSM/GPRS overlay. Under these recently signed agreements, we have made good faith capital expenditure commitments over a three-year period. However, there is no penalty for not achieving the contemplated levels of expenditures in these vendor agreements.

     Expansion of our current network in future years will continue to require large outlays of funds because:

     - network usage by wireless customers is accelerating as we reduce prices;

     - customer demand for new services is expected to increase substantially;

     - wireless subscriber growth is expected to continue; and

     - additional capacity is necessary to support wireless data services.

     We may also require substantial additional capital for, among other uses, access to additional spectrum, build-out of infrastructure in newly licensed areas, additional system development and network technology changes, as well as development and implementation of 3G technologies and services. Access to additional spectrum will be required to meet the growing demand for and usage of existing and new wireless products, including wireless data services, and will be achieved primarily through FCC auctions, spectrum exchanges and purchases, selective acquisitions, joint ventures and alliances. See "Risk Factors -- Risks Related to Our Business -- A failure to obtain access to additional radio frequency spectrum or implement a more spectrally efficient technology may limit our ability to expand the geographic reach of Cingular branded products and services, increase our customer base in areas we currently serve and meet the anticipated demand for very high speed third generation wireless services". Unforeseen delays, cost overruns, regulatory changes, engineering and technological factors may also increase our funding requirements. See "Risk Factors -- Risks Related to Our Business -- Our business expansion will require substantial additional capital" for a discussion of the risks associated with our future capital requirements.

     Investment in Salmon. We and Crowley Digital Wireless, LLC formed Salmon PCS to bid for 1900 MHz band PCS licenses in an FCC auction that ended in January 2001. Salmon was successful in bidding $2.3 billion for 79 licenses covering more than 80 million POPs. See "Business -- Our Network -- Salmon PCS".

     Our investment in Salmon PCS is accounted for as an equity investment because we have a non-controlling equity interest in Salmon. We currently recognize our portion of Salmon PCS' losses in our consolidated statement of operations as equity in net income (loss) of affiliate because of our equity interest in Salmon. Until Salmon PCS' networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses. Crowley Digital LLC, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50 million. As a result, we will recognize 100% of Salmon's losses at such time as Crowley's capital contribution has been eliminated due to it being charged its proportionate share of Salmon's losses.

     We have provided Salmon with approximately $192 million in equity and $475 million in secured loans (including accrued interest) as of December 31, 2001 that it used to make the down payment on all 79 licenses and to make full payment on the 45 of 79 licenses that the FCC granted to Salmon. We estimate that Salmon will ask us to provide it with $100 million to $150 million during 2002 to begin to build out its networks and fund its operations. In addition, we have agreed that, upon Salmon's request, we will provide, through additional secured loans and equity contributions, substantially all of the funding that Salmon will require to make full payment on the remaining 34 licenses for which it was the winning bidder, to build out and operate its systems and to fund operating losses. Although there is significant uncertainty with respect to the award of these 34 licenses, if the FCC grants the remaining 34 licenses to Salmon, we estimate that we will be required to provide to Salmon about $1.7 billion to acquire those licenses. See "Risk Factors -- Risks Related to Our Business -- A failure to obtain access to additional radio frequency spectrum may limit our ability to expand the geographic reach of Cingular branded products and services, increase our customer base in areas we currently serve and meet the anticipated demand for very high speed third generation wireless services -- Our ability to obtain access to additional radio frequency spectrum through FCC auctions is subject to various uncertainties" for a discussion of the risks associated with the remaining 34 licenses. $421.5 million of the outstanding loan balance as of December 31, 2001 represents the down payment to the FCC for the 34 licenses for which Salmon was the winning bidder but which are now subject to challenge. We capitalized $23 million of interest expense during 2001 on our investment in Salmon. Due to the significant uncertainty existing at December 31, 2001 with respect to Salmon's obtaining the remaining 34 licenses, the majority of the interest expense capitalized was reserved, resulting in our recording a charge of $20 million in December 2001.

     Investment in venture with VoiceStream Wireless Corporation. In November 2001, we and VoiceStream formed a jointly-controlled network infrastructure venture to allow the companies to share network infrastructures in the California, Nevada and New York City markets. We and VoiceStream will buy network services from the venture but each of us has retained ownership and control of our own licenses. Although the networks we contributed to the venture are constructed and operational, we will be required to invest additional capital, pro rata based on traffic, to modify and expand the network and to fund cash operating expenses. We estimate that our capital contribution may total approximately $1.0 to $1.1 billion in 2002. We owned approximately 70% of this jointly-controlled venture as of December 31, 2001.

     DISTRIBUTIONS

     We are required to make periodic distributions to our members on a pro rata basis in accordance with each member's percentage interests in us in amounts sufficient to permit our members to pay the tax liabilities resulting from allocations of tax items from us. In addition, we are required to distribute to our members at the end of a fiscal year, on a pro rata basis in accordance with each member's percentage interest in us, an amount determined by a formula. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Distributions". Through September 2001, we have distributed $48 million related to 2000 tax liabilities and $371 million related to 2001 tax liabilities. We do not anticipate making distributions of "excess cash" under the formula over the next few years and, subject to the approval of our manager's strategic review committee and the approval of our members, we intend to reinvest the undistributed portion to support growth in our business.

     DEBT SERVICE

     As of September 30, 2001, we had approximately $12.1 billion of indebtedness and capitalized lease obligations. This debt includes an aggregate of $9.7 billion in unsecured, subordinated member loans from SBC and BellSouth. We may incur significant additional indebtedness in the next several years to help fund our cash needs.

     As described in "Description of Financing Arrangements -- Financing Arrangements With Members -- Member Loans", member loans are subordinated to senior debt, including commercial paper notes, and any debt outstanding under our bank credit facility, the old notes until exchanged for new notes, the new notes exchanged for old notes hereunder and any future debt we designate and our parents approve to be treated as senior debt. Although the subordinated loans are scheduled to mature on March 31, 2004, we may prepay the subordinated loans or refinance them with senior debt (other than with the proceeds from our bank credit facility or senior loans from SBC or BellSouth) at any time if we are not in default under our senior debt. We are required by our limited liability company agreement to use commercially reasonable best efforts to repay these subordinated loans as soon as reasonably possible. Interest on the loans is payable at a rate of 7.5% per year.

     CAPITAL RESOURCES

     We expect to rely on a combination of cash provided by operations and external funds to fund continued development and expansion, distributions and debt service needs. Other sources of external funding may include equity issuances, issuance of commercial paper and other debt, and borrowings from SBC or BellSouth, which may not be subordinated in the same manner as the subordinated member loans described above. Neither SBC nor BellSouth is obligated to provide additional financing to us.

     We have a $6 billion commercial paper program, which is backstopped by a $3 billion revolving credit facility. As of September 30, 2001, we had $1,380 million of outstanding commercial paper. The revolving credit facility includes an option to convert revolving loans, if any, outstanding on the November 18, 2002 maturity date into one-year term loans. The credit facility contains customary events of default and covenants, including a leverage ratio maintenance requirement, a limitation on mergers and sale of all or substantially all of our assets and a negative pledge. See "Description of Financing Arrangements -- Bank Credit Facility" for a description of these events of default and covenants. We believe we will have sufficient internal cash flow to enable us to meet the leverage ratio maintenance covenant in the credit facility. As of the date of this prospectus, there are no borrowings outstanding or contemplated under this facility.

     We believe that internally generated funding, together with commercial paper issuances, will be sufficient to fund capital expenditures, make distributions and pay interest on our outstanding debt for the foreseeable future. We may need to secure additional financing to make loans and equity contributions to Salmon, to fund equity contributions to our infrastructure venture with VoiceStream, to acquire licenses or other wireless providers and to repay debt.

     Many wireless providers have been able to secure financing by entering into sale/leaseback transactions for their towers. However, contractual restrictions imposed by SBC and BellSouth prevent us from realizing any proceeds of any such sale/leaseback or other monetization transactions.

     See "Risk Factors -- Risks Related to Our Business -- Our business expansion will require substantial additional capital" for additional information regarding our capital requirements.

OTHER FACTORS THAT MAY AFFECT OUR BUSINESS

     MARKET RISK. We are exposed to various types of market risk in the ordinary course of our business, including interest rate changes. On a limited basis we use derivative financial instruments, including interest rate and cross-currency swaps, to manage these risks. We do not use financial instruments for trading or speculative purposes, and all financial instruments are used in accordance with board-approved policies. As of September 30, 2001, we had $61 million of floating rate borrowings and approximately $10.6 billion of fixed rate borrowings. A change in interest rates of 100 basis points would change our interest expense on floating rate debt balances as of September 30, 2001 by less than $1 million per annum. In addition, as of September 30, 2001 we had $1,380 million of commercial paper outstanding at a fixed rate. However, the commercial paper is short term, and any refinancing at maturity will be at the then-current interest rates.

     SEASONALITY. Participants in the wireless communications industry, including us, have generally experienced a trend of generating a higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. While the holiday season is important to us for customer additions, service revenues from these holiday season additions are not fully realized until the following year, and margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies. We expect this seasonal trend to continue to lessen, primarily as a result of increasing wireless penetration, general economic conditions and competition.

     See "Risk Factors" for a description of certain other risks, including risks related to competition and changing technology, that may affect our business.

RECENT ACCOUNTING PRONOUNCEMENTS

     BUSINESS COMBINATIONS AND INTANGIBLE ASSETS. In June 2001, the FASB issued Statement of Financial Accounting Standards, or "SFAS", No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141, which eliminated the use of pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. SFAS No. 142, which includes the requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them, is effective for fiscal years beginning after December 15, 2001. We believe that FCC licenses qualify as indefinite life intangibles and will accordingly cease our practice of amortizing FCC licenses beginning in 2002. Amortization expense for goodwill and FCC licenses was approximately $27 million and $146 million, respectively, for the nine months ended September 30, 2001. During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002. We have not yet determined what the effect of these tests will be on our financial position.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize an asset retirement cost over the carrying amount of the related long-lived asset by the same amount as the liability. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We will adopt the standard effective January 1, 2003. We are currently evaluating the impact of this statement on our results of operations, financial position and cash flows.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. We will be required to adopt this statement no later than January 1, 2002. We are currently assessing the impact of this statement on our results of operations, financial position and cash flows.

                               INDUSTRY OVERVIEW

GENERAL

     Wireless communications systems use different ranges of radio frequencies, commonly referred to as spectrum, to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as one-way paging services, and two-way radio applications, such as cellular telephone service, enhanced specialized mobile radio services, PCS, one-way and two-way messaging services that utilize relatively narrow bandwidths and interactive data services. The FCC licenses the radio frequencies used to provide each of these applications.

INDUSTRY GROWTH AND OUTLOOK

     Since the introduction of cellular service in the United States in 1983, wireless telephone service has grown significantly. As illustrated by the following table, domestic cellular, enhanced specialized mobile radio and PCS providers experienced combined compound annual growth rates of 32% in total subscribers and 25% in total service revenues over the seven-year period from 1993 to 2000.

                       U.S. WIRELESS INDUSTRY STATISTICS*

                                         1993    1994    1995    1996    1997    1998    1999     2000
                                         -----   -----   -----   -----   -----   -----   -----   ------
Total service revenues (in billions)...  $10.9   $14.2   $19.1   $23.6   $27.5   $33.1   $40.0   $ 52.5
Ending subscribers (in millions).......   16.0    24.1    33.8    44.0    55.3    69.2    86.0    110.0
Subscriber growth......................   45.1%   50.8%   40.0%   30.4%   25.6%   25.1%   24.3%    27.9%
Ending penetration.....................    6.1%    9.1%   12.6%   16.3%   20.2%   25.1%   30.9%    39.1%

---------------

* Source: Cellular Telecommunications and Internet Association and Paul Kagan Associates, Inc.

     According to Paul Kagan Associates, Inc., the U.S. wireless communications industry is projected to generate over $157 billion in annual revenues by 2005, reflecting a compound annual growth rate of 20% from 2000 to 2005. Aggregate U.S. wireless penetration rates are projected to increase from 39% in 2000 to 72% by year-end 2005. Wireless data services are expected to contribute $15 billion of total wireless communications revenues by 2005, representing a 92% compound annual growth rate from 2000 to 2005.

RECENT INDUSTRY TRENDS

     Growth in the wireless communications industry has resulted from a number of trends, which we expect to continue, including:

     - ONGOING GROWTH IN MARKET PENETRATION DUE TO GREATER DEMAND FOR WIRELESS SERVICES. The U.S. wireless communications industry has experienced a significant increase in subscriber additions and penetration levels. For example, from 1999 to 2000 the number of subscribers increased approximately 28%, resulting in estimated penetration of 39% at the end of 2000. This growth has been fueled in part by lower costs of providing services, which led to lower prices and increased demand for services.

       We believe that growth in penetration is likely to continue as prices continue to decline and as wireless services become more attractive to the mass consumer market. Wireless penetration in other developed nations, particularly western Europe, is currently substantially higher than in the United States. Although there are significant differences between the United States and the western European markets, including the per-minute pricing and quality and availability of wireline services, we believe the western European experience demonstrates that significant opportunities for increased penetration remain in the United States.

     - LARGER "BUNDLES" OF INCLUDED MINUTES IN PRICING PLANS RESULTING IN LOWER PER-MINUTE PRICES, MASS MARKET ADOPTION AND INCREASED USAGE OF WIRELESS SERVICES. As the cost of wireless service for the consumer has declined and an increasing number of minutes has been included in pricing plans without additional charge, wireless service has become more attractive to the mass consumer market.

       We believe that the higher number of included minutes offered by these plans encourages greater usage as subscribers have become less concerned with the need to pay for calls on a per-minute basis or to pay for received calls, which previously inhibited usage of wireless services. We believe that this widespread usage will in turn cause even more people to choose wireless services.

     - GROWING POPULARITY OF NATIONAL AND REGIONAL PRICING PLANS, WHICH SIMPLIFY CUSTOMER CHOICE AND ELIMINATE ROAMING AND LONG-DISTANCE CHARGES. The wireless industry has begun to offer single rate pricing, such as our Cingular Home(sm), Cingular Region(sm) and Cingular Nation(sm) rate plans, which simplifies customer choice and seeks to attract high-usage subscribers by eliminating roaming and long distance charges. We believe that these plans have increased wireless telephone penetration in the United States, and that the introduction of other simplified, targeted rate plans will continue to increase wireless telephone penetration.

     - PREDOMINANT USE OF DIGITAL SERVICE, WHICH OFFERS EXTENDED BATTERY LIFE, IMPROVED VOICE QUALITY, GREATER CALL SECURITY, LOWER PER-MINUTE COSTS AND ADDITIONAL VALUE-ADDED SERVICES. Over the past several years, as more digital networks have come on-line, the percentage of subscribers using digital services has increased substantially from approximately 48% for 1999 to approximately 59% for June 2000. Digital service significantly increases penetration and subscriber usage for several reasons. First, digital handsets have longer battery life relative to analog handsets, allowing mobile users to make more extensive use of their handsets without recharging. Second, digital service results in improved reception and greater security, which makes wireless service more comparable to wireline service. Third, digital networks offer service providers greater capacity, in turn allowing service providers to lower prices and offer bundled minutes of service, thereby promoting greater usage by subscribers. Finally, digital service allows providers to sell value-added services such as interactive messaging, wireless data and caller-ID, among others.

     - INCREASING USE OF WIRELESS DATA APPLICATIONS SUCH AS SHORT MESSAGING SERVICE, E-MAIL AND INTERNET ACCESS. Existing and future wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services. To date, these services have predominantly been used to carry business data applications, although consumer-based applications have recently become available. We believe the introduction of new applications for businesses and consumers, including wireless portals and web services, and access to e-mail, news, sports, weather, travel services, financial information and comparison shopping, will drive the growth of wireless data services. We believe that increased capacity, higher data transmission speed and lower costs associated with 3G wireless networks will drive the growth of wireless data services and applications. We also believe that providers who can quickly and cost-effectively migrate their networks to these technologies will have a competitive advantage in seizing emerging data opportunities.

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       WIRELESS TECHNOLOGY

     In the U.S. wireless telecommunications industry, there are two principal frequency bands currently licensed by the FCC for transmitting two-way voice and data signals -- the 800-900 MHz band and the 1900 MHz band. The services provided over these two broad frequency bands are commonly referred to as cellular and PCS, respectively. The following illustrations identify the wireless services allocated to each band, as well as the access technologies employed by each service.

                               CELLULAR SERVICES
                               800 - 900 MHZ BAND

                                    (CHART)



                        PERSONAL COMMUNICATIONS SERVICES
                                 1900 MHZ BAND

                                    (CHART)

     As indicated above, cellular and PCS systems operate over different spectrum locations. Beginning in 1983, the FCC issued cellular licenses covering spectrum in the 824-849 MHz and 869-894 MHz portions of the radio spectrum. Generally, the FCC issued two licenses per market: one to a provider owned by the incumbent local exchange carrier serving that market, such as SBC or BellSouth, and one to an independent provider as the competitor. PCS systems utilize spectrum in the 1850-1910 MHz and 1930-1990 MHz

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portions of the radio spectrum. PCS spectrum was auctioned by the FCC in six frequency blocks (A-F), beginning with the A and B blocks between December 1994 and March 1995. From December 1995 until May 1996, the C block was first auctioned. The FCC held simultaneous auctions of the D, E and F blocks from August 1996 until January 1997. Although PCS infrastructure is characterized by shorter transmission distances and closer spacing of cells and towers than in a cellular network, PCS service does not differ functionally from digital cellular service.

     Cellular systems initially provided service solely by means of analog transmissions and, because of differing digital standards, the FCC continues to require that cellular radio licensees offer analog service. This allows cellular subscribers from other systems who are equipped with handsets that can be switched to analog service the technical capability to "roam" on systems throughout the United States. PCS systems have been constructed using only digital technology and are not required by the FCC to offer analog service.

     Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, thereby enabling a single radio channel to carry multiple simultaneous transmissions. Digital technology provides clear benefits such as extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, or short messaging service, or "SMS", facsimile, e-mail and wireless connections to computer/data networks and including the Internet.

     Because of the advantages of digital technology, cellular operators have been adding digital communications equipment to their systems for some time and are expected to increase both the footprint and the spectrum dedicated to digital service.

     Third generation wireless communications standards are being developed in response to the expected consumer demand for high-speed data services. 3G technologies will provide customers with greater connectivity and communications capabilities. For example, it will offer improved services, such as increased data access speeds, high-speed wireless packet-switched data services and ultimately voice services using Internet protocol. It will also offer multimedia capabilities, as well as access to several services simultaneously, such as carrying on a voice conversation while accessing the Internet. It will also allow more robust features for voice communications and increase network capacity.

OPERATION OF WIRELESS COMMUNICATIONS SYSTEMS

     Service to a PCS or cellular system service area is achieved by overlapping the coverage from multiple cells. In both cellular and PCS systems, each cell contains a transmitter, a receiver and signaling equipment, together, a "cell site". Each cell site is connected by microwave or leased landlines to a switch that uses computers to control the operation of the system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels across the geographic area, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system, to a long distance telephone carrier or to another wireless user. For this purpose, wireless communications providers maintain interconnection agreements with local exchange carriers and interexchange carriers.

     Wireless system operators often agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas, in a practice called "roaming". Agreements among system operators provide that the home carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier. Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. Thus, analog cellular handsets or digital handsets with analog capability may be used wherever a subscriber is located, as long as a cellular system is operational in the area and necessary roaming arrangements exist. Because PCS and cellular systems operate on different frequencies, dual-band handsets have been developed that make it possible for users of a PCS system with such a handset to roam on a cellular system outside of their service area. Currently, all TDMA, but generally not GSM, digital handsets have analog capability.

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     Voice digital systems operate under one of three principal digital signal transmission technologies, or standards, that have been or will be deployed by various operators and vendors for use in cellular and PCS systems: TDMA, Code Division Multiple Access, or "CDMA", or GSM. These three technologies are being deployed now in PCS systems. Cellular digital technologies currently include TDMA and CDMA, and GSM digital technology is expected to be available for cellular systems as well in 2002.

     All three of these transmission technologies use circuit-switching for the routing of voice and data. In a circuit-switched network, there is a continuous transmission over the network for the duration of the communication, requiring a dedicated path even when no voice or data is being sent. This is in contrast to packet data switching systems, which send and receive data in bursts and provide the user "always-on" connectivity because they only use the network for the duration of the burst transmission. Packet-switched technology allows receipt of voice calls while browsing the Internet, the ability to switch back and forth between simultaneous voice and data communications and billing options based on the quantity of data transmitted, not the duration of transmission. Packet-switched technologies include GPRS, EDGE and Mobitex -- a radio cellular network. We are currently the only U.S. operator of a 900 MHz Mobitex data network.

     The three digital standards, GSM, TDMA and CDMA, are not currently compatible with each other. However, under the memorandum of understanding between the GSM Alliance (the GSM operators in the United States and Canada) and the Universal Wireless Communications Consortium (the association of TDMA operators worldwide), the GSM/ANSI-136 Interoperability Team, or "GAIT", has developed standards promoting the interoperability of GSM and TDMA standards for both voice and data. GSM technology is compatible in the United States and Europe, even though the frequency used differs.

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                                    BUSINESS

OVERVIEW

     We are the second largest provider of advanced mobile wireless voice and data communications services in the United States, based on number of wireless subscribers, revenues and EBITDA. We were formed by the combination of the U.S. wireless communications operations of SBC Communications Inc. and BellSouth Corporation, two of the largest providers of voice and data services. On a pro forma basis, we had:

     - over 21 million U.S. wireless subscribers in over 220 metropolitan areas as of September 30, 2001;

     - revenues of $12.6 billion for 2000 and $10.6 billion for the nine months ended September 30, 2001;

     - EBITDA of $3.9 billion for 2000 and $3.5 billion for the nine months ended September 30, 2001;

     - continued growth -- 13% in subscribers, revenue and EBITDA for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000; and

     - net customer additions of 1.7 million for the nine months ended September 30, 2001.

     We offer advanced wireless voice and data communications services across an extensive U.S. footprint and operate one of the largest digital wireless networks in the United States.

     - We have access to licenses to provide cellular wireless communications services over an 850 MHz network and PCS services over a 1900 MHz network covering approximately 231 million POPs, or approximately 81% of the U.S. population, including in 45 of the 50 largest U.S. metropolitan areas.

     - We provide cellular or PCS services in 42 of the 50 largest U.S. metropolitan areas.

     - 100% of our cellular and PCS networks utilize digital technology.

     - At September 30, 2001, 84% of our cellular and PCS customers were using digital service and, in September 2001, 95% of our cellular and PCS minutes of use were digital.

     With over one million data customers, we are a U.S. industry leader in providing advanced wireless data services and are well-positioned to capitalize on the projected rapid growth in demand for wireless data transmissions, e-mail, Internet access and interactive messaging. We:

     - provided advanced data services to approximately 700,000 customers as of September 30, 2001, including 4,500 companies, of which 216 are Fortune 500 companies, the U.S. Congress and the Department of Defense, over our separate 900 MHz "Mobitex" network, which covers over 90% of the U.S. metropolitan population, including the top 50 largest U.S. metropolitan areas;

     - provided wireless Internet, short messaging and other data services over our cellular and PCS networks to over 300,000 subscribers at September 30, 2001;

     - are deploying high-speed digital GPRS throughout our cellular and PCS networks, and have recently introduced this service in our Washington state, Las Vegas, eastern Tennessee, coastal Georgia and Carolinas markets; and

     - have established relationships with leading data services, equipment and Internet companies, including AOL Time Warner, Palm, Research in Motion and Sun Microsystems.

COMPETITIVE STRENGTHS

     We believe that the following competitive strengths will help us achieve our goal of becoming the premier nationwide provider of advanced wireless voice and data services in the United States:

     OUR LARGE SCALE AND NATIONAL SCOPE, WHICH ALLOW US TO REALIZE SUBSTANTIAL ECONOMIES AND TO COMPETE EFFECTIVELY. As the second largest nationwide provider of wireless communications services in the United States, we are able to offer our customers a comprehensive set of wireless voice and data communications services on a national basis. We believe that our national scope provides us with several marketing
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advantages. With our extensive footprint, we can offer consistent, reliable and advanced services across the United States. We also believe that the large size of our operations provides us with substantial economies of scale, as we can spread our fixed costs over a large base of subscribers, on-network traffic and revenues. Additionally, we expect to achieve further economies of scale as we capitalize on our enhanced buying power to realize better pricing arrangements with key suppliers.

     OUR EXTENSIVE DISTRIBUTION CHANNELS, WHICH INCLUDE NEARLY 1,200 COMPANY-OPERATED STORES AND KIOSKS, APPROXIMATELY 6,500 AUTHORIZED AGENT LOCATIONS, ABOUT 20,000 NATIONAL RETAIL POINTS OF DISTRIBUTION, INCLUDING DISTRIBUTION FOR PREPAID SERVICES, AND APPROXIMATELY 2,200 DIRECT BUSINESS-TO-BUSINESS SALESPEOPLE, AS WELL AS OUR ACCESS TO THE DISTRIBUTION CAPABILITIES OF SBC AND BELLSOUTH. Our extensive distribution channels allow us to effectively sell our products and services. We have streamlined our internal organization to allow us to maintain our local competitive edge while seeking to increase sales through our national distribution strategy. We are focusing on the top U.S. and multinational corporate accounts as well as on small and mid-size companies through the targeted sales efforts of our 2,200 business-to-business sales force. These salespeople include 2,000 regionally-focused salespeople and 200 global-accounts sales representatives dedicated to serving the largest businesses and institutions in the United States on a coordinated national basis. In addition, we are strengthening our relationships with national retailers to reach the growing number of businesses and consumers that purchase wireless services through national retailers. SBC and BellSouth can distribute our services based upon our agency and resale arrangements with them, and these arrangements offer us the unique opportunity of having our services sold together with our parents' own service offerings.

     OUR LEADING POSITION IN THE WIRELESS DATA SERVICES BUSINESS, WHICH WE BELIEVE WILL HELP US CAPITALIZE ON THE ANTICIPATED GROWTH IN DEMAND FOR ADVANCED VALUE-ADDED WIRELESS DATA SERVICES. We provide data services to over one million customers. Approximately 700,000 of these customers use the interactive services we offer over our advanced, nationwide 900 MHz Mobitex data network, which provides coverage in all of the 50 largest U.S. metropolitan areas. We currently offer several leading, innovative data services over various mobile products, including Research in Motion's Blackberry(TM) and other wireless enabled handheld devices. Our available services include wireless data transmission, wireless e-mail, wireless Internet access and interactive messaging. By creating and/or managing these operations, we have developed expertise in wireless data technology, applications, marketing and operations. We have recently introduced data services, including Internet access and interactive messaging, on our cellular and PCS systems, and we believe that our experience in providing 900 MHz data services will assist us in developing advanced value-added data services in the future across all of our service platforms. We have operated our data services business over our different networks separately since our formation; however, we are integrating our operations to achieve cost synergies and to enable our sales personnel and agents to improve our offering of data services and products that best meet our customers' needs.

     OUR PROVEN MANAGEMENT TEAM, WHICH HAS EXTENSIVE OPERATIONAL EXPERIENCE IN THE COMMUNICATIONS INDUSTRY. Our management team combines some of the leading senior executive talent of SBC, BellSouth and other major communications companies and has a proven record of successful execution. With an average of 17 years of communications industry experience, our senior management team brings with it extensive skill, expertise and leadership in many aspects of the communications business. In addition, members of our senior management team have been directly involved in integrating the wireless businesses of Pacific Telesis, Ameritech, SNET and Comcast Cellular, among other businesses, with SBC's operations.

     OUR UNIQUE ACCESS TO THE LARGEST OVERLAP BETWEEN AFFILIATED WIRELESS AND WIRELINE SERVICE AREAS AND OUR ABILITY TO OFFER CUSTOMERS BUNDLED COMMUNICATIONS SERVICES DUE TO OUR RELATIONSHIPS WITH SBC AND BELLSOUTH. Because of our affiliation with SBC and BellSouth, we possess a unique overlap of a wireless service area with the service areas of two affiliated, incumbent local service providers. We have entered into arrangements with SBC and BellSouth that permit us to resell their services to our customers. This allows us to offer our customers a full array of bundled wireless and wireline voice and data services throughout the SBC and BellSouth service areas. As a result, we believe we are well positioned to attract customers with multiple communications needs by serving as a single source for those needs.

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     OUR STRONG CREDIT PROFILE, WHICH WE BELIEVE WILL PROVIDE US ACCESS TO THE
CAPITAL MARKETS. We intend to maintain financial strength and flexibility and a strong credit profile through a prudent capital structure and strong EBITDA growth, which we believe will provide us with ongoing access to capital.

BUSINESS STRATEGY

     Our goal is to be the premier national provider of advanced wireless voice and data services in the United States. To accomplish this goal, we intend to:

     - EXPAND OUR EXISTING FOOTPRINT AND OUR NETWORK CAPACITY BY OBTAINING ACCESS TO ADDITIONAL SPECTRUM, PRIMARILY THROUGH FCC AUCTIONS, SPECTRUM EXCHANGES AND PURCHASES, MERGERS AND ACQUISITIONS, JOINT VENTURES AND ALLIANCES. We plan to further expand our digital network in an effort to provide seamless and superior coverage throughout the United States so that our subscribers can enjoy consistent features and high-quality service, regardless of their location. We intend to pursue access to additional spectrum through spectrum license auctions, exchanging spectrum licenses with or purchasing them from other carriers, making selective acquisitions and forming joint ventures. We currently have two principal objectives for expanding our footprint and network capacity. First, we intend to obtain access to additional spectrum in markets where we have large existing customer bases. Second, we plan to obtain access to spectrum in the remaining major markets in which we do not currently operate in order to expand our Cingular-branded offerings. In November 2001, we acquired from Leap Wireless and certain of its affiliates two 15 MHz licenses covering two million POPs in the Salt Lake City and Provo basic trading areas, or "BTAs". In May 2001, we exchanged spectrum with VoiceStream in order to gain access to over 20 million additional potential customers in the New York major trading area, or "MTA", and subsequently entered into an agreement with VoiceStream to form a joint venture that will allow the companies to share network infrastructures in the California, Nevada and New York City markets. See "-- Our Network". In addition, in January 2001, the FCC auctioned 1900 MHz band PCS licenses. Salmon, with which we are affiliated through a non-controlling equity ownership interest, was announced the winning bidder of 79 auctioned licenses spread across 77 markets in the United States, covering more than 80 million POPs. It has acquired 45 of those licenses, with the remaining 34 licenses subject to significant challenges that could result in none of the remaining licenses being awarded to Salmon. Salmon has decided to provide its services under the Cingular brand name and to have us manage its network.

     - CONTINUE TO PROMOTE THE CINGULAR BRAND, TO EXPAND AND TAKE ADVANTAGE OF OUR EXISTING DISTRIBUTION CAPABILITIES AND TO CROSS-SELL OUR PRODUCTS AND SERVICES. Recent surveys indicate that we have firmly established our brand, showing approximately 70% brand awareness, similar to the brand recognition of competitors who have been in the marketplace with their brand substantially longer than we have. We believe that use of a national brand name allows us to offer clear and easy-to-understand service offerings on a national level. We also believe that we have valuable opportunities to further expand and leverage our extensive distribution capabilities. We plan to open more company-operated stores and kiosks, grow our sales force, expand our roster of national retailers and authorized agents, utilize the distribution strength of SBC and BellSouth and explore new, creative channels of distribution. We also intend to exploit our existing channels by applying the best practices of SBC and BellSouth across our combined operations and by capitalizing on our national branding campaign. In addition, we intend to include all of our data services in the array of services sold by our direct distribution channels.

     - CAPTURE ECONOMIES THROUGH OUR LARGE SCALE AND NATIONAL SCOPE, ALLOWING US TO FURTHER REALIZE THE SIGNIFICANT REVENUE AND COST SYNERGIES OFFERED BY THE FORMATION OF OUR COMPANY. We believe that our national scope and brand will provide us with marketing benefits, permit us to offer simplified national pricing plans and allow us to increase our penetration of national accounts. Through consolidating and streamlining, we plan to continue to integrate our cellular and PCS operations in order to realize economies of scale and scope. Since our formation, we have made substantial progress in realizing significant cost savings, including lowering of equipment costs resulting from our combined purchasing power, integration of support and billing systems, reduction of roaming costs and
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       consolidation of customer care facilities, call centers and headquarter offices. We are also undertaking a number of initiatives to lower the cost of attracting and retaining new subscribers, for example, by relying more on direct distribution channels, such as company-owned stores and the Internet.

     - CAPITALIZE ON OUR EXPERTISE IN WIRELESS DATA TECHNOLOGY, APPLICATIONS, MARKETING AND OPERATIONS TO DRIVE THE DEVELOPMENT AND USE OF ADVANCED WIRELESS DATA APPLICATIONS OVER MULTIPLE COMMUNICATIONS DEVICES. We plan to continue to develop and expand our data businesses. BellSouth began offering wireless data services over its 900 MHz Mobitex network in 1992 and our current offerings over this network have been part of BellSouth's operations since 1998. We have established relationships with leading data services, equipment and Internet companies, including AOL Time Warner, Palm, Research in Motion and Sun Microsystems. By growing our advanced, value-added wireless data applications, we expect to drive revenue growth, reduce churn rates and expand our subscriber base. As an early leader in the wireless data sector, we plan to leverage our expertise to further expand our advanced wireless data services over all networks to our extensive voice customer base. By acting as the initial provider of quality services to data customers and by regularly updating and upgrading our applications offerings, we believe we are poised to maintain and expand our relationships with this important customer segment.

     - INCREASE THE CAPACITY, SPEED AND FUNCTIONALITY OF OUR CELLULAR AND PCS SYSTEMS BY UPGRADING OUR NETWORK TO EDGE. We believe that EDGE will allow us to deliver powerful and exciting multimedia services and increase our capabilities by providing higher-speed packet data transmission, thereby enabling us to realize the increased revenue stream that 3G applications are expected to generate. As part of our transition to EDGE, we plan to deploy high-speed GPRS packet data capabilities in California, which we expect to complete in the first half of 2002, and add GSM for voice communications throughout our TDMA markets, beginning in early 2002. We plan to enhance our GPRS networks with EDGE primarily through a software upgrade beginning in early 2003 and expect all our networks to be upgraded by early 2004. Subject to availability of spectrum, technology and applications and consumer demand, we expect to further migrate our networks beyond EDGE to UMTS, which is also known as wideband CDMA, or "W-CDMA". This technology is expected to become commercially available around the middle part of this decade.

     WIRELESS SERVICES

     As the second largest U.S. wireless communications provider, we offer a comprehensive suite of high-quality wireless voice and data communications services. We offer basic wireless voice service, along with enhanced services and features, as well as wireless data service. We offer our services in a variety of pricing plans, including national, regional and local rate plans as well as prepaid service plans. We tailor our voice and data offerings to meet the communications needs of targeted customer segments, including youth, family, active professionals, local or regional businesses and major national corporate accounts. The marketing and distribution plans for our services are further targeted to the specific geographic and demographic characteristics of each of our markets.

     VOICE SERVICES

     Basic Services and Enhanced Features. Besides basic wireless voice telephony services, we offer many enhanced features at no additional cost on many of our pricing plans. These features include caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer, text messaging and voice mail. In some markets, we also offer complementary services for a monthly fee, such as unlimited mobile-to-mobile calling, road-side assistance and handset insurance. In addition, we offer our customers a variety of packages that include specific sets of features, which simplifies the sales process and promotes the adoption of enhanced features. We are developing enhanced features that facilitate communications among our subscribers, thereby attracting new subscribers and capitalizing on our large customer base. Generally, these enhanced features generate additional revenues through monthly subscription fees or increased wireless usage through utilization of the features.

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     Pricing Plans. We offer a variety of competitive service packages that are designed to meet the needs of various consumer and business user segments at the local, regional and national levels. These plans have great diversity in price, minutes, calling scope and features. See "-- Marketing". Our goal is to create rate plans that are easily understood by our customers, as well as to maximize advertising efficiencies and take advantage of our national brand. However, while we set national pricing guidelines, the number of minutes and other features included in each package may vary based on local customer demand and competitive conditions.

     Prepaid. We believe the prepaid market represents a growing market opportunity. As of November 1, 2001, prepaid users represented less than 10% of our total subscribers. Our predecessor companies have had extensive experience in the prepaid market and have been innovative with prepaid service offerings. We believe that our prepaid service offering will benefit from being part of a national brand, particularly with regard to distribution. We are marketing our prepaid service to distinct consumer segments such as the expanding youth market, families, and small business customers and other consumers who prefer to pay in advance. We have also increased our focus on repeat business from these customers through renewal incentives and improved distribution.

     Consistent with the industry, we experience higher churn rates and lower revenue per customer with prepaid customers than other customers, although that is offset, at least in part, by the lower cost of acquiring new prepaid customers, by the higher revenue per minute they provide and by the absence of payment defaults. Our strategy in seeking prepaid customers focuses on increasing the profitability of this customer segment. Our prepaid cards now expire 90 days after issuance instead of 180 days as did our prior cards. We believe this will result in greater usage and more renewals. We are also working on several ways to improve prepaid retention. First, we are working to ensure that our products provide the value-added services that customers want most, including long distance, short messaging services, voicemail and caller ID. Second, we are increasing the distribution of our prepaid offering to include the Internet, automated replenishment services, and strategic partners that will allow our prepaid service to truly be a product of convenience. Third, we are working on improving our network infrastructure so we can provide customers ubiquitous service and the latest technology (e.g., games and icons).

     DATA SERVICES

     We are a leader in wireless data services and plan to take advantage of the expected growth in this sector. We have over one million data customers, approximately 700,000 of which we serve with advanced applications over our separate 900 MHz Mobitex data network, with the rest using services we offer over our 850 MHz cellular and 1900 MHz PCS networks. Our Mobitex network accounts include approximately 4,500 businesses, including 216 of the Fortune 500 companies, and the U.S. Congress and the Department of Defense. Our data businesses were previously operated separately. In an effort to increase operating efficiency, we have recently combined our data operations.

     Wireless Data Services Offered over our 900 MHz Mobitex Data Network.

     We offer value-added wireless data applications to businesses and individuals who have a need for timely data communications to maintain a competitive advantage or increase personal productivity. We are a leader in providing end-to-end wireless data services for complex businesses such as transportation, telecommunications, utilities and other businesses. Our 900 MHz Mobitex data network covers over 90% of the U.S. metropolitan population and provides coverage in all 50 of the largest metropolitan areas.

     We have established relationships with AOL Time Warner, Palm, Research in Motion and Sun Microsystems, among others. We have a variety of arrangements with our partners, such as cost-sharing for new developments, paying for new developments, hosting our partners' gateways and other types of relationships.

     We provide secure wireless access to corporate business applications via our Intelligent Wireless Networks service for our business customers who have mobile professionals or dispersed field personnel. Such customers include field technicians of IBM and General Electric Consumer Services, various

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professionals at Accenture, couriers of Federal Express, home service technicians of Sears, law enforcement agents and truck drivers. For example, our wireless solutions allow sales managers to access corporate e-mail when away from the office and technicians to solve problems and access corporate databases from the field. These same businesses can also perform remote monitoring of devices as well as temporary or permanent wireless point-of-sale transactions processing.

     We also provide individuals and mobile professionals with the ability to access information from web sites, conduct mobile commerce transactions (e.g., trade stocks, check bank statements and buy products) and send and receive Internet e-mail, all through a hand-held, wireless device.

     Examples of the services we offer include:

     - Interactive Messaging PLUS(SM) service, which allows users to compose, receive and reply to messages, to send faxes and text-to-voice messages and to send and receive Internet e-mail;

     - Fidelity InstantBroker(SM), which allows users to receive personalized investment information such as account balances, position valuations, stock alerts and execution notifications; and

     - wireless data consulting services, including analysis, design and implementation of wireless data applications as well as ongoing support and capacity necessary to support growth and project management.

     We sell or lease our customers terminal equipment, such as Blackberry(TM) hand-held pagers, and specialized devices for use in field/sales force automation, delivery truck and fixed locations applications. In addition to collecting equipment fees, we enter into customer contracts with flat or usage-based fees.

     Wireless Data Services Offered through our Digital 850 MHz Cellular and 1900 MHz PCS Networks.

     We currently offer wireless e-mail services and short messaging and other data services throughout our cellular and PCS networks to over 300,000 subscribers. Approximately 64% of the handsets deployed in our customer base are enabled for these services. We also offer wireless Internet access for use on our digital cellular and PCS networks, including a streamlined mobile Internet portal service called "My Wireless Window(SM)". Approximately 5% of the handsets deployed in our customer base are enabled for these services and in 2002 we expect that most of the handsets we sell to customers will be Internet-enabled.

     Our wireless Internet service gives customers access to timely, personalized information such as news, weather, sports, stocks, directions, restaurant reviews, movie show times, yellow and white pages and games through their wireless handsets. In addition, it allows customers to shop on-line and check e-mail from anywhere at any time. We have in use approximately 14 million handsets with interactive-messaging capability, and all handsets we now buy have these data capabilities. We are currently developing a wide range of more advanced data applications for use over our cellular and PCS networks and plan to offer wireless Internet access services using other devices, such as personal digital assistants, or PDAs, and personal computers. Our goal is to provide an array of high quality, productivity-enhancing wireless data services across our cellular/PCS packet-switched data (GPRS and EDGE) networks similar to those we currently offer across our 900 MHz Mobitex data network.

     We recently began offering GPRS wireless data services in our GSM markets in Washington state, Las Vegas, eastern Tennessee, coastal Georgia and the Carolinas and plan to expand GPRS into our California GSM markets during the first half of 2002. As we add GSM voice technology to our TDMA networks, we intend to deploy GPRS data technology at the same time. We seek to be a leader of the U.S. wireless data communications market by providing innovative, value-added services for businesses and consumers.

     APPLICATIONS DEVELOPMENT

     We develop value-added applications that we expect will drive demand for our services. We believe that this will give us an important means of differentiating ourselves from competitors by furthering our image as

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a leader in advanced wireless data applications, attracting new subscribers, retaining customers and increasing per subscriber activity. These applications include:

     - customer interface development;

     - portal personalization;

     - two-way messaging;

     - messaging and on-demand alerts (e.g., automatic and requested notifications of stock prices, news, sports scores, etc.);

     - Internet connectivity;

     - entertainment (e.g., games); and

     - security infrastructure for both information transfer and e-commerce.

     In customer interface development, we now provide customers the ability to incorporate charges for a third party's services on our bill so that they only have one bill to pay. In addition, we currently offer online activation of handsets purchased through our Internet-based stores and for our interactive messaging service. Another important area we are developing is portal personalization. Today, we provide customers with the ability to customize the Internet applications that appear on their handsets and to download ringtones for a small fee. We will seek to develop applications that facilitate mobile-commerce, such as wireless shopping, trading, banking and others. Wireless access to the Internet and to corporate intranets is expected to be an important part of our offerings.

     We are working to create an environment in which applications can operate across all of our different networks. For instance, text-messaging is expected to take place between handsets over the Internet using wireless application protocol, or WAP, technology. This technology utilizes an international open standard that enables wireless subscribers to access the Internet using their wireless phones. With WAP, the content on Internet web pages is translated into text, without its accompanying graphics, and delivered to the wireless phone via a built-in microbrowser. This technology is currently available in all of our major markets. We will seek to insure availability of additional value-added business and consumer-oriented data solutions as our network technologies are enhanced to offer advanced, integrated voice and data services. See "-- Digital Technology -- Technology Upgrade Strategy".

MARKETING

     We intend to focus our marketing strategy on promoting the Cingular brand, providing high-quality service and customer care, leveraging our extensive distribution network and cross-marketing with SBC and BellSouth. With over 21 million customers, we also have the opportunity to provide value-added services to a large customer base.

     Our advertising and other promotional efforts are focused on a coordinated program of television, print, radio, outdoor signage, Internet and point of sale media. The purpose of our media efforts is two-fold: to promote our brand and to drive sales to our distribution points. Our brand positioning of "self expression" is designed to differentiate us as the service that facilitates personal communication and expression in a wireless market that is increasingly characterized by customer confusion about the differences between wireless companies and the similarities among those companies in technology, product offerings and pricing. This positioning is resonating well with our customers and prospective customers, achieving approximately 70% brand recognition only nine months after our brand launch. This message is complemented with promotions designed to bring prospective customers to retail outlets and our website.

     Our strategy is to aggressively market our voice services based on three basic calling plan structures offered throughout our service areas: our Cingular Home(SM), Cingular Region(SM) and Cingular Nation(SM) rate plans. The plans differ in terms of the geographic areas that are included as the local calling area. The costs and terms of each of these plans may depend on a subscriber's location and the plan selected, but the overall structure of the rate plans is uniform and simplifies the marketing effort for our services. In addition, we have

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plans targeted to specific segments: Family Talk(R), a shared minutes plan aimed at families; prepaid, for those preferring or needing to pay as they use; and a portfolio of plans targeted to the various segments of the business-to-business market. Overall, our pricing options, equipment and enhanced features are designed to appeal to a wide range of consumer and business segments.

     Our marketing plans also address the growing communications needs of our large base of existing customers, thereby increasing customer retention. We target specific customer segments with tailored services and offer them a range of high-quality handsets and enhanced features, including wireless data services, additional wireless phones, accessories and new products. In addition, customers in good standing are automatically eligible to upgrade their handsets every two years at a low cost and can switch to a different service plan that better meets their needs.

     With respect to our data offering, our strategy is to leverage the marketing and operational experience that we have gained as a leader in wireless data services to match our customers' needs with the best data solutions from the services we currently offer or to customize a solution for them. While traditionally our business data offerings have been marketed to larger organizations, such as the Fortune 1000 companies, we intend also to focus on small and medium-size businesses. For example, we are introducing Wireless Internet Express(SM) in our GPRS markets and Xpress Mail(SM) (corporate e-mail) throughout our markets.

     We seek to develop and market value-added applications to specific consumer groups. For example, we were the first wireless carrier in the United States to launch an Hispanic wireless portal, and we recently deployed specialized portals established for youths and launched downloadable ringtones and games. We believe that a key element in differentiating ourselves from our competitors is the way in which we provide an interface to the network and an open application development environment, which makes it easy for developers to write applications to be used across all our operating networks.

SALES AND DISTRIBUTION

     Our sales and distribution strategy seeks to tailor the mix of direct, indirect and resale distribution channels in order to increase customer growth and satisfaction while reducing customer acquisition and retention costs. In addition, we plan to substantially increase our direct-sales capabilities while simultaneously strengthening indirect channels in order to maintain a widespread network that reaches the largest number of people. To achieve this goal, we intend to open more company-operated stores, grow our national accounts sales force, increase the number of authorized agents and national retailers offering our services, expand our telemarketing efforts, increase our focus on Internet sales channels and capitalize on the distribution capabilities of SBC and BellSouth. We also intend to incorporate the best practices of each of our predecessor companies in our sales and distribution practices. Programs are also in place to train sales representatives of indirect sales channels and to offer dedicated account services to third-party retailers.

     NATIONAL ACCOUNTS SALES FORCE. Because we recognize that the needs of large, global business accounts differ from those of our retail customers, we have a dedicated sales force of approximately 200 representatives to address this strategic market segment. We intend to increase the number of these representatives during 2002, as well as develop a support organization focused on complex applications such as wireless office, wireless Internet-enabled solutions and other complex data applications that will eventually utilize 3G technologies. Approximately half of these additional representatives are expected to be customer care specialists, focused on servicing and retaining these customers, supporting customized billing solutions and managing outsourcing of our customers' wireless operations on a continuous basis. This specialized sales force focuses on providing a complete bundle of communications solutions to the top global/corporate accounts in the United States. Although this area of the market is very competitive, we believe that this is an area in which we can grow and in which we will compete successfully based principally on customized business solutions and customer service. We have developed competitively priced plans and enhanced services specific to large corporate users and expect wireless data services to appeal strongly to this segment.

     REGIONAL BUSINESS-TO-BUSINESS SALES FORCE. In addition to our national account sales force, we have approximately 2,000 corporate/direct sales representatives dedicated to regional business-to-business sales. The

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sales and technical team for the wireless data services offered over our 900 MHz
Mobitex data network are being integrated into our direct sales force, effective January 1, 2002, as data subject matter experts.

     COMPANY-OPERATED AND AUTHORIZED AGENT LOCATIONS. Company-operated stores and kiosks, as well as authorized agent locations, are key components of our distribution strategy. We believe that company-operated stores are among the most efficient and effective of our distribution channels and intend to expand this channel significantly, especially in territories covered by SBC, which historically made less use of this channel. Our stores sell a broad array of services, handsets and accessories. We operate nearly 1,200 company-operated stores and kiosks. Many stores include personnel dedicated to customer service. We also sell our services through approximately 6,500 authorized agent locations, the majority of which exclusively sell our company's services. We generally require standard signage and provide service guidelines to clearly identify our brand and promote a consistent customer experience.

     NATIONAL RETAILERS. Recognizing that well-known third-party retailers can be a highly effective channel for the distribution of our services, we have entered into distribution arrangements with national retailers, such as Wal-Mart, Circuit City, Staples, Sam's Club, Best Buy, Barnes and Noble College Bookstores, Radio Shack and Sears. As of November 1, 2001, we had arrangements with 39 national retailers, of which 27 sell prepaid products and 12 sell primarily postpaid products, which have resulted in our services being offered in about 20,000 locations across the country. We also have arrangements with three Internet retailers: Inphonic, Inc., LetsTalk.com and Simplexity.com.

     AGENCY AND RESALE ARRANGEMENTS WITH SBC AND BELLSOUTH. SBC and BellSouth have extensive distribution capabilities, and we believe that our relationship with them provides us with a potentially significant distribution advantage over our competitors. As incumbent local wireline service providers, SBC and BellSouth combined had over 85 million customer access lines as of September 30, 2001. SBC and BellSouth can market wireless services to their consumer and business customers through their direct sales forces and their customer care representatives. Their customer care representatives can offer our products and services to customers calling to initiate local wireline service. We have entered into agency agreements with SBC and BellSouth, pursuant to which they will act as our agents in their respective service territories and exclusively sell our wireless services both separately and packaged with their own communication services. We remain free to use other agents, retailers and distributors in our parents' service territories.

     Under the resale agreements, each of SBC, BellSouth and their affiliates can resell our services to customers outside of their current service territories. In addition, SBC and BellSouth can elect to resell our wireless services to their respective national accounts. If after October 2, 2003, SBC or BellSouth elects to terminate its respective agency agreement and become solely a reseller, then it may resell our services within its own territory. For more information on these arrangements, you should read "Certain Relationships and Related Party Transactions -- Wireless Agency Agreements" and "-- Resale Agreements".

     THIRD-PARTY RESALE. Historically, resale has represented a low-cost distribution channel that expanded our market reach by utilizing the specialized applications development, distribution and/or marketing skills of resellers. We receive less revenue per resale subscriber than we do for our own subscribers due to reseller discounts and the higher proportion of prepaid customers. As a result, our average revenue per subscriber and churn are negatively impacted by any increase in the number of resale subscribers. Moreover, resale subscribers are customers of the reseller and, as a result, have no customer relationship with or loyalty to us. However, we incur no significant direct subscriber acquisition costs or direct customer care costs to acquire these customers.

     We sell wholesale wireless voice capacity to MCI WorldCom Wireless and ToppTelecom. Their customers accounted for approximately 5% of our total cellular and PCS customer base at September 30, 2001 and approximately 2% of our cellular and PCS revenues during the nine months then ended.

     Some resellers of our data services provide their own domain name to customers through which customers access and use our services. These resellers include Palm and Research in Motion, among others. Other resellers offer Cingular-branded services directly from our Internet address. Reseller sales accounted for a substantial portion of our new data customers for the nine months ended September 30, 2001, but for a less

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significant portion of our data revenues for the same period. Despite some advantages of reseller distribution of these data services, we believe our business will benefit in the long run by establishing direct relationships with the customers of our services. Therefore, we are integrating distribution of our business data services with the direct distribution channels for our other business services.

CUSTOMER CARE AND SATISFACTION

     Thorough and comprehensive customer care, retention and satisfaction are important to our success. The cost of adding new subscribers is one of the most significant cost elements in the wireless industry. Therefore, satisfying and retaining existing customers is critical to the financial performance of wireless operators. The goal of our customer care, retention and satisfaction programs is to ensure customer convenience and ease of use, and to specifically cultivate long-term relationships with our customers. We offer our customers a full range of choices and options for making requests and inquiries to maximize convenience. We also offer complete customer care during extended business hours and emergency service after business hours, as well as a number of other services designed to enhance our relationship with our customers. To provide more consistent and higher service quality and to achieve cost savings, about 60 call centers previously operated by the wireless businesses of SBC and BellSouth have been centralized into 20 call centers.

     To enhance customer satisfaction, we have begun to deploy dedicated teams to handle specialized market segments. These teams are currently in place in select centers and are expected to be fully implemented by 2004. For our major corporate accounts, we will continue to have dedicated response teams that operate in specialty call centers. By providing customers with specialized resources, we seek to enhance the customer care experience by providing access to more knowledgeable representatives. We seek to capitalize on these resources through technologies such as intelligent call-routing which directs inquiries to specialized customer care representatives. All of our centers are being equipped for intelligent call routing and it is operational in those centers where we have deployed dedicated teams.

     We are working to ensure that we apply the best practices of our predecessor companies across all of our markets. The different approaches taken by our predecessor companies offer us the unique opportunity to evaluate and implement combined best practices to help us achieve the highest levels of customer care and satisfaction.

OUR NETWORK

     LICENSES. We have access to licenses for cellular and PCS wireless services on the 850 MHz and 1900 MHz portions of the radio spectrum in areas that cover approximately 81% of the U.S. population. The licenses in the 850 MHz band enable us to provide both analog and digital cellular services, while the 1900 MHz licenses are all digital. We also have 900 MHz licenses to provide data services in areas that include over 90% of the U.S. metropolitan population, including coverage in all of the 50 largest U.S. metropolitan areas. We obtained access to spectrum through application lotteries, mergers, acquisitions, exchanges, FCC auctions and uncontested application grants of cellular licenses.

     COVERAGE. We have access to wireless licenses in 45 of the 50 largest U.S. metropolitan areas and have cellular or PCS networks, which cover 42 of the 50 top wireless markets across the country. In addition, we have signed numerous roaming agreements to ensure our customers can receive wireless service in virtually all areas in the United States where cellular and PCS wireless service is available. Our cellular and PCS networks, other than those recently acquired, are substantially built-out.

     See "Risk Factors -- Risks Related to Our Industry -- Our operations are subject to substantial government regulation, which can significantly increase our costs", and "-- Regulatory Environment" for FCC build-out requirements.

     ANALOG AND DIGITAL SERVICE. We offer analog and digital service in our cellular markets and digital service in our PCS markets. We monitor our network performance by measuring the percentage of ineffective call attempts, lost calls and call quality. In addition, we collect data on individual calls to monitor the

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customer experience. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, lower operating costs per unit, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Digital service also provides clear benefits to our customers, including extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, facsimile, e-mail and wireless connections to computer/data networks and the Internet. A majority of our analog subscribers have migrated from analog to digital service, which benefits both us and our customers. For the month of September 2001, digital usage accounted for 95% of our total usage based on minutes.

     All of our cellular and PCS networks utilize digital technology. Approximately 28% of our POPs are covered by digital networks that use GSM technology while the remainder of our POPs are covered by digital networks that use TDMA technology. Including our infrastructure venture with VoiceStream, the percentage of our POPs covered by GSM technology is about 36%. See "-- Digital Technology" below.

     SPECTRUM CAPACITY. We currently own licenses for spectrum in the 850 MHz and 1900 MHz bands. We expect that the demand for our wireless services will grow over the next several years as the demand for both traditional wireless voice services and wireless data and Internet services increases significantly. See "Industry Overview". On a weighted average basis, we have access to 29 MHz of spectrum throughout our licensed MSA territory, with 34 MHz of spectrum in our top ten metropolitan markets (39 MHz if Salmon were to acquire the remaining 30 NextWave properties in the FCC spectrum auctions upon resolution of pending disputes surrounding such licenses). As is the case with other wireless providers, we anticipate that we will need access to additional spectrum, particularly in our most densely populated markets, to meet expected demand for existing services and throughout our network to provide full 3G services beyond EDGE. We will seek to obtain access to additional spectrum in a variety of ways.

     We may participate in future FCC auctions that will likely include other radio frequency bands. In addition to the auction process, our primary means for acquiring access to additional spectrum are expected to be spectrum exchanges with and purchases from other wireless carriers, mergers and acquisitions, joint ventures and alliances. See "-- Regulatory Environment" and "Risk
Factors -- Risks Related to Our Business -- A failure to obtain access to additional radio frequency spectrum or implement a more spectrally efficient technology may limit our ability to expand the geographic reach of Cingular-branded products and services, increase our customer base in areas we currently serve and meet the anticipated demand for very high speed third generation wireless services".

     We also license spectrum in the 900 MHz band that we use in our Mobitex network. There are no FCC auctions for additional 900 MHz spectrum currently planned; therefore any additional spectrum we access will be through acquisitions or joint ventures with private parties.

     ACQUISITION OF LICENSES FOR SALT LAKE CITY AND PROVO. In November 2001, we acquired two 15 MHz licenses covering two million POPs in the Salt Lake City and Provo BTAs for approximately $140 million in cash. We intend to construct and operate an all-digital GSM/EDGE network in these markets that will support advanced wireless voice and data services.

     TRANSACTIONS WITH VOICESTREAM WIRELESS. In May 2001, we and VoiceStream Wireless exchanged FCC licenses covering approximately 36 million POPs each. We received licenses covering 10 MHz of spectrum for the New York MTA and in each of the St. Louis and Detroit BTAs. The New York MTA covers all five boroughs of New York City, all of Long Island as well as parts of upstate New York, northeast Pennsylvania and most of Vermont, New Jersey and Connecticut. In exchange, we transferred to VoiceStream Wireless licenses covering 10 MHz of spectrum out of the 30 MHz of spectrum that we had in the California and Nevada markets. As a result of the spectrum exchange, we gained access to a license covering over 20 million additional POPs in the New York MTA.

     Subsequently, we and VoiceStream formed a jointly-controlled venture to allow the companies to share network infrastructures in the California, Nevada and New York City markets. Our and VoiceStream's existing networks in these markets, which use GSM technology and cover approximately 56 million POPs, have been contributed to the venture. We and VoiceStream will have access to the venture's network infrastructure, and

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pursuant to the terms of the venture's commercial arrangements, we and
VoiceStream will be able to provide our respective customers access to a weighted average spectrum depth of 39 MHz in these markets. We and VoiceStream will buy network services from the venture but each of us has retained ownership and control of our own licenses. Funding for capital investments and cash operating expenses of the venture will be made by us and VoiceStream on a pro rata basis based on network traffic. We will also independently market our unique services to customers using our own brand name and utilizing our own sales, marketing, billing and customer care operations. This venture will allow us to enter the New York City market by the middle of 2002. In addition to earlier entry into the New York City market, our participation in this venture gives our customers access to more spectrum and is expected to result in more robust networks and lower operating expenses and capital expenditures than if we had constructed our own network.

     SALMON PCS. In November 2000, we and Crowley Digital Wireless, LLC entered into an agreement, pursuant to which Salmon was formed to bid as a "very small business" for certain 1900 MHz band PCS licenses auctioned by the FCC in January 2001. As of September 30, 2001, we had an 85% non-controlling equity interest in Salmon, with the balance owned by Crowley Digital. Salmon is controlled by Crowley Digital, which in turn is controlled by George D. Crowley, Jr. Mr. Crowley is the chairman and chief executive officer of Crowley Digital and the chairman and chief executive officer of Salmon. Salmon was the successful bidder for 79 auctioned licenses covering more than 80 million POPs, including 52 million POPs where we already have coverage and 28 million POPs where we do not. The 79 licenses will cost approximately $2.3 billion, of which $1.7 billion remains to be paid, if the FCC grants all of them to Salmon. The FCC has granted to Salmon 45 auctioned licenses, which cover over 11 million POPs, as a result of which we have access to licenses covering over 231 million POPs, including in 45 of the 50 and 87 of the 100 largest U.S. metropolitan areas. The remaining 34 licenses have not been granted to Salmon, pending resolution of significant challenges to the auction results that could result in Salmon not being awarded any of such licenses. See "Risk Factors -- Risks Related to Our Business -- Our ability to obtain access to additional radio frequency spectrum through FCC auctions is subject to various uncertainties". These pending licenses cover approximately 16 million POPs and include Los Angeles, Boston, Washington, D.C., Houston, Dallas, Minneapolis, Baltimore and Atlanta. If Salmon is successful in acquiring the 34 pending licenses, we would have access to licenses covering over 247 million POPs, or 87% of the U.S. population, which we believe would result in Cingular-branded cellular or PCS services being offered in 49 of the 50 largest U.S. metropolitan areas.

     Management control of Salmon is vested in Crowley Digital under the terms of Salmon's limited liability company agreement. Crowley Digital appoints three of the five members of Salmon's management committee. Actions by the management committee require a majority vote, except certain material business decisions of Salmon, including certain business transactions that are not in the ordinary course of Salmon's business, fundamental changes in Salmon's structure and business and major expenditures that require the concurrence of the two management committee members appointed by us. See "Risk Factors -- Risks Related to Our Business -- We do not control Salmon, and its decisions or our disagreement with its management may impede the availability of or increase the cost of providing Cingular branded services in the areas covered by its licenses".

     Salmon has entered into a management agreement for a term of eight years, under which it has hired us to act as the manager of its PCS systems, subject to its oversight and control. For our services as manager, we will be paid, in addition to our direct costs, a fee, subject to adjustment based on the results of the spectrum license auction, of $10,000,000 for the first year, 5% of Salmon's gross revenues thereafter until Salmon's EBITDA is positive for two consecutive quarters and 7% of Salmon's gross revenues thereafter. In addition, pursuant to a trademark license agreement, Salmon has decided to use our trademarks in its business to offer Cingular-branded services, and we will receive 5% of its gross revenues as a licensing fee. Salmon can terminate the management agreement at any time with one year's notice.

     In addition, under the limited liability agreement between us and Crowley Digital, for five years following the last grant of a license to Salmon in the auction or, if earlier, eight years after the first license grant, Crowley Digital and any entities owning interests in Crowley Digital can only sell or transfer more than 5% of their voting securities in Crowley Digital with our written consent which cannot be unreasonably
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withheld. However, we can withhold consent to a sale of 50% or more of their
Crowley Digital voting securities for any reason. With respect to ownership in Salmon, neither we nor Crowley may transfer our respective interests in Salmon to an outside party during that period without prior approval of the other party, except that we may transfer our interest at any time following Salmon's completion of the build-out of its systems. After the expiration of such period, any material transfers by Crowley Digital are subject to a right of first refusal by us. Moreover, the transfer of any interests in Salmon by either Crowley Digital or us may be subject to FCC consent. Crowley Digital has the right to put its interest in Salmon to us at a price equal to its initial investment plus a specified rate of return, which put can be exercised at certain times beginning with the completion of Salmon's build-out in a manner that satisfies FCC rules and ending six months before the seventh anniversary of the date on which the last license is granted to Salmon in the 1900 MHz auction. The present value of this put obligation is estimated at approximately $110 million and will be included in "Investments in and advances to equity affiliates" on our balance sheet at December 31, 2001.

     We have entered into a credit agreement with Salmon under which we will provide, upon Salmon's request, through secured loans, substantially all of the capital Salmon will require to pay for the licenses, to build out its system and for working capital, subject to limits on the amount of these loans. Specifically, as of December 31, 2001, we have made secured loans aggregating approximately $475 million (including accrued interest) and will provide up to an additional $1.7 billion in the form of secured loans after Salmon expends its capital if the FCC grants the additional auctioned licenses to Salmon. Our commitment to make such loans to Salmon under the credit agreement ends no later than November 6, 2006. Our loans are repayable no later than May 6, 2008, with interest at a rate of 9% per annum or 14% per annum if the management agreement or trademark agreement is terminated. Interest is not payable in cash until two years after the substantial completion of the build-out of the Salmon system in a manner that satisfies FCC rules, or beginning on the date when the management or trademark license agreement have been terminated. For up to the first three years thereafter, only portions of the interest are payable in cash. There is no scheduled amortization of the loans prior to the maturity date.

     See "Risk Factors -- Risks Related to Our Business -- A failure to obtain access to additional radio frequency spectrum or implement a more spectrally efficient technology may limit our ability to expand the geographic reach of Cingular branded products and services, increase our customer base in areas we currently serve and meet the anticipated demand for very high speed third generation wireless services" for a discussion of challenges to auctioned licenses and risks regarding our relationship with Salmon.

DIGITAL TECHNOLOGY

     CURRENT TECHNOLOGY. We use TDMA in our cellular and some contiguous PCS markets, covering 142 million POPs, and we use GSM in our other PCS markets, covering 55 million POPs. These amounts do not include POPs attributable to licenses acquired in 2001. Both digital technologies allow for numerous advantages over analog service. These advantages include extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, facsimile, e-mail and wireless connections to computer/data networks and the Internet.

     There were estimated to be over 590 million GSM customers worldwide as of September 2001, and 82 million TDMA customers as of November 2001, according to the GSM Association and the Universal Wireless Communications Consortium, respectively. GSM is the predominant digital standard in Europe and Asia and, according to the GSM Association, was used by approximately 71% of the world's digital subscribers as of September 2001. International roaming with a single GSM phone is possible if it has the capability of roaming over different frequencies. As a result, we believe that these technologies offer attractive total capital costs and roaming opportunities for our customers. Additionally, new handsets, referred to as GAIT phones, are currently being developed that will enable TDMA and GSM platforms to be interoperable for voice and data services over both 850 MHz and 1900 MHz. Although technologically more complex, we do not believe these phones will be priced substantially higher than current commercial handsets of similar form, features and performance. The first GAIT phones are expected to become available by the end of the first quarter 2002, with additional models expected to become available throughout the remainder of 2002.
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     Furthermore, UMTS, an advanced 3G technology expected to offer one of the highest transmission rates and capacity utilization of any wireless technologies under development, is the 3G technology that is expected to ultimately be offered by providers using EDGE. See "Risk Factors -- Risks Related to Our Business -- We could lose customers and our financial results could be negatively affected as a result of our network upgrade project" for a discussion of the risks associated with these two technologies. UMTS is also known as W-CDMA and is different from, and not compatible with, CDMA 2000, another 3G technology.

     Our 900 MHz network service utilizes the Mobitex technology, a radio cellular network operating at around 8,000 bytes per second. We are the only wireless operator in the United States utilizing Mobitex technology. Mobitex:

     - is a dedicated packet-switched network, which allows users to access the network almost instantly and allows billing on a usage or per packet basis -- not connection time; and

     - is an open international standard, which permits the creation of off-the-shelf applications by independent applications developers.

     TECHNOLOGY UPGRADE STRATEGY. In October 2001, we announced our plan to upgrade our network to EDGE, our choice for 3G wireless technology. EDGE is expected to provide our customers with greater connectivity and communications capabilities, including faster speeds for accessing the wireless Internet. In 2001, we launched GPRS in Washington state, Las Vegas, eastern Tennessee, coastal Georgia and the Carolinas, where GSM networks were already in place, and expect to complete deployment in our California GSM markets in the first half of 2002. GSM voice and GPRS data technology will be overlayed on our existing TDMA network beginning in early 2002. The use of GAIT handsets is expected to allow for GSM and TDMA customers to roam anywhere on our network when they travel. When software is available in early 2003, we intend to upgrade our GPRS markets to EDGE. We expect to complete our deployment of this technology in early 2004. We also plan to deploy GSM/GPRS and, when available, EDGE technology in all of our newly licensed areas. We expect the network upgrade will provide advanced data capabilities and greater spectrum and cost efficiencies from operating a common technology standard throughout our network.

                   TECHNOLOGY UPGRADE PLAN FOR DATA SERVICES

                                    (CHART)

NOTE: THESE SPEEDS ARE MAXIMUM SPEEDS UNDER OPTIMAL CONDITIONS. ACTUAL SPEEDS
      MAY BE SIGNIFICANTLY SLOWER AND WILL VARY, DEPENDING ON VARIOUS CONDITIONS, SUCH AS INTERFERENCE, MOVEMENT OF THE USER AND VOLUME OF NETWORK USAGE.

     GPRS and EDGE are Internet Protocol-based. As new handsets that use EDGE technology become available, we expect that all the applications developed and deployed today for GPRS and circuit-switched data will migrate to EDGE network services. With EDGE, applications are expected to operate at higher speeds than GPRS.
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     Depending on spectrum availability, network hardware and software, applications for very high speed 3G services, compatible handsets and other devices and commercial demand for such services, we expect to eventually migrate from EDGE to UMTS. This technology is expected to offer very high speed multimedia services at access speeds of up to 2 megabits per second under optimal conditions, i.e., when stationary. The higher data speeds that are expected to be offered by this technology require a wide radio frequency spectrum, which we do not currently possess. See "Risk Factors -- Risks Related to Our Business -- We could lose customers and our financial results could be negatively affected as a result of our network upgrade project" and "-- A failure to obtain access to additional radio frequency spectrum or implement a more spectrally efficient technology may limit our ability to expand the geographic reach of Cingular branded products and services, increase our customer base in areas we currently serve and meet the anticipated demand for very high speed third generation wireless services" for additional information relating to the availability of additional spectrum.

INFORMATION SYSTEMS

     Our information systems are comprised of systems from our predecessor companies. These systems include billing, point of sale, provisioning, customer care, data warehouse, fraud prevention and financial, supply chain management and human resource systems. For example, we currently use nine major billing systems and over 90 other customer care and billing systems that are keyed to the customer's geographic location. We have developed plans to integrate and consolidate these systems, initially into two major billing systems and 20 other systems. We believe that this will help us achieve significant cost savings and further streamline our business processes and operations.

     We began integration of systems in January 2001. We anticipate that the full implementation of these plans will take approximately three years and will contribute to a reduction in our ongoing operating costs and expenses as a percentage of revenues during each stage of the implementation. We employ experienced professionals as well as consultants who have in the past successfully consolidated billing systems during their tenure at our predecessor companies. Because of our past experience, we understand the complexities of consolidating these various systems. However, we may encounter difficulties that cause disruptions in some of our markets while we integrate the systems. See "Risk Factors -- Risks Related to Our Business -- Difficulties integrating the companies that form our business could adversely affect us in many ways".

COMPETITION

     There is substantial competition in all aspects of the wireless communications industry. Competition is based principally upon the services and enhancements that we offer, price, call quality, coverage area and customer service. Under current FCC rules, there may be six or more PCS licensees in each geographic area in addition to two cellular licensees. Also, SMR dispatch system operators have constructed digital mobile communications systems, referred to as ESMR, on existing SMR frequencies in many cities throughout the United States, including most of the markets in which we operate.

     We expect competition to intensify as the industry consolidates, global alliances are formed, new competitors enter the industry, new technologies, products and services are developed and additional spectrum is allocated and auctioned. We have an average of four to five other competing wireless providers in our cellular and PCS markets. Competition also may increase to the extent that wireless providers are acquired by or transfer licenses to larger, better capitalized and more experienced wireless providers.

     Wireless market competition has experienced a shift of competitive focus from local markets to the national arena. At the beginning of 1999, only three providers, AT&T Wireless, Sprint PCS Group and NEXTEL Communications Inc., competed for national wireless service business. However, with the alliances of Verizon Communications and Vodafone plc, AT&T Wireless and NTT DoCoMo Inc., Sprint's joint venture with Virgin Group and Deutsche Telekom's acquisition of VoiceStream Wireless, we now face more formidable national competitors with substantial resources. The transition from regional to national provider and the creation of a nationwide footprint provides companies, such as us, with the scale and scope necessary

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to compete effectively on a national level by maximizing cost efficiencies and offering consumers the most attractive pricing, thereby enhancing subscriber growth, reducing churn and expanding market share.

     Potential users of wireless systems may find their communications needs satisfied by other current and developing technologies. One- or two-way paging services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

     We expect to increase our advertising and promotional spending to respond to competition and may also be required to reduce pricing or restructure our packages to include more services for the same price. Our ability to compete successfully will depend in part on our marketing efforts and strategic mix of marketing programs and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors and to take advantage of the overlap of our network with those of SBC and BellSouth. See "Risk
Factors -- Risks Related to Our Business -- We face substantial competition in all aspects of our business, which could cause reduced pricing and have adverse effects on our results of operations, including reduced profitability".

PROPERTIES

     We maintain our corporate headquarters in Atlanta, Georgia. We also maintain administrative and sales offices, customer care call centers, retail sales locations, switching centers, cell tower sites, data centers and distribution centers throughout the United States. Most locations are generally leased to provide maximum flexibility. Switching centers and data centers are frequently owned due to their critical role in our operations and high set-up and relocation costs.

     As of September 30, 2001, we operated a direct distribution channel comprised of approximately 1,200 company-operated stores and kiosks. We had 30 warehouses for storage of network infrastructure equipment. At that date, network properties included approximately 130 switches and 17,000 cell sites. We believe that our facilities are suitable for their purposes and that additional facilities can be secured for our anticipated growth requirements.

     We lease or pay a monthly fee for the maintenance of the tower or the use of the tower space on which many of our antennas are located. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Tower Transactions". We lease our retail stores.

     We generally have good relations with our landlords, most of our leases are at market rates and we have historically been able to secure suitable leased property at market rates when needed.

ENVIRONMENTAL MATTERS

     We are subject to various federal, state and local environmental protection and health and safety laws and regulations, and we incur costs to comply with those laws. Environmental laws hold current or previous owners or operators of businesses and real property potentially liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes or arranges for the disposal of hazardous substances for contamination at the disposal site, regardless of whether the disposal site is owned or operated by such person. Although we do not currently anticipate that the costs of complying with environmental laws, including costs for remediating contaminated properties, if any, will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future due to the discovery of new facts or conditions, the occurrence of new releases of hazardous materials or a change in environmental laws.

EMPLOYEES

     As of September 30, 2001, we had approximately 32,600 employees, who were leased to us from subsidiaries of SBC and BellSouth. These employees were transferred to us prior to December 31, 2001. For more information on these arrangements, see "Certain Relationships and Related Party Transactions -- Contribution and Formation Agreement".
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     Approximately 10,000 of our employees are represented by the Communications
Workers of America, with contracts expiring on various dates between September 2002 and February 2006. Approximately 8% of our employees are covered by agreements that expire within one year. Most of the contracts contain no-strike clauses. We are contractually required to maintain a position of neutrality and to allow card-check procedures with respect to unionization and will support the determination of our employees. In those areas where our employees are unionized, we have in place contracts that we believe provide us with the flexibility to run our business in an increasingly competitive environment.

     We consider our relationship with our employees and the Communications Workers of America to be very good.

INTELLECTUAL PROPERTY

     We own the rights to the "Cingular" brand name. We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property rights, together with confidentiality and/or license agreements with our employees, customers and others to protect our proprietary rights. In addition, we hold transitional licenses to use the SBC and BellSouth marks and are now in the process of creating our own new products and services and associated intellectual property rights. For more information on licenses granted by our parent companies to us and licenses we grant to them, read "Certain Relationships and Related Party Transactions".

LEGAL PROCEEDINGS

     From time to time we are a party to various legal actions relating to matters that are incidental to the conduct of our business.

     Cingular and various affiliated entities are subject to state government inquiries over marketing practices in the cellular industry, and are defendants in a number of purported class actions brought on behalf of subscribers throughout the country, regarding common law and statutory claims of misrepresentation, inadequate disclosure, unfair trade practices or breach of contract related to our advertising, promotions, sales, billing and collection practices. These include claims relating to the practice or alleged practice, and alleged nondisclosure, of rounding up of partial minutes of airtime usage to full minute increments, send-to-end billing, negative options, ring time billing, first incoming minute free feature, monthly charges for bundled minutes, below cost sales, early disconnection charges, charges for local and toll calls, price discrimination and other practices and charges, as well as the adequacy of our wireless coverage and the quality of service. The actions are in various stages of the investigation and litigation processes. Plaintiffs in most of these putative class actions have not specified the alleged damages they seek. We are not currently able to assess the impact, if any, of these inquiries and actions on our financial position or results of operations.

     Our subsidiaries are also defendants in a lawsuit alleging patent infringement. On March 30, 2000, Freedom Wireless, Inc. filed suit in U.S. District Court for the Northern District of California against various entities, alleging that the defendants were infringing or contributing to the infringement of a patent held by plaintiff related to prepaid wireless service technology. The case has been transferred to the U.S. District Court for the District of Massachusetts. Plaintiff has amended its complaint to add another patent to the action. The plaintiff seeks unspecified monetary damages as well as injunctive relief. This case is at a preliminary stage, and we are not currently able to assess the impact, if any, of this action on our financial position or results of operations.

     Cingular and various affiliated entities are defendants in a number of cases in various courts involving claims by former agents and resellers who allege that we breached our contracts with those agents and resellers, have tortiously interfered with their contractual relationships with others by terminating our relationships with them and have engaged in unfair competition. Some of the complaints have further alleged that we are a franchisor under applicable state franchise law and have violated franchise laws in our relationship with them. State franchise laws often provide for treble damages for violations. We believe that we are not a franchisor under state law in these cases. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.
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     According to the U.S. Food and Drug Administration's Center for Devices and
Radiological Health (FDA), while more research needs to be conducted and is being conducted on the subject, the research conducted to date does not demonstrate that use of a wireless phone has any adverse health effects. The FDA stated in July 2001: "The available scientific evidence does not show that any health problems are associated with using wireless phones. There is no proof, however, that wireless phones are absolutely safe." The FDA shares regulatory responsibility for wireless phones with the FCC. The FCC relies on the FDA and other health agencies for safety questions about wireless phones. The FDA is party to the Cooperative Research and Development Agreement with the Cellular Telecommunications and Internet Association, of which we and other wireless companies are members. Pursuant to this agreement, the parties have agreed to support research regarding wireless phone safety. Cingular and various affiliated entities are defendants in lawsuits alleging personal injuries, including brain cancer, from wireless phone use. Cingular and various affiliated entities are also defendants in purported class actions that allege adverse health effects caused by wireless phone use and also allege fraudulent conduct, participation in conspiracies and other wrongful conduct by wireless phone manufacturers, service providers and others. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and/or injunctive and equitable relief. See "Risk Factors -- Risks Related to Our Industry -- Concern about alleged health risks relating to radio frequency energy may harm our prospects" for a discussion of how this litigation could adversely affect our business operations.

     We are also a defendant in other legal actions involving claims incidental to the normal conduct of our business, including actions by customers, vendors and employees and former employees. We believe that these other actions will not be material to our financial position or results of operations.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition and transfer of wireless systems in the United States pursuant to the Communications Act of 1934 and its associated rules, regulations and policies.

     To obtain the authority to have the exclusive use of radio frequency spectrum in an area within the United States, wireless communications systems must be licensed by the FCC to operate the wireless network and mobile devices in assigned spectrum segments and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. These rules and policies, among other things, (1) regulate our ability to acquire and hold radio spectrum licenses, (2) impose technical obligations on the operation of our network, (3) impose requirements on the ways we provide service to and communicate with our customers, (4) regulate the interconnection of our network with the networks of other carriers, (5) obligate us to permit unrestricted resale of our services by resellers and to serve roaming customers of other wireless carriers and (6) impose a variety of fees and charges on our business that are used to finance numerous regulatory programs and a substantial part of the FCC's budget.

     Licenses are issued for only a fixed period of time, typically 10 years. Consequently, we must periodically seek renewal of those licenses. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed wireless licenses in the past. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions. FCC rules provide that applications competing with a license renewal application may be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings.

     Wireless systems are subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency radiation from mobile handsets and towers. Zoning and land use regulations, including compliance with historic preservation requirements, also apply to tower siting and construction activities.

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     TWO-WAY VOICE AND DATA SERVICES. We hold geographic service area licenses granted by the FCC to provide cellular and PCS services. A cellular system operates on one of two 25 MHz frequency blocks in the 850 MHz band that the FCC allocates for cellular radio service. Cellular systems principally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular licenses are issued for either metropolitan statistical areas or rural service areas, two in each area. At present, no entity may hold overlapping cellular licenses in the same area.

     A broadband PCS system operates on one or more of six frequency blocks in the 1900 MHz band. PCS systems generally are used for two-way voice applications, although they may carry two-way data communications and fixed wireless services as well. For the purpose of awarding PCS licenses, the FCC has divided the United States into 51 large regions called major trading areas, or "MTAs", which are comprised of 493 smaller regions called basic trading areas, or "BTAs". The FCC awarded two PCS licenses for each major trading area, known as the "A" and "B" blocks, and four licenses for each BTA known as the "C", "D", "E" and "F" blocks. Thus, generally, six PCS licensees are authorized to compete in each area, together with two cellular licenses. The two MTA licenses authorize the use of 30 MHz of PCS spectrum. One of the basic trading area licenses is for 30 MHz of spectrum (the "C" block), and the other three are for 10 MHz each. The FCC permits a licensee to split its license and assign a portion, on either a geographic or frequency basis or both, to another party or parties.

     We must satisfy a range of FCC-specified coverage requirements. For example, a cellular licensee was permitted five years following the grant of its license to construct its system. The area it served with a specified minimum signal strength became its licensed service area. Failure to provide that coverage to the boundaries of its initially licensed service area resulted in reduction of the relevant license area by the FCC. All 30 MHz PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within 10 years. All 10 MHz PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. A licensee that fails to meet the coverage requirements may be subject to forfeiture of its license.

     We use common carrier point-to-point microwave facilities and dedicated facilities leased from communications companies or other common carriers to connect our wireless cell sites and to link them to the main switching office. The FCC licenses point-to-point microwave facilities separately and they are subject to regulation as to technical parameters and service. Microwave licenses must also be renewed every 10 years.

     900 MHZ MOBITEX WIRELESS DATA SERVICES. In 1996, the FCC commenced auctioning market area licenses for the 900 MHz spectrum that we use to provide most of our business data services. The market area licensee is required to protect the incumbent licensee from interference from the new market area license, but the market area licensee did not have any relocation obligation. We were awarded market area licenses for 900 MHz SMR spectrum for primarily the same geographic areas where we were the incumbent, or per transmitter, licensee, although we did not obtain market area licenses for all of our per transmitter licenses. In order to keep these market area licenses, we are obligated to either (1) provide service to 66% of the population in the market area by December 31, 2002 or (2) demonstrate by December 31, 2002 that we have made a "substantial service" showing in those market areas. With respect to nearly half of our 900 MHz licenses, we have provided service to at least 66% of the population in those areas. The FCC recently declared that we can satisfy the "substantial service" requirement by December 31, 2002, if we meet our projected build-out in six markets to cover at least 30% of the population in each market and at least maintain our population coverage percentage in our other markets in which we cover 30% to 65% of the population. See "Risk Factors -- Risks Related to Our Industry -- Our operations are subject to substantial governmental regulation, which can significantly increase our costs" for additional information relating to the regulation of our operations.

     TRANSFERS AND ASSIGNMENTS OF WIRELESS LICENSES. The Communications Act of 1934 and the FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a wireless system.

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Before we can complete any such purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds an FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation (and attribution) limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by, or notification of, state or local regulatory authorities having competent jurisdiction, if we sell or acquire wireless systems.

     FOREIGN OWNERSHIP. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation.

     Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations, which are countries that are signatories to the World Trade Organization Agreement on Basic Telecommunications Services. However, the FCC, in adopting that strong presumption, did note the possibility exists that entry by a foreign carrier could be so detrimental as to require the imposition of conditions on entry by such a carrier or even a denial of entry. In addition, the FCC stated it would accord deference to legitimate national security, law enforcement, foreign policy and trade concerns raised by other federal agencies as part of the FCC's analysis of whether to grant a particular authorization. The FCC has done that in certain cases where the Department of Justice and the Federal Bureau of Investigation have raised concerns, requiring the carrier to configure its network(s) to be capable of complying with lawful U.S. process and to make available in the United States certain call and subscriber data. Foreign ownership by entities from countries other than World Trade Organization member countries must meet a more stringent standard, and there is no assurance that the FCC would find a grant of such an application to be in the public interest. If our foreign ownership were to exceed the permitted level (through foreign ownership of our owners, their transfers of ownership in us or issuances of Class A common stock by our manager), the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership that exceeds these limitations.

     SPECTRUM ACQUISITIONS. Two of the ways by which we can attempt to meet our needs for additional spectrum are by acquiring spectrum licenses held by others or by accessing new spectrum being auctioned and licensed by the FCC. The Communications Act requires the FCC to award new licenses for commercial wireless services to applicants through a competitive bidding process. Therefore, if we need additional spectrum, we plan to acquire the spectrum, indirectly through joint arrangements, or directly in an auction for any new licenses that may become available or by purchasing existing licensed facilities and incorporating them into our system, provided that we are permitted to do so under the spectrum cap and other FCC rules.

     The FCC has announced that it will auction spectrum in the 700 MHz band on June 19, 2002. There are 137 UHF television operators that currently occupy UHF television channels 60-69 in this band. Although these stations have been awarded a second channel to establish digital service, they also have the right to continue operation on the current channel through at least 2006, and potentially longer if various conditions are not met. The FCC divided the United States into six large geographic areas and will offer one 20 MHz and one 10 MHz license in the 700 MHz band in each area. Absent adoption of new federal legislation or rules that lead to "clearing" of the 700 MHz band earlier than current law requires, or the development of
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band-clearing mechanisms by these operators for relocation, this spectrum would be of limited use in the short-term for mobile services.

     There are additional spectrum bands that may be suitable for our business, but this spectrum has not been allocated nor are auctions of this spectrum imminent. The next step is for the United States to decide which of these bands to make available to non-incumbents for IMT-2000 services. This decision will be influenced by demonstrations of need and timing of such need, the nature of incumbent uses, which spectrum, if any, the government will relinquish for commercial use, and the actions of other countries in selecting bands for IMT-2000 services. The FCC would have to complete the allocation process, adopt rules governing the service and then conduct an auction to award licenses. There are incumbent users, including the federal government itself, on much of the specified bands, and this will likely lead to protracted proceedings before the FCC and other federal agencies before it can be cleared for allocation and licensing for commercial wireless services.

     The FCC had proposed to identify the spectrum by July 2001, which it has not done, and to auction licenses by September 30, 2002. While we intend to pursue additional spectrum allocations vigorously, we can provide no assurance that we will be successful in that effort.

     RECENT REGULATORY DEVELOPMENTS. The FCC does not specify the rates we may charge for our services nor does it require us to file tariffs for our U.S. wireless operations. However, the Communications Act states that an entity, such as us, that provides commercial mobile radio services is a common carrier, and is thus subject to the requirements of the Act that it not charge unjust or unreasonable rates, nor engage in unreasonable discrimination. The FCC may invoke these provisions to regulate the rates, terms and conditions under which we provide service. In addition, the Act defines a commercial mobile radio service provider as a telecommunications carrier, which makes it subject to a number of other regulatory requirements in its dealings with other carriers and subscribers. The following requirements impose restrictions on our business and increase our costs as well as the costs of other wireless carriers:

     - The FCC has voted to amend its rules specifying spectrum cap aggregation limits affecting wireless licensees. As amended, the rules would provide that no entity may hold attributable interests, which are generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses aggregating more than 55 MHz of PCS, cellular and various SMR services, excluding our wireless data spectrum in the 900 MHz band, where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). This limit would be eliminated entirely by January 2003 and will be replaced by rules setting forth how the FCC will review carriers' spectrum aggregations. The FCC also voted to eliminate the prohibition on ownership of both cellular licenses by a single entity in metropolitan markets. Certain acquisitions of spectrum would remain subject to approval of the U.S. Department of Justice.

     - The FCC has imposed rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's communications number, location and other information. These rules require us to make significant investments in our network and to reach agreements both with vendors of 911 equipment and state and local public safety dispatch agencies. Commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency, if necessary at the provider's own cost. Rules effective in October 2001 require providers to transmit the geographic coordinates of the customer's location, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery. Because of the unavailability of vendor equipment that could reasonably be relied upon to comply with the FCC's location accuracy rules or to be deployed in time to meet the FCC's timeline, we filed requests for waivers from these rules with the FCC, as have other wireless carriers. We are currently in discussions with the FCC regarding our emergency 911 compliance plans for our analog and TDMA systems but cannot predict with certainty what the outcome of these discussions will be. The FCC issued an order

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       in early October 2001 granting our waiver request for our GSM networks.
       We intend to deploy a handset-based location solution in those markets as soon as vendors' infrastructure components and handsets are available and satisfactorily tested. The FCC set a timetable for compliance that we cannot meet, given the status of equipment availability from vendors. We have asked the FCC to reconsider that decision. There may be penalties levied for our non-compliance, absent reconsideration by the FCC.

     - The FCC has established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and may be required to contribute to state universal service funds. Contributions into the federal fund are based on the interstate and international revenues generated by the properties owned by a commercial mobile radio service provider. For 2001, we expect to pay into the federal universal service fund approximately $120 million for revenues. Because the amount that we are required to pay into the fund is based on revenues generated by our properties, we anticipate that this amount should continue to increase over time. We recover most of this expense from our customers. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. If these programs expand they will impose a correspondingly growing expense on our business.

     - The FCC has adopted rules regulating the use of telephone numbers by wireless and other providers as part of an effort to achieve more efficient number utilization. Wireless carriers must be able to participate in this "number pooling" beginning in November 2002. In addition, it adopted rules on number portability that will enable customers to keep their wireline number when switching to another carrier. Wireless carriers must offer number portability to their customers beginning in November 2002.

     - The FCC has adopted rules requiring wireless providers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 (CALEA). These obligations are likely to result in significant costs to us for the purchase, installation and the maintenance of the network software and other equipment needed.

     - The Communications Act and the FCC's rules grant various rights and impose various obligations on commercial mobile radio service providers when they interconnect with the facilities of local exchange carriers. Generally, commercial mobile radio service providers are entitled to "reciprocal compensation", in which they are entitled to collect the same charges for terminating wireline-to-wireless traffic on their system similar to the charges that the local exchange carriers levy for terminating wireless-to-wireline calls. Interconnection agreements are typically negotiated by carriers, but in the event of a dispute, state public utility commissions, courts and the FCC all have a role in enforcing the interconnection provisions of the Act. Although we have local exchange carrier interconnection agreements in place in our service areas, those agreements are subject to modification, expiration or termination in accordance with their terms. As we expand our coverage footprint, we will be required to negotiate interconnection arrangements with other wireline carriers.

     - In August 2000, the FCC addressed the extent to which the Communications Act limits plaintiffs in class action lawsuits against commercial mobile radio service providers to recover damages and obtain other remedies based on alleged violations of state consumer protection statutes and common law. It held that the Act did preempt state rate regulation as a matter of law, but that whether a specific damage award is prohibited would depend on the facts of a particular case. A request for reconsideration of the ruling was recently denied by the FCC. This ruling might promote the filing of additional class actions against the industry and increase the potential for damages awards by courts.

     - In 1997, the FCC determined that commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates
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

       among commercial mobile radio service affiliates. In July 2000, a Federal appeals court invalidated the FCC's application of rate integration to commercial mobile radio services and remanded the matter to the agency. The FCC has not yet decided whether it will pursue this matter by seeking to reinstate a wireless rate integration rule. To the extent that we offer services subject to any ultimate rate integration requirements, these requirements generally reduce our pricing flexibility.

     - In 1999, the FCC adopted rules to govern customer billing by carriers. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to efficiently bill customers for services.

     - In 1999, the FCC adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the rules may require us to make material changes to our network, product line or services at our expense.

     STATE REGULATION AND LOCAL APPROVALS. With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of state legislatures and state public utility commissions and local governmental authorities in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, use of handsets when driving and many other areas. We anticipate that this trend will continue. It will require us to devote legal and other resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

     While the Communications Act generally preempts state and local governments from regulating entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation. No state currently has such a petition on file. In addition, the Act does not preempt the states from regulating the "terms and conditions" of wireless service.

     Several states have invoked this language to impose or propose various consumer protection regulations on the wireless industry. States also may impose their own universal service support requirements on wireless and other communications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting construction. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.

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

     In addition, state commissions have become increasingly aggressive in their efforts to conserve telephone numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include number pooling, number rationing and code sharing. In many markets, the supply of new numbers is inadequate to meet growing customer demands, but states have been and continue to be reluctant to deploy new area codes.

     Further, states have become more active in imposing fees on wireless carriers for items such as the use of public rights of way. These fees are generally passed through to our customers and result in higher costs to our subscribers.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information regarding our manager's directors and our and our manager's executive officers.

NAME                                         AGE   POSITION
----                                         ---   --------
Ronald M. Dykes............................   54   Class B Director
Gary D. Forsee.............................   51   Chairman of the Board and Class B Director
Stanley T. Sigman..........................   54   Class B Director
Randall L. Stephenson......................   41   Class B Director
Stephen M. Carter..........................   48   President and Chief Executive Officer
Mark L. Feidler............................   45   Chief Operating Officer
Richard G. Lindner.........................   47   Chief Financial Officer
F. Thaddeus Arroyo.........................   37   Chief Information Officer
Francis C. Boyer, Jr.......................   53   Vice President -- Supply Chain Management
                                                   and Wholesale Services
Rickford D. Bradley........................   49   Senior Vice President -- Human Resources
Joaquin R. Carbonell, III..................   49   Senior Vice President and General Counsel
William E. Clift...........................   49   Chief Technical Officer
Kathleen L. Dowling........................   46   Senior Vice President -- Customer Care
Sean Foley.................................   43   Vice President -- Treasurer
Stephen A. McGaw...........................   40   Executive Vice President -- Corporate
                                                     Development
Edgar L. Reynolds..........................   54   President -- Network Operations
Robert W. Shaner...........................   53   President -- Wireless Operations
Carol L. Tacker............................   52   Vice President and Assistant General
                                                   Counsel, Corporate Secretary and Chief
                                                     Compliance Officer
Virginia L. Vann...........................   48   Chief Marketing Officer

DIRECTORS

     Ronald M. Dykes, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Ronald Dykes is chief financial officer of BellSouth and has served in various positions with BellSouth since 1971. He was elected to the board of directors of Cingular Wireless Corporation in October 2000.

     Gary D. Forsee, CHAIRMAN OF THE BOARD AND CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Gary Forsee is vice chairman of BellSouth -- domestic operations and has served in various positions with BellSouth since 1999. Before he joined BellSouth, Mr. Forsee spent 27 years with SBC, AT&T, Sprint, and Global One, a global joint venture among Sprint, Deutsche Telekom and France Telecom. Mr. Forsee was elected to the board of directors of Cingular Wireless Corporation in October 2000.

     Stanley T. Sigman, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Stanley Sigman has been group president and chief operating officer of SBC since April 2001. Previously, he was president and chief executive officer of Southwestern Bell Telephone Company and has served as group president of SBC National Operations since 1999. He has held high level managerial positions with SBC or its subsidiaries for more than the past five years. He was elected to the board of directors of Cingular Wireless Corporation in October 2000.

     Randall L. Stephenson, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Randall Stephenson is senior executive vice president and chief financial officer of SBC and has served SBC in high level managerial positions for more than the past five years, most recently as senior vice president of finance since May 2001. He was elected to the board of directors of Cingular Wireless Corporation in July 2001.

EXECUTIVE OFFICERS

     Executive officers are elected by the board of directors of our manager and serve until their successors have been duly elected and qualified or until their resignation or removal. Our executive officers also constitute the executive officers of our manager, each holding the same office with both entities.

     Stephen M. Carter, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Stephen Carter brings significant and relevant leadership experience to the management of Cingular, with 16 years of experience in the communications sector and a proven track record in the industry. Before assuming this position in August 2000, Mr. Carter was president and chief executive officer of SBC Wireless, where he was responsible for all of SBC's domestic wireless operations from 1999 until assuming his current position. Previously, he led two start-up operations for
SBC: the company's national expansion of local wireline service into 30 U.S. markets outside its traditional wireline territory; and SBC's long-distance business.

     Mark L. Feidler, CHIEF OPERATING OFFICER. Mark Feidler comes to Cingular from BellSouth Wireless Services where, as president, he was responsible for all of BellSouth's domestic wireless operations, including wireless data and cellular in 11 states. Prior to that he served as president of BellSouth Mobility in 1998. He also served as president of BellSouth's interconnection services from 1996 to 1997 and as vice president of corporate development from 1993 to 1996. He joined BellSouth in 1991.

     Richard G. Lindner, CHIEF FINANCIAL OFFICER. Richard Lindner comes to Cingular from SBC Wireless, where he served as senior vice president and chief operating officer, responsible for the headquarters operations of SBC's domestic wireless business until August 2000. Prior to that he served as president and chief executive officer of Southwestern Bell Wireless, where he was in charge of all wireless operations in five states. Mr. Lindner held a variety of senior management positions since joining SBC in 1986, including vice president and chief financial officer for Southwestern Bell Telephone Company in 1996.

     F. Thaddeus Arroyo, CHIEF INFORMATION OFFICER. Thaddeus Arroyo comes to Cingular from Sabre Corporation, where he served as senior vice president of product marketing and development since June 2000. He also served as senior vice president of information technology services in 1999, vice president of global outsourcing from 1997 to 1999, vice president of strategic infrastructure and in a number of other positions for Sabre from 1992 to 1997. Prior to joining Sabre, Mr. Arroyo worked in Southwestern Bell's information technology organization.

     Francis C. Boyer, Jr., VICE PRESIDENT -- SUPPLY CHAIN MANAGEMENT AND WHOLESALE SERVICES. Francis Boyer comes to Cingular from SBC Wireless, where he served as vice president of national sales and services and led the national retail and global account teams since 1997. He joined Southwestern Bell Wireless in 1990 as vice president and general manager in St. Louis. Prior to that, Mr. Boyer held a number of management positions over a period of 20 years with Southwestern Bell Telephone Company.

     Rickford D. Bradley, SENIOR VICE PRESIDENT -- HUMAN RESOURCES. Rickford Bradley comes to Cingular from SBC Telecommunications, Inc., where he most recently served as president of interconnection services. He has held a variety of senior positions in sales and services, network and public phone operations. Prior to SBC's merger with Pacific Telesis in 1997, Mr. Bradley served as vice president and general manager of operator services for Pacific Bell.

     Joaquin R. Carbonell III, SENIOR VICE PRESIDENT AND GENERAL COUNSEL. Joaquin Carbonell comes to Cingular from BellSouth Enterprises, Inc., where he served as vice president and group counsel and was responsible for the legal operations of wireless services since 1997. Prior to that, he held positions as president of BellSouth International for Latin America from 1992 to 1994 and then as president of BellSouth Europe from 1994 to 1997, overseeing operations in those regions. He joined BellSouth in 1980 as an attorney with the Southern Bell Telephone & Telegraph Company.

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

     William E. Clift, CHIEF TECHNICAL OFFICER. William Clift comes to Cingular from BellSouth Wireless Services, where he served as president of BellSouth's American Cellular Communications Corporation subsidiary and BellSouth Mobility DCS since January 2000. Prior to that, he served as regional vice president and general manager for American Cellular's Indiana markets in 1998 and general manager for Central Louisiana in 1996. Mr. Clift joined BellSouth Mobility in 1991 and has over 25 years of telecommunications experience.

     Kathleen L. Dowling, SENIOR VICE PRESIDENT -- CUSTOMER CARE. Kathleen Dowling comes to Cingular from SBC Wireless, where she served as regional president for Cellular One and SNET for the northeast region of the United States from 1998 to July 2000. Prior to that, Ms. Dowling served as managing director of investor relations and shareowner services for SBC during 1997, where she oversaw all aspects of SBC's national and international investor relations program. She has also held a variety of assignments with Southwestern Bell Telephone Company, AT&T, Southwestern Bell Wireless and Cellular One from 1978 to 1996. She served as executive vice president of merger integration of Cingular from its formation until November 2001.

     Sean Foley, VICE PRESIDENT -- TREASURER. Sean Foley comes to Cingular from Qwest where he served as treasurer during the merger with US WEST in 2000. In this capacity he led the corporate finance integration of these two companies. Prior to that, Mr. Foley served as vice president -- treasurer for US WEST where he led the company's capital raising activities, played a key role in mergers and acquisitions, and served in a variety of other finance positions from 1995 to 2000.

     Stephen A. McGaw, EXECUTIVE VICE PRESIDENT -- CORPORATE DEVELOPMENT. Stephen McGaw comes to Cingular from SBC, where he held a variety of positions, including managing director of corporate development from 1999 to 2000, and vice president of business marketing from 1997 to 1998, and has held a variety of sales, international and technology planning positions. He also held a number of positions at the AT&T Bell Labs.

     Edgar L. Reynolds, PRESIDENT -- NETWORK OPERATIONS. Edgar Reynolds comes to Cingular from BellSouth Mobility, where he served as president since January 2000. Prior to that, Mr. Reynolds served as president of BellSouth Mobility DCS in 1999, and American Cellular Communications Corporation in 1998. Mr. Reynolds also served as executive vice president of BellSouth Cellular in 1997 and president of BellSouth Wireless, Inc. from 1995 until 1997.

     Robert W. Shaner, PRESIDENT -- WIRELESS OPERATIONS. Robert Shaner comes to Cingular from SBC Wireless, where he served as regional president since 1999. Prior to that, Mr. Shaner served as president and chief executive officer of Pacific Bell Wireless in 1998, president of SBCI Europe and Middle East for SBC International, Inc. in 1997 and as president and chief executive officer of SBC International Wireless in France in 1995. Mr. Shaner began working for Southwestern Bell Telephone Company in 1970.

     Carol L. Tacker, VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL, CORPORATE SECRETARY AND CHIEF COMPLIANCE OFFICER. Carol Tacker comes to Cingular from SBC Wireless where she served as vice president and general counsel and secretary since 1996. Prior to that, Ms. Tacker served in several positions of increasing responsibility, including general attorney of Southwestern Bell Yellow Pages, and general attorney of Southwestern Bell Mobile Systems. Ms. Tacker joined SBC in 1984 as an attorney with Southwestern Bell Telephone Company.

     Virginia L. Vann, CHIEF MARKETING OFFICER. Virginia Vann comes to Cingular from SBC Wireless where she served as vice president of strategic marketing since 1999. Prior to that, she held a variety of positions with SBC, including president of SBC Long Distance in 1999, executive director of consumer marketing in 1996 and managing director of business development in 1995. Before joining SBC in 1989, she held various marketing positions at Citicorp and Northwest Airlines.

     There are no family relationships among any of the above-named directors of our manager or executive officers of our manager and us, or any arrangement or understanding between any of these directors and executive officers and any other person pursuant to which such director or officer was selected. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement" for more information regarding the agreement between the stockholders of our manager with respect to the election of the directors of our manager.

EXECUTIVE COMPENSATION

     We were formed on April 4, 2000 but conducted no independent business operations until October 2, 2000, when SBC and BellSouth contributed substantially all of their U.S. wireless assets to us in exchange for 60% and 40% economic interests in us, respectively. Therefore, annual compensation information for 2000 primarily includes compensation for services rendered to our predecessors. We refer to our president and chief executive officer and our four most highly compensated executive officers other than our president and chief executive officer as our "named executive officers".

     Prior to October 28, 2001 in the case of Stephen Carter, Richard Lindner and Robert Shaner, our named executive officers who were previously employed by SBC's Domestic Wireless Group and who we refer to as the "SBC named executive officers", and prior to December 23, 2001 in the case of Mark Feidler, our named executive officer who was previously employed by BellSouth's Domestic Wireless Group and who we refer to as the "BellSouth named executive officer", our named executive officers were paid for the services they provided to us by employee leasing company subsidiaries of SBC or BellSouth. On October 28, 2001 and December 23, 2001, SBC and BellSouth contributed those employee leasing companies to us. As a result, all of our named executive officers are now our employees and receive their salary and bonus from us. At the time of this filing, the fifth most highly compensated named executive officer had not been determined. For services rendered to us between October 2, 2000 and the date the leasing companies were contributed to us, we reimbursed SBC and BellSouth for their costs of compensating our named executive officers.

     Since the respective contribution dates of the employee leasing companies by SBC and BellSouth, all of our named executive officers have participated in our benefit plans. In addition, certain of the named executive officers owned interests under selected compensation and benefit plans of SBC or BellSouth that were granted prior to the contribution of the leasing companies to us, but they will not receive additional grants thereunder.

SUMMARY OF CASH AND OTHER COMPENSATION

     As further described in the summary compensation table below, the compensation structure for the named executive officers consists of:

     - salary;

     - short-term performance-based incentive paid in cash; and

     - long-term incentive in the form of stock options to purchase common stock of SBC or BellSouth and performance-based incentives as applicable.

     SBC and BellSouth have stated that they do not intend to grant stock options or awards to our officers or employees in the future and that our officers and employees will no longer participate in their long-term incentive plans, except to the extent of future payments for past performance periods. Therefore, we and our manager are in the process of developing our own plans for equity-based and other long-term incentive compensation.

     Salary. Salaries listed in the table below indicate the total annual salary for the year indicated, including:

     - the salary paid to each named executive officer by the applicable predecessor company and leasing company in 2000 and 2001; and

     - the salary paid to each named executive officer in 2001 by us.

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

     Short-term incentives.  Bonuses listed in the table below indicate:

     - the amount of each named executive officer's incentive paid pursuant to the applicable SBC or BellSouth short-term incentive plan for the year 2000; and

     - the amount of each named executive officer's incentive compensation paid pursuant to our short-term incentive plan for the year 2001.

     Award values under our short-term incentive plan are based on the achievement of company financial goals and quality and strategic objectives.

     Long-term incentives. Long-term compensation awarded in the table below consists primarily of the annual target grant of stock options for each named executive officer pursuant to the applicable SBC or BellSouth long-term incentive plan. Payout amounts reflected below were paid from the respective predecessor company long-term incentive plan.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION        -----------------------
                                         -----------------------------      AWARDS
                                                                OTHER    ------------   PAYOUTS
                                                               ANNUAL     SECURITIES    --------   ALL OTHER
                                                               COMPEN-    UNDERLYING      LTIP      COMPEN-
            NAME AND                      SALARY     BONUS     SATION    OPTIONS/SARS   PAYOUTS     SATION
       PRINCIPAL POSITION         YEAR     ($)        ($)        ($)         (#)          ($)         ($)
       ------------------         ----   --------   --------   -------   ------------   --------   ---------
Stephen M. Carter(A)............  2001
  President/Chief Executive       2000   $458,850   $742,202   $15,029      38,400      $ 70,525   $ 81,796
  Officer
Mark L. Feidler(B)..............  2001
  Chief Operating Officer         2000   $430,000    767,500   $19,592     177,063      $184,576   $459,400
Richard G. Lindner(C)...........  2001
  Chief Financial Officer         2000   $292,933   $399,478   $26,296      33,732      $ 40,282   $ 14,597
Robert W. Shaner(D).............  2001
  President -- Wireless           2000   $296,933   $389,068   $48,403      33,107      $ 47,016   $ 15,106
  Operations
TBD(E)..........................  2001
                                  2000

---------------

(A) Base salary also includes a cash auto allowance of $            and $9,600
    in 2001 and 2000, respectively. The Long-term Incentive Plan payouts were made by SBC under SBC's 1996 Stock and Incentive Plan. The payouts in 2001
    are for the           and the payouts in 2000 are for the 1997-1999 and
    1998-1999 performance periods. All Other Compensation for 2000 reflects a Special Performance and Retention Award of $57,500 for achievements from 1996-1999. All Other Compensation also includes imputed benefits with respect to premiums on SBC-owned life insurance as determined in accordance
    with IRS guidelines of $          in 2001 and $2,732 in 2000. All other
    amounts reported under All Other Compensation represent employer matching contributions made to employee benefit plans.

(B) Mr. Feidler's salary was paid entirely by BellSouth during 2001 and 2000. The Long-term Incentive Plan payouts in 2001 and 2000 were made by BellSouth under the BellSouth Shareholder Return Cash Plan. These payments represent the final payments under this plan. The 2001 payout is for the 1998-2000 performance period. The 2000 payout is for the 1995-1999 and the 1997-1999 performance periods. All Other Compensation includes amounts for (a) above market interest on voluntary salary deferrals under the BellSouth
    nonqualified deferred compensation plans of $          in 2001 and $44,838
    in 2000; (b) the value of life insurance premiums paid by BellSouth of
    $          in 2001 and $4,857 in 2000; (c) the value of benefits from
    premiums paid by BellSouth for split-dollar life insurance of $          in
    2001 and $4,500 in 2000; (d) BellSouth's matching contributions to certain
    employee benefit plans of $          in 2001 and $13,600 in 2000; and (e)
    benefits substantially equal to BellSouth's matching contributions that could not be provided under employee savings plans because of IRS
    limitations or on amounts deferred from compensation of $          in 2001
    and $15,600 in 2000. All Other Compensation for 2000 also includes a special intellectual property award of $1,000 and also includes payments under his agreement with BellSouth described under "Agreements with Management" below.
(C) Base salary also includes a cash auto allowance of $          and $9,600 in
    2001 and 2000, respectively. The Long-term Incentive Plan payouts were made by SBC under SBC's 1996 Stock and Incentive Plan. The payouts in 2001 are
    for the           and the payouts in 2000 are for the 1997-1999 and
    1998-1999 performance periods. All Other Compensation includes imputed benefits with respect to premiums on SBC-owned life insurance as determined
    in accordance with IRS guidelines of $          and $997 in 2001 and 2000,
    respectively. All other amounts reported under All Other Compensation represent employer matching contributions made to employee benefit plans.
(D) Base salary also includes a cash auto allowance of $          and $9,600 in
    2001 and 2000, respectively. The Long-term Incentive Plan payouts were made by SBC under SBC's 1996 Stock and Incentive Plan. The payouts in 2001 are
    for the           and the payouts in 2000 are for the 1997-1999 and
    1998-1999 performance periods. All Other Compensation includes imputed benefits with respect to premiums on SBC-owned life insurance as determined
    in accordance with IRS guidelines of $          and $1,314 in 2001 and 2000,
    respectively. All other amounts reported under All Other Compensation represent employer matching contributions made to employee benefit plans.
(E) Represents executive officer to be determined. At the time of this filing, our next most highly compensated executive officer for 2001 had not been determined.

AGREEMENTS WITH MANAGEMENT

     In connection with his joining our company, Mr. Feidler and BellSouth entered into an agreement providing certain retention incentives and making modifications to certain benefits to which he was entitled as a BellSouth executive officer. The agreement provided for:

     - the payment by BellSouth to him of a special bonus in respect of his performance for the transition period during which BellSouth's wireless interests were being transferred to Cingular;

     - the payment by BellSouth to him of $2,000,000 in the event of voluntary or involuntary termination of employment with Cingular on or prior to December 31, 2003 if BellSouth does not offer him a comparable position at BellSouth to which to return;

     - vesting of executive benefits in the event of voluntary or involuntary termination of employment with Cingular or change of control of BellSouth or a substantial diminution of BellSouth's interest in Cingular;

     - the payment by BellSouth to him of an amount representing the approximate value he would have received if he exercised BellSouth options granted prior to June 9, 2000 at a market price of $60 per share, less what value he actually received from exercising those options, in the event of voluntary or involuntary termination of employment with Cingular, death or disability, change of control of BellSouth or a substantial diminution of BellSouth's interest in Cingular; and

     - the payment by BellSouth to him of an amount representing the prorated short-term bonus award, as applicable to him under a comparable Cingular short-term bonus plan, in the event of voluntary or involuntary termination of employment with Cingular (we would not be required to pay him any amount under our plan).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We have provided below a summary of the significant agreements that we have executed with SBC or BellSouth, or one of their respective subsidiaries, or that relate to our formation. These descriptions are not complete and only summarize the material terms of the agreements.

OUR LIMITED LIABILITY COMPANY AGREEMENT

     Our limited liability company agreement governs our management and operations. Its parties are SBC, BellSouth, some of their subsidiaries that contributed assets to us and Cingular Wireless Corporation -- our manager. Their economic interests in us are represented by units.

     Our structure is intended to give SBC and BellSouth equal control of our management and ownership interests of 60% and 40%, respectively. It is also intended to give us the flexibility to raise equity in the capital markets. If we wish to raise new equity, our manager would need to obtain the consent of its strategic review committee, then sell shares of its Class A common stock and contribute the net proceeds to us in return for units. Except as described in "-- Transfers of LLC Units and Common Stock" below, if our parents wish to sell their equity interests, they would first exchange units for Class A common stock of our manager, and would then sell that common stock. Any common stock sold to the public or other investors who do not also become members of us must be Class A common stock.

     OUR MANAGEMENT. Our management is exclusively vested in Cingular Wireless Corporation, whose powers are limited by the terms of its amended and restated certificate of incorporation, which we refer to as the "manager's charter". As our manager, that corporation has control over all of our affairs and decision making and is responsible for all operational and administrative decisions and the day-to-day management of our affairs. None of its actions in connection therewith require the prior approval of our members. Substantially all important decisions of our manager must be approved by its strategic review committee, which is currently comprised of all of its Class B directors. Although our manager will not receive any compensation for services rendered to us, we are required to pay the manager for all of its out-of-pocket costs and expenses required in connection with managing our business and incurred in connection with making filings and reports under the Securities Act and the Exchange Act. For more information on our governance, including the strategic review committee, you should read "Our Organizational Structure -- Cingular Wireless Corporation and Cingular Wireless LLC" above.

     Cingular Wireless Corporation cannot be removed as manager without the consent of all of our other members. If Cingular Wireless Corporation were to cease participating in our management, its equity interest in us could be considered an "investment security", and Cingular Wireless Corporation could be subject to regulation under the Investment Company Act of 1940. Although we believe it is highly unlikely that SBC and BellSouth would terminate Cingular Wireless Corporation as manager, if anything were to happen that would cause our manager to be deemed an investment company under the Investment Company Act, the restrictions imposed by that Act, including limitations on our manager's capital structure and our manager's ability to transact with affiliates, could make it impractical for Cingular Wireless Corporation to continue its business as currently structured.

     SCOPE OF OUR BUSINESS. The limited liability company agreement and our manager's charter generally limit our business to the domestic provision of mobile wireless voice and data services that use radio frequencies licensed by the FCC for the provision of cellular service, PCS service, wireless data service, satellite services and related services. "Domestic" means the 50 states of the United States, the District of Columbia, the U.S. Virgin Islands and Puerto Rico, but excludes other U.S. territories and possessions. In Puerto Rico and the U.S. Virgin Islands, we may also conduct paging services.

     EXCLUSIVITY. When we or our subsidiaries require network services of wireline carriers to provide service in the incumbent service territories of SBC and BellSouth, we and our subsidiaries must use exclusively their network services, except where we and our subsidiaries would be materially disadvantaged to do so. For purposes of the limited liability company agreement, the incumbent service territory of SBC consists of the states of California, Nevada, Connecticut, Texas, Missouri, Arkansas, Oklahoma, Kansas, Illinois, Indiana,

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Ohio, Michigan and Wisconsin, and the incumbent service territory of BellSouth consists of the states of Georgia, Florida, South Carolina, North Carolina, Alabama, Mississippi, Kentucky, Louisiana and Tennessee, together with any additional service territories that may be acquired by either party, as described below.

     In addition, SBC and BellSouth may not market or sell wireless products and/or services other than ours. However, this does not prevent them from:

     - continuing to market and sell wireless services other than ours to customers who were joint billing customers as of October 2, 2000;

     - allowing our competitors to bundle and sell SBC's and BellSouth's products and services together with such competitors' wireless services;

     - marketing and selling fixed wireless voice and data products other than ours; and

     - marketing and selling wireless services other than ours in geographic areas designated by the FCC, which include the entire United States, except for PCS service offered in the Gulf of Mexico, in which

        - neither we nor our subsidiaries provide wireless services pursuant to FCC licenses; or

        - Salmon PCS does not provide wireless services pursuant to FCC licenses.

     COMPETITION. SBC and BellSouth are generally not permitted to compete with us regarding wireless products and/or services, as described under the "exclusivity" provisions above. However, SBC and BellSouth may compete with each other and us to the extent described above and with respect to resale and packaging of wireless services. SBC and BellSouth may also act as our agents, and may resell our services, as described below under "-- Wireless Agency Agreements" and "-- Resale Agreements".

     VOLUME DISCOUNTS. We are required to offer to SBC and BellSouth any vendor volume discounts available to us, and SBC and BellSouth are required to offer to us or to our subsidiaries or Salmon, any vendor or volume discounts available to them.

     CHANGE OF CONTROL. If a company with a wireless business acquires control of SBC or BellSouth and a regulatory conflict results, that company must dispose of any resulting overlapping properties, which may include its interest in us, and we would have no obligation to make a disposition of any of our properties or to take any other action to eliminate any resulting overlaps or regulatory conflicts. A change of control, as defined, of SBC or BellSouth would occur if any person becomes the beneficial owner of voting securities of that company resulting in the acquiring person having the power to cast at least 50% of the votes for the election of directors of that company.

     DIVESTITURE OF WIRELESS BUSINESSES. In general, SBC, BellSouth and their subsidiaries must divest any domestic wireless businesses they own, other than wireless interests that, because of insubstantial economic or passive management interests, are considered de minimis.

     Divestitures would be carried out as follows:

     - if SBC or BellSouth owns and controls a wireless business and has the power to control its disposition, it would be required to offer the wireless business to us before selling to a third party.

     - if SBC or BellSouth owns a wireless business but cannot offer it to us because it cannot control its disposition, it would be required to dispose of the wireless business or reduce its ownership and/or management interest therein, such that the wireless business becomes a de minimis interest.

     - if the ownership of the wireless business requires a disposition of licenses under the FCC's overlap laws that would be material to SBC or BellSouth, then that company may, but is not required to, sell the wireless business to us but may instead transfer all of its units and our manager's Class A common stock through a spin-off or split-off or sale to third parties in accordance with the procedures described under "-- Transfers of LLC Units and Common Stock", below.

     DISTRIBUTIONS. Except as described below, distributions by us require the consent of all of our members and no member is entitled to withdraw any portion of its capital account without the consent of the other
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members. We will make periodic distributions to our members on a pro rata basis in an amount equal to the greatest of each member's taxes (calculated using the highest corporate marginal tax rate as if we were a corporation for U.S. federal, state and local income tax purposes) as a result of our operations due for the fiscal quarter for which estimated income tax payments are due, divided by the member's percentage interests in us. In addition, we will distribute to our members at the end of a fiscal year, on a pro rata basis in accordance with each member's percentage interest in us, an amount equal to the excess of the greater of:

     - 50% of our "excess cash", and

     - the greatest of each members' taxes (calculated using the highest corporate marginal tax rate as if we were a corporation for U.S. federal, state and local income tax purposes) resulting from allocations of tax items from us for the preceding fiscal year, divided by the member's percentage interest in us over the amount of tax distributions made with respect to that fiscal year. "Excess cash" means, with respect to any fiscal year, the excess, if any, of:

          (A) the sum of (x) the amount of all cash received by us (including any amounts allocated to our subsidiaries) during such fiscal year and (y) any cash and cash equivalents held by us at the start of such fiscal year over

          (B) the sum of (x) all cash amounts paid or payable (without duplication) in such fiscal year incurred by us (including any amounts allocated to our subsidiaries) and (y) the net amount of cash needs for us set forth in our budget for the following fiscal year.

     The amount of the tax distributions to be made regarding the federal estimated income tax payment on September 15 of a year will be adjusted for the amount by which any of the foregoing "excess payments" was less than or exceeded the amount that would have been distributed had our members' taxes been calculated using our final results for the prior fiscal year, as opposed to using estimates.

     Our manager intends to reinvest any funds distributed in excess of those it needs to pay taxes. The limited liability company agreement does not provide a mechanism for additional capital contributions by our manager, other than capital calls for pro rata contributions by all of our members. Accordingly, a reinvestment of distributions that our manager receives from us in exchange for an increased interest in us will require the approval of all of our members, in addition to the approval of our manager's strategic review committee.

     EXCHANGE OF LLC UNITS AND TRANSFER AND CONVERSION OF SHARES OF CLASS B COMMON STOCK. Each of our members may exchange any or all of its units for our manager's Class A common stock on a one-for-one basis. Our manager is required to acquire a number of our units corresponding to any shares of Class A common stock it issues.

     If either SBC or BellSouth wishes to transfer its shares of our manager's Class B common stock, except for permitted transfers described under "-- Transfers of LLC Units and Common Stock" below, it is required to convert those shares of Class B common stock into shares of our manager's Class A common stock. Shares of Class B common stock may be converted into shares of Class A common stock at any time. If either SBC or BellSouth reduces its total ownership to less than 10% of the "total outstanding shares", that party must convert its remaining shares of Class B common stock into Class A common stock, and it loses its Class B directors on our manager's board and strategic review committee. Because of the economic equivalence with units, the limited liability company agreement bases several of its provisions on the concept of "total outstanding shares", which means the sum of the total number of shares of our manager's Class A and Class B common stock issued and outstanding and the total number of our units outstanding, excluding units owned by our manager.

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     TRANSFERS OF LLC UNITS AND COMMON STOCK. The limited liability company agreement generally prohibits transfers of units or common stock of our manager (collectively referred to as "securities"), except transfers with the consent of each member owning more than 10% of the total outstanding shares. However, there are several exceptions to this general rule for transfers by SBC and BellSouth, including:

     - transfers of our manager's Class A common stock in a broad public offering of Class A common stock underwritten on a firm commitment basis, including transfers in any offering;

     - each member may transfer our manager's Class A common stock or the stock of a company that owns units or the stock of a company that owns Class A common stock in our manager in up to two spin-offs. A "spin-off" would be a wide, SEC-registered distribution of units or Class A common stock of our manager or of all of the equity securities of a subsidiary of a member that owns units or Class A common stock of our manager to all of the common stockholders of a series or class of the member or its ultimate parent. In a "split-off", each such common stockholder would be offered the right to exchange common stock of our members or their ultimate parent entities for our manager's Class A common stock or the stock of a subsidiary of the member that owns units or our manager's Class A common stock, which exchange offer would also be widely distributed and registered with the SEC. Spin-offs and split-offs can involve the sale of all or a portion of a member's interest; and

     - a sale of all, but not less than all, of a member's units and any of our manager's common stock to third parties, subject to, among other things, a right of first refusal and a requirement that the third-party or its ultimate parent become a party to the limited liability company agreement and the stockholders' agreement in the place of the selling party.

     Upon any transfer of all of SBC's or BellSouth's units, the transferring member will have no continuing rights or obligations under the limited liability company agreement, but will remain bound by the terms of any ancillary agreements it entered into in accordance with the terms of those agreements.

     WITHDRAWAL OF A MEMBER. A member automatically ceases to be a member of us in three events:

     - when it no longer owns any units;

     - if its percentage of the total outstanding shares becomes less than 10%;
       or

     - if it no longer owns any shares of Class B common stock.

     PREEMPTIVE RIGHTS. If our manager issues shares of its Class A common stock solely for cash, except for issuances in a public offering underwritten on a firm commitment basis or pursuant to the exercise of options granted under employee benefit plans, each member has the right to purchase from us a number of units such that its percentage ownership in us will not be reduced.

     INCENTIVE PLANS. If our manager issues any Class A common stock pursuant to any employee benefit plan of our manager, we will issue one unit to our manager for each share issued by it and we will receive the net proceeds for the shares that were received by our manager.

     TOWER TRANSACTIONS. We lease or pay a monthly fee for the maintenance of the tower or the use of the tower space on which many of our antennas are located, including the antennas, microwave dishes and other wireless equipment, together with the land surrounding the tower, instead of owning or controlling the tower. Before contributing their wireless properties to us, SBC and BellSouth each entered into separate transactions with different tower management companies to sell or lease on a long-term basis many of their communications towers and related assets. In connection with these transactions, SBC and BellSouth entered into master leases to sublease portions of their towers in exchange for a monthly rental or site maintenance payment and/or reserved antenna space on the towers. The tower companies are generally required to build, manage, maintain and remarket, including to competitors, the remaining space on future towers on which our antennas will be located.

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STOCKHOLDERS' AGREEMENT

     SBC and BellSouth have entered into a stockholders' agreement. Under this agreement, each of them has agreed to vote shares beneficially owned by it for:

     - the election of the Class B directors nominated by each of SBC and BellSouth, for so long as each such party is then entitled to have its nominees elected as Class B directors;

     - following any such issuance of Class A common stock of our manager, the election of one independent director to our manager's board of directors selected by SBC and the election of one independent director selected by BellSouth, for so long as each such party is then entitled to have its nominees elected as Class B directors;

     - the removal of any Class B director as determined by the stockholder who nominated that director;

     - the appointment of a new Class B director upon any vacancy of a Class B directorship on the board or any committee of our manager's board, as determined by the stockholder who nominated the Class B director whose departure caused the vacancy; and

     - approval of any matter submitted to the stockholders of our manager that has been previously approved by the strategic review committee of our manager.

     Following the issuance of Class A common stock of our manager, each of SBC and BellSouth shall be entitled to nominate one person to serve as an independent director. Our manager, which is also a party to the agreement, has agreed that it will use its best efforts to cause the holders of Class A common stock to vote in favor of the nomination as independent directors on the board of the nominees of SBC and BellSouth. In addition, SBC and BellSouth have agreed that the chairman of our manager's board shall, for so long as SBC and BellSouth together hold at least 50% of the total voting power, other than for the election of directors, be elected from among the Class B directors nominated by SBC and BellSouth.

     The agreement contains transfer restrictions with respect to the transfer of a stockholder's Class A and Class B common stock substantially similar to those set forth above under "-- Our Limited Liability Company
Agreement -- Transfers of LLC Units and Common Stock". Conversions of Class B common stock into Class A common stock are not considered transfers. In the event of a transfer, the stockholders have agreed that the party to whom the shares are transferred will become a party to the stockholders' agreement. In addition, no stockholder may transfer any of its Class B common stock unless it transfers all of the shares it holds to the same person.

MARKETING, NEW PRODUCTS AND SERVICES, MARKS AND INTELLECTUAL PROPERTY

     As specified in more detail under separate agreements that are described below, our limited liability company agreement sets out the following principles:

     - we have primary responsibility for marketing our products and services;

     - SBC and BellSouth may market our products and services as agents and resellers, as further specified in the agency and resale agreements that are described below;

     - we hold transitional licenses to use the SBC and BellSouth marks, as described in the transition marks agreements summarized below;

     - with respect to intellectual property other than the SBC and BellSouth marks, consisting of patents, trade secrets, copyrights, technology and know-how, we have entered into intellectual property agreements with SBC and BellSouth and certain of their subsidiaries;

     - we may create new products and services and associated intellectual property rights, but must disclose all new marks we acquire to SBC and BellSouth;

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     - we may only grant third-party licenses to use our marks in combination with any offering of telecommunications services, other than wireless or data services, by any third party within SBC's or BellSouth's incumbent service territory if we first obtain the written consent of the member concerned; and

     - we have agreed that we may in our sole discretion grant each of SBC and BellSouth licenses in the intellectual property that we are developing or that we acquire after October 2, 2000.

TRANSITION SERVICES AGREEMENTS

     SBC AND BELLSOUTH TRANSITION SERVICES AGREEMENTS. On October 2, 2000, we entered into a transition services agreement with each of SBC and BellSouth, pursuant to which SBC and BellSouth each provides transition services and products for a limited period of time. The services provided by both SBC and BellSouth include government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. Each of these services will be provided until the earlier of 90 days after we have given notice that we want to discontinue the services or until the agreements terminate on December 31, 2002. The fees are determined based upon the costs of providing the level of services expected to be provided at the time we entered into the agreements. We have terminated most of these services and assumed them internally and thereby reduced reliance on SBC and BellSouth.

     AMERITECH PAGING TRANSITION SERVICES AGREEMENT. We also entered into a transition services agreement to continue for up to eighteen months from October 2, 2000 to provide services to Ameritech Wireless Holdings, Inc., which operates a paging business that was not contributed to us but that has been managed by a subsidiary that was contributed to us.

     EMPLOYEE LEASING AGREEMENTS. SBC and BellSouth have each transferred their respective wireless employees and related obligations and liabilities to one or more subsidiaries that are called the "leasing companies". In the employee leasing agreements, the leasing companies leased all of their current employees and any employees hired after October 2, 2000 to us until the leasing companies were contributed to us. We reimbursed the leasing companies for their expenses on a monthly basis in cash, including payroll costs, social security and unemployment taxes, benefits payments and costs of relocation. The leasing companies and related employee benefit assets and liabilities were contributed to us by December 31, 2001.

     INTELLECTUAL PROPERTY AGREEMENTS. We have granted SBC and BellSouth perpetual, royalty-free, non-exclusive licenses to use certain technology the ownership of which was transferred by BellSouth and SBC to us at the contribution closing, and to sell any products that are covered by that technology and certain other rights necessary for our parents to utilize the technology they transferred to us in order to continue their business without interruption.

     Similarly, SBC and BellSouth have each granted us a perpetual, royalty-free, non-exclusive license to certain copyrights, technology and know-how, which were not transferred to us at the contribution closing but are used in the operation of our business, as well as patents and patent applications.

WIRELESS AGENCY AGREEMENTS

     Under our wireless agency agreements with subsidiaries of SBC and BellSouth, such subsidiaries and any of their affiliates that make an election to do so will act as authorized agents exclusively on our behalf for the sale of wireless services to subscribers in SBC's and BellSouth's respective incumbent service territories. We are free to contract with other agents for wireless services in both of our parents' incumbent service territories, including retailers and other distributors. All subscribers contracted through SBC and BellSouth agents are our own customers, except where the agents sell packages, in which case a subscriber is a customer of one of the agents for all portions of the package other than our wireless services. All affiliates of SBC and BellSouth may act as agents for us and, when electing to act as agents, will be bound by one of the wireless agency agreements. Each agent has agreed that it will not, directly or indirectly, offer or promote wireless services of our competitors in the agent's service territory; however, services typically referred to as

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"reflex paging", which is a two-way messaging service that adds a response channel to traditional pager devices, is not considered a competing service for these purposes.

     Each agent may elect to cease acting solely as our agent and begin to act as a reseller under a resale agreement, as described below. The election has to be made for all package subscribers, but does not affect an agent's right to act as our agent in selling wireless services that are not included in a package. Package subscribers are those subscribers that buy combinations of wireless services and other communications services offered by our parents. In addition, the agent has a corresponding right to choose to cease acting as agent with respect to national accounts.

     Each agent has a unilateral right of termination after October 2, 2003. We may terminate the agreement with respect to any type of wireless service in the event of a change in the law relating to that type of wireless service that materially and adversely impacts our ability to conduct our business in an agent's service territory. We may also terminate with respect to a specific wireless service if we do not get regulatory approval to sell that service in an agent's service territory. Each wireless agency agreement also terminates upon breach, mutual agreement of the parties or on December 31, 2050. Once the agreement terminates, a former agent still has the rights under the resale agreement described below and may sell within its service territory wireless services that are not part of a package. In addition, in the event an agent terminates the agreement because we are in breach, the former agent would have the right to offer competing service purchased from third parties as an agent or reseller for those third parties. Upon termination, we may terminate any of the wireline agency agreements, described under "-- Wireline Agency Agreements", that we have with an agent and may then offer any communications services of the types that were previously exclusively offered through our parents, network services or other services bought from one of the agents or from third parties.

RESALE AGREEMENTS

     We agreed to sell to SBC and BellSouth and their affiliates, as resellers, both existing and future wireless services and features providing access to our wireless systems or any wireless services to which we have access under roaming agreements. The resellers will resell those services to their customers, both separately and packaged with other communications services. The reseller may sell any new service offerings that we develop both in its own service territories and outside of that service territory. We are not required to provide any customer service or billing services to the resellers' users.

     Generally, the resellers may only sell our wireless services outside their own service territory. However, if the reseller terminates its wireless agency agreement on or after October 2, 2003, as described above under "-- Wireless Agency Agreements", it may resell our wireless services in its respective service territories. Each agreement terminates on October 2, 2050 or upon mutual agreement of the parties.

CONTRIBUTION AND FORMATION AGREEMENT

     We have entered into an amended and restated contribution and formation agreement with SBC and BellSouth dated as of April 4, 2000, governing the contributions that were made to us on October 2, 2000 and some other contributions that were scheduled to be made later.

     We, our subsidiaries and other affiliates and our and their directors, officers, employees, shareholders and agents may seek indemnification for breaches of representations and warranties made by SBC or BellSouth in the contribution agreement, subject to certain thresholds and deductibles. The indemnification is subject to the following limitations:

     - any indemnifiable losses are subject to a minimum threshold of $2 million for individual losses, and only the amount in excess of that amount will be deemed a loss;

     - any breaches that relate to matters set forth on the respective party's disclosure schedule shall not be deemed a loss until the amount of loss exceeds $4 million;

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     - a party will not be liable for an indemnifiable loss until the total amount of the losses exceeds $250 million. For the purpose of calculating this deductible, our losses and those of SBC and BellSouth may not be counted twice for the same breach. A party is only liable for the amount of an indemnifiable loss in excess of the $250 million deductible; and

     - the maximum that SBC or BellSouth must pay for indemnifiable losses is $3 billion. Breaches of the representations on capitalization, subsidiaries, financial statements, taxes, brokers and finders and after-acquired properties are not subject to this limitation.

Each party's representations generally expire on April 2, 2002, except those representations relating to:

     - tax matters, which survive until the expiration of the applicable statute of limitations;

     - environmental matters, which survive until October 2, 2003; and

     - organization, good standing and qualification; capitalization; subsidiaries; corporate authority and approval; brokers and finders; after acquired properties; and BellSouth's representations relating to the value of certain credits granted to BellSouth by Ericsson, which have no expiration date.

REGISTRATION RIGHTS AGREEMENT

     Our manager has granted registration rights to SBC and BellSouth through which they may require our manager to register under the Securities Act shares of its Class A common stock issued or issuable to them. These registration rights expire one year after a holder ceases to hold at least 10% of the total outstanding shares.

     Under the registration rights agreement, our manager is required to use its best reasonable efforts to register any of the shares of its common stock for sale in accordance with the intended method of disposition, subject to customary deferral rights. Each of SBC and BellSouth will have the right to demand two registrations in any calendar year, but no demand may be made unless the shares to be registered (1) constitute at least 1% of our manager's Class A common stock outstanding, or (2) have a market value on the demand date of at least $250 million. In addition, SBC and BellSouth have the right to include their shares in other registrations of our manager's equity securities other than an initial public offering and offerings on Form S-4 or S-8 and other than in connection with rights offerings or dividend reinvestment plans, subject to customary cutback provisions. However, SBC and BellSouth are cut back only after all other holders, including holders exercising their own demand rights, are cut back. SBC and BellSouth may also piggyback on the demand registration of another holder, but will be subject to the cutback provisions applicable to demand registrations, pursuant to which the securities to be registered by the demand holders will be considered first, then the securities to be registered by our manager and last, the securities of the holder piggybacking on the demand registration.

     Once our manager is eligible to file a shelf registration statement on Form S-3, it is required to file a shelf registration statement if so requested by SBC or BellSouth and to use its reasonable best efforts to have it declared effective and to keep it effective until the earlier of the date on which the registering holder no longer holds any of our common stock or the date on which its common stock may be sold under Rule 144(k). As long as our manager has a shelf registration statement outstanding, it is not required to file additional demand registration statements, provided that the number of securities to be registered can be sold under the shelf.

     In addition, the agreement provides that our manager is required to pay all registration expenses, including all filing fees and our fees and expenses, other than underwriting discounts and commissions and any transfer taxes incurred by the holders. Customary indemnification and contribution provisions would be applicable to any registered sale.

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INFORMATION SYSTEMS DEVELOPMENT AND SUPPORT

     We receive ongoing information systems development and support services pursuant to a contract with AMDOCS, a software company affiliated with SBC. AMDOCS' development and support services expense on a pro forma basis for the year ended December 31, 2000 was $52 million. As of December 31, 2001, SBC owned approximately 17% of AMDOCS' outstanding share capital.

INTERCONNECTION AND LONG DISTANCE AGREEMENTS

     We are also a party to local interconnect and long distance agreements with subsidiaries of SBC and BellSouth.

SNET DIVERSIFIED GROUP NAME DELIVERY SERVICE AGREEMENT

     We and SNET Diversified Group (SNET DG), an affiliate of SBC, entered into an agreement in October 2001 to provide Calling Name Delivery (CNAM) service and to receive a share of the fees generated by the provision of this service. CNAM service allows Local Exchange Carrier (LEC) subscribers with caller ID to view the name of a Cingular subscriber calling a LEC subscriber. LECs pay a fee to SNET DG each time a subscriber uses this service, which SNET DG will share with us on a percentage basis, beginning at 50% of revenues, and increasing to a maximum of 65%, with the addition of subscribers and/or additional markets adding CNAM service. We estimate this agreement will generate over $28 million in revenues in 2002 and increase thereafter with commensurate growth in subscribers and/or additional markets adding CNAM service.

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                     DESCRIPTION OF FINANCING ARRANGEMENTS

BANK CREDIT FACILITY

     We have a $3 billion 364-day revolving credit facility with a syndicate of lenders. This facility is intended primarily as a back-stop to our commercial paper program, and at the date of this prospectus, there are no borrowings outstanding or contemplated.

     Each borrowing would bear interest, at our option, at one of the following rates:

     - a rate equal to the London InterBank Offered Rate (LIBOR) plus a margin of between 0.15% and 0.375%;

     - the base rate, which is the higher of JPMorgan Chase Bank's prime rate or the federal funds rate plus 0.50%; or

     - a rate determined by competitive bidding either on the basis of a fixed rate or at a margin over LIBOR.

     We would be required to repay the loans under the revolving credit facility as they mature, subject to the right, upon satisfaction of customary conditions, to refinance outstanding loans with new loans under the facility until the expiration of the facility on November 18, 2002. The facility also gives us the option to convert revolving loans outstanding on the maturity date to one-year term loans, in which case 0.375% will be added to the LIBOR rate.

     The credit facility contains customary events of default and customary covenants, including:

     - limits on mergers and sales of all or substantially all of our assets;

     - a negative pledge;

     - a leverage ratio requiring that at the end of each fiscal quarter our consolidated debt, which excludes all unsecured, subordinated member loans we owe to SBC, BellSouth and certain of their subsidiaries, be no greater than 400% of our consolidated EBITDA for the most recent four fiscal quarters; and

     - limits on transactions with affiliates that are not approved by our manager's strategic review committee or otherwise contemplated by the limited liability company agreement, the contribution agreement and our manager's restated certificate of incorporation.

     The credit agreement also provides that each lender will have the option to terminate its commitment to make additional loans and declare all outstanding amounts to be due and payable upon a change of control of Cingular Wireless Corporation.

FINANCING ARRANGEMENTS WITH MEMBERS

     MEMBER LOANS. SBC and BellSouth primarily financed the operations of our subsidiaries prior to our formation by making loans to them. At September 30, 2001, the aggregate principal amount of these loans was $9.7 billion and interest accrues and is payable on those loans at an annual rate of 7.5%. Although the subordinated loans mature on March 31, 2004, we may prepay them at any time, subject to the provisions described below and we are required by our limited liability company agreement to use commercially reasonable best efforts to repay these subordinated loans as soon as reasonably possible.

     SBC and BellSouth have agreed, to the extent described below, to subordinate their repayment rights applicable to the member loans to the repayment rights of senior debt. Senior debt includes our commercial paper notes, any debt outstanding under our bank credit facility, the old notes, until they are exchanged for new notes, the new notes exchanged for old notes hereunder, and any additional debt we may designate as senior in the future, subject to the approval of SBC and BellSouth. The payment of principal and interest on the subordinated loans by us is prohibited during a bankruptcy or senior debt payment default, or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full. Our payment of principal and interest on the subordinated loans is also prohibited during a covenant or other non-
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payment default under the credit facility (unless waived by the banks) but may continue during a non-payment default on the old and new notes or other senior debt.

     The subordination arrangements in favor of our senior debt do not restrict the ability of SBC, BellSouth or their subsidiaries to extend to us, our manager, or our subsidiaries new loans on an unsubordinated basis, whether or not we have repaid the existing subordinated loans. They also do not restrict our ability to repay or prepay these subordinated loans at any time if we are not in default on our senior debt, but we may not refinance these subordinated loans with proceeds from our bank credit facility or senior loans from SBC or BellSouth.

     These subordination arrangements have been implemented through one agreement for the benefit of the credit facility banks and a separate agreement for the benefit of our commercial paper notes and other capital markets debt that may be designated as senior debt from time to time. Both the old notes and the new notes exchanged for old notes hereunder have been designated as senior capital markets debt. However, the subordinated parent loans will mature before the old notes and the new notes exchanged for old notes hereunder. The capital markets debt subordination agreement may not be terminated or modified in a manner materially adverse to the holder of senior debt without that holder's consent, except to make a modification parallel to one made in the credit facility subordination agreement. If the subordinated lenders furnish more favorable subordination benefits to the credit facility banks or other creditors of us, our manager or its subsidiaries, the subordinated lenders must make those same terms available to the senior debt. However, the senior debt is not required to have the benefit of any provision that blocks subordinated debt payments during non-payment defaults on senior debt or of any provision that establishes a minimum maturity for the subordinated loans. The subordination provisions expire when either the senior debt or the subordinated debt has been paid in full.

     PAYMENT OF EXTERNAL DEBT. We are required under our limited liability company agreement to use commercially reasonable best efforts to assist a subsidiary of SBC in obtaining release from guaranty obligations covering approximately $165 million in leveraged lease obligations as of September 30, 2001. However, SBC has advised us that it has no immediate plans to require us to unwind this lease because of penalties that would be payable.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We are offering to issue our 5.625% Senior Notes Due 2006, 6.50% Senior Notes Due 2011 and 7.125% Senior Notes Due 2031, which have been registered under the Securities Act and which we refer to as the "new notes", in exchange for our outstanding 5.625% Senior Notes Due 2006, 6.50% Senior Notes Due 2011 and 7.125% Senior Notes Due 2031, which have not been so registered and which we refer to as the "old notes", as described herein. We are referring to this exchange offer as the "exchange offer".

     The old notes were purchased by Lehman Brothers Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., UBS Warburg LLC, ABN AMRO Incorporated, Banc One Capital Markets, Inc., Barclays Capital Inc., Commerzbank Capital Markets Corp., Credit Lyonnais Securities (USA) Inc., Deutsche Banc Alex. Brown Inc., Dresdner Kleinwort Wasserstein Securities LLC, Fleet Securities, Inc., HSBC Securities (USA) Inc., First Union Securities, Inc., The Williams Capital Group, L.P., Banca d'Intermediazione Mobiliare IMI S.p.A., Blaylock & Partners, L.P., Mellon Financial Markets, LLC, Mizuho International plc, SunTrust Capital Markets, Inc. and Tokyo-Mitsubishi International plc, whom we refer to as the initial purchasers, on December 12, 2001 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States in compliance with Rule 904 under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement, dated December 12, 2001, which requires us, among other things,

          (a) to file with the SEC an exchange offer registration statement under the Securities Act with respect to new notes identical in all material respects to the old notes, to use reasonable best efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

          (b) in very limited circumstances to register the old notes on a shelf registration statement under the Securities Act.

     We are obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations under that agreement.

     The old notes and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the required time period, the interest rate on the old notes will be increased by up to a maximum additional annual interest rate of 0.25% until the default is remedied.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books, or any other person who has obtained a properly completed assignment from the registered holder. At the date of this prospectus, the sole holder of old notes is DTC.

     In participating in the exchange offer, a holder is deemed to represent to us, among other things, that

     - it is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or a broker-dealer tendering the old notes acquired directly from us for its own account,

     - it has no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

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

     - if such holder is not a broker-dealer, or is a broker-dealer but will not receive new notes for its own account in exchange for the old notes, that it is not engaged in, and does not intend to participate in, a distribution of the old notes or the new notes, and

     - any new notes to be received by it will be acquired in the ordinary course of its business.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of the new notes (other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as these new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of these new notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the new notes. In the event that our belief is not correct, holders of the new notes who transfer new notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. We do not assume or indemnify holders against such liability.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will, and must, deliver a prospectus in connection with any resale of the new notes. This prospectus may be used for this purpose. It is understood that, by acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act, the holder is not admitting to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us. See "Plan of Distribution".

     We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

     The exchange offer is not being made to, nor will we knowingly accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Holders may tender their old notes in whole or in part in minimum denominations of $1,000 and integral multiples thereof, although any holders of old notes in certificated form may tender their old notes only in minimum denominations of $250,000 and integral multiples of $1,000. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

     The form and terms of the new notes will be the same as the form and terms of the old notes, except that the registration rights and related additional interest provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the indenture pursuant to which the old notes were issued. The new notes will be registered under the Securities Act while the old notes were not.

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

     No interest will be paid in connection with the exchange. The new notes will bear interest from and including the last interest payment date on the old notes, which is the June 15 or December 15 next preceding the date of the exchange, or if one has not yet occurred, the issuance date of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.

     As of the date of this prospectus, $2,000,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes.

     We will be deemed to have accepted validly tendered old notes when, as and if we shall have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

     Old notes that are not tendered for exchange in the exchange offer will remain outstanding and will be entitled to the rights and benefits holders of these old notes have under the indenture. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     We reserve the right in our sole discretion:

     - to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

     - to terminate the exchange offer, as set forth in "-- Conditions to the Exchange Offer" below; and

     - to the extent permitted by applicable law, to purchase restricted notes in the open market while the exchange offer is pending, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     The term "expiration date" means 5:00 p.m., New York City time, on
          , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

     We reserve the right, in our sole discretion,

     - to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner.

     Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by law.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise,

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or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See
"-- Conditions to the Exchange Offer".

     In all cases, issuance of the new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent's message (as hereinafter defined) in lieu thereof) and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, then such unaccepted or non-exchanged old notes evidencing the unaccepted or non-exchanged portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other terms of the exchange offer, we will not be required to exchange any new notes for any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may

     - refuse to accept any old notes and return all tendered old notes to the tendering holders,

     - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the old notes to withdraw their tendered old notes, or

     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING -- REGISTERED HOLDERS AND DTC PARTICIPANTS

     Registered holders of old notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in the exchange offer should follow the directions set forth below and in the letter of transmittal.

     All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

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

  REGISTERED HOLDERS

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal to the exchange agent prior to the expiration date. In addition, either

     - certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder, but the delivery will be deemed made only when actually received or confirmed by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution", which is any of the following:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an "eligible guarantor institution" within the meaning of Rule l7Ad-l5 under the Exchange Act,

unless the old notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, these old notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder exactly as the registered holder's name appears on these old notes.

     If the letter of transmittal or any old notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

  DTC PARTICIPANTS

     Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The delivery must be accompanied by either

     - the letter of transmittal, with any required signature guarantees, or

     - an agent's message (as hereinafter defined),

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and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described above must be complied with. The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     The term "agent's message" means a message, electronically transmitted by DTC to and received by the exchange agent, and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a holder of old notes stating that the holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal and, further, that the holder agrees that we may enforce the letter of transmittal against the holder.

  GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and

     - whose old notes are not immediately available,

     - who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

     - who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

          (1) the tender is made through an eligible institution;

          (2) prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery (by mail or hand delivery), setting forth the name and address of the holder, the certificate number(s) of the old notes (unless tender is to be made by book-entry transfer) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or book-entry confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

          (3) the certificates and/or other documents referred to in clause (2) above must be received by the exchange agent within the time specified above.

     Upon request to the exchange agent a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

  MISCELLANEOUS

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, nor any other person shall incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until these defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or

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irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We may accept tender of old notes upon expiration of the exchange offer by delivering written notice of acceptance to the exchange agent, at which time the holder's right to withdraw such tender will terminate.

     In all cases, issuance of new notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes tendered for exchange or a timely book-entry confirmation of these old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof) and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged old notes will be returned via first class U.S. mail without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, these unaccepted or non-exchanged old notes will be credited to an account maintained with DTC.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

     - specify the name of the person having deposited the old notes to be withdrawn, which we refer to as the "depositor",

     - identify the old notes to be withdrawn, including the certificate number, unless tendered by book-entry transfer,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of these old notes in the name of the person withdrawing the tender, and

     - specify the name in which any old notes are to be registered, if different from that of the depositor. If old notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility, including time of receipt of these notices, will be determined by us, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and will be returned to the holder thereof via first class U.S. mail without cost to the holder as soon as practicable after withdrawal, and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     We have appointed Bank One Trust Company, N.A., which is also the trustee under the indenture that governs the notes, as exchange agent for the exchange offer. Requests for additional copies of this prospectus

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or of the letter of transmittal and requests for notice of guaranteed delivery with respect to the exchange of the old notes should be directed to the exchange agent addressed as follows:

          Bank One Trust Company, N.A.
          One North State Street
          9th Floor, Suite IL1-0134
          Chicago, IL 60602
          Attention: Exchanges
          Telephone: (800) 524-9472
          Facsimile: (312) 407-8853

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of Cingular Wireless and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange for their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, certificates representing new notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes for which they are exchanged, which is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the terms of the new notes.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

REGULATORY REQUIREMENTS

     Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

     Following consummation of the exchange offer, assuming we have accepted for exchange all validly tendered old notes, we will have fulfilled our exchange and registration obligations under the registration rights agreement.
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     All untendered old notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of ours, but will continue to be subject to the restrictions on transfer set forth in the indenture governing the notes.

     Holders of old notes will only be able to offer for sale, sell or otherwise transfer untendered old notes as follows:

     - to us, although we have no obligation to purchase untendered old notes except if they are called for redemption by us in accordance with the provisions of the indenture governing the notes;

     - pursuant to a shelf registration statement that has been declared effective under the Securities Act, although we will have no obligation, and do not intend, to file any such registration statement;

     - for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or "QIB", within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance of the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     - pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

     - pursuant to any other available exemption from the registration requirements of the Securities Act.

     To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.

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                          DESCRIPTION OF THE NEW NOTES

GENERAL

     In this description of the new notes, "Cingular Wireless" refers only to Cingular Wireless LLC and any successor obligor on the new notes, and not to any of its subsidiaries.

     The old notes were and the new notes are governed by a document called the "indenture". The indenture is a contract between Cingular Wireless and Bank One Trust Company, N.A., which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf in the case of an event of default, as more fully described under "-- Events of Default -- Remedies If an Event of Default Occurs". Second, unless other agencies have been appointed for these duties, the trustee performs administrative duties for us, such as sending you interest payments, transferring your new notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and the new notes. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     The indenture does not limit the aggregate principal amount of debt securities that we may issue and we may issue as many distinct series of debt securities under the indenture as we wish.

     The following description of the provisions of the indenture is a summary only. The more specific terms, as well as the definitions of relevant terms, can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. Parenthetical references to sections are to sections of the indenture that are summarized below. Because this section is a summary, it does not describe every aspect of the new notes. The provisions of the indenture, including definitions of terms used in the indenture, govern your rights as holders of the new notes, and not this summary. The old notes and new notes are sometimes collectively called the "notes".

     The new notes will be identical in all material respects to the old notes, except that the registration rights and the related additional interest provisions and transfer restrictions applicable to the old notes do not apply to the new notes. The new notes will be of the same series as the old notes, and both the old notes and the new notes will be considered as a single class for purposes of any acts of holders, such as voting and consents, under the indenture. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the indenture and will rank pari passu with the new notes.

SPECIFIC TERMS OF THE NEW NOTES

     The old notes were and the new notes will be issued in three separate series. The old notes were and the new notes will be general senior unsecured obligations that will rank equally with all of our other existing and future senior unsecured indebtedness. The specific terms of the new notes are set forth below:

     - TITLE:

      5.625% Senior Notes Due 2006

      6.50% Senior Notes Due 2011

      7.125% Senior Notes Due 2031

     - TOTAL PRINCIPAL AMOUNT BEING OFFERED FOR EXCHANGE:

      $500,000,000 for the 5.625% Notes Due 2006

      $750,000,000 for the 6.50% Notes Due 2011

      $750,000,000 for the 7.125% Notes Due 2031

     - INTEREST RATE:

      5.625% per annum for the Notes Due 2006

      6.50% per annum for the Notes Due 2011

      7.125% per annum for the Notes Due 2031

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     - DATE INTEREST STARTS ACCRUING: From the last interest due date of the old notes on which interest was paid, or if no interest due date has occurred, December 12, 2001

     - INTEREST DUE DATES: Every June 15 and December 15

     - FIRST INTEREST DUE DATE OF THE NEW NOTES: [June 15, 2002, the same as the first interest due date of the old notes]

     - REGULAR RECORD DATES FOR INTEREST: June 1 for interest due June 15; December 1 for interest due December 15.

     - FURTHER ISSUE: We may from time to time, without notice to or the consent of the registered holders of the new notes, create and issue further 2006 notes, 2011 notes and 2031 notes ranking equally and ratably with the notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes, so that such further notes shall be consolidated and form a single series with the notes of that series and shall have the same terms as to status, redemption or otherwise as the notes of that series.

     - FORM OF NOTES: The new notes will be issued as one or more global notes that we will deposit with or on behalf of the depositary.

     - NAME OF DEPOSITARY: The Depository Trust Company ("DTC").

     - TRADING IN DTC: Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

     - OPTIONAL REDEMPTION: We may call some or all the new notes of each series for redemption at any time -- that is, we may repay them early at the prices specified below under "-- Redemption Price".

     - REDEMPTION PRICE: The price at which the new notes may be redeemed is:

      - 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, plus

      - the Make-Whole Amount, if any.

      The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any new note, the excess, if any, of:

      - the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Treasury Rate; plus 0.20% for the 5.625% notes due 2006, plus 0.25% for the 6.50% notes due 2011, or plus 0.30% for the 7.125% notes due 2031, from the respective dates on which such principal and interest would have been payable if the new note had not been redeemed, over

      - the principal amount of the new note being redeemed.

      In connection with the calculation of any Make-Whole Amount with respect to any new note, the "Treasury Rate" will be determined as:

      - the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two business days prior to the redemption date, equal to the then remaining maturity of the new note being prepaid; if no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding clause and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month; or

      - if the Statistical Release is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed

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        as a percentage of its principal amount) equal to the Comparable
        Treasury Price for such redemption date.

      The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

      "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

      "Comparable Treasury Price" means (1) the average of three out of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or
      (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Independent Investment Banker" means (1) any of Lehman Brothers Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. and their respective successors, as selected by us, or (2) if all those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

      "Reference Treasury Dealer" means (1) Lehman Brothers Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors, provided, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by any Independent Investment Banker after consultation with us.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

      "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities.

      - REDEMPTION NOTICES: We will give notice to DTC and each other record holder of new notes of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the new notes of a series, the trustee shall select the securities to be redeemed by such method as it shall deem fair and appropriate and which may provide for redemption of a portion of the principal amount of any new note so long as the unredeemed portion is an authorized denomination. If a portion of a global note is selected, DTC's practice is to determine by lot the amount of new notes to be redeemed from each of its participating institutions. Notice by DTC to these participants and by participants to "street name" holders of indirect interests in the new notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

      - SINKING FUND OR MANDATORY REDEMPTION: There is no sinking fund or mandatory redemption applicable to the new notes.

      - DEFEASANCE: The new notes are subject to our ability to choose "Full Defeasance" and "Covenant Defeasance".

BASIC TERMS APPLICABLE TO ALL OF THE NEW NOTES

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

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

     Neither the indenture nor the new notes contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the new notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the indenture and the new notes do

     - provide that, subject to significant exceptions, we will not subject our property or assets to any mortgage or other encumbrance unless the new notes are secured equally and ratably with the other indebtedness that is secured by that property or assets; and

     - contain limitations on our ability to merge, consolidate or sell all or substantially all of our assets.

     In addition, neither the indenture nor the new notes contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the new notes upon a change in control or other events involving us that may adversely affect the creditworthiness of the new notes. See "-- Restrictive Covenants" and "-- Special Situations".

RANKING

     The old notes were not and the new notes are not secured by any of our property or assets. Accordingly, your ownership of new notes means you are an unsecured creditor. The old notes were not and the new notes are not subordinated to any of our other debt obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness, including our commercial paper notes and any outstanding debt under our bank credit facility. Our commercial paper, any bank debt and the new notes have the benefit of agreements by our parent companies, SBC and BellSouth, subordinating the parents' rights to repayment of debt currently owed to them in the event of our default on senior debt. However, those subordinated parent loans mature before the new notes. Future debt may have the benefit of those or similar agreements to the extent we and our parents agree. For more information on the debt we owe our parent companies, you should read "Description of Financing Arrangements -- Financing Arrangements with Members -- Member Loans" above. For more information on our credit facility, you should read "Description of Financing Arrangements -- Bank Credit Facility" above. The credit facility prohibits payment on the subordinated notes during a payment or a non-payment default under the credit facility.

LEGAL OWNERSHIP

     "STREET NAME" AND OTHER INDIRECT HOLDERS. We will generally not recognize beneficial owners who hold new notes in accounts at banks or brokers as legal holders of new notes. Instead, we will recognize only the bank or broker or the financial institution that the bank or broker uses to hold its new notes. This is called holding in "street name". These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the new notes either because they agree to do so in their customer agreements or because they are legally required to. If you hold new notes in "street name", you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle voting if ever required;

     - whether and how you can instruct it to send you new notes registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests.

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DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of new notes. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold new notes in that manner or because the new notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

GLOBAL NOTES

     WHAT IS A GLOBAL NOTE? A global note is a special type of indirectly held security, as described above under "-- Legal Ownership -- 'Street Name' and Other Indirect Holders". Any new notes exchanged for old notes will exclusively be issued in the form of global notes, and therefore, the ultimate beneficial owners of these new notes can only be indirect holders. We require that the global note be registered in the name of a financial institution we select and that the new notes represented by the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the "depositary". Any person wishing to own a new note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

     SPECIAL CONSIDERATIONS FOR GLOBAL NOTES. As an indirect holder, your rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of holder as a record holder of new notes and instead deal only with the depositary that holds the global note.

     An indirect holder should be aware that:

     - the indirect holder generally cannot get new notes registered in his or her own name;

     - the indirect holder generally cannot receive physical certificates for his or her interest in the new notes;

     - the indirect holder will be a "street name" holder and must look to his or her own bank or broker to forward payments on the new notes and protection of his or her legal rights relating to the new notes. See "-- Legal Ownership -- 'Street Name' and Other Indirect Holders" above;

     - the indirect holder may not be able to sell interests in the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

     - the depositary's policies will govern payments, transfers, exchange and other matters relating to the indirect holder's interest in the global note. Neither we nor the trustee has any responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global note. Neither we nor the trustee supervises the depositary in any way; and

     - the payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

     SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED. In a few special situations described later, the global note will terminate and interests in it will be exchanged for physical certificates representing new notes. After that exchange, the choice of whether to hold new notes directly or in "street name" will be up to the holder. Indirect holders must consult their own bank or brokers to find out how to have their interests in new notes transferred to their own name, so that they will be direct holders. The rights of "street name" holders and direct holders in the new notes have been previously described in the sections entitled "-- Legal Ownership -- 'Street Name' and Other Indirect Holders" and "-- Direct Holders".

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     The special situations for termination of a global note are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

     - when we notify the trustee that we wish to terminate the global note; or

     - when an event of default on the new notes has occurred and has not been cured. We discuss events of default below under "-- Events of Default".

     When a global note terminates, the depositary, and not us or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF NEW NOTES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SECTION ENTITLED "-- LEGAL OWNERSHIP -- 'STREET NAME' AND OTHER INDIRECT HOLDERS".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the new notes under normal circumstances, such as how you transfer ownership and where we make payments;

     - promises OR RESTRICTIVE COVENANTS we make to you about actions we promise not to take;

     - your rights under several SPECIAL SITUATIONS, such as if we redeem the new notes at our option, if we merge with another company or if we want to change a term of the new notes; and

     - your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

     BOOK-ENTRY, DELIVERY AND FORM. We will issue the new notes only in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, the depositary and registered in the name of the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Beneficial owners may elect to hold interests in the global notes through the depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream Luxembourg", or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear", if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, or their representatives, own DTC. Access to the book-entry system of DTC is also available to others, such as banks, brokers, dealers and trust companies, which clear through or maintain a custodial relationship with a participant, either directly or indirectly.

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     Clearstream Luxembourg advises that it is incorporated under the laws of
Luxembourg as a bank. Clearstream Luxembourg holds securities for its customers that we refer to as "Clearstream Luxembourg Customers", and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream Luxembourg provides to Clearstream Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream Luxembourg's customers within the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Customer.

     Distributions with respect to the new notes held through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for its participants, that we refer to as "Euroclear Participants", and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law, which we refer to collectively as the "Terms and Conditions". The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the new notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the new notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear Operator advises that under Belgian law investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants will have a right under Belgian law to the return of the amount and type of interests in securities credited to their
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accounts with the Euroclear Operator. If the Euroclear Operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

     DTC has advised that pursuant to procedures established by it (1) upon the issuance by us of the global notes representing the new notes, DTC or its nominee will credit the accounts of participants with the aggregate principal amount of the individual beneficial interest represented by these global notes and (2) ownership of beneficial interests in the new notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to its participants' interests, the participants and the indirect participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global notes is limited to such extent.

     So long as a nominee of DTC is the registered owner of the global notes, such nominee will be considered the sole owner or holder of the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the new notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders thereof under the indenture.

     Neither we, the trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the global notes registered in the name of DTC's nominee will be made by us, through the paying agent, to DTC's nominee as the registered owner of the global notes. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners of such notes for the purpose of receiving payments of principal and interest on such notes, receiving redemption and other notices with respect to such notes and for all other purposes whatsoever. Therefore, neither the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the new notes to owners of beneficial interests in the global notes. DTC has advised the trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices, and will be the responsibility of such participants or indirect participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the new notes in definitive form in exchange for the global notes. In addition, we may at any time determine not to have the new notes represented by global notes and, in such event, will issue the new notes in definitive form in exchange for the global notes. In either instance, an owner of a beneficial interest in the global notes will be entitled to have new notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such new notes in definitive form. The new notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     The trustee may require new notes surrendered for exchange or transfer to be accompanied by satisfactory instruments of transfer. If at any time the new notes are issued in definitive form, interest will be

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paid by check mailed on or before the payment date, by first class mail, to the holders thereof, unless we determine otherwise. We will notify the holders as to any alternative method of payment we elect. Payments of principal on definitive new notes will be made against surrender of the new notes at the principal office in the United States of the trustee, as paying agent. The holder of a certificated definitive registered new note may transfer the new note by surrendering it at the office or agency maintained by us for that purpose in New York, New York, which initially will be the office of the trustee.

     Title to book-entry interests in the new notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the new notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the new notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the new notes among Clearstream Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using its Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Customers and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg Customers or Euroclear Participants, on the other hand, will be effected in DTC in accordance with its rules on behalf of the relevant European international clearing system. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the new notes to or receiving interests in the new notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Customers and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the new notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions involving interests in the new notes settled during this processing will be reported to the relevant Clearstream Luxembourg Customers or Euroclear Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in the new notes by or through a Clearstream Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the new notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

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EXCHANGE AND TRANSFER OF NEW NOTES

     The new notes will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations that are integral multiples of $1,000. (Section 302)

     You may have your new notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange".

     You may exchange or transfer new notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar". It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

     If we redeem less than all of the new notes, we may block the transfer or exchange of new notes during the period beginning 15 days before the day the notice of redemption is mailed and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of new notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any new notes being partially redeemed. (Section 305)

     We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section
1002)

PAYMENT AND PAYING AGENTS

     We will pay interest, other than defaulted interest, to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the new notes on the interest due date. This date is called the "regular record date". (Section 307) Holders buying and selling new notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The normal manner would be to adjust the sales price of the new notes to prorate interest fairly between the buyer and seller. This prorated interest amount is called "accrued interest".

     We will pay interest, principal and any other money due on the new notes at the corporate trust office of the trustee in New York City. That office is currently located at 55 Water Street, 1st Floor, New York, NY 10041. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Initially, the trustee will act as our paying agent.

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW AND WHEN THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of new notes. (Section 1002)

     Regardless of who acts as paying agent, all money paid by us to a paying agent which remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that

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two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

NOTICES

     We and the trustee will send notices regarding the new notes only to direct holders, using their addresses as listed in the trustee's records. (Section 106)

RESTRICTIVE COVENANTS

     The indenture contains restrictive covenants including, among others, the following:

     LIMITATION ON SECURED DEBT. Cingular Wireless will not, nor will it permit any Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of the Secured Debt that the new notes will be secured equally and ratably with, or prior to, such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Debt of Cingular Wireless and its Subsidiaries would not exceed 15% of Consolidated Net Tangible Assets.

     This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction, Debt secured by:

          (1) Liens on property, shares of capital stock or Debt of any Person existing at the time such Person becomes a Subsidiary; provided that the Liens were not granted in contemplation of that Person becoming a Subsidiary;

          (2) Liens on property, shares of capital stock or Debt existing at the time of acquisition thereof by Cingular Wireless or any Subsidiary; provided that the Liens were not granted in contemplation of that acquisition;

          (3) Liens on property, shares of capital stock or Debt created at the time of, or within twelve months after the acquisition or the completion of construction or improvement of such property, whichever is later, to secure or provide for the payment of all or any part of the purchase price or the cost of construction or improvement thereof; provided that

             (a) the amount secured does not exceed the purchase price or cost of construction or improvement; and

             (b) the Lien does not extend to any other property, shares or Debt other than the property, shares or Debt purchased, constructed or improved;

          (4) Liens in favor of Cingular Wireless or any of its Subsidiaries;

          (5) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

          (6) Liens existing on the Issue Date (other than liens of the type described in clause (4)); or

          (7) any extension, renewal, refunding or replacement of the foregoing (other than liens of the type described in clause (4)); provided that the amount secured by the Lien is not increased and the Lien does not extend to any additional property or assets.

  CERTAIN DEFINITIONS.

     "Capital Lease Obligations" means all obligations required to be classified and accounted for as a capitalized lease under GAAP, and the amount of Debt represented by such obligation will be the capitalized amount thereof determined in accordance with GAAP.

     "Consolidated Net Tangible Assets" means, at any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Cingular Wireless and its Subsidiaries as the total assets

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(less accumulated depreciation and amortization, allowances for doubtful receivables and other applicable reserves) of Cingular Wireless and its Subsidiaries, after deducting therefrom consolidated current liabilities of Cingular Wireless and its Subsidiaries and, to the extent otherwise included, the amounts (without duplication) of:

             (a) the excess of cost over fair market value of assets or businesses acquired;

             (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Cingular Wireless immediately preceding the date of the indenture as a result of a change in the method of valuation in accordance with GAAP;

             (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

             (d) minority interests in consolidated Subsidiaries held by Persons other than Cingular Wireless or any Subsidiary;

             (e) treasury stock; and

             (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in consolidated current liabilities of Cingular Wireless and its Subsidiaries at such time.

     "Debt" means, with respect to any Person, without duplication,

          (1) all indebtedness of such Person and its Subsidiaries for borrowed money;

          (2) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person to pay the deferred and unpaid purchase price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

          (4) all Capital Lease Obligations of such Person and its Subsidiaries; and

          (5) all Debt of other Persons Guaranteed by such Person (including by securing such Debt by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person) to the extent so Guaranteed.

     "GAAP" means generally accepted accounting principles as in effect as of the date of determination.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Issue Date" of the new notes means the original issue date of the old notes, which is December 12, 2001.

     "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof and including in connection with any Capital Lease Obligation.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

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     "Principal Property" means any real and tangible property that

     - is located within the United States of America or its territories or possessions, and

     - constitutes a manufacturing, development, warehouse, service, sales, office or operating (including, without limitation, any switch, cell site or network operations center) facility owned and operated now or hereafter by Cingular Wireless or any Subsidiary, if the gross book value of such facility, including leaseholds and fixtures constituting a part thereof, is equal to more than 0.5% of Cingular Wireless' Consolidated Net Tangible Assets on the date of determination. As of the date of this prospectus, none of Cingular Wireless' facilities constitute a Principal Property.

     "Secured Debt" means Debt that is secured by a Lien on any (i) Principal Property, (ii) shares of stock in a Subsidiary owned by Cingular Wireless or a Subsidiary or (iii) Debt of a Subsidiary held by Cingular Wireless or a Subsidiary (other than in the case of clauses (ii) or (iii), stock or debt of a Subsidiary without assets or liabilities except for a de minimis amount of assets relating to the capitalization of the Subsidiary) (in each case whether owned on the Issue Date or thereafter acquired or created).

     "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are owned, directly or indirectly by, such Person and one or more Subsidiaries of such Person (or a combination thereof); provided that, for purposes of the definition of "Secured Debt" only, "Subsidiary" shall also refer to Salmon PCS LLC, its Subsidiaries and any Mirror LLC, as defined in and formed pursuant to the Salmon PCS Limited Liability Company Agreement dated as of November 6, 2000, as amended through December 12, 2001. Unless otherwise specified, "Subsidiary" means a Subsidiary of Cingular Wireless.

SPECIAL SITUATIONS

     MERGERS AND SIMILAR EVENTS. We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

     - where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws -- that is, it must be a corporation, limited liability company, partnership or trust organized under the laws of a State or the District of Columbia or under federal law -- and it must agree to be legally responsible for the new notes; and

     - the merger, sale of assets or other transaction must not cause a default on the new notes, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under "-- Events of Default -- What Is an Event of Default?" A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 801)

     Upon the consummation of any transaction effected in accordance with these provisions, if we are not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as us in the indenture. Following the consummation of a consolidation, merger or sale and upon such substitution, we will be released from our obligations under the indenture and the new notes.

     The indenture does not restrict, or require us to redeem or permit holders to cause a redemption of new notes in the event of:

     - a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of Cingular Wireless or our successor or combined entity;

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     - a change in control of us; or

     - a highly leveraged transaction, whether or not involving a change in control.

     Accordingly, you will not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect the value of the new notes.

     NO PERSONAL LIABILITY OF MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND MEMBERS. No manager, director, officer, employee, member or stockholder of us (including SBC or BellSouth), as such, will have any liability for any of our obligations under the new notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for exchange of the notes. This waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

     MODIFICATION AND WAIVER. There are three types of changes we can make to the indenture and the new notes. As stated above under "-- General", the new notes will be of the same series as the old notes, and both the old notes and the new notes will be considered as a single class for purposes of any acts of holders under the indenture, such as voting and consents.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your new notes without your specific approval. Specifically, without your individual consent, we may not:

     - change the stated maturity of the principal or interest on a new note or any of the redemption provisions;

     - reduce any amounts due on a new note;

     - reduce the amount of principal payable upon acceleration of the maturity of a new note following a default;

     - change the place or currency of payment on a new note;

     - impair your right to sue for payment;

     - reduce the percentage of holders of new notes whose consent is needed to modify or amend the indenture;

     - reduce the percentage of holders of new notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

     Changes Requiring a Majority Vote. The second type of change to the indenture and the new notes is the kind that requires a vote in favor by holders of new notes and old notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for those described above and clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later or a waiver of a past default. However, we cannot obtain a waiver of a payment default (Section 513) or any other aspect of the indenture or the new notes listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes.

     The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described under "-- Defeasance", below.

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     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes, which are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify, or as the trustee may specify if it sets the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE NEW NOTES OR REQUEST A WAIVER.

DEFEASANCE

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally be released from any payment or other obligations on the notes, which is called "full defeasance", if we put in place the following other arrangements for you to be repaid:

     - we must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

     - there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us; and/or

     - we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

     If we ever did accomplish full defeasance, as described above, you must rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the notes. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the new notes. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves in accordance with their terms.

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If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

     - Our promises previously described under "-- Restrictive Covenants" and any other covenants applicable to the notes as described in this prospectus.

     - The event of default relating to breach of those covenants as described below under "-- Events of Default -- What Is an Event of Default?".

     If we accomplish covenant defeasance, you could still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "event of default" with respect to any series of notes means any of the following:

     - we do not pay the principal or any premium on a note of such series on its due date;

     - we do not pay interest, including additional interest, on a note of such series within 90 days of its due date;

     - we remain in breach of a restricted covenant described above under the section entitled "-- Restrictive Covenants" or any other terms of the indenture for 90 days after we receive written notice of default. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of such series; or

     - Cingular Wireless files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

     An event of default with respect to any series of notes will not create an event of default with respect to any other series.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred with respect to any series of notes and has not been cured, the trustee or the holders of 25% in principal amount of the notes of such series may declare the entire principal amount of all the notes of such series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the notes of such series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of such series. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, which is called an "indemnity". (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the applicable series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee to perform any other action under the indenture. (Section 512)

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     Before you can bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding notes of the applicable series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date. (Section 508)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default. (Section 1004)

REGARDING THE TRUSTEE

     The trustee's current address is Global Corporate Trust Services, 100 East Broad Street, 8th floor, Columbus, Ohio 43215.

     The indenture and the provisions of the Trust Indenture Act incorporated by reference in the indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically stated in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 601)

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any affiliate. If the trustee acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign. (Sections 608 and 613)

     The trustee is also the exchange agent with respect to the exchange offer, is a member of the syndicate of lenders for our $3 billion 364-day revolving credit facility and provides other commercial banking services for us.

                              PLAN OF DISTRIBUTION

     As discussed under "The Exchange Offer", based on an interpretation of the staff of the SEC, new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by a holder of these new notes (other than any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as these new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of these new notes.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for us in connection with any such
resale. In addition, until           , 2002, all dealers effecting transactions
in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of these new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participated in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed with the initial purchasers of the old notes to pay expenses incident to the exchange offer other than commissions or commissions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives new notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of this amended or supplemental prospectus to such broker-dealer.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us.

                           VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cingular Wireless LLC at December 31, 2000 and for the period from April 24, 2000 (inception) through December 31, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the SBC Domestic Wireless Group at December 31, 1999 and October 2, 2000 and for the two years ended December 31, 1999 and for the period from January 1, 2000 to October 2, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year 1998, are based in part on the report of Arthur Andersen LLP, independent auditors, included as an exhibit to the registration statement of which this prospectus is a part. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The combined financial statements of the BellSouth Domestic Wireless Group at October 2, 2000 and for the period from January 1, 2000 to October 2, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the BellSouth Domestic Wireless Group as of December 31, 1999, and for each of the fiscal years in the two-year period ended December 31, 1999, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                             CINGULAR WIRELESS LLC

                       CONSOLIDATED FINANCIAL STATEMENTS
                     PERIOD FROM APRIL 24, 2000 (INCEPTION)
                           THROUGH DECEMBER 31, 2000

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-4
Consolidated Statement of Operations........................   F-5
Consolidated Balance Sheet..................................   F-6
Consolidated Statement of Cash Flows........................   F-7
Consolidated Statement of Changes in Members' Capital.......   F-8
Notes to Consolidated Financial Statements..................   F-9

                             CINGULAR WIRELESS LLC

                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                              PAGE
                                                              ----
Consolidated Statement of Operations (Unaudited)............  F-20
Consolidated Balance Sheet (Unaudited)......................  F-21
Consolidated Statement of Cash Flows (Unaudited)............  F-22
Consolidated Statement of Changes in Members' Capital
  (Unaudited)...............................................  F-23
Notes to Consolidated Financial Statements (Unaudited)......  F-24

                          SBC DOMESTIC WIRELESS GROUP

                         COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-30
Combined Balance Sheets.....................................  F-31
Combined Statements of Operations...........................  F-32
Combined Statements of Cash Flows...........................  F-33
Combined Statements of Shareowner's Equity..................  F-34
Notes to Combined Financial Statements......................  F-35

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                         COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000

                                                              PAGE
                                                              ----

Report of Independent Auditors..............................  F-50

Report of Independent Accountants...........................  F-51

Combined Statements of Operations...........................  F-52

Combined Balance Sheets.....................................  F-53

Combined Statements of Cash Flows...........................  F-54

Combined Statements of Shareowner's Equity (Deficit)........  F-55

Notes to Combined Financial Statements......................  F-56

                       CONSOLIDATED FINANCIAL STATEMENTS
                             CINGULAR WIRELESS LLC
        PERIOD FROM APRIL 24, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowners
Cingular Wireless LLC

     We have audited the accompanying consolidated balance sheet of Cingular Wireless LLC as of December 31, 2000 and the related consolidated statements of operations, changes in members' capital, and cash flows for the period from April 24, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2000 and the consolidated results of its operations and its cash flows for the period from April 24, 2000 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
March 12, 2001
Atlanta, Georgia

                             CINGULAR WIRELESS LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
        PERIOD FROM APRIL 24, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

Operating revenues:
  Service revenues..........................................  $2,814
  Equipment sales...........................................     241
                                                              ------
          Total operating revenues..........................   3,055
Operating expenses:
  Cost of services and equipment............................     974
  Selling, general and administrative.......................   1,279
  Depreciation and amortization.............................     421
                                                              ------
          Total operating expenses..........................   2,674
                                                              ------
Operating income:...........................................     381
Other income (expenses):
  Interest expense..........................................    (231)
  Minority interest in net income of consolidated
     partnerships...........................................     (32)
  Equity in net income of affiliates, net...................       3
  Other, net................................................       7
                                                              ------
          Total other income (expenses).....................    (253)
                                                              ------
Income before provision for income taxes....................     128
Provision for income taxes..................................       1
                                                              ------
          Net income........................................  $  127
                                                              ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

                               ASSETS
Current assets:
  Cash and cash equivalents.................................  $   126
  Accounts receivable -- net of allowance for doubtful
     accounts of $67........................................    1,452
  Inventory.................................................      240
  Prepaid expenses and other current assets.................      156
                                                              -------
          Total current assets..............................    1,974
Property, plant and equipment, net..........................    7,651
Intangible assets, net......................................    7,611
Investments in and advances to equity affiliates............      306
Other assets................................................      481
                                                              -------
          Total assets......................................  $18,023
                                                              =======
                  LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Debt maturing within one year.............................  $ 1,119
  Accounts payable and accrued liabilities..................    2,741
                                                              -------
          Total current liabilities.........................    3,860
Long-term debt:
  Due to affiliates.........................................   10,673
  Other long-term debt......................................      607
                                                              -------
          Total long-term debt..............................   11,280
Other noncurrent liabilities................................      160
Minority interests in consolidated subsidiaries.............      458
Members' capital:
  Members' capital..........................................    4,620
  Receivable for properties to be contributed...............   (2,355)
                                                              -------
          Total members' capital............................    2,265
                                                              -------
          Total liabilities and members' capital............  $18,023
                                                              =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
        PERIOD FROM APRIL 24, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

OPERATING ACTIVITIES:
Net income..................................................  $   127
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      324
  Amortization..............................................       97
  Provision for doubtful accounts...........................       57
  Deferred income taxes.....................................        1
  Minority interest in net income of consolidated
     partnerships...........................................       32
  Equity in net income of affiliates, net...................       (3)
  Changes in operating assets and liabilities:
     Accounts receivable and other current assets...........      (70)
     Accounts payable and other current liabilities.........      483
  Other, net................................................       14
                                                              -------
Net cash provided by operating activities...................    1,062
INVESTING ACTIVITIES:
Construction and capital expenditures.......................     (959)
Investments in and advances to equity affiliates............     (239)
Acquisitions of businesses..................................      (20)
                                                              -------
Net cash used in investing activities.......................   (1,218)
FINANCING ACTIVITIES:
Net repayment of amounts due to affiliates..................     (140)
Net borrowings from commercial paper........................      699
Repayment of long-term debt.................................     (324)
Net distributions to minority interests.....................      (70)
Net contributions by LLC members............................      117
                                                              -------
Net cash provided by financing activities...................      282
                                                              -------
Net increase in cash and cash equivalents...................      126
Cash and cash equivalents at beginning of period............       --
                                                              -------
Cash and cash equivalents at end of period..................  $   126
                                                              =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL
                             (DOLLARS IN MILLIONS)

Balance at April 24, 2000...................................  $    --
  Net income................................................      127
  Contributions from members................................    4,493
  Less pending contributions................................   (2,355)
                                                              -------
Balance at December 31, 2000................................  $ 2,265
                                                              =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Cingular Wireless LLC (the Company) is a Delaware limited liability company, formed by SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) as the operating company for their U.S. wireless joint venture. The parties formed the joint venture in April 2000, subject to regulatory approvals. On October 2, 2000, SBC and BellSouth contributed substantially all of their U.S. wireless assets in exchange for 60% and 40% economic interests, respectively, in the Company. As a result, the operations presented are principally from October 2, 2000 through December 31, 2000. SBC and BellSouth have joint voting control of the Company's operations by virtue of a stockholder's agreement. In October 2000, the transaction was consummated and the Company began doing business under the "Cingular" brand name. The operations of the Company are managed by Cingular Wireless Corporation, which is jointly owned and controlled by SBC and BellSouth. The Company's owners have agreed to contribute a number of additional properties upon obtaining all necessary governmental consents for the transfers.

     The formation of the Company brought together operations of SBC's and BellSouth's domestic wireless businesses and created the second largest wireless communications service provider in the United States. The Company provides advanced domestic wireless communications services, including local, long distance and roaming services using both cellular and personal communications services (PCS) networks. Wireless services and products offered also include certain enhanced services, interactive messaging services and wireless equipment.

     The contribution to the Company of wireless operations and assets in certain markets, as per the terms of the Contribution and Formation Agreement between SBC and BellSouth, was still pending as of December 31, 2000. In January 2001, the assets and operations of the Houston and Galveston, Texas wireless operations were contributed by BellSouth (see Note 13). The remaining operations and assets are expected to be substantially contributed during 2001.

     These financial statements include charges from SBC and BellSouth of certain expenses pursuant to various agreements (see Notes 9 and 10). These expenses are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Comprehensive income for the Company is the same as net income for all periods presented.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and entities in which the Company exercises control. The equity method is used to account for investments for which the Company has significant influence. All significant intercompany transactions are eliminated in the consolidation process.

OPERATING SEGMENTS

     The Company manages the business as one reportable business segment, wireless communications services. The Company operates only domestically.

                             CINGULAR WIRELESS LLC

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific wireless geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Company expire at various dates. The Company believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

REVENUE RECOGNITION

     The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is billed either one month in advance or a month in arrears, and is recognized when earned. Airtime revenue, including roaming revenue and long distance revenue, is recognized when the service is rendered. Equipment sales are recognized upon delivery of the equipment to the customer. The Company defers non-refundable, up-front fees and associated costs to the extent of the related revenues.

INCOME TAXES

     Substantially all of the operating units controlled and consolidated by the Company are either limited liability entities or partnerships. Accordingly, income tax items generally flow through to the members, who are taxed at the member level pursuant to federal and state income tax laws. Members are responsible for their tax liabilities resulting from income earned at the member level. The Company generally is not subject to income taxes at the limited liability entities or partnerships. There are a few tax paying entities for which the Company has provided an income tax provision.

REQUIRED DISTRIBUTIONS

     The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member's ownership interest in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of tax items from the Company. Additionally, the Company is required to distribute to its members 50% of its excess cash, as defined, at the end of each fiscal year, as generated from the Company's operations, less forecasted cash needs for the upcoming fiscal year.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Credit losses relating to these receivables consistently have been within management's expectations. Expected credit losses are recorded as an allowance for doubtful accounts in the consolidated balance sheet.

INVENTORY

     Inventory consists of wireless mobile telephone handsets and accessories and is valued at the lower of weighted average cost or market value.

                             CINGULAR WIRELESS LLC

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over their estimated economic lives, generally ranging from 3 to 40 years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

     Interest expense and network engineering costs incurred during the construction phase of the Company's wireless network and real estate properties under development are capitalized as part of property, plant and equipment until the projects are completed and placed into service.

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill), and customer lists. Goodwill and licenses are being amortized using the straight-line method over their estimated economic lives not to exceed 40 years. Customer lists represent values placed on acquired customer bases. The Company's customer lists are amortized over a four- to six-year period using the straight-line method.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Company intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Company intends to dispose of, depreciation is adjusted over the remaining service period to arrive at fair value at the estimated date of disposal.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expense was $180 for the period ended December 31, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company does not hold derivatives for trading purposes. From time to time, as part of its risk management strategy, the Company uses derivative financial instruments, principally interest rate swap contracts and foreign currency forward exchange contracts to hedge exposures to changes in interest rates on debt obligations and foreign currency rates related to foreign denominated obligations, respectively. For the interest rate swaps, the interest rate swap settlement differential is reflected as an adjustment to the interest expense. Gains and losses on such foreign exchange contracts are recognized currently and serve to offset foreign exchange transaction losses and gains recognized on the foreign denominated liability.

COST METHOD INVESTMENTS

     The Company has an investment in a marketable security, which is accounted for under the cost method. This investment is comprised of Crown Castle International (Crown) common stock and is classified as available-for-sale under Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses (net of income taxes) recorded in

                             CINGULAR WIRELESS LLC
accumulated other comprehensive income (loss). The fair value of the Company's investment in Crown is determined based upon market quotations. The original cost of this investment was $21. At December 31, 2000, the gross unrealized gain was $7. Upon sale of this stock, the Company is liable to BellSouth for its pro rata share, which approximated $21 at December 31, 2000, and is included in "Other current liabilities." (See Note 12 for more information on the agreement with Crown.)

SOFTWARE COSTS

     The American Institute of Certified Public Accountants issued a Statement of Position (SOP) that requires capitalization of certain computer software expenditures beginning in 1999. The SOP, which prescribed prospective application, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. When placed in service, capitalized software costs are being amortized ratably over three years.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed with the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000. This standard, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," was adopted by the Company as of January 1, 2001. The Company does not expect the adoption of this standard to have a material impact on net income.

2. ACQUISITIONS AND DISPOSITIONS

     In October 2000, the Company purchased a 9.9% minority interest in New England Special Limited Partnership for $2. The Company also acquired a 9.6% minority interest in Brazos Cellular, a partner in Texas RSA 16 Limited Partnership, for $13 and an additional 7% minority interest in the Chattanooga MSA Limited Partnership for $5 in November 2000. These purchases did not have a material impact on consolidated results of operations for the period ended December 31, 2000.

     These acquisitions were accounted for under the purchase method of accounting. The purchase prices in excess of the underlying fair value of identifiable net assets acquired are being amortized over periods not exceeding 40 years.

     The above acquisitions of minority interests did not have a significant impact on the results of operations for 2000 nor would they, had they occurred on April 24, 2000, the inception date of the Company.

     The Company made an investment in Salmon PCS LLC (Salmon PCS) and advanced $239 in the form of a loan to Salmon PCS in November 2000. This investment and loan are included in amounts shown as "Investment in and advances to equity affiliates." See additional discussion regarding Salmon PCS in Note 13.

     In November 2000, VoiceStream Wireless Corp. (VoiceStream) and the Company agreed to swap wireless spectrum licenses, subject to FCC approval. Each company will exchange FCC licenses covering approximately 36 million POPs in this transaction. The Company will receive licenses covering 10 MHz of spectrum for the New York major trading area, and in each of the St. Louis and Detroit basic trading areas.

                             CINGULAR WIRELESS LLC

In exchange, the Company will transfer to VoiceStream Wireless licenses covering 10 MHz of spectrum out of the 30 MHz of spectrum that the Company has in the Los Angeles and San Francisco major trading areas, which include most of California and Nevada.

     The exchange is subject to various closing conditions, including regulatory approval. While there can be no assurances, the Company expects the transaction to close in mid-2001.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31, 2000, is summarized as follows:

                                                               ESTIMATED
                                                              USEFUL LIVES
                                                               (IN YEARS)
                                                              ------------
Land........................................................     --          $    49
Buildings and building improvements.........................   5 - 40          2,461
Operating and other equipment...............................   3 - 10          8,768
Furniture and fixtures......................................   3 - 10          1,156
Plant under construction....................................     --              557
                                                                             -------
                                                                              12,991
Less: accumulated depreciation and amortization.............                  (5,340)
                                                                             -------
Property, plant and equipment, net..........................                 $ 7,651
                                                                             =======

     Capitalized interest costs for the period ended December 31, 2000, were $2.

     Amortization of assets recorded under capital leases is included in depreciation expense.

4. INTANGIBLE ASSETS

     Intangible assets as of December 31, 2000, are summarized as follows:

                                                               ESTIMATED
                                                              USEFUL LIVES
                                                               (IN YEARS)
                                                              ------------
FCC Licenses................................................     40          $ 6,935
Goodwill....................................................   20 - 40           921
Customer lists..............................................   4 -  6            897
Other.......................................................   3 - 40            284
                                                                             -------
                                                                               9,037
Less: accumulated amortization..............................                  (1,426)
                                                                             -------
Intangible assets, net......................................                 $ 7,611
                                                                             =======

                             CINGULAR WIRELESS LLC

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities as of December 31, 2000, are summarized as follows:

Accounts payable, trade.....................................  $  905
Accounts payable to affiliates..............................     350
Advanced billing and customer deposits......................     363
Taxes other than income taxes...............................     219
Agent commissions...........................................     139
Advertising.................................................      60
Other.......................................................     705
                                                              ------
Total accounts payable and accrued liabilities..............  $2,741
                                                              ======

6. DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year as of December 31, 2000 is summarized as follows:

Commercial paper............................................  $  699
Due to affiliates...........................................     381
Current maturities of long-term debt........................      39
                                                              ------
Debt maturing within one year...............................  $1,119
                                                              ======

     The Company launched a commercial paper program in November 2000. As of December 31, 2000, the Company had $699 in outstanding commercial paper. The weighted average interest rate on commercial paper was 6.6% as of December 31, 2000. These funds were used primarily to retire bank debt and to advance funds to Salmon PCS under the terms of a credit agreement between the Company and Salmon PCS.

     In November 2000, the Company entered into a $3,000 unsecured 364-day revolving bank credit facility to support repayment of commercial paper borrowings. The facility expires on November 19, 2001. The facility also gives the lender the option to convert revolving loans outstanding on the maturity date to one-year term loans. As of December 31, 2000, the Company had no outstanding borrowings under the credit facility.

     Unless there is an event of default under the facility, the facility can be increased up to a maximum amount of $4,000 if the Company can obtain additional commitments. The credit agreement also provides that each lender will have the option to terminate its commitment to make additional loans and declare all outstanding amounts to be due and payable upon a change in control of the Company.

     The debt due to affiliates maturing within one year are amounts due to SBC and BellSouth based upon the Contribution and Formation Agreement. The Company is required to calculate the amounts of the liabilities of the operations contributed to it by each of SBC and BellSouth, offset by their cash and other current assets. This amount is referred to as "net debt", and the Company must settle with SBC and BellSouth based upon the targeted levels in the Contribution and Formation Agreement. The amount includes interest at 7.5% from October 2, 2000. Based on operations contributed through December 31, 2000, the related net debt amount due to affiliates is $381 plus interest. It is expected such amount will be reduced as a result of future contributions.

                             CINGULAR WIRELESS LLC

LONG-TERM DEBT

     Long-term debt as of December 31, 2000 is summarized as follows:

Due to affiliates...........................................  $10,673
Due to external parties:
  Capital leases, 8%........................................      406
  Capital leases, Japanese yen denominated, 5.71%-7.13%.....      178
  Bank notes................................................       62
                                                              -------
          Total long-term debt..............................   11,319
Current maturities of long-term debt........................       39
                                                              -------
          Total long-term debt due after one year...........  $11,280
                                                              =======

     Cash paid for interest for the period ending December 31, 2000, was $296.

     Maturities of long-term debt outstanding at December 31, 2000, are summarized below:

Maturities:
  2001......................................................  $    39
  2002......................................................       35
  2003......................................................   10,721
  2004......................................................       91
  2005......................................................       --
  Thereafter................................................      433
                                                              -------
          Total.............................................  $11,319
                                                              =======

AFFILIATE DEBT

     SBC and BellSouth financed the operations of their wireless subsidiaries prior to the formation of the Company. At December 31, 2000, the aggregate principal amount of these loans was $10,673, and interest accrues and is payable on those loans monthly at an annual rate of 7.5%. Interest expense on the affiliate loans for the period was $219. Although the loans mature on March 31, 2003, the Company may prepay them at any time, subject to the provisions described below.

     SBC and BellSouth have agreed, to the extent described below, to subordinate their repayment rights applicable to the affiliate loans to the repayment rights of the senior debt. Senior debt includes the Company's commercial paper notes and any debt outstanding under its bank credit facility as well as bank notes and other borrowings from third parties so designated by the Company and approved by SBC and BellSouth. The payment of principal and interest on the subordinated loans by the Company is prohibited during bankruptcy or senior debt payment default or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full. The payment of principal and interest on the subordinated loans is also prohibited during a covenant or other non-payment default under the credit facility (unless waived by the banks) but may continue during a non-payment default on other senior debt. The subordination provisions do not apply to its obligation to make the net debt payments related to the net debt calculation.

     In December 2000, the Company repaid a note payable to Bank of America contributed by BellSouth in the amount of $310.

7. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, customer deposits, and long-term debt approximate fair values.

                             CINGULAR WIRELESS LLC

INTEREST RATE SWAPS

     The Company entered into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principle amounts. The Company was party to various interest rate swaps with an aggregate notional amount of approximately $300 related to external bank debt. In December 2000, the Company settled the swap agreements due to the retirement of the debt. As a result of settling the swap agreements, the Company recorded a gain of $2 in December 2000.

FOREIGN EXCHANGE CONTRACTS

     The Company has foreign currency contracts to hedge exposure to adverse foreign exchange risk. The notional amount of the foreign currency exchange contracts, $142 at December 31, 2000, equals the future minimum lease payments required to be paid in Japanese yen. Valuations of derivative transactions are provided from proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions. The fair value of these foreign currency contracts was $20 at December 31, 2000.

8. CONCENTRATIONS OF RISK

     The Company relies on local and long-distance telephone companies and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Company's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject the Company to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses. No customer accounted for more than 10% of combined revenues in the period ended December 31, 2000.

9. RELATED PARTY TRANSACTIONS

     In addition to the affiliate debt discussed in Note 6, other significant transactions with related parties are summarized in the succeeding paragraphs.

     The Company incurred local interconnect and long distance charges for the period ended December 31, 2000 of $103, for services provided by subsidiaries of SBC and BellSouth.

     The Company recorded expenses of $144 and $2 for allocated charges from SBC and BellSouth subsidiaries, respectively, for technical support, marketing, research and development, procurement, and real estate services during the period ended December 31, 2000.

     Included in allocated charges from SBC are costs for services under contract with AMDOCS, a software company affiliated with SBC, to provide ongoing information systems development and support services. Charges for AMDOCS' development and support services for the period ended December 31, 2000 was $16, of which $11 was capitalized.

     The Company had receivables from affiliates of $40 and payables to affiliates of $350 at December 31, 2000.

                             CINGULAR WIRELESS LLC

     On October 2, 2000, the Company entered into a transition services agreement with each of BellSouth and SBC, pursuant to which BellSouth and SBC each provides transition services and products for a limited period of time. The services provided by both BellSouth and SBC include government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security, and tax. Each of these services will be provided until 90 days after the Company has given notice that it wants to discontinue the services or until the agreements terminate on December 31, 2002. The Company pays fixed fees on a monthly basis for the services provided. The fees are determined based upon the costs of providing the level of service expected to be provided at the time the Company entered into the agreements.

10. INCOME TAXES

     The majority of the operating units under the Company are limited liability entities. Accordingly, tax items flow through to the members that are taxed as partnerships under federal and state income tax laws.

     The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member's ownership interests in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of tax items from the Company.

     In addition, the Company is required to distribute to its members 50% of its "excess cash" as defined in the Contribution and Formation agreement. The Company does not anticipate significant additional distributions of excess cash in 2001 or over the next few years and intends to reinvest the undistributed portion to support growth in its business.

11. EMPLOYEE BENEFITS

     SBC and BellSouth have each transferred their respective wireless employees and all related obligations and liabilities to one or more of their subsidiaries, which are leasing companies. The leasing companies are expected to be contributed to the Company on or prior to December 31, 2001. In the employee leasing agreements, the leasing companies agreed to lease all of their current employees and any employees hired after October 2, 2000, to the Company until the leasing companies are transferred to the Company. During this period, the employees are solely employed by the leasing companies and participate in their employee benefit plans. In addition, the leasing companies have authority over hiring decisions, although they must consult with the Company prior to hiring any new employees. The leasing companies must follow the Company's decision to remove any employee, as long as the decision is consistent with applicable law and any collective bargaining agreements.

     The leasing companies will assume from each of BellSouth and SBC and their respective affiliates certain employment-related obligations and liabilities relating to the parent companies' compensation and benefit plans and systems prior to their contribution. The Company has agreed to establish competitive employee benefit plans by the time the leasing companies are contributed.

     Employee leasing companies of BellSouth and SBC billed the Company $366 for payroll costs including payroll taxes, benefits and relocation costs associated with the employee leasing agreements for the period ended December 31, 2000.

     As of December 31, 2000, the leasing companies had approximately 31,400 employees. Approximately 8,000 of the leasing companies' employees are represented by the Communications Workers of America, with contracts expiring on various dates between April 2001 and February 2005. Approximately 8% of the leasing companies' employees are covered by agreements that expire within one year. Most of the contracts contain no-strike clauses. The Company is contractually required to maintain a position of neutrality with respect to unionization in former SBC territories and will support the determination of employees.

                             CINGULAR WIRELESS LLC

12. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases for the period ended December 31, 2000 was $87. For discussion of capital leases, see Note 6 on debt.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2000:

2001........................................................  $  250
2002........................................................     228
2003........................................................     203
2004........................................................     174
2005........................................................     144
Thereafter..................................................     997
                                                              ------
          Total.............................................  $1,996
                                                              ======

CLAIMS

     The Company is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Company believes that any financial impact would not be material to its financial statements.

PURCHASE COMMITMENTS

     As of December 31, 2000, the Company had outstanding purchase commitments of $113 through 2004 to various vendors for the purchase of network equipment, services and software.

13. COMMUNICATION TOWERS

     In June 1999, BellSouth signed a definitive agreement with Crown for the sublease of all unreserved space on 2,623 of the Company's communications towers in exchange for $927 to be paid in a combination of cash and Crown common stock. All cash proceeds and the majority of stock proceeds resulting from this agreement were paid directly to BellSouth; however, the Company holds Crown stock resulting from this agreement. The stock held by the Company represents stock owned by partnerships and corporations with minority interests. The fair value of this stock was $28 as of December 31, 2000.

     With these transactions, Crown manages, maintains and remarkets the subleased space on the towers. The Company has retained, outside of the leases, a portion of the land and towers for use in operating its wireless network and will continue to fully own its communications components including switching equipment, shelters and cell site facilities. The Company will pay $1,200 (actual dollars, not in millions) a month per tower to Crown for its monitoring and maintenance services.

     In August 2000, Southwestern Bell Mobile Systems, Inc. (SBMS) agreed to transfer approximately 3,900 of its existing network of towers to SBC in connection with an agreement between SBC and SpectraSite Holdings, Inc. (SpectraSite) to operate and lease space on the towers. The Company will sublease space on the existing towers from SpectraSite for $1,400 (actual dollars, not in millions) a month per tower, inclusive of executory costs. For those towers not yet subleased, monthly maintenance and ground rent paid by the Company are netted against the $1,400 rental. In effect, the Company subleases the towers from SBC for $535 (actual dollars, not in millions) a month per tower until subleased.

                             CINGULAR WIRELESS LLC

     On December 14, 2000, SBC closed on 739 of the 3,900 towers, with future closings expected to occur monthly until mid-2002. As of December 31, 2000, the net book value of towers to be transferred to SBC was $46.

14. SUBSEQUENT EVENTS

     In December 2000, BellSouth exercised its option to redeem the 55.6% partnership interest of AT&T in AB Cellular by distributing to AT&T the Los Angeles area cellular business. Following this transaction, BellSouth held the remaining assets of the AB Cellular partnership, which included 100% of the Houston area cellular market, 87.35% of the Galveston area market and over $1,000 in cash. In January 2001, BellSouth contributed the operations and assets of AB Cellular. The majority of the cash contributed was used to pay affiliate debt in accordance with terms of the Contribution and Formation Agreement. This transaction resulted in a reduction of $1,734 in the contribution receivable and a corresponding increase in equity.

SPECTRUM AUCTIONS

     The FCC recently auctioned spectrum licenses in the 1900 MHz band, which is used to provide PCS wireless services. Although the Company did not participate in the auction, the Company has a non-controlling equity interest in Salmon PCS, which did participate in the FCC auction. Of the 422 licenses offered, Salmon PCS was announced the winning bidder of 79 licenses, spread across 77 markets in the United States, including Los Angeles, Boston, Washington, D.C., Houston, Dallas, Minneapolis and Atlanta. The 79 licenses will cost approximately $2.3 billion if the FCC grants them to Salmon PCS. The award of the auctioned licenses to Salmon PCS and other bidders is subject to legal and regulatory proceedings.

     The Company has an 85% economic interest in Salmon PCS and provided Salmon PCS with a secured loan that it used to make the down payment for the licenses. In addition, the Company has agreed that, upon Salmon's request, it will provide through additional equity contributions and secured loans substantially all of the capital Salmon PCS will require to pay the balance due on the licenses, to build out its network and operating systems, and fund operations.

PURCHASE OF WASHINGTON/BALTIMORE MINORITY INTEREST

     Subsequent to December 31, 2000, the Company agreed to purchase a 10% indirect minority interest in the Washington/Baltimore L.P. from an affiliate of Vivendi Universal for $160. The transaction is expected to be completed in 2001. Following the acquisition of the minority interest, the company will own 100% of the Washington/Baltimore L.P.

                             CINGULAR WIRELESS LLC

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001
                                                              ------------------
Operating revenues:
  Service revenues..........................................       $ 9,705
  Equipment sales...........................................           768
                                                                   -------
          Total operating revenues..........................        10,473
Operating expenses:
  Cost of services and equipment............................         3,270
  Selling, general and administrative.......................         3,782
  Depreciation and amortization.............................         1,422
                                                                   -------
          Total operating expenses..........................         8,474
                                                                   -------
Operating income............................................         1,999
Other income (expenses):
  Interest expense..........................................          (610)
  Minority interest in net income of consolidated
     partnerships...........................................          (103)
  Equity in net income of affiliates, net...................             2
  Other, net................................................           134
                                                                   -------
          Total other income (expenses).....................          (577)
                                                                   -------
Income before provision for income taxes....................         1,422
Provision for income taxes..................................             6
                                                                   -------
          Net income........................................       $ 1,416
                                                                   =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................     $   211
  Accounts receivable -- net of allowance for doubtful
     accounts of $78........................................       1,884
  Inventory.................................................         161
  Prepaid expenses and other current assets.................         451
                                                                 -------
          Total current assets..............................       2,707
Property, plant and equipment, net..........................       9,004
Intangible assets, net......................................       8,765
Investments in and advances to equity affiliates............         508
Other assets................................................         127
                                                                 -------
          Total assets......................................     $21,111
                                                                 =======

                     LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Debt maturing within one year.............................     $ 1,424
  Accounts payable and accrued liabilities..................       2,421
                                                                 -------
          Total current liabilities.........................       3,845
Long-term debt:
  Due to affiliates.........................................       9,699
  Other long-term debt......................................         942
                                                                 -------
          Total long-term debt..............................      10,641
Deferred income taxes.......................................         178
Other noncurrent liabilities................................         149
Minority interests in consolidated partnerships.............         518
Members' capital:
  Members' capital..........................................       5,958
  Receivable for properties to be contributed...............        (178)
                                                                 -------
          Total members' capital............................       5,780
                                                                 -------
          Total liabilities and members' capital............     $21,111
                                                                 =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001
                                                              ------------------
OPERATING ACTIVITIES:
Net income..................................................       $ 1,416
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................         1,114
  Amortization..............................................           308
  Provision for doubtful accounts...........................           239
  Deferred income taxes.....................................            (1)
  Gain on disposition of businesses.........................           (76)
  Minority interest in net income of consolidated
     partnerships...........................................           103
  Equity in net income of affiliates, net...................            (2)
  Changes in operating assets and liabilities:
     Accounts receivable and other current assets...........          (468)
     Accounts payable and other current liabilities.........          (579)
Other, net..................................................            39
                                                                   -------
Net cash provided by operating activities...................         2,093
INVESTING ACTIVITIES:
Construction and capital expenditures.......................        (1,688)
Investments in and advances to equity affiliates............          (235)
Dispositions of businesses..................................            16
Acquisitions of businesses..................................          (146)
Other -- net................................................           (12)
                                                                   -------
Net cash used in investing activities.......................        (2,065)
FINANCING ACTIVITIES:
Net repayment of amounts due to affiliates..................        (1,444)
Net borrowings of commercial paper..........................           681
Repayment of long-term debt.................................           (28)
Contributions by LLC members................................         1,370
Distributions to LLC members................................          (419)
Net distributions to minority interests.....................          (103)
                                                                   -------
Net cash provided by financing activities...................            57
                                                                   -------
Net increase in cash and cash equivalents...................            85
Cash and cash equivalents at beginning of period............           126
                                                                   -------
Cash and cash equivalents at end of period..................       $   211
                                                                   =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

       CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                              SEPTEMBER 2001
                                                              --------------
Balance at December 31, 2000................................      $2,265
  Net income................................................       1,416
  Contributions from members................................       2,547
  Distributions to LLC members..............................        (458)
  Other.....................................................          10
                                                                  ------
Balance at September 30, 2001...............................      $5,780
                                                                  ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Cingular Wireless LLC (the Company) is a Delaware limited liability company, formed by SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) as the operating company for their U.S. wireless joint venture. The parties formed the joint venture in April 2000, subject to regulatory approvals. On October 2, 2000, SBC and BellSouth contributed substantially all of their U.S. wireless assets in exchange for 60% and 40% economic interests, respectively, in the Company. SBC and BellSouth have joint voting control of the Company's operations by virtue of a stockholder's agreement. In October 2000, the transaction was consummated and the Company began doing business under the "Cingular" brand name.

     The formation of the Company brought together operations of SBC's and BellSouth's domestic wireless businesses and created the second largest wireless communications service provider in the United States. The Company provides advanced domestic wireless communications services, including local, long distance and roaming services using both cellular and personal communications services (PCS) networks. Wireless services and products offered also include certain enhanced services, interactive messaging services and wireless equipment.

     The contribution to the Company of wireless operations and assets in certain markets, as per the terms of the Contribution and Formation Agreement between SBC and BellSouth, has occurred throughout 2001. In January 2001, the assets and operations of the Houston and Galveston, Texas, wireless operations were contributed by BellSouth. In March 2001, the assets and operations of the Michigan 5 wireless properties were contributed by SBC. In September 2001, the assets and operations of The Puerto Rico wireless properties were contributed by SBC.

     These financial statements include charges from SBC and BellSouth of certain expenses pursuant to various agreements. These expenses are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Comprehensive income for the Company is the same as net income for all periods presented.

     These unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation. The interim results set forth below for the nine months ended September 30, 2001 may not be indicative of results for the full year. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements included elsewhere in this prospectus.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and entities in which the Company exercises control. The equity method is used to account for investments for which the Company has significant influence. All significant intercompany transactions are eliminated in the consolidation process.

NEW ACCOUNTING STANDARDS

     On January 1, 2001, we adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which required all derivatives to be recorded on the

                             CINGULAR WIRELESS LLC
balance sheet at fair value. Our adoption did not have a significant effect on our financial position or results of operations.

2. DEBT

     We have a $6,000 commercial paper program, which is backstopped by a $3,000 revolving credit facility. As of September 30, 2001, we had $1,380 of outstanding commercial paper. The revolving credit facility includes an option to convert revolving loans, if any, outstanding on the November 18, 2002 maturity date into one-year term loans. The credit facility contains customary events of default and covenants, including a leverage ratio maintenance requirement, a limitation on mergers and sale of all or substantially all of our assets and a negative pledge. There are no borrowings outstanding or contemplated under this facility. The prior credit facility expired on November 19, 2001.

3. RECENT ACCOUNTING PRONOUNCEMENTS

     BUSINESS COMBINATIONS AND INTANGIBLE ASSETS. In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141, which eliminated the use of pooling-of-interests method of accounting for business combinations initiated after June 30, 2001, is effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. SFAS No. 142, which includes the requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them, is effective for fiscal years beginning after December 15, 2001. Amortization expense for goodwill was approximately $27 for the nine months ended September 30, 2001. During 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002, and we have not yet determined what the effect of these tests will be on our financial position.

     ASSET RETIREMENT OBLIGATIONS. In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize an asset retirement cost over the carrying amount of the related long-lived asset by the same amount as the liability. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We will adopt the standard effective January 1, 2003. We are currently evaluating the impact of this statement on our results of operations, financial position and cash flows.

     IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. We will be required to adopt this statement no later than January 1, 2002. We are currently assessing the impact of this statement on our results of operations, financial position and cash flows.

4. SALMON PCS

     In November 2000, we and Crowley Digital Wireless, LLC entered into an agreement, pursuant to which Salmon was formed to bid as a "very small business" for certain 1900 MHz band PCS licenses auctioned by the FCC in January 2001. As of September 30, 2001, we had an 85% non-controlling equity interest in Salmon, with the balance owned by Crowley Digital. Salmon is controlled by Crowley Digital, which in turn is controlled by George D. Crowley, Jr. Mr. Crowley is the chairman and chief executive officer of Crowley Digital and the chairman and chief executive officer of Salmon. Salmon was the successful bidder for 79 auctioned licenses covering more than 80 million POPs, including 52 million POPs where we already have

                             CINGULAR WIRELESS LLC
coverage and 28 million POPs where we do not. The 79 licenses will cost approximately $2.3 billion, of which $1.7 billion remains to be paid, if the FCC grants all of them to Salmon. The FCC has granted to Salmon 45 auctioned licenses. The remaining 34 licenses have not been granted to Salmon, pending resolution of significant challenges to the auction results that could result in Salmon not being awarded any of such licenses.

     Management control of Salmon is vested in Crowley Digital under the terms of Salmon's limited liability company agreement. Crowley Digital appoints three of the five members of Salmon's management committee. Actions by the management committee require a majority vote, except certain material business decisions of Salmon, including certain business transactions that are not in the ordinary course of Salmon's business, fundamental changes in Salmon's structure and business and major expenditures that require the concurrence of the two management committee members appointed by us. As a result of Crowley Digital's control, our investment in Salmon PCS is accounted for as an equity investment because we have a non-controlling equity interest in Salmon. We currently recognize our portion of Salmon PCS' losses in our consolidated statement of operations as equity in net income (loss) of affiliate because of our equity interest in Salmon. Until Salmon PCS' networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses. Crowley Digital LLC, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50 million. As a result, we will recognize 100% of Salmon's losses at such time as Crowley's capital contribution has been eliminated due to it being charged its proportionate share of Salmon's losses.

     Salmon has entered into a management agreement for a term of eight years, under which it has hired us to act as the manager of its PCS systems, subject to its oversight and control. For our services as manager, we will be paid, in addition to our direct costs, a fee, subject to adjustment based on the results of the spectrum license auction, of $10,000,000 for the first year, 5% of Salmon's gross revenues thereafter until Salmon's EBITDA is positive for two consecutive quarters and 7% of Salmon's gross revenues thereafter. In addition, pursuant to a trademark license agreement, Salmon has decided to use our trademarks in its business to offer Cingular-branded services, and we will receive 5% of its gross revenues as a licensing fee. Salmon can terminate the management agreement at any time with one year's notice.

     In addition, under the limited liability agreement between us and Crowley Digital, for five years following the last grant of a license to Salmon in the auction or, if earlier, eight years after the first license grant, Crowley Digital and any entities owning interests in Crowley Digital can only sell or transfer more than 5% of their voting securities in Crowley Digital with our written consent which cannot be unreasonably withheld. However, we can withhold consent to a sale of 50% or more of their Crowley Digital voting securities for any reason. With respect to ownership in Salmon, neither we nor Crowley may transfer our respective interests in Salmon to an outside party during that period without prior approval of the other party, except that we may transfer our interest at any time following Salmon's completion of the build-out of its systems. After the expiration of such period, any material transfers by Crowley Digital are subject to a right of first refusal by us. Moreover, the transfer of any interests in Salmon by either Crowley Digital or us may be subject to FCC consent. Crowley Digital has the right to put its interest in Salmon to us at a price equal to its initial investment plus a specified rate of return, which put can be exercised at certain times beginning with the completion of Salmon's build-out in a manner that satisfies FCC rules and ending six months before the seventh anniversary of the date on which the last license is granted to Salmon in the 1900 MHz auction. The present value of this put obligation is estimated at approximately $110 million and will be included in "Investments in and advances to equity affiliates" on our balance sheet at December 31, 2001.

     We have entered into a credit agreement with Salmon under which we will provide, upon Salmon's request, through secured loans, substantially all of the capital Salmon will require to pay for the licenses, to build out its system and for working capital, subject to limits on the amount of these loans. Specifically, as of September 30, 2001, we have made secured loans aggregating approximately $508 million (including accrued

                             CINGULAR WIRELESS LLC
interest) and will provide up to an additional $1.7 billion in the form of secured loans after Salmon expends its capital if the FCC grants the additional auctioned licenses to Salmon. Our commitment to make such loans to Salmon under the credit agreement ends no later than November 6, 2006. Our loans are repayable no later than May 6, 2008, with interest at a rate of 9% per annum or 14% per annum if the management agreement or trademark agreement is terminated. Interest is not payable in cash until two years after the substantial completion of the build-out of the Salmon system in a manner that satisfies FCC rules, or beginning on the date when the management or trademark license agreement has been terminated. For up to the first three years thereafter, only portions of the interest are payable in cash. There is no scheduled amortization of the loans prior to the maturity date.

     At September 30, 2001, Salmon owed us approximately $508 million under the credit agreement. In October 2001, with the granting of certain licenses to Salmon by the FCC, we received a repayment of approximately $48 million and we contributed approximately $191 million in equity to Salmon. In addition to the amount due under the credit agreement at September 30, 2001, Salmon owed approximately $11 million in accrued interest.

5. SIGNIFICANT TRANSACTIONS

     Transactions with VoiceStream Wireless. In May 2001, we and VoiceStream Wireless exchanged FCC licenses covering approximately 36 million POPs each. We received licenses covering 10 MHz of spectrum for the New York major trading area, or "MTA", and in each of the St. Louis and Detroit basic trading areas, or "BTAs". The New York MTA covers all five boroughs of New York City, all of Long Island as well as parts of upstate New York, northeast Pennsylvania and most of Vermont, New Jersey and Connecticut. In exchange, we transferred to VoiceStream licenses covering 10 MHz of spectrum out of the 30 MHz of spectrum that we had in the Los Angeles and San Francisco MTAs, which include most of California and Nevada. As a result of the spectrum exchange, we gained access to a license covering over 20 million additional POPs in the New York MTA.

     Subsequently, we and VoiceStream formed a jointly-controlled venture to allow the companies to share network infrastructures in the California, Nevada and New York City markets. Our and VoiceStream's existing networks in these markets, which use GSM technology and cover approximately 56 million POPs, have been contributed to the venture. We and VoiceStream will have access to the venture's network infrastructure, and pursuant to the terms of the venture's commercial arrangements, we and VoiceStream will be able to provide our separate customers access to a weighted average spectrum depth of 39 MHz in these markets. We and VoiceStream will buy network services from the venture but each of us has retained ownership and control of our own licenses. Funding for capital investments and cash operating expenses of the venture will be made by us and VoiceStream on a pro-rata basis based on network traffic. We will also independently market our unique services to customers using our own brand name and utilizing our own sales, marketing, billing and customer care operations.

     Acquisition of Licenses for Salt Lake City and Provo. In November 2001, we acquired two 15 MHz licenses covering two million POPs in the Salt Lake City and Provo BTAs for approximately $140 in cash. We intend to construct and operate an all-digital GSM/EDGE network in these markets that will support advanced wireless voice and data services.

     Transaction with Vivendi. In May 2001, SBC purchased a 10% indirect minority interest in the Washington/Baltimore wireless business currently held by affiliates of Vivendi Universal for $151, which they contributed to us along with a small minority interest in Washington/Baltimore held by an SBC affiliate. We have reimbursed SBC the $151 that SBC paid to Vivendi that transaction. As a result of this transaction, we hold a 100% interest in the Washington/Baltimore Metropolitan Statistical Area.

                             CINGULAR WIRELESS LLC

     ALLTEL Transaction. In the first quarter of 2001, the Company recorded a gain of $76 upon the dissolution of a wireless partnership with ALLTEL Corporation involving properties in four states. Upon dissolution, the partnership assets were distributed to the partners at fair value resulting in a gain for financial reporting purposes.

     Cingular Employee Transfer. Under employee leasing agreements certain SBC employees leased to Cingular as of September 30, 2001 became Cingular employees, effective October 28, 2001, and all remaining employees became Cingular employees, effective December 23, 2001. Under these leasing agreements, these employees provide services to us and SBC and BellSouth bill us for those costs. The transfer of the employees to us is not expected to have a significant effect on our results of operations or financial position.

                         COMBINED FINANCIAL STATEMENTS
                          SBC DOMESTIC WIRELESS GROUP
                       YEARS ENDED DECEMBER 31, 1998 AND
        1999 AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000
                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowner
SBC Domestic Wireless Group

     We have audited the accompanying combined balance sheets of the SBC Domestic Wireless Group (a business of SBC Communications Inc., see Note 1) as of December 31, 1999 and October 2, 2000, and the related combined statements of operations, shareowner's equity, and cash flows for the years ended December 31, 1998 and 1999 and the period from January 1, 2000 to October 2, 2000. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Chicago SMSA Limited Partnership, CyberTel Cellular Telephone Company, Detroit SMSA Limited Partnership, Cincinnati SMSA Limited Partnership, Milwaukee SMSA Limited Partnership and Madison SMSA Limited Partnership, which statements reflect total revenues of $1,424,000,000 or 22% for the year ended December 31, 1998. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for these entities, is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the SBC Domestic Wireless Group at December 31, 1999 and October 2, 2000, and the combined results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and the period from January 1, 2000 to October 2, 2000, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the combined financial statements, in 1999 the Group changed its method of accounting for internal-use software development costs.

/s/  Ernst & Young LLP

December 15, 2000
Atlanta, Georgia

                          SBC DOMESTIC WIRELESS GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $    59       $   116
  Accounts receivable, net of allowances for doubtful
     accounts of $81 and $48................................        897           990
  Inventory.................................................        111           205
  Deferred income taxes.....................................         42            43
  Prepaid expenses and other current assets.................         39            52
                                                                -------       -------
          Total current assets..............................      1,148         1,406
Property, plant and equipment, net..........................      4,231         4,598
Intangible assets, net......................................      5,701         7,495
Investments in equity affiliates............................        216           193
Other assets................................................        286           170
                                                                -------       -------
          Total assets......................................    $11,582       $13,862
                                                                =======       =======
                          LIABILITIES AND SHAREOWNER'S EQUITY
Current liabilities:
  Due to affiliates.........................................    $ 1,079       $   115
  Current portion of long-term debt.........................         37            38
  Accounts payable and accrued liabilities..................      1,034         1,037
  Advanced billings and customer deposits...................        190           243
  Accrued taxes.............................................      1,505           539
                                                                -------       -------
          Total current liabilities.........................      3,845         1,972
Long-term debt:
  Long-term debt due after one year.........................        262           230
  Due to affiliates.........................................         --         7,389
                                                                -------       -------
          Total long-term debt..............................        262         7,619
Other noncurrent liabilities:
  Deferred income taxes.....................................      1,492         1,965
  Minority interests........................................        683           773
  Other noncurrent liabilities..............................        266           257
                                                                -------       -------
                                                                  2,441         2,995
Shareowner's equity:
  Common stock..............................................         --            --
  Additional paid-in capital................................      3,898         1,488
  Accumulated earnings (deficit)............................      1,136          (212)
                                                                -------       -------
          Total shareowner's equity.........................      5,034         1,276
                                                                -------       -------
          Total liabilities and shareowner's equity.........    $11,582       $13,862
                                                                =======       =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                YEAR ENDED
                                                               DECEMBER 31,     PERIOD ENDED
                                                              ---------------    OCTOBER 2,
                                                               1998     1999        2000
                                                              ------   ------   ------------
Operating revenues:
  Service revenues..........................................  $5,961   $6,787      $5,582
  Equipment sales...........................................     546      589         518
                                                              ------   ------      ------
          Total operating revenues..........................   6,507    7,376       6,100
Operating expenses:
  Cost of service and equipment.............................   1,923    2,214       1,739
  Selling, general and administrative.......................   2,689    2,870       2,238
  Depreciation and amortization.............................     816      990         835
                                                              ------   ------      ------
          Total operating expenses..........................   5,428    6,074       4,812
                                                              ------   ------      ------
Operating income............................................   1,079    1,302       1,288
Other income (expenses):
  Interest expense..........................................    (208)    (218)       (267)
  Minority interest.........................................    (210)    (207)       (133)
  Equity in net income of affiliates, net...................      25       42           7
  Other, net................................................     (23)      10          22
                                                              ------   ------      ------
          Total other income (expenses).....................    (416)    (373)       (371)
                                                              ------   ------      ------
Income before provision for income taxes, extraordinary gain
  and cumulative effect of accounting changes...............     663      929         917
Provision for income taxes..................................     275      373         367
                                                              ------   ------      ------
Income before extraordinary gain and cumulative effect of
  accounting changes........................................     388      556         550
Extraordinary gain on disposal, net of tax..................       -    1,379          36
Cumulative effect of accounting change, net of tax..........       -      (14)          -
                                                              ------   ------      ------
          Net income........................................  $  388   $1,921      $  586
                                                              ======   ======      ======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                 YEAR ENDED
                                                                DECEMBER 31,     PERIOD ENDED
                                                              ----------------    OCTOBER 2,
                                                               1998     1999         2000
                                                              ------   -------   ------------
OPERATING ACTIVITIES
Net income..................................................  $  388   $ 1,921     $   586
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     682       772         571
  Amortization..............................................     134       218         264
  Minority interest in net income...........................     210       207         133
  Provision for doubtful accounts...........................     141       150          57
  Deferred income taxes.....................................     149        35         119
  Gains on disposition of businesses........................      --        --         (21)
  Extraordinary gain, net of tax............................      --    (1,379)        (36)
  Cumulative effect of accounting changes, net of tax.......      --        14          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (153)     (376)        (89)
     Inventory, prepaid expenses, and other current
       assets...............................................      10        (5)        (98)
     Accounts payable and other current liabilities.........     253       646        (836)
Other, net..................................................     (52)     (342)        (30)
                                                              ------   -------     -------
     Net cash provided by operating activities..............   1,762     1,861         620
INVESTING ACTIVITIES
Construction and capital expenditures.......................    (978)     (988)       (704)
Acquisitions of businesses..................................      --      (887)     (1,824)
Dispositions of businesses..................................      --     3,143          --
                                                              ------   -------     -------
     Net cash provided by (used in) investing activities....    (978)    1,268      (2,528)
FINANCING ACTIVITIES
Net increase (decrease) in amounts due to affiliates........    (277)   (1,866)      6,375
Repayment of long-term debt.................................     (33)   (1,471)        (31)
Funds received from shareowner..............................     233     1,023          --
Return of capital to shareowner.............................      --        --      (2,321)
Dividends paid to shareowner................................    (516)     (521)     (1,934)
Net distributions to minority interests.....................    (162)     (248)       (124)
                                                              ------   -------     -------
     Net cash provided by (used in) financing activities....    (755)   (3,083)      1,965
                                                              ------   -------     -------
Net increase in cash and cash equivalents...................      29        46          57
Cash and cash equivalents beginning of period...............     (16)       13          59
                                                              ------   -------     -------
     Cash and cash equivalents end of period................  $   13   $    59     $   116
                                                              ======   =======     =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                   COMBINED STATEMENTS OF SHAREOWNER'S EQUITY
                             (DOLLARS IN MILLIONS)

                                                                   ADDITIONAL   ACCUMULATED
                                                         COMMON     PAID-IN      EARNINGS
                                                          STOCK     CAPITAL      (DEFICIT)     TOTAL
                                                         -------   ----------   -----------   -------
Balance at December 31, 1997...........................  $   --     $ 2,642       $  (136)    $ 2,506
  Net income...........................................      --          --           388         388
  Dividends to shareowner..............................      --          --          (516)       (516)
  Funds received from shareowner.......................      --         233            --         233
                                                         -------    -------       -------     -------
Balance at December 31, 1998...........................      --       2,875          (264)      2,611
  Net income...........................................      --          --         1,921       1,921
  Dividends to shareowner..............................      --          --          (521)       (521)
  Funds received from shareowner.......................      --       1,023            --       1,023
                                                         -------    -------       -------     -------
Balance at December 31, 1999...........................      --       3,898         1,136       5,034
  Net income...........................................      --          --           586         586
  Dividends to shareowner..............................      --          --        (1,934)     (1,934)
  Return of capital to shareowner......................      --      (2,410)           --      (2,410)
                                                         -------    -------       -------     -------
Balance at October 2, 2000.............................  $   --     $ 1,488       $  (212)    $ 1,276
                                                         =======    =======       =======     =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
             AND THE PERIOD FROM JANUARY 1, 2000 TO OCTOBER 2, 2000
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The SBC Domestic Wireless Group (the Group) consists of substantially all of the domestic wireless businesses of SBC Communications Inc. (SBC). In April 2000, SBC and BellSouth Corporation (BellSouth) formed a joint venture to combine their respective domestic wireless properties. In October 2000, SBC and BellSouth began contributions of their wireless properties and formally began the operations of Cingular Wireless LLC (Cingular). Economic ownership in Cingular is held 60% by SBC and 40% by BellSouth, with control shared equally. These combined financial statements have been prepared using SBC's historical basis in the assets and liabilities and the historical results of the operations of the Group, which was substantially contributed to Cingular.

     Subsidiaries of SBC merged with Ameritech Corporation (Ameritech) in 1999 and Southern New England Telecommunications Corporation (SNET) in 1998 under the pooling of interests method of accounting. The wireless operations of these pooled entities are included in all periods presented in these financial statements as if the companies had always been subsidiaries of SBC. As a condition of the Ameritech merger, Ameritech sold 20 Midwestern cellular properties including the competing cellular licenses in Chicago, Illinois and St. Louis, Missouri. The operating results of these 20 Midwestern cellular properties are included through October 8, 1999, the date of disposition.

     These combined financial statements include allocations of certain SBC corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services and other SBC corporate infrastructure costs. The expense allocations have been determined on bases that SBC and the Group considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Group. However, the financial information included herein may not reflect the combined financial position, operating results, changes in shareowner equity and cash flows of the Group in the future or what they would have been had the Group been a separate, stand-alone entity.

     The Group provides domestic wireless telecommunications services, including local, long distance and roaming services using both cellular and personal communication services (PCS) networks. Wireless services and products offered also include certain enhanced services, paging services and wireless equipment. The services and products of the Group are marketed under several established brands including Ameritech, Cellular One, Pacific Bell, SNET and Southwestern Bell.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Comprehensive income for the Group is the same as net income for all periods presented.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the Group and partnerships in which the Group exercises control. Other parties' interests in controlled partnerships are reported as minority interests. The equity method is used to account for investments in partnerships for which it has significant influence. All significant intragroup transactions are eliminated in the combination process.

                          SBC DOMESTIC WIRELESS GROUP

OPERATING SEGMENTS

     The Group operates in only one segment, wireless telecommunications services; therefore, separate segment reporting is not applicable.

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific geographic areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Group expire at various dates. The Group believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

REVENUE RECOGNITION

     The Group earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime revenue, including roaming revenue and long distance revenue, is recognized when the service is rendered. Equipment sales are recognized upon delivery of the equipment.

INCOME TAXES

     The entities that are included in the Group are included in SBC's consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (Agreement) between the Group and SBC. In general, the Group's income tax provision under the Agreement reflects the financial consequences of income, deductions and credits which can be utilized on a separate return basis or in consolidation with SBC and which are assured of realization.

     Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes.

CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Expected credit losses are recorded as an allowance for doubtful accounts in the Combined Balance Sheets.

INVENTORY

     Inventory consists primarily of wireless telephone handsets and is valued at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over its estimated economic life, generally ranging from 3 to 40 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

                          SBC DOMESTIC WIRELESS GROUP

     Interest expense and network engineering costs incurred during the construction phase of the Group's wireless network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as plant under construction until the projects are completed and placed into service.

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill) and customer lists. These assets are being amortized using the straight-line method over their estimated economic lives of up to 40 years. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Group intends to dispose of, depreciation is adjusted over the remaining service period to arrive at fair value at the estimated date of disposal.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expense for the years ended December 31, 1998 and 1999 was $241 and $244, respectively, and $223 for the period ended October 2, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Group does not hold derivatives for trading purposes. From time to time, as part of its risk management strategy, the Group uses derivative financial instruments, including foreign currency forward exchange contracts to hedge exposures to changes in foreign currency rates related to foreign denominated obligations. Gains and losses on such foreign exchange contracts are recognized currently and serve to offset foreign exchange transaction losses and gains recognized on the foreign denominated liability. The Group is subject to credit risk in the event of nonperformance by the counterparty to the contracts. However, the Group does not anticipate nonperformance by any counterparty.

SOFTWARE COSTS

     The American Institute of Certified Public Accountants issued a Statement of Position (SOP) that requires capitalization of certain computer software expenditures beginning in 1999. The SOP, which prescribed prospective application, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. When placed in service, capitalized software costs are being amortized over three years. Prior to the adoption of the SOP, the costs of computer software purchased or developed for internal use were generally expensed as incurred. However, initial operating system software costs were, and continue to be, capitalized. The effect of adopting the SOP was to increase net income by approximately $41 for the year ended December 31, 1999.

     Capitalized software, net of related amortization, of $166 and $186 as of December 31, 1999 and October 2, 2000, respectively, have been included in property, plant and equipment.

                          SBC DOMESTIC WIRELESS GROUP

RECLASSIFICATION

     Certain amounts have been reclassified in the prior period financial statements to conform with the current period presentation.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed with the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," must be adopted by the Group no later than January 1, 2001. The Group does not expect the adoption of this standard to have a material impact on net income.

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" (SAB 101) which must be adopted by the fourth quarter of 2000. SAB 101 addresses, among other items, when revenue relating to non-refundable, up-front fees, and associated costs should be recognized. The Group does not expect that the adoption of SAB 101 would have an effect on net income.

2. MERGERS, ACQUISITIONS, AND DISPOSITIONS

MERGERS

     In October 1998, SBC and SNET completed the merger of an SBC subsidiary with SNET. SNET became a wholly owned subsidiary of SBC effective with the merger. In October 1999, SBC and Ameritech completed the merger of an SBC subsidiary with Ameritech. Ameritech became a wholly owned subsidiary of SBC effective with the merger. Both transactions have been accounted for as a pooling of interests and tax-free reorganizations.

     Combined wireless operating revenues, income before extraordinary items and cumulative effect of accounting changes and net income of the Group and Ameritech on a pre-merger basis for the last two periods are presented below:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
Operating revenues:
  SBC and SNET..............................................  $4,464   $5,485
  Ameritech.................................................   2,043    1,891
                                                              ------   ------
  Combined..................................................  $6,507   $7,376
                                                              ======   ======
Income before extraordinary items and cumulative effect of
  accounting change:
  SBC and SNET..............................................  $  259   $  436
  Ameritech.................................................     129      120
                                                              ------   ------
  Combined..................................................  $  388   $  556
                                                              ======   ======

                          SBC DOMESTIC WIRELESS GROUP

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1999
                                                              ------   ------
Net income:
  SBC and SNET..............................................  $  259   $  431
  Ameritech.................................................     129    1,490
                                                              ------   ------
  Combined..................................................  $  388   $1,921
                                                              ======   ======

     Combined results include the effect of retroactively conforming accounting methodologies between SBC and Ameritech. Among other items, non-cash adjustments were made to conform accounting for pension and postretirement benefits between the companies and to immediately expense certain items routinely deferred and amortized by Ameritech, including certain sales commissions and paging equipment.

     The pension and postretirement adjustments include the effects of conforming the adoption date for postretirement accounting and methods of recognizing actuarial gains and conforming the estimate methods used related to the current year's benefit plans.

     Conforming Accounting Changes. The Group's results in 1999 include the effect of conforming the adoption date for postretirement accounting between SBC and Ameritech. This change was recorded by the Group in the third quarter of 1999, retroactive to January 1, 1999, as a cumulative effect of accounting change of $14, net of deferred taxes of $9.

     Post-Merger Initiatives. Upon completion of each merger, the Group performed an evaluation and review of operations throughout the merged company. Based on these merger integration reviews, certain strategic decisions were made and significant integration of operations and consolidation of some administrative and support functions occurred resulting in one-time charges for the Group, as discussed below. In addition, in the fourth quarter of 1999, pre-merger restructuring accruals of Ameritech were reversed to the extent those plans were superseded by the current reorganization plans.

     Wireless Conversion. In December 1999, the Group notified its Ameritech wireless customers that the current wireless network platform (Code Division Multiple Access or CDMA) would be converted to the network platform utilized by the Group (Time Division Multiple Access or TDMA). As part of the conversion, the Group sold the CDMA network assets in December 1999 and leased them back over the conversion period. A charge of $220 ($143, net of tax) was recognized in the fourth quarter of 1999 on the sale-leaseback and related actions. This charge is included in the Cost of service and equipment line item of the Combined Statements of Operations.

     Reorganization. With the Ameritech and SNET mergers, the Group centralized and consolidated several key functions and a number of companywide support activities, including information technology and financial transaction processing. These initiatives resulted in the creation of some jobs and the elimination and realignment of others, with many of the affected employees changing job responsibilities and in some cases assuming positions in other locations. The Group recognized charges of $8 ($5, net of tax) during the fourth quarter of 1998 and charges of $19 ($12, net of tax) during the fourth quarter of 1999 in connection with these initiatives.

     The combined financial statements also include a charge of approximately $89 ($54, net of tax) 1998 related to the closure and consolidation of Ameritech company-owned wireless retail stores. These charges were comprised mainly of postemployment benefits, primarily related to severance, and costs associated with closing down duplicate operations, including contract cancellations. The fourth quarter 1999 charges were reduced by the reversal of $38 ($23, net of tax) of prior Ameritech accruals that were superseded by the current reorganization plans. The reorganization charges in 1998 and 1999 are included in the selling, general and administrative expense line item of the Combined Statements of Operations.

                          SBC DOMESTIC WIRELESS GROUP

     Other charges arising out of the merger related to relocation, retraining and other effects of consolidating certain operations are being recognized in the periods those charges are incurred.

     Impairments/Asset Valuation. As a result of SBC's merger integration plans, strategic review of domestic operations and organizational alignments, the Group reviewed the carrying values of the long-lived assets in the fourth quarter of 1998 and the fourth quarter of 1999. The reviews were conducted company-wide.

     The 1998 review focused primarily on SNET, and the 1999 review focused primarily on Ameritech. These reviews included the estimated remaining useful lives of assets and their estimated future cash flows, and identified certain assets to be abandoned. Where these reviews indicated impairment, fair market values, including, in some cases, discounted cash flows as an estimate of fair value, of those assets were analyzed to determine the amount of the impairment.

     As a result of these reviews, the Group wrote off certain assets and recognized impairments to the value of other assets with a combined charge of $41 ($25, net of tax) in the fourth quarter of 1998. This charge primarily related to duplicate or obsolete inventory, equipment and other assets as a result of changes in wireless technology. Approximately $35 of the 1998 charge is included in the Cost of service and equipment expense line item of the Combined Statements of Operations. The remaining $6 of the 1998 charge is included in the Depreciation and amortization expense line item of the Combined Statements of Operations. As a result of the 1999 review, no impairment charges were considered necessary.

ACQUISITIONS

     In July 1999, the Group completed the acquisition of the wireless subsidiary of Comcast Corporation, in a transaction valued at approximately $1,800 including approximately $400 in cash and assumption of $1,400 in debt. The purchase price allocation was finalized in 2000.

     During 1999, SBC and Telefonos de Mexico, S.A. de C.V. (Telmex) completed the joint acquisition of Cellular Communications of Puerto Rico, Inc. (Cellular Communications), SBC acquired a controlling 50% equity interest in Cellular Communications. The transaction was valued at approximately $827, including assumption of approximately $370 in debt. Cellular Communications offers wireless services under the Cellular One brand name and also offers paging and long distance services in Puerto Rico.

     The excess purchase price over the fair value of net assets acquired for 1999 acquisitions was approximately $515 and was allocated to goodwill.

     In March 2000, SBC completed the acquisition of Radiofone, Inc. (Radiofone) for $400 in SBC common stock.

     In August 2000, SBC purchased wireless properties in Austin, Texas, Seattle and Spokane, Washington, and other properties in Texas and Washington from GTE Corporation for approximately $1,349.

     The 1999 and 2000 acquisitions were accounted for under the purchase method of accounting. The purchase prices in excess of the underlying fair value of identifiable net assets acquired are being amortized over periods not exceeding 40 years. Results of operations of the acquisitions have been included in the combined financial statements from their respective dates of acquisition.

     The above acquisitions did not have a significant impact on combined results of operations for 1999 nor 2000, nor would they, had they occurred on January 1 of the year preceding the year of acquisition.

DISPOSITIONS

     In October 1999, the Group completed the required disposition, as a condition of the Ameritech merger, of 20 Midwestern cellular properties including the competing cellular licenses in several markets including,

                          SBC DOMESTIC WIRELESS GROUP
but not limited to, Chicago, Illinois and St. Louis, Missouri. The Group recorded an extraordinary gain of $1,379 on this sale, net of taxes of $960. During the period ended October 2, 2000, working capital adjustments and settlement of purchase contingencies resulted in the recording of an additional extraordinary gain of $36, net of taxes of $24.

     In July 2000, SBC entered into agreements to sell overlapping properties in Indianapolis, Indiana and selected Radiofone properties in New Orleans and Baton Rouge, Louisiana as a regulatory condition of the formation of Cingular. These properties were not contributed to Cingular.

     In August 2000, Southwestern Bell Mobile Systems, Inc. (SBMS) agreed to transfer approximately 3,900 of its existing network of towers, including those owned by partnerships, to SBC Communications Inc. (SBC), former owner of SBMS, in connection with an agreement between SBC and SpectraSite Holdings, Inc. (SpectraSite) to operate and lease space on the towers. The Group will sublease space on the existing towers from SpectraSite for $1,400 (actual dollars, not in millions) a month per tower, inclusive of executory costs, and will account for the transactions as capital leases. Each tower lease has an initial term of 10 years followed by 5-year renewal periods at the option of the Group. As of October 2, 2000, the net book value of towers to be transferred to SBC was $117. On December 14, 2000, SBC closed on 739 towers, with future closings expected to occur monthly until mid-2002. The Group will transfer its remaining towers to SBC upon the completion of legal requirements, including receiving consents from its partners.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                           (IN
                                                          YEARS)
Land..................................................       --        $    23       $    22
Buildings and building improvements...................     5-40            964         1,058
Operating and other equipment.........................     3-10          5,028         5,882
Furniture and fixtures................................     3-10            782           493
Plant under construction..............................       --            174           324
                                                                       -------       -------
                                                                         6,971         7,779
Less: accumulated depreciation and amortization.......                  (2,740)       (3,181)
                                                                       -------       -------
Property, plant and equipment, net....................                 $ 4,231       $ 4,598
                                                                       =======       =======

     Interest costs capitalized for the years ended December 31, 1998 and 1999 were $15 and $9, respectively, and $2 for the period ended October 2, 2000.

     Amortization of assets recorded under capital leases is included in depreciation expense.

                          SBC DOMESTIC WIRELESS GROUP

4. INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                        ESTIMATED
                                                          USEFUL    DECEMBER 31,   OCTOBER 2,
                                                          LIVES         1999          2000
                                                        ----------  ------------   ----------
                                                           (IN
                                                          YEARS)
FCC Licenses..........................................      40         $4,554       $ 5,789
Goodwill..............................................    20-40         1,112         1,774
Customer lists........................................     4-7            740           919
Other.................................................     3-40           240           237
                                                                       ------       -------
                                                                        6,646         8,719
Less: accumulated amortization........................                   (945)       (1,224)
                                                                       ------       -------
Intangible assets, net................................                 $5,701       $ 7,495
                                                                       ======       =======

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities are summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Accounts payable............................................     $  400        $  332
Accrued liabilities.........................................        557           654
Accrued wages...............................................         77            51
                                                                 ------        ------
          Total accounts payable and accrued liabilities....     $1,034        $1,037
                                                                 ======        ======

6. DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Due to affiliates...........................................    $ 1,014        $7,389
Capital leases, Japanese yen-denominated, 5.71%-7.13%.......        237           213
Notes 9.5%-10% 2007.........................................         62            55
                                                                -------        ------
Total long-term debt, including current maturities..........      1,313         7,657
Current maturities..........................................     (1,051)          (38)
                                                                -------        ------
Total long-term debt........................................    $   262        $7,619
                                                                =======        ======

     Maturities of long-term debt outstanding at October 2, 2000 are summarized as follows:

Maturities:
  2001......................................................  $   38
  2002......................................................      42
  2003......................................................   7,445
  2004......................................................      48
  2005......................................................      15
  Thereafter................................................      69
                                                              ------
          Total.............................................  $7,657
                                                              ======

                          SBC DOMESTIC WIRELESS GROUP

     As of October 2, 2000, the Group was in compliance with all covenants and conditions of instruments governing its debt. Substantially all of the Group's outstanding long-term debt is unsecured.

     Amounts due to affiliates of the Group are financed through a revolving credit facility with SBC for credit lines up to $8,900 and are payable on March 31, 2003. The interest rate on amounts due to affiliates at December 31, 1999 and October 2, 2000, was 6.65% and 9.50%, respectively. (See Note 14 for a discussion of subsequent events related to amounts due to affiliates). Accrued interest is payable monthly. Interest expense on amounts due to affiliates for the years ended December 31, 1998 and 1999 was $203 and $221, respectively, and for the period ended October 2, 2000 was $254.

     During 1999, subsequent to the completion of the acquisitions of Comcast Cellular Corporation (Comcast) and Cellular Communications (see Note 2), SBC retired $1,415 of Comcast's and Cellular Communication's long-term debt.

     Cash paid for interest was $224 and $227 for the years ended December 31, 1998 and 1999, respectively, and $269 for the period ended October 2, 2000.

7. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, customer deposits and long-term debt approximate fair values.

FOREIGN EXCHANGE CONTRACTS

     The Group does not hold or issue any financial instruments for trading purposes. The Group entered into a foreign currency contract to hedge exposure to adverse foreign exchange risk. The notional amount of the foreign currency exchange contracts, $142 at December 31, 1999 and October 2, 2000 equals the future minimum lease payments required to be paid in Japanese yen. Valuations of derivative transactions are provided from proprietary models based upon well recognized financial principles and reasonable estimates about relevant future market conditions. The fair value of these foreign currency contracts was $2 at December 31, 1999 and $10 at October 2, 2000, respectively, and are recorded in Other Assets.

8. RELATED-PARTY TRANSACTIONS

     SBC and its subsidiaries provide the Group with financial, marketing, network, and administrative services, for which the Group is charged. In addition, indirect SBC costs are allocated to SBC's subsidiaries based on several factors, including relative equity, number of employees, marketing costs, and a composite based on the Group's proportionate share of certain direct and allocated charges. Total direct and indirect costs charged to the Group for the years ended December 31, 1998 and 1999 were $384 and $419, respectively, and $550 for the period ended October 2, 2000.

     The Group has contracted with AMDOCS, a software company affiliated with SBC, to provide ongoing information systems development and support services. Charges for AMDOCS' development and support services for the years ended December 31, 1998 and 1999 were $25 and $39, respectively, and for the period ended October 2, 2000 was $36. All services were expensed as incurred in 1998. Beginning in 1999, the development portion of these services was capitalized in accordance with SOP 98-1. Capitalized development services included in the above totals were $18 for the year ended December 31, 1999 and $19 for the period ended October 2, 2000.

     Also included in accounts payable at December 31, 1999 and October 2, 2000 were $65 and $115, respectively, payable to SBC and its various subsidiaries for general and administrative services provided to the Group.

                          SBC DOMESTIC WIRELESS GROUP

9. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                              YEAR ENDED        PERIOD
                                                             DECEMBER 31,       ENDED
                                                             -------------    OCTOBER 2,
                                                             1998    1999        2000
                                                             -----   -----   ------------
Current
  Federal.................................................   $ 88    $297        $241
  State...................................................     38      41           7
                                                             ----    ----        ----
                                                              126     338         248
                                                             ----    ----        ----
Deferred
  Federal.................................................    133      26          91
  State...................................................     16       9          28
                                                             ----    ----        ----
                                                              149      35         119
                                                             ----    ----        ----
          Total...........................................   $275    $373        $367
                                                             ====    ====        ====

     Significant components of the Group's deferred tax assets and (liabilities) are as follows:

                                                               DECEMBER 31,    OCTOBER 2,
                                                                   1999           2000
                                                               ------------    ----------
Allowance for uncollectibles...............................      $    24        $      7
State income taxes.........................................           79             144
Employee benefits..........................................           57              35
Other......................................................          120              59
                                                                 -------        --------
          Total deferred tax assets........................          280             245
Valuation allowance........................................          (72)           (122)
                                                                 -------        --------
Net deferred tax assets....................................          208             123
Depreciation and amortization..............................       (1,654)         (1,907)
Other......................................................           (4)           (138)
                                                                 -------        --------
Deferred tax liabilities...................................       (1,658)         (2,045)
                                                                 -------        --------
Net deferred tax liabilities...............................      $(1,450)       $ (1,922)
                                                                 =======        ========

     The valuation allowance relates primarily to unused state loss carryforwards. The $50 increase in the valuation allowance for the period ended October 2, 2000 arose from the associated increase in state loss carryforwards during that period.

     A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate to income before provision for income taxes, extraordinary gain and cumulative effect of accounting changes is as follows:

                                                              YEAR ENDED
                                                              DECEMBER 31   PERIOD ENDED
                                                              -----------    OCTOBER 2,
                                                              1998   1999       2000
                                                              ----   ----   ------------
Taxes computed at federal statutory rate....................  $232   $325       $321
State and local income taxes -- net of federal benefit......    35     33         22
Amortization of intangibles.................................     6      7         11
Other, net..................................................     2      8         13
                                                              ----   ----       ----
Provision for income taxes..................................  $275   $373       $367
                                                              ====   ====       ====

                          SBC DOMESTIC WIRELESS GROUP

     Cash paid for income taxes was $15 and $322 for the years ended December 31, 1998 and 1999, respectively, and $1,214 for the period ended October 2, 2000.

10. EMPLOYEE BENEFITS

PENSIONS

     Substantially all employees of the Group are covered by one of the various noncontributory pension and death benefit plans sponsored by SBC. Management employees participate in either cash balance or defined lump-sum pension plans. The pension benefit formula for most nonmanagement employees is based on a flat dollar amount per year according to job classification. Most employees can elect to receive their pension benefits in either lump-sum or annuity.

     SBC's objective in funding the plans, in combination with the standards of the Employee Retirement Income Security Act of 1974 (as amended), is to accumulate funds sufficient to meet its benefit obligations to employees upon their retirement. Contributions to the plans are made to a trust for the benefit of plan participants. Plan assets consist primarily of stocks, U.S. government and domestic corporate bonds, index funds, and real estate.

     Significant weighted-average assumptions used by SBC in developing pension information include:

                                                              DECEMBER 31
                                                              ------------    OCTOBER 2,
                                                              1998    1999       2000
                                                              ----    ----    ----------
Discount rate for determining projected benefit
  obligation................................................  7.0%    7.75%      7.75%
Long-term rate of return on plan assets.....................  8.5%    8.50%      8.50%
Composite rate of compensation increase.....................  4.2%    4.25%      4.25%

     GAAP requires certain disclosures to be made of components of net periodic pension cost for the period and a reconciliation of the funded status of the plans with amounts reported in the balance sheets. Since the funded status of plan assets and obligations relates to the plans as a whole, which are sponsored by SBC, this information is not presented for the Group. For the period ended October 2, 2000, pension activity did not have a material effect on the Group's results of operations. For the years ended December 31, 1998 and 1999, the Group recognized pension benefits of $7 and $39, respectively. In addition, the Group recognized settlement gains for the year ended December 31, 1999 and the period ended October 2, 2000 of $24 and $10, respectively. These gains resulted from a significant amount of lump-sum pension payments that caused a partial settlement of Ameritech's pension plans.

POSTRETIREMENT BENEFITS

     Under SBC's benefit plans in which the Group participates, SBC provides certain medical, dental, and life insurance benefits to substantially all retired employees and their dependents under various plans and accrues actuarially determined postretirement benefit costs as active employees earn these benefits.

     GAAP requires certain disclosures to be made of components of net periodic postretirement benefit cost and a reconciliation of the funded status of the plans to amounts reported in the balance sheets. Since the funded status of assets and obligations relates to the plans as a whole, this information is not presented for the Group. The Group recognized postretirement benefit costs for the years ended December 31, 1998 and 1999 of $19 and $23, respectively, and $15 for the period ended October 2, 2000. At December 31, 1999 and October 2, 2000, the amount included in the combined balance sheets for accrued postretirement benefit obligations was $91 and $106, respectively. Significant assumptions for the discount rate, long-term rate of return on plan assets, and composite rate of compensation increase used by SBC in developing the accumulated postretirement benefit were the same as those used in developing the pension information.

                          SBC DOMESTIC WIRELESS GROUP

SAVINGS PLANS

     Substantially all employees are eligible to participate in contributory savings plans sponsored by SBC. Under the savings plans, the Group matches a stated percentage of eligible employee contributions, subject to a specified ceiling.

     The Group's match of employee contributions to the savings plans is fulfilled with SBC shares of stocks allocated from the Employee Stock Ownership Plans and with purchases of SBC's shares of stock in the open market. The Group's costs related to these savings plans were $6 for each of the years ended December 31, 1998 and 1999 and $5 for the period ended October 2, 2000.

11. STOCK OPTION PLANS

     Management employees of the Group participate in various stock option plans sponsored by SBC. Options issued through October 2, 2000, carry exercise prices equal to the market price of the stock at the date of grant and have maximum terms of ten years. Depending upon the plan, vesting of options occurs up to four years from the date of grant.

     The Group measures compensation cost for these plans using the intrinsic value-based method of accounting as allowed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123). Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for stock option plans been recognized using the fair value-based method of accounting at the date of grant for awards as defined by FAS 123, the Group's net income would have been $376 and $1,907 for the years ended December 31, 1998 and 1999, respectively, and $577 for the period ended October 2, 2000.

     For purposes of these pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period. The fair value for these stock options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions for grants in the years ended December 31, 1998 and December 31, 1999, and the period ended October 2, 2000: risk-free interest rate of 5.69%, 5.31% and 6.69%, respectively; dividend yield of 2.38%, 1.65% and 2.21%, respectively; expected volatility factor of 18%, 15% and 16%, respectively; and expected option life of 5.0, 4.5 and 4.6, respectively.

     FAS 123 requires certain disclosures to be made about the outstanding and exercisable options, option activity, weighted-average exercise price per option, and option exercise price range for each income statement period. Since the stock option activity relates only to SBC's shareowners' equity, this information is not presented for the Group.

12. COMMITMENTS AND CONTINGENCIES

LEASE

     The Group has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases for the years ended December 31, 1998 and 1999 was $164 and $182, respectively, and $142 for the period ended October 2, 2000.

                          SBC DOMESTIC WIRELESS GROUP

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at October 2, 2000:

2001........................................................  $118
2002........................................................   107
2003........................................................    91
2004........................................................    76
2005........................................................    90
Thereafter..................................................   399
                                                              ----
          Total.............................................  $881
                                                              ====

CLAIMS

     The Group is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters, and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Group believes that any financial impact would not be material to its financial statements.

13. CONCENTRATIONS OF RISK

     The Group relies on local and long distance telephone companies and other companies to provide certain telecommunications services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Group attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Group's needs as it builds its network infrastructure and sells services and equipment, delays and increased costs in the expansion of the Group's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject the Group to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses. No customer accounted for more than 10% of combined revenues in 1998, 1999, or 2000.

     Approximately 30% of the Group's employees are represented by collective bargaining agreements with varying dates expiring beginning in 2001 through 2004. Of those employees covered by bargaining agreements, 6% are covered by agreements that expire within one year.

14. SUBSEQUENT EVENTS

TRANSITION SERVICES AGREEMENT

     In October 2000, SBC and BellSouth began contributing their wireless properties to Cingular. Cingular entered into transition services agreements with SBC and BellSouth under which SBC and BellSouth will provide certain services and products to Cingular until 90 days' notice is given or until the agreements expire on December 31, 2002. Services to be provided by SBC and BellSouth include but are not limited to legal, human resources, internal audit, risk management, and treasury. Fees for such services are fixed and paid on a monthly basis.

                          SBC DOMESTIC WIRELESS GROUP

EMPLOYEE LEASING AGREEMENT

     In October 2000, the Group transferred its approximately 14,000 employees and related liabilities to leasing companies which are wholly owned by SBC. The leasing companies incur costs for the employees' salaries and related benefits. Cingular has entered into a services contract with SBC under which these employees provide services to Cingular and SBC bills Cingular for the costs, including payroll, payroll taxes, benefit costs and relocation costs.

DUE TO AFFILIATES REVOLVING CREDIT FACILITY

     In October 2000, Cingular and SBC amended the revolving credit facility to increase its borrowing capacity to $10,000 and to set the annual interest rate at 7.5%. In November 2000, Cingular and SBC amended the revolving credit facility to extend the maturity to March 31, 2003.

                         COMBINED FINANCIAL STATEMENTS
                       BELLSOUTH DOMESTIC WIRELESS GROUP
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000
                      WITH REPORTS OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowner
BellSouth Domestic Wireless Group

     We have audited the accompanying combined balance sheet of the BellSouth Domestic Wireless Group (a business of BellSouth Corporation, see Note 1) as of October 2, 2000 and the related combined statements of operations, shareowner's equity (deficit), and cash flows for the period from January 1, 2000 to October 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the BellSouth Domestic Wireless Group at October 2, 2000, and the combined results of its operations and its cash flows for the period from January 1, 2000 to October 2, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
March 9, 2001
Atlanta, Georgia

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management of the BellSouth Domestic Wireless group

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and shareowners' equity (deficit) and comprehensive income present fairly, in all material respects, the financial position of the BellSouth Domestic Wireless Group at December 31, 1999 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in United States of America. These financial statements are the responsibility of the management of the BellSouth Domestic Wireless Group; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of BellSouth Corporation and its subsidiaries and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of the BellSouth Domestic Wireless Group could differ from those that would have resulted had the BellSouth Domestic Wireless Group operated autonomously or as an entity independent of BellSouth Corporation.

     As discussed in Note 1 to the combined financial statements, in 1999 the BellSouth Domestic Wireless Group adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.

/s/ PricewaterhouseCoopers LLP
March 9, 2001

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                YEAR ENDED
                                                               DECEMBER 31,     PERIOD ENDED
                                                              ---------------    OCTOBER 2,
                                                               1998     1999        2000
                                                              ------   ------   ------------
Operating revenues:
  Service revenues..........................................  $2,839   $3,284      $2,873
  Equipment sales...........................................     214      289         229
                                                              ------   ------      ------
          Total operating revenues..........................   3,053    3,573       3,102
Operating expenses:
  Cost of service and equipment.............................     992    1,237       1,094
  Selling, general and administrative.......................   1,256    1,446       1,138
  Depreciation and amortization.............................     560      677         491
  Provision for asset impairment............................      --      320          --
                                                              ------   ------      ------
          Total operating expenses..........................   2,808    3,680       2,723
                                                              ------   ------      ------
Operating income (loss).....................................     245     (107)        379
Other income (expenses):
  Interest expense..........................................    (343)    (345)       (291)
  Minority interest.........................................      15       41          (8)
  Equity in net income of affiliates, net...................     168      145         123
  Other, net................................................      25      134          (9)
                                                              ------   ------      ------
          Total other income (expenses).....................    (135)     (25)       (185)
                                                              ------   ------      ------
Income (loss) before provision (benefit) for income taxes...     110     (132)        194
Provision (benefit) for income taxes........................      64      (45)         80
                                                              ------   ------      ------
          Net income (loss).................................  $   46   $  (87)     $  114
                                                              ======   ======      ======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $    11       $    43
  Accounts receivable, net of allowance for doubtful
     accounts of $17 and $19................................        412           458
  Inventory.................................................        111           104
  Deferred income taxes.....................................         86            74
  Prepaid expenses and other current assets.................         37            81
                                                                -------       -------
          Total current assets..............................        657           760
Property, plant and equipment, net..........................      2,536         2,509
Intangible assets, net......................................      1,400         2,280
Investments in equity affiliates............................      1,501         1,554
Other assets................................................         19            12
                                                                -------       -------
          Total assets......................................    $ 6,113       $ 7,115
                                                                =======       =======
                     LIABILITIES AND SHAREOWNER'S EQUITY (DEFICIT)
Current liabilities:
  Due to affiliates.........................................    $   572       $   210
  Current portion of long-term debt.........................          4             3
  Accounts payable and accrued liabilities..................        503           529
  Advanced billings and customer deposits...................        117           125
  Accrued taxes.............................................        115           142
                                                                -------       -------
          Total current liabilities.........................      1,311         1,009
Long-term debt:
  Long-term debt due after one-year.........................        401           391
  Due to affiliates.........................................      3,395         4,840
                                                                -------       -------
          Total long-term debt..............................      3,796         5,231
Other noncurrent liabilities:
  Deferred income taxes.....................................        825           801
  Minority interests........................................         70            85
  Other noncurrent liabilities..............................         85           104
                                                                -------       -------
                                                                    980           990
Shareowner's equity (deficit):
  Common stock..............................................         --            --
  Additional paid-in capital................................      1,187         1,203
  Accumulated deficit.......................................     (1,167)       (1,323)
  Accumulated other comprehensive income....................          6             5
                                                                -------       -------
          Total shareowner's equity (deficit)...............         26          (115)
                                                                -------       -------
          Total liabilities and shareowner's equity
            (deficit).......................................    $ 6,113       $ 7,115
                                                                =======       =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                YEAR ENDED
                                                               DECEMBER 31,     PERIOD ENDED
                                                              ---------------    OCTOBER 2,
                                                               1998     1999        2000
                                                              -------   -----   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $    46   $ (87)    $   114
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................      508     603         426
  Amortization..............................................       52      74          65
  Minority interest in net income (losses)..................      (15)    (41)          8
  Provision for doubtful accounts...........................       44      68          45
  Deferred income taxes.....................................       57    (110)        (19)
  Provision for asset impairment............................       --     320          --
  Gains on dispositions.....................................      (21)   (161)         (2)
  Equity in net income of affiliates........................     (168)   (145)       (123)
  Dividends received from equity affiliates.................      210      79          85
  Changes in operating assets and liabilities:
     Accounts receivable and other current assets...........      (60)   (202)        (93)
     Accounts payable and other current liabilities.........       28     149         266
     Other assets...........................................       (1)     (3)          7
     Other noncurrent liabilities...........................       18       3          34
Other, net..................................................       (7)     (2)         13
                                                              -------   -----     -------
Net cash provided by operating activities...................      691     545         826
INVESTING ACTIVITIES
Construction and capital expenditures.......................     (705)   (590)       (461)
Acquisition of minority interests...........................       --      --        (892)
Acquisition of business.....................................       --     (39)         --
Dispositions of businesses..................................       42     290          --
Investments in and advances to equity affiliates............      (86)     --          --
Other, net..................................................       (1)     17           6
                                                              -------   -----     -------
Net cash used in investing activities.......................     (750)   (322)     (1,347)
FINANCING ACTIVITIES
Net increase in amounts due to affiliates...................    3,458      47         887
Proceeds from long-term debt................................        4      82          14
Repayment of long-term debt.................................       (1)   (218)        (24)
Funds received from shareowner..............................      259     118         115
Return of capital to shareowner.............................   (3,227)     --          --
Dividends paid to shareowner................................     (331)   (324)       (397)
Net distributions to minority interests.....................      (58)     --         (40)
Other, net..................................................       21      --          (2)
                                                              -------   -----     -------
Net cash provided by (used in) financing activities.........      125    (295)        553
                                                              -------   -----     -------
Net increase (decrease) in cash and cash equivalents........       66     (72)         32
Cash and cash equivalents at beginning of period............       17      83          11
                                                              -------   -----     -------
Cash and cash equivalents at end of period..................  $    83   $  11     $    43
                                                              =======   =====     =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

              COMBINED STATEMENTS OF SHAREOWNERS' EQUITY (DEFICIT)
                             (DOLLARS IN MILLIONS)

                                                                                 ACCUMULATED
                                                     ADDITIONAL                     OTHER
                                            COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                            STOCK     CAPITAL       DEFICIT        INCOME        TOTAL
                                            ------   ----------   -----------   -------------   -------
Balance at December 31, 1997..............   $ --     $ 3,982       $  (534)        $ --        $ 3,448
  Net income..............................     --          --            46           --             46
  Dividends to shareowner.................     --          --          (266)          --           (266)
  Return of capital to shareowner.........     --      (3,227)           --           --         (3,227)
  Funds received from shareowner..........     --         347            --           --            347
                                             ----     -------       -------         ----        -------
Balance at December 31, 1998..............     --       1,102          (754)          --            348
  Net loss................................     --          --           (87)          --            (87)
  Other comprehensive income, net of tax:
     Net unrealized gains on securities...     --          --            --            6              6
  Dividends to shareowner.................     --          --          (326)          --           (326)
  Funds received from shareowner..........     --          85            --           --             85
                                             ----     -------       -------         ----        -------
Balance at December 31, 1999..............     --       1,187        (1,167)           6             26
  Net income..............................     --          --           114           --            114
  Other comprehensive income, net of tax:
     Supplemental executive retirement
       plan...............................     --          --            --           (1)            (1)
  Dividends to shareowner.................     --        (127)         (270)          --           (397)
  Funds received from shareowner..........     --         143            --           --            143
                                             ----     -------       -------         ----        -------
Balance at October 2, 2000................   $ --     $ 1,203       $(1,323)        $  5        $  (115)
                                             ====     =======       =======         ====        =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                      AND THE PERIOD ENDED OCTOBER 2, 2000
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The BellSouth Domestic Wireless Group (the Group) consists of substantially all of the domestic wireless businesses of BellSouth Corporation (BellSouth). In April 2000, BellSouth and SBC Communications Inc. (SBC) formed a joint venture to combine their respective domestic wireless properties. In October 2000, SBC and BellSouth began contributions of their wireless properties and formally began operations of Cingular Wireless LLC (Cingular). Economic ownership in Cingular is held 60% by SBC and 40% by BellSouth, with control shared equally. These combined financial statements have been prepared using BellSouth's historical basis in the assets and liabilities and the historical results of the operations of the Group, which will be substantially contributed to Cingular.

     These combined financial statements include allocations of certain BellSouth corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services and other BellSouth corporate infrastructure costs. The expense allocations have been determined on bases that BellSouth and the Group considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Group. However, the financial information included herein may not reflect the combined financial position, operating results, changes in shareowner equity and cash flows of the Group in the future or what they would have been had the Group been a separate, stand-alone entity.

     The Group provides domestic wireless telecommunications services, including local, long distance and roaming services using both cellular and personal communications services (PCS) networks. Wireless services and products offered also include certain enhanced services, paging services and wireless equipment. The Group's customer market principally covers the southeastern region of the United States.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the Group and partnerships in which the Group exercises control. Other parties' interests in controlled partnerships are reported as minority interests. The equity method is used to account for its investments in partnerships for which it has significant influence. All significant intragroup transactions are eliminated in the combination process.

OPERATING SEGMENTS

     The Group operates in only one segment, wireless telecommunications services; therefore, separate segment reporting is not applicable.

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific geographic areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Group expire at various dates. The Group believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

REVENUE RECOGNITION

     The Group earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is billed either one month in advance or a month in arrears depending on the markets, and is recognized when earned. Airtime revenue, including roaming revenue and long distance revenue, is recognized when the service is rendered. Equipment sales are recognized upon delivery of the equipment.

INCOME TAXES

     The entities that are included in the Group are included in BellSouth's consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (Agreement) between the Group and BellSouth. In general, the Group's income tax provision reflects the financial consequences of income, deductions and credits which can be utilized on a separate return basis or in consolidation with BellSouth and which are assured of realization.

     Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Expected credit losses are recorded as an allowance for doubtful accounts in the Combined Balance Sheets.

INVENTORY

     Inventory consists primarily of wireless telephone handsets and is valued at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over its estimated economic lives, generally ranging from 5 to 40 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

     Interest expense and network engineering costs incurred during the construction phase of the Group's wireless network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as plant under construction until the projects are completed and placed into service.

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill), and customer lists. Goodwill and licenses are being amortized using the straight-line method over their estimated economic lives up to 40 years. Customer lists represent values placed on acquired customer bases. These lists are being amortized over a 4 to 6 year period using the sum of the years digits method. The carrying value of these assets is

                       BELLSOUTH DOMESTIC WIRELESS GROUP
periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Group intends to dispose of, depreciation is adjusted over the remaining service period to arrive at fair value less cost to sell at the estimated date of disposal.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expense for the years ended December 31, 1998 and 1999 was $150 and $151, respectively, and $121 for the period ended October 2, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Group does not hold derivatives for trading purposes. From time to time, as part of its risk management strategy, the Group uses derivative financial instruments, including interest rate swap contracts to hedge exposures to changes in interest rates on its variable rate debt obligations. The interest rate swap settlement and differential is reflected as an adjustment to interest expense.

SOFTWARE COSTS

     The American Institute of Certified Public Accountants issued a Statement of Position (SOP) that requires capitalization of certain computer software expenditures beginning in 1999. The SOP, which prescribed prospective application, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. When placed in service, capitalized software costs are being amortized over three years. Prior to the adoption of the SOP, the costs of computer software purchased or developed for internal use were generally expensed as incurred. However, initial operating system software costs were, and continue to be, capitalized. The effect of adopting the SOP was to increase net income by approximately $10 for the year ended December 31, 1999.

     Capitalized software, net of related amortization of $153 and $157 as of December 31, 1999 and October 2, 2000, respectively, have been included in property, plant and equipment.

RECLASSIFICATION

     Certain amounts have been reclassified in the prior period financial statements to conform with the current period presentation.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed with the

                       BELLSOUTH DOMESTIC WIRELESS GROUP
issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," must be adopted by the Group no later than January 1, 2001. The Group does not expect the adoption of this standard to have a material impact on net income.

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" (SAB 101) which must be adopted by the fourth quarter of 2000. SAB 101 addresses, among other items, when revenue relating to non-refundable, up-front fees and associated costs should be recognized. The Group does not expect that the adoption of SAB 101 would have an effect on net income.

2. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

     On April 7, 1999, the Group acquired a 100% interest in a wireless property located in Indiana for $39 in cash. Results of operations have been included in the combined financial statements from its date of acquisition.

     On September 27, 2000, the Group acquired the 44.2% outstanding minority interest of its partners in the BellSouth Carolinas PCS Limited Partnership (the Partnership). The total purchase consideration was $916 and consisted of $887 in cash paid to minority members, $24 for liabilities assumed, and $5 for acquisition costs. The Group borrowed $887 from BellSouth to pay for the acquisition. This amount is recorded as a long-term obligation under Due to Affiliates. As the Partnership was previously consolidated by the Group, its results of operations have been included in the combined financial statements for all periods presented.

     The 1999 and 2000 acquisitions were accounted for under the purchase method of accounting. No goodwill was recorded in 1999. The excess purchase price over the fair value of net assets acquired for 2000 acquisitions was approximately $127 and was allocated to goodwill which is being amortized over 20 years.

     The above acquisitions did not have a significant impact on the combined results of operations for the period ended October 2, 2000, nor would they, had they occurred on January 1 of the year preceding the year of acquisition.

DISPOSITIONS

     During 1999, the Group reorganized its ownership interest in a partnership that operated cellular properties in Orlando, Florida and Richmond, Virginia. Through a series of transactions which occurred in January 1999 and August 1999, the Group exchanged its 75.46% interest in the partnership for a 100% ownership interest in the Orlando, Florida cellular property. As a result of this exchange, the Group recognized a pre-tax gain of $46, or $23 after tax.

     In April 1999, the Group exchanged its 100% ownership interest in Bakersfield Cellular Telephone Company for $75 in cash and a 100% ownership interest in Texas Cellular Telephone Company. This exchange resulted in a pre-tax gain of $60, or $35 after tax.

     Also in April 1999, the Group sold its 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pre-tax gain on the sale was $16, or $10 after tax.

     In August 1999 the Group sold its 100% interest in Honolulu Cellular for total proceeds of $194. The pre-tax gain on the sale was $39, or $23 after tax.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     The above dispositions did not have a significant impact on combined results of operations for 1999, nor would they had they occurred on January 1, 1999.

3. INVESTMENTS AND ADVANCES

     The Group holds investments in various domestic partnerships and ventures, which are accounted for under the equity method and investments in equity securities accounted for under the cost method. Investments and advances consist of the following:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Investments in AB Cellular..................................     $1,421        $1,461
Other investments accounted for under the equity method.....         48            60
Investments accounted for under the cost method.............         32            33
                                                                 ------        ------
Investments and advances....................................     $1,501        $1,554
                                                                 ======        ======

     The Group's investment in AB Cellular is a 44.4% interest in a joint venture which serves the Los Angeles, Houston and Galveston metropolitan areas. The joint venture was formed by a 1998 reorganization in which BellSouth and AT&T contributed to the joint venture their ownership interests in separate partnerships serving the three areas. In addition, AT&T also contributed approximately $1,000 of cash to the joint venture. As a result of the reorganization, the Group's proportionate share of the net assets of the joint venture exceeded the Group's book investment balance. The related excess totaled $667 at December 31, 1999 and $650 at October 2, 2000, and is being amortized into income using the straight-line method over a period of 30 years. See Note 15 for discussion of subsequent event related to the AB Cellular joint venture.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by our equity investees is set forth below:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Balance sheet information:
  Current assets............................................     $1,427        $1,689
  Noncurrent assets.........................................      3,539         3,329
  Current liabilities.......................................        256           186
  Noncurrent liabilities....................................          5             8
  Net equity................................................      4,705         4,824

                                                              DECEMBER 31,
                                                             ---------------   OCTOBER 2,
                                                              1998     1999       2000
                                                             ------   ------   ----------
Income statement information:
  Net Revenues.............................................  $1,286   $1,599     $1,048
  Operating income.........................................     364      306        404
  Net income...............................................     346      285        226

COST METHOD INVESTMENTS

     The Group has an investment in a marketable security, which is accounted for under the cost method. This investment is comprised of Crown Castle International (Crown) common stock and is classified as available-for-sale securities under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses (net of income taxes) recorded in accumulated other comprehensive income (loss). The fair value of the Group's investment in Crown is determined based

                       BELLSOUTH DOMESTIC WIRELESS GROUP
on market quotations. The original cost of this investment was $21. The gross unrealized gains were $11 and $12 at December 31, 1999 and October 2, 2000, respectively. The after-tax unrealized gains were $5 at December 31, 1999 and October 2, 2000, with a fair value of $32 and $33 at December 31, 1999 and October 2, 2000, respectively. (See Note 14 for more information on the agreement with Crown.)

     The Group held no significant investments in marketable securities at December 31, 1998.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                        (IN YEARS)
Land..................................................    --           $    22       $    22
Buildings and building improvements...................   25-40           1,022         1,076
Operating and other equipment.........................   5-15            3,151         3,237
Furniture and fixtures................................   10-15             443           479
Plant under construction..............................    --               104           127
                                                                       -------       -------
                                                                         4,742         4,941
Less: accumulated depreciation........................                  (2,206)       (2,432)
                                                                       -------       -------
Property, plant and equipment, net....................                 $ 2,536       $ 2,509
                                                                       =======       =======

     Interest costs capitalized for the years ended December 31, 1998 and 1999 were $13 and $4, respectively, and $2 for the period ended October 2, 2000.

     In June 1999, the Group executed a contract to replace infrastructure equipment in the southeastern United States. The planned disposals of the existing infrastructure equipment required an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Management will continue to use the assets until the conversion process has been completed, which is estimated to be December 31, 2000, and depreciate the remaining new carrying value over this period.

5. INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                        (IN YEARS)
FCC Licenses..........................................   10-40          $1,093        $1,827
Goodwill..............................................   20-40             373           481
Customer lists........................................    4-6               42           117
Other.................................................    3-5              161           159
                                                                        ------        ------
                                                                         1,669         2,584
Less: accumulated amortization........................                    (269)         (304)
                                                                        ------        ------
Intangible assets, net................................                  $1,400        $2,280
                                                                        ======        ======

                       BELLSOUTH DOMESTIC WIRELESS GROUP

6. DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Due to affiliates...........................................     $3,951        $4,840
Notes payable to external parties:
  Bank of America...........................................        324           310
  Bank notes................................................         64            62
  Capital leases............................................         18            22
                                                                 ------        ------
                                                                  4,357         5,234
Current maturities..........................................       (561)           (3)
                                                                 ------        ------
          Total long-term debt..............................     $3,796        $5,231
                                                                 ======        ======

     Amounts due to affiliates of the Group are comprised of various notes with interest rates of 4.9% to 7.75% in 1999, rates of 5.8% to 8.5% in 2000, and which have maturities from 2002 through 2006. Accrued interest is payable monthly. Interest expense on amounts due to affiliates for the years ended December 31, 1998 and 1999 was $271 and $265, respectively, and for the period ended October 2, 2000 was $244. See Note 15 for discussion of subsequent events related to amount due to affiliates.

     The note payable to Bank of America represents a $550 revolving credit agreement with a syndicated group of lenders entered into in April 1998. Borrowings under the credit agreement bear interest at LIBOR plus 1%, or the base rate as defined. The weighted average interest rate on the balance outstanding was 6.24% at December 31, 1999 and 7.04% at October 2, 2000. In December 2000, the balance of this note was paid in full.

     Maturities of long-term debt outstanding at October 2, 2000 are summarized as follows:

Maturities:
  2001......................................................  $    3
  2002......................................................   1,693
  2003......................................................   2,993
  2004......................................................     215
  2005......................................................       1
  Thereafter................................................     329
                                                              ------
          Total.............................................  $5,234
                                                              ======

     Cash paid for interest was $84 and $90 for the years ended December 31, 1998 and 1999, respectively, and $199 for the period ended October 2, 2000.

7. FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents and long-term debt approximate fair values.

INTEREST RATE SWAPS

     The Group enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At December 31, 1999 and October 2, 2000, the Group was party to various interest rate swaps with an aggregate notional amount of $300 related to the Bank of America note payable. Under these swap agreements, the Group paid fixed rates of 6.70% at December 31, 1999 and October 2, 2000 and received variable rates of 5.46% at December 31, 1999 and

                       BELLSOUTH DOMESTIC WIRELESS GROUP

6.66% at October 2, 2000. The fair market value of these swaps was $5 at December 31, 1999 and $3 at October 2, 2000. In December 2000, the Group settled the swap agreements due to the retirement of the Bank of America note payable. As a result of settling the swap agreements, the Group recorded a gain of $2 in December 2000.

8. RELATED PARTY TRANSACTIONS

     The Group recorded revenues for interconnect services provided to subsidiaries of BellSouth of $8 and $15 for the years ended December 31, 1998 and 1999, respectively, and $11 for the period ended October 2, 2000. The Group also recorded revenues for pager services to subsidiaries of BellSouth of $11 for the year ended December 31, 1999 and $13 for the period ended October 2, 2000; pager revenues for the year ended December 31, 1998 were not significant.

     The Group incurred local interconnect and long distance charges of $26 and $46 for the years ended December 31, 1998 and 1999, respectively, and $78 for the period ended October 2, 2000, for services provided by subsidiaries of BellSouth. In addition, BellSouth subsidiaries charged the Group for joint marketing efforts of $18 and $16 for the years ended December 31, 1998 and 1999, respectively, and $17 for the period ended October 2, 2000.

     Included in selling, general and administrative expenses are allocations to the Group for its share of BellSouth's shared corporate services. These amounts were $73 and $106 for the years ended December 31, 1998 and 1999, respectively, and $61 for the period ended October 2, 2000. See Note 1 for details describing the nature of corporate services and allocations.

     Also included in accounts payable at December 31, 1999 and October 2, 2000 was $15 and $210, respectively, payable to BellSouth and its various subsidiaries for general and administrative services provided to the Group.

9. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                              DECEMBER 31,
                                                              ------------   OCTOBER 2,
                                                              1998   1999       2000
                                                              ----   -----   ----------
Current:
  Federal...................................................  $(26)  $  18      $ 67
  State.....................................................    33      47        32
                                                              ----   -----      ----
                                                                 7      65        99
Deferred:
  Federal...................................................    53     (80)       (7)
  State.....................................................     4     (30)      (12)
                                                              ----   -----      ----
                                                                57    (110)      (19)
                                                              ----   -----      ----
          Total.............................................  $ 64   $ (45)     $ 80
                                                              ====   =====      ====

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     Significant components of the Group's deferred tax assets and (liabilities) are as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Compensation related........................................    $    33       $    34
Pension.....................................................          8             9
State net operating losses..................................         78            86
Other.......................................................         35            16
                                                                -------       -------
                                                                    154           145
Valuation allowance.........................................        (68)          (71)
                                                                -------       -------
Net deferred tax assets.....................................         86            74
Fixed assets................................................       (245)         (243)
Licenses....................................................       (165)         (152)
Equity investments..........................................       (313)         (311)
Bad debts...................................................         (7)           (7)
Other.......................................................        (95)          (88)
                                                                -------       -------
Deferred tax liabilities....................................       (825)         (801)
                                                                -------       -------
Net deferred tax liabilities................................    $  (739)      $  (727)
                                                                =======       =======

     The valuation allowance, which increased by $3 in the period ended October 2, 2000, primarily relates to state net operating losses which may not be utilized during the carryforward period. All significant deferred tax liabilities at December 31, 1999 and October 2, 2000 were noncurrent.

     A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                              DECEMBER 31,
                                                              ------------   OCTOBER 2,
                                                              1998    1999      2000
                                                              ----    ----   ----------
Taxes computed at federal statutory rate....................  $38     $(46)     $68
State and local income taxes, net of federal benefit........   12        9       12
Valuation allowances established............................    5        4       --
Other, net..................................................    9      (12)      --
                                                              ---     ----      ---
Provision (benefit) for income taxes........................  $64     $(45)     $80
                                                              ===     ====      ===

     The amount of state income tax net operating losses available for carryforward to future periods totaled $1,236 at October 2, 2000, with expiration dates ranging between one to twenty years.

     Cash paid for income taxes to BellSouth was $171 and $75 for the years ended December 31, 1998 and 1999, respectively, and $66 for the period ended October 2, 2000.

10. EMPLOYEE BENEFITS

PENSIONS

     Substantially all employees of the Group are covered by a noncontributory pension plan sponsored by BellSouth. Employees participate in a cash balance pension plan and can elect to receive their pension benefits in either lump sum or annuity. Plan assets consist primarily of stocks, U.S. government and domestic corporate bonds, index funds and real estate. The BellSouth pension plan is fully funded, so contributions to the plan are not currently required.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     Significant weighted-average assumptions used by BellSouth in developing pension information are set forth below.

                                                             DECEMBER 31,
                                                             ------------    OCTOBER 2,
                                                             1998    1999       2000
                                                             ----    ----    ----------
Discount rate for determining projected benefit
  obligation...............................................  6.75%   7.75%      7.75%
Expected rate of return on plan assets.....................  8.50    9.00       9.00
Composite rate of compensation increase....................  5.10    5.10       5.10

     SFAS 87, as amended by SFAS 132, requires certain disclosures to be made of components of net periodic pension cost for the period and a reconciliation of the funded status of the plans with amounts reported in the balance sheets. Since the funded status of plan assets and obligations relates to the plans as a whole, which are sponsored by BellSouth, this information is not presented for the Group. The Group recognized pension expense for the years ended December 31, 1998 and 1999 of $20 and $17, respectively, and $1 for the period ended October 2, 2000. The accrued liability included in the Group's combined balance sheet was $58 at both December 31, 1999 and October 2, 2000.

POSTRETIREMENT BENEFITS

     The Group also participates in the BellSouth-sponsored postretirement health and life insurance welfare plans covering certain employees.

     SFAS 132 requires certain disclosures to be made of components of net periodic postretirement benefit cost and a reconciliation of the funded status of the plans to amounts reported in the balance sheets. Since the funded status of assets and obligations relates to the plans as a whole, this information is not presented for the Group. The Group recognized postretirement benefit cost of $2 for each of the years ended December 31, 1998 and 1999 and for the period ended October 2, 2000. The amount included in the combined balance sheets for prepaid postretirement benefit asset was $8 at December 31, 1999 and $9 at October 2, 2000.

     Significant assumptions for the discount rate, long-term rate of return on plan assets and composite rate of compensation increase used by BellSouth in developing the accumulated postretirement benefit were the same as those used in developing the pension information, with the exception of return on plan assets which was 7.00% for 1998 and 1999. Since the actuarial review takes place as of December 31 of every year, the assumption as of October 2, 2000 for return on plan assets was the same as the rate used at December 31, 1999. In addition, the health care cost trend rate for the years ended December 31, 1998 and 1999 was 8.50% and 8.00%, respectively, and 9.00% for the period ended October 2, 2000.

DEFINED CONTRIBUTION PLANS

     Substantially all employees are eligible to participate in contributory savings plans sponsored by BellSouth. Under the savings plans, the Group matches a stated percentage of eligible employee contributions, subject to a specified ceiling.

     The Group's match of employee contributions to the savings plans is fulfilled with BellSouth's shares of stock allocated from the Employee Stock Ownership Plans and with purchases of BellSouth's stock in the open market. The Group's costs related to these savings plans were $8 in each of the years ended December 31, 1998 and 1999 and $7 for the period ended October 2, 2000.

11. STOCK OPTION PLANS

     Certain employees of the Group participate in stock option plans sponsored by BellSouth. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various

                       BELLSOUTH DOMESTIC WIRELESS GROUP
other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock that may be granted in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to the adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

     The Group applies APB Opinion 25 and related Interpretations in accounting for stock-based compensation plans. Accordingly, no compensation cost has been recognized by the Group for stock options granted to its employees. Had compensation cost for BellSouth's stock-based compensation plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Group's net income would have been reduced by $6 and $3 for the years ended December 31, 1998 and 1999, respectively, and $6 for the period ended October 2, 2000. For purposes of these pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period.

     The fair value for these stock options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                             DECEMBER 31,
                                                             ------------    OCTOBER 2,
                                                             1998    1999       2000
                                                             ----    ----    ----------
Expected life (years)......................................     5       5          5
Dividend yield.............................................  2.44%   1.67%      1.66%
Expected volatility........................................  21.0%   23.0%      27.0%
Risk-free interest rate....................................  5.42%   4.82%      6.65%

     As options are exercisable in BellSouth common stock, separate assumptions are not developed for subsidiaries of BellSouth.

     SFAS 123 requires certain disclosures to be made about the outstanding and exercisable options, option activity, weighted average exercise price per option and option exercise price range for each income statement period. Since the stock option activity relates only to BellSouth's shareholders' equity, this information is not presented for the Group.

12. COMMITMENTS AND CONTINGENCIES

LEASES

     The Group has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases for the years ended December 31, 1998 and 1999 were $84 and $128, respectively, and $82 for the period ended October 2, 2000. Capital leases currently in effect are not significant.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at October 2, 2000:

2001........................................................  $109
2002........................................................   101
2003........................................................    92
2004........................................................    81
2005........................................................    71
Thereafter..................................................   536
                                                              ----
          Total.............................................  $990
                                                              ====

                       BELLSOUTH DOMESTIC WIRELESS GROUP

CLAIMS

     The Group is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Group believes that any financial impact would not be material to its financial statements.

PURCHASE COMMITMENTS

     As of October 2, 2000, the Group had outstanding purchase commitments of $192 million through 2004 to various vendors for the purchase of network equipment, services and software.

13. CONCENTRATIONS OF RISK

     The Group relies on local and long-distance telephone companies and other companies to provide certain telecommunication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Group attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Group's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Group's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject us to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses.

     No customer accounted for more than 10% of combined revenues in the years ended December 31, 1998 and 1999 or the period ended October 2, 2000.

14. SUBLEASE OF COMMUNICATIONS TOWERS

     In June 1999, BellSouth signed a definitive agreement with Crown for the sublease of all unused space on 2,623 of the Company's communications towers in exchange for $927 to be paid in a combination of cash and Crown common stock. The term of the agreement is 20 years for each tower leased to Crown. All cash proceeds and the majority of stock proceeds resulting from this agreement were paid directly to BellSouth; however, the Group holds Crown stock resulting from this agreement. The stock held by the Group represents stock held by partnerships and corporations with minority partners. The fair value of this stock was $33 as of October 2, 2000.

     With these transactions, Crown will manage, maintain and remarket the remaining space on the towers. The Group has retained a portion of the space on each for use in operating its wireless network and will continue to fully own the towers and communications components including switching equipment, shelters and cell site facilities. The Group will pay $1,200 (actual dollars, not in millions) a month per tower to Crown for its monitoring and maintenance services.

15. SUBSEQUENT EVENTS

TRANSITION SERVICES AGREEMENT

     In October 2000, SBC and BellSouth began contributing their wireless properties to Cingular. Cingular entered into transition services agreements with BellSouth and SBC under which BellSouth and SBC will

                       BELLSOUTH DOMESTIC WIRELESS GROUP
provide certain services and products to Cingular until 90 days notice is given or until the agreements expire on December 31, 2002. Services to be provided by BellSouth and SBC include but are not limited to legal, human resources, internal audit, risk management, and treasury. Fees for such services are fixed and paid on a monthly basis.

EMPLOYEE LEASING AGREEMENT

     In October 2000, the Group transferred approximately 12,000 employees and related employee liabilities to leasing companies which are wholly owned by BellSouth. The leasing companies incur costs for the employees' salaries and related benefits. Cingular has entered into a services contract with BellSouth under which these employees provide services to Cingular and BellSouth bills Cingular for the costs, including payroll, payroll taxes, benefit costs and relocation costs.

DUE TO AFFILIATES REVOLVING CREDIT FACILITY

     In October 2000, Cingular, BellSouth and SBC signed an agreement to establish an interest rate of 7.5% on affiliate debt. In November 2000, Cingular, BellSouth, and SBC amended existing credit agreements to extend the repayment of the principal of the amounts due to affiliates to March 31, 2003.

REDEMPTION OF PARTNERSHIP INTEREST IN AB CELLULAR

     In December 2000, BellSouth exercised its option to redeem the 55.6% minority partnership interest in AB Cellular by distributing to the minority partner the Los Angeles area cellular business. The transaction closed on December 29, 2000. As a result, BellSouth received the remaining assets of the AB Cellular partnership, which included 100% of the Houston area cellular market, 87.35% of the Galveston, Texas area market and approximately $1,000 in cash already held by the partnership. BellSouth contributed the Houston and Galveston cellular markets and cash to Cingular on January 4, 2001.

(CINGULAR WIRELESS LOGO)

                             CINGULAR WIRELESS LLC
                               OFFER TO EXCHANGE
                   $500,000,000 5.625% SENIOR NOTES DUE 2006;
                 $750,000,000 6.50% SENIOR NOTES DUE 2011; AND
                   $750,000,000 7.125% SENIOR NOTES DUE 2031
             (WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT)

                          FOR ANY AND ALL OUTSTANDING
                         5.625% SENIOR NOTES DUE 2006;
                        6.50% SENIOR NOTES DUE 2011; AND
                          7.125% SENIOR NOTES DUE 2031
           (WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT)

                            ------------------------

     Until                , 2002, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, subject only to the standards and restrictions, if any, as may be set forth in the company's limited liability agreement. The Company's limited liability agreement contains provisions which limit and indemnify such person against liability to the fullest extent permitted by applicable law.

     Section 6.13 of the Company's limited liability agreement provides as follows:

          "None of the Manager nor any director, officer or employee of Manager, nor any Officer or employee of the Company (the "Indemnified Parties") shall be liable, responsible or accountable in damages or otherwise to the Company, to any third party or to any Member for (i) any act performed or omission within the scope of the authority conferred on the Indemnified Party by this Agreement or otherwise by Manager except for the gross negligence, fraud or willful misconduct (including any willful violation of the terms of the Manager Certificate or this Agreement) of any Indemnified Party, (ii) the Indemnified Party's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, each Indemnified Party shall, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Indemnified Party in connection with such action, suit or proceeding) by virtue of his or her status as an Indemnified Party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of the Manager Certificate or this Agreement) of any Indemnified Party. The indemnification provided by this Section 6.13 shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof.

          "To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or to any other Indemnified Party, an Indemnified Party acting under this Agreement shall not be liable to the Company or to any Member or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party."

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 6 of the restated certificate of incorporation of Cingular Wireless Corporation, the Company's manager (the "Company's Manager"), provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal. For the purposes of this Article SIXTH, the term "director" shall include any member of the Strategic Review Committee serving in such capacity.

          "The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation."

     Article 8.10 of the amended and restated bylaws of the Company's Manager provides, in part, as follows:

          "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, including, without limitation, any member of the Strategic Review Committee, is or was a director, officer, member, stockholder, partner, incorporator or liquidator of a Subsidiary (as defined in the Certificate of Incorporation) of the Corporation, or serves or served at the request of the Corporation any other enterprise as a director, officer, employee, member, stockholder, partner, incorporator or liquidator or in any other capacity. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this by-law shall survive the termination of such person as any such director, officer, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

          "Notwithstanding anything contained in this Section 8.10, except for proceedings to enforce rights provided in this Section 8.10, the Corporation shall not be obligated under this Section 8.10 to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board."

     The Company presently has insurance policies which, among other things, include liability insurance coverage for officers and directors of the Company's Manager and for officers of the Company, under which these officers and directors are covered against any "loss" by reason of payment of damages, judgments, pre-judgment or post-judgment interest, settlements, costs and fees awarded pursuant to judgments, and fees and expenses incurred in defending, settling, appealing or investigating actions, suits or proceedings. "Loss" is specifically defined to exclude taxes, fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained profit, remuneration or advantage, and deliberately fraudulent or criminal act.

     Certain directors of the Company's Manager are also executive officers of SBC Communications Inc. ("SBC") and as such, are entitled to indemnification under SBC's bylaws, directors and officers' insurance policies and indemnity agreements.

     The bylaws of SBC provide that SBC shall indemnify, and advance expenses to, any director, officer, employee or agent of SBC or any person serving as a director or officer of any other entity at the request of SBC to the fullest extent permitted by law.

     SBC also maintains insurance policies covering SBC, any director or officer of SBC and any person serving at the request of SBC as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by SBC.

     In recognition of the need of directors and officers of SBC for substantial protection against personal liability in order to assure their continued service to SBC in an effective manner, their reliance on the bylaws of SBC and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, SBC has entered into indemnity agreements with each of its directors and officers.

     Each agreement with an officer or director of SBC specifies that SBC will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of SBC or was serving another corporation, partnership or joint venture in such a capacity at the request of SBC. Each agreement also provides that SBC will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the board of directors of SBC (provided that a majority of directors are not parties to the claim), by a person or body selected by the board of directors of SBC or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of SBC's stock or a change in the identity of a majority of the board of directors of SBC over a two-year period, by a special, independent counsel.

     In each agreement with an officer or director of SBC, SBC commits to maintaining its insurance coverage of directors and officers of SBC both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, SBC may discontinue any one or more of such policies or coverages. In such event, SBC agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the "indemnification period"). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the DGCL, SBC's bylaws, and the agreements between SBC and each of its directors and officers.

     Certain directors of the Company's Manager are also executive officers of BellSouth Corporation ("BellSouth") and as such, are entitled to indemnification under BellSouth's articles of incorporation, bylaws, directors and officers' liability insurance policies and indemnity agreements.

     As authorized by the Georgia Business Corporation Code (the "GBCC"), the shareholders of BellSouth have adopted an amendment to the BellSouth bylaws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

     The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

     BellSouth's bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

     The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's articles of incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

     The officers of BellSouth that are directors of the Company's Manager are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth or the Company, as the case may be, is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth or the Company, as the case may be, for amounts paid by it, in respect of such claims if BellSouth or the Company, as the case may be, is required to indemnify officers and directors for such claims.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

     Reference is made to the Exhibit Index on p. II-7 hereof.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of January, 2002.

                                          CINGULAR WIRELESS LLC

                                          By: Cingular Wireless Corporation,
                                              as manager

                                          By:          /s/ SEAN FOLEY
                                            ------------------------------------
                                              Name: Sean Foley
                                              Title: Vice President -- Treasurer

     The undersigned directors and officers do hereby constitute and appoint Richard G. Lindner, Sean Foley and Cynthia R. Irons and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933 (the "Act"), as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the
Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 24th day of January, 2002.

                 SIGNATURE                                            TITLE
                 ---------                                            -----



           /s/ STEPHEN M. CARTER              President and Chief Executive Officer
 ------------------------------------------
             Stephen M. Carter




           /s/ RICHARD G. LINDNER             Chief Financial Officer
 ------------------------------------------
             Richard G. Lindner




            /s/ GREGORY T. HALL               Controller
 ------------------------------------------
              Gregory T. Hall




            /s/ RONALD M. DYKES               Class B Director of Cingular Wireless Corporation,
 ------------------------------------------   registrant's manager
              Ronald M. Dykes




             /s/ GARY D. FORSEE               Chairman of the Board and Class B Director of
 ------------------------------------------   Cingular Wireless Corporation, registrant's manager
               Gary D. Forsee




           /s/ STANLEY T. SIGMAN              Class B Director of Cingular Wireless Corporation,
 ------------------------------------------   registrant's manager
             Stanley T. Sigman




         /s/ RANDALL L. STEPHENSON            Class B Director of Cingular Wireless Corporation,
 ------------------------------------------   registrant's manager
           Randall L. Stephenson

            CINGULAR WIRELESS LLC REGISTRATION STATEMENT ON FORM S-4

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
 2.1       --  Amended and Restated Contribution and Formation Agreement    Filed herewith
               among SBC Communications Inc., BellSouth Corporation and
               Alloy LLC, dated as of April 4, 2000
 3.1       --  Certificate of Formation of the Company, dated April 19,     Filed herewith
               2000 as amended by Certificate of Merger, dated November 1,
               2000, Certificate of Merger, dated February 21, 2001 and
               Certificate of Amendment, dated March 1, 2001
 3.2       --  Limited Liability Company Agreement of Alloy LLC by and      Filed herewith
               among SBC Communications Inc., SBC Alloy Holdings, Inc.,
               BellSouth Corporation, BellSouth Mobile Data, Inc., BSCC of
               Houston, Inc., ACCC of Los Angeles, Inc., BellSouth
               Cellular Corp., RAM Broadcasting Corporation and Alloy
               Management Corp., dated as of October 2, 2000, as amended
               by Amendment No. 1, dated January 1, 2001, Amendment No. 2, dated April 3, 2001 and Amendment No. 3 dated April 3, 2001
 4.1       --  Indenture between the Company and Bank One Trust Company,    Filed herewith
               N.A., as Trustee, dated as of December 12, 2001
 4.2       --  Form of 2006 New Note                                        Filed herewith
 4.3       --  Form of 2011 New Note                                        Filed herewith
 4.4       --  Form of 2031 New Note                                        Filed herewith
 4.5       --  Registration Rights Agreement between the Registrant and     Filed herewith
               Lehman Brothers Inc., Goldman, Sachs & Co., and J.P. Morgan
               Securities Inc., as representatives of the several initial purchasers listed in Schedule I to the Purchase Agreement, dated as of December 12, 2001
 5.1       --  Opinion of Sullivan & Cromwell                               To be filed by amendment
10.1       --  Wireless Agency Agreement between Alloy LLC and BellSouth    Filed herewith
               Telecommunications Inc., dated October 2, 2000
10.2       --  Wireless Agency Agreement between Alloy LLC and SBC          Filed herewith
               Operations, Inc., dated October 2, 2000
10.3       --  Resale Agreement between Alloy LLC and BellSouth             Filed herewith
               Telecommunications, Inc., dated October 2, 2000
10.4       --  Resale Agreement between Alloy LLC and SBC Communications    Filed herewith
               Inc., dated October 2, 2000
10.5       --  Intellectual Property License Agreement between Alloy LLC    Filed herewith
               and BellSouth Corporation, dated October 2, 2000
10.6       --  Intellectual Property Agreement between Cingular Wireless    Filed herewith
               LLC and BellSouth Intellectual Property Marketing
               Corporation, dated October 17, 2001
10.7       --  Intellectual Property License Agreement between Alloy LLC    Filed herewith
               and SBC Communications Inc., dated October 2, 2000
10.8       --  Intellectual Property License Agreement between BellSouth    Filed herewith
               Corporation and Alloy LLC, dated October 2, 2000
10.9       --  Intellectual Property License Agreement between SBC          Filed herewith
               Communications Inc. and Alloy LLC, dated October 2, 2000

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.10      --  Authorized Sales Representative Agreement by and among SBC   Filed herewith
               Communications Inc., Southwestern Bell Telephone Company,
               Pacific Bell Telephone Company, Ameritech Illinois,
               Ameritech Indiana, Ameritech Michigan, Ameritech Ohio,
               Ameritech Wisconsin, Nevada Bell Telephone, Southern New
               England Telephone Company and Alloy LLC, dated October 2,
               2000, completed pursuant to the Wireline Agency Signature
               Agreement between SBC Communications Inc. and Alloy LLC,
               dated October 2, 2000
10.11      --  Marketing Representative Agreement between BellSouth         Filed herewith
               Telecommunications, Inc. and BellSouth Cellular Corp.,
               dated July 17, 1998
10.12      --  Assignment and Assumption Agreement between BellSouth        Filed herewith
               Cellular Corp. and Alloy LLC
10.13      --  Capital Markets Debt Subordination Agreement, dated as of    Filed herewith
               November 21, 2000, among SBC Communications Inc., BellSouth
               Corporation and any Subsidiary Lender
10.14      --  Subordinated Notes of SBC and BellSouth                      To be filed by amendment
10.15      --  Agreement to Sublease, dated August 25, 2000, by and among   Incorporated by
               SBC Wireless, Inc., for itself and on behalf of the          reference to Exhibit
               Sublessor Entities, SpectraSite Holdings Inc. and Southern   10.1 of SpectraSite
               Towers, Inc.                                                 Holdings Inc. Current
                                                                            Report on Form 8-K,
                                                                            dated August 25, 2000
10.16      --  Cingular Wireless Cash Deferral Plan                         Filed herewith
10.17      --  Cingular Wireless Pension Plan                               To be filed by amendment
10.18      --  Cingular Wireless Savings Plan                               To be filed by amendment
10.19      --  Agreement between Mark Feidler and BellSouth Corporation     Filed herewith
10.20      --  The Amended and Restated BellSouth Corporation Stock Plan    Incorporated by
               effective April 24, 1995 as amended                          reference to Exhibit
                                                                            10v-1 of BellSouth
                                                                            Corporation Annual
                                                                            Report on Form 10-K for
                                                                            the year ended December
                                                                            31, 2000
10.21      --  BellSouth Corporation Stock Plan as amended on September     Incorporated by
               23, 1996 and November 24, 1996                               reference to Exhibit 10v
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.22      --  BellSouth Corporation Trust Under Executive Benefit Plan(s)  Incorporated by
               as amended April 28, 1995                                    reference to Exhibit
                                                                            10u-1 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended June
                                                                            30, 1995

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.23      --  Amendment dated May 23, 1996 to the BellSouth Corporation    Incorporated by
               Trust Under Executive Benefit Plan(s)                        reference to Exhibit
                                                                            10s-1 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended June
                                                                            30, 1996
10.24      --  BellSouth Retirement Savings Plan as amended and restated    Incorporated by
               effective July 1, 1996                                       reference to Exhibit 10x
                                                                            of BellSouth Corporation
                                                                            Quarterly Report on Form
                                                                            10-Q for the quarter
                                                                            ended September 30, 1996
10.25      --  Amendment dated February 18, 1997 to the BellSouth           Incorporated by
               Retirement Savings Plan                                      reference to Exhibit
                                                                            10w-1 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended March
                                                                            31, 1997
10.26      --  Amendment dated June 24, 1997 to the BellSouth Retirement    Incorporated by
               Savings Plan                                                 reference to Exhibit
                                                                            10w-2 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q/A
                                                                            for the quarter ended
                                                                            June 30, 1997
10.27      --  Amendment dated May 5, 1998 to the BellSouth Retirement      Incorporated by
               Savings Plan                                                 reference to Exhibit
                                                                            10w-3 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended March
                                                                            31, 1998
10.28      --  Amendment dated December 23, 1998 to the BellSouth           Incorporated by
               Retirement Savings Plan                                      reference to Exhibit
                                                                            10w-4 of BellSouth
                                                                            Corporation Annual
                                                                            Report on Form 10-K for
                                                                            the year ended December
                                                                            31, 1998
10.29      --  Amendment dated December 22, 1999 to the BellSouth           Incorporated by
               Retirement Savings Plan                                      reference to Exhibit
                                                                            10w-5 of BellSouth
                                                                            Corporation Annual
                                                                            Report on Form 10-K for
                                                                            the year ended December
                                                                            31, 1999
10.30      --  BellSouth Corporation Executive Long Term Incentive Plan     Incorporated by
                                                                            reference to Exhibit 10e
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1991

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.31      --  BellSouth Corporation Executive Incentive Award Deferral     Incorporated by
               Plan as amended and restated effective September 23, 1996    reference to Exhibit 10g
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.32      --  BellSouth Corporation Supplemental Executive Retirement      Incorporated by
               Plan as amended on March 23, 1998                            reference to Exhibit
                                                                            10i, of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended March
                                                                            31, 1998
10.33      --  BellSouth Corporation Nonqualified Deferred Compensation     Incorporated by
               Plan as amended and restated effective November 25, 1996     reference to Exhibit 10h
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.34      --  SBC Communications Inc. 1996 Stock and Incentive Plan        Incorporated by
                                                                            reference to Exhibit
                                                                            10-r of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.35      --  SBC Communications Inc. 2001 Incentive Plan                  Incorporated by
                                                                            reference to Appendix B
                                                                            of SBC Communications
                                                                            Inc. Definitive Proxy
                                                                            Statement dated March
                                                                            12, 2001
10.36      --  SBC Communications Inc. Stock Savings Plan                   Incorporated by
                                                                            reference to Exhibit
                                                                            10-o of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.37      --  SBC Communications Inc. Savings Plan                         To be filed by amendment
10.38      --  SBC Communications Inc. Short Term Incentive Plan            Incorporated by
                                                                            reference to Exhibit
                                                                            10-a of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.39      --  SBC Communications Inc. Supplemental Retirement Income Plan  Incorporated by
                                                                            reference to Exhibit
                                                                            10-d of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.40      --  SBC Communications Inc. 1992 Stock Option Plan               Incorporated by
                                                                            reference to Exhibit
                                                                            10-p of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.41      --  Pacific Telesis Group 1994 Stock Incentive Plan              Incorporated by
                                                                            reference to Attachment
                                                                            A of Pacific Telesis
                                                                            Group's Definitive Proxy
                                                                            Statement dated March
                                                                            11, 1994 and amended
                                                                            March 14 and March 25,
                                                                            1994
12         --  Statement of Computation of Ratios of Earnings to Fixed      Filed herewith
               Charges
21         --  Subsidiaries of the Registrant                               Filed herewith
23.1       --  Consent of Sullivan & Cromwell                               To be filed by amendment
                                                                            as part of Exhibit 5.1
23.2       --  Consent of Ernst & Young LLP                                 Filed herewith
23.3       --  Consent of PricewaterhouseCoopers LLP                        Filed herewith
23.4       --  Consent of Arthur Andersen LLP                               Filed herewith
24         --  Power of Attorney (contained on page II-6)
25         --  Statement of Eligibility of Trustee on Form T-1 of Bank One  Filed herewith
               Trust Company, N.A.
99.1       --  Form of Letter of Transmittal                                Filed herewith
99.2       --  Form of Notice of Guaranteed Delivery                        Filed herewith
99.3       --  Form of Exchange Agreement                                   Filed herewith
99.4       --  Amended and Restated Certificate of Incorporation of         Filed herewith
               Cingular Wireless Corporation, dated October 2, 2000, as
               amended on October 23, 2000 and April 16, 2001
99.5       --  Amended and Restated Bylaws of Cingular Wireless             Filed herewith
               Corporation, dated October 2, 2000, as amended on January
               19, 2001 and November 28, 2001
99.6       --  Report of Arthur Andersen LLP                                Filed herewith